As filed with the U.S. Securities and Exchange Commission on January 12, 2024.

Registration No. 333-275987

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ohmyhome Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	3990	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11 Lorong 3 Toa Payoh,

Block B #04-16/21, Jackson Square

Singapore 319579

Tel: +65 6886 9009

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Cogency Global Inc.

122 E 42nd St., 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue 3rd Floor New York, NY 10017 (212) 588-0022	Barry I. Grossman, Esq. Sarah E. Williams, Esq. Matthew Bernstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JANUARY 12, 2024

Ohmyhome Limited

2,580,646 Ordinary Shares

We are offering on a firm commitment basis, an offering of 2,580,646 ordinary shares, par value $0.001 per share (each an “Ordinary Share” and collectively the “Ordinary Shares”) of Ohmyhome Limited (“OMH”, the “Company”, “we”, “our”, “us”) at an assumed offering price of US$1.55 per Ordinary Share, which is the last reported sale price of our Ordinary Share, as reported on the Nasdaq Capital Market on January 10, 2024. We have granted the underwriters an option for a period of up to 45 days to purchase up to 387,097 additional Ordinary Shares.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “OMH”. On January 10, 2024, the last reported sales price of our Ordinary Share on the Nasdaq Capital Market was $1.55 per share.

Any proceeds from the sale of Ordinary Shares offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Risk Factors” on page 16 for more information.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See Risk Factors beginning on page 16 to read about factors you should consider before buying our Ordinary Shares.

We are an “Emerging Growth Company” and a “Foreign Private Issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements. Please see Implications of Being an Emerging Growth Company and Implications of Being a Foreign Private Issuer beginning on page 14 for more information.

We are a holding company that is incorporated in the Cayman Islands. As a holding company with no operations, we conduct all of our operations through our subsidiaries in Singapore and Malaysia. The Ordinary Shares offered in this offering are shares of the holding company that is incorporated in the Cayman Islands. Investors of our Ordinary Shares should be aware that they may never directly hold equity interests in our subsidiaries.

	PER SHARE	TOTAL
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to the Company before expenses	$	$

(1) See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the underwriters an option for a period of up to 45 days to purchase up to additional Ordinary Shares. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $       , and the total proceeds to us, before expenses, will be $      .

Neither the United States Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the Ordinary Shares to the purchasers against payment on or about [*], 2024.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is [*], 2024.

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ABOUT THIS PROSPECTUS

Neither we nor the underwriter has authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or any related free writing prospectus. Neither we nor the underwriter takes responsibility for, and provide no assurance about the reliability of, any information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We are incorporated under Cayman Island law. Under the rules of the Securities and Exchange Commission, or SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, or Exchange Act. We are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act.

For investors outside the United States: Neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

PRESENTATION OF FINANCIAL INFORMATION

Basis of Presentation

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”).

Certain amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, amounts, percentages and other figures shown as totals in certain tables or charts may not be the arithmetic aggregation of those that precede them, and amounts and figures expressed as percentages in the text may not total 100% or, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Our financial year ends on December 31 of each year. References in this prospectus to a financial year, such as “financial year 2022”, relate to our financial year ended December 31 of that calendar year.

Financial Information in U.S. Dollars

Our reporting currency is the Singapore dollar. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Singapore dollars into U.S. dollars were made at S$1.3523 to US$1.00 for the six months ended June 30, 2023 amounts, S$1.3902 to US$1.00 for the six months ended June 30, 2022 amounts, S$1.3404 to US$1.00 for the financial year ended December 31, 2022 amounts, S$1.352 to US$1.00 for the financial year ended December 31, 2021 amounts, S$1.3800 to US$1.00 for the financial year ended December 31, 2020 amounts, in accordance with our internal exchange rate. We make no representation that the Singapore dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Singapore dollars, as the case may be, at any particular rate or at all.

MARKET AND INDUSTRY DATA

Certain market data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, reports of governmental and international agencies and industry publications and surveys. Industry publications and third-party research, surveys and reports generally indicate that their information has been obtained from sources believed to be reliable. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Ordinary Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and our financial statements and related notes, included elsewhere in this prospectus.

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Prospectus Conventions

Throughout this prospectus, unless the context indicates otherwise, references to “Ohmyhome”, “Ohmyhome Limited”, “we,” “us,” the “Company,” “our company” refer to Ohmyhome Limited, a holding company. References to “Subsidiaries” or “Ohmyhome subsidiaries” refer to the Ohmyhome Limited’s subsidiaries established under the laws of Singapore and Malaysia. References to “Group” are to Ohmyhome Limited and its consolidated subsidiaries collectively. Unless otherwise indicated, in this prospectus, references to:

●	“AI” refers to artificial intelligence.
●	“Amended and Restated Memorandum and Articles of Association” refers to the amended and restated memorandum and articles of association of our Company adopted on November 28, 2022, and as amended from time to time.
●	“Anthill” refers to Anthill Corporation Pte. Ltd., a company incorporated in Singapore and owned as to 50% each by Ms. Rhonda Wong and Ms. Race Wong and which own 8,668,066 Ordinary Shares representing approximately 46.23% of the entire issued share capital of our Company.
●	“BVI” refers to the British Virgin Islands.
●	“CEA” refers to Council for Estate Agencies of Singapore.
●	“Company” or “our Company” refers to Ohmyhome Limited, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act on July 19, 2022.
●	“Companies Act” refers to the Companies Act (2021 Revision) of the Cayman Islands, as amended, supplemented or modified from time to time.
●	“Cora.Pro” refers to Cora.Pro Pte. Ltd., a company incorporated in Singapore on May 21, 2020, and an indirect wholly-owned subsidiary of our Company.
●	“COVID-19” refers to the Coronavirus Disease 2019.
●	“Directors” refers to the directors of our Company as at the date of this prospectus, unless otherwise stated.
●	“DIY” refers to do-it-yourself.
●	“Estate Agents Act” refers to the Estate Agents Act 2010 of Singapore, as amended, supplemented or modified from time to time.
●	“Exchange Act” refers to the United States Securities Exchange Act of 1934, as amended.
●	“Executive Directors” refers to the executive directors of our Company as at the date of this prospectus, unless otherwise stated.
●	“Executive Officers” refers to the executive officers of our Company as at the date of this prospectus, unless otherwise stated.
●	“DreamR” refers to The DreamR Project Pte. Ltd., a company incorporated in Singapore on December 7, 2021, and an indirect wholly-owned subsidiary of our Company.
●	“Group,” “our Group,” “we,” “us,” or “our” refers to our Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time or the businesses which have since been acquired or carried on by them or as the case may be their predecessors.
●	“GST” refers to the Goods and Services Tax chargeable pursuant to the Goods and Services Tax Act 1993 of Singapore.
●	“HDB” refers to the Housing & Development Board of Singapore.
●	“HomerAI” refers to the Home Ownership Management & E-valuation Report AI tool developed by Ohmyhome (S).
●	“Independent Directors” refers to the independent non-executive Directors of our Company as at the date of this prospectus, unless otherwise stated.
●	“MATCH” refers to the property matching technology and algorithm developed by our Group.
●	“MOM” refers to the Ministry of Manpower of Singapore.
●	“Ms. Race Wong” refers to Ms. Wong Wan Pei, our Director and Chief Operating Officer.
●	“Ms. Rhonda Wong” refers to Ms. Wong Wan Chew, our Director and Chief Executive Officer.
●	“Ohmyhome (BVI)” refers to Ohmyhome (BVI) Limited, a company incorporated in the BVI on July 27, 2022, and a wholly-owned subsidiary of our Company.
●	“Ohmyhome (I)” refers to Ohmyhome Insurance Pte. Ltd., a company incorporated in Singapore on March 5, 2020, and an indirect wholly-owned subsidiary of our Company.
●	“Ohmyhome (M)” refers to Ohmyhome Sdn. Bhd., a company incorporated in Malaysia on January 17, 2019, and an indirect subsidiary of our Company.
●	“Ohmyhome (R)” refers to Ohmyhome Renovation Pte. Ltd., a company incorporated in Singapore on March 5, 2020, and an indirect wholly-owned subsidiary of our Company.
●	“Ohmyhome (RL)” refers to Ohmyhome Realtors Sdn. Bhd., a company incorporated in Malaysia on January 17, 2019, and an indirect subsidiary of our Company.
●	“Ohmyhome (S)” refers to Ohmyhome Pte. Ltd., a company incorporated in Singapore on June 12, 2015, and an indirect wholly-owned subsidiary of our Company.

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●	“Ordinary Shares” refers to the ordinary shares in the capital of our Company.
●	“Operating Subsidiaries” refers to Ohmyhome (S), Ohmyhome (I), Ohmyhome (R), Cora.Pro, DreamR, Ohmyhome (M), Ohmyhome (RL), and Simply.
●	“Representative” refers to Maxim Group LLC, acting as the lead managing underwriter and book-runner with respect to the Ordinary Shares subject to the public offering.
●	“RM” refers to Malaysian ringgit, the lawful currency of Malaysia.
●	“S$” or “SGD” or “Singapore Dollars” refers to Singapore dollar(s), the lawful currency of Singapore.
●	“SCAL” refers to Singapore Contractors’ Association Limited.
●	“SEC” refers to the United States Securities and Exchange Commission;
●	“Securities Act” refers to the U.S. Securities Act of 1933, as amended, supplemented or modified from time to time.
●	“Shareholders” refers to the holders of Ordinary Shares.
●	“Singapore Companies Act” refers to the Companies Act 1967 of Singapore, as amended, supplemented or modified from time to time.
●	“Super Agents” refers to licensed real estate agents and salespersons employed by our Group on a full-time basis and not associated with any other agencies in the jurisdictions where we operate.
●	“Simply” or “Simply (Singapore)” refers to Simply Sakal Pte. Ltd., a company incorporated in Singapore and a wholly-owned subsidiary of our Company. With effect from November 8, 2023, the name of the Company was changed from Simply Sakal Pte. Ltd. to Ohmyhome Property Management Pte. Ltd.
●	“TDSR” refers to the Total Debt Servicing Ratio.
●	“US$” or “U.S. dollars” refers to the lawful currency of the United States;
●	“U.S.” or “United States” refers to the United States of America.
●	“VR” refers to virtual reality.

We have relied on statistics provided by a variety of publicly-available sources regarding Singapore’s expectations of growth. We did not directly or indirectly sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have commissioned the industry report from Frost & Sullivan Inc. (“Frost & Sullivan”). We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

Overview

We are a data and technology-driven property technology company based in Singapore. Through our subsidiaries, we operate a one-stop-shop property platform which provides end-to-end property solutions and services for our customers, for both the HDB property market and the private property market, which comprises brokerage services and emerging and other services, such as home renovation and furnishing services, listing and research, mortgage referral, legal services and insurance referral services. We operate on a data-driven customer-centric business model and through our platform, we seek to provide a comprehensive suite of property solutions and services to aid our customers in every step of their property transaction journey, with the objective of making property transactions and related services simple, efficient and affordable for all. Since the incorporation of our subsidiary, Ohmyhome (S), in 2015 and the commencement of our business operations in 2016, our platform has facilitated over 6,300 agent brokerage transactions and other property-related services and over 8,200 self-transacted online property transactions, with an aggregate GTV of over US$2.9 billion as of June 30, 2023, making us one of Singapore’s largest integrated property transactions and services platforms, according to Frost & Sullivan. We operate our Ohmyhome platform in Singapore and Malaysia. Today, Ohmyhome has been ranked Singapore’s top mobile application for property listings and transactions by customer ratings and is a leading one-stop property platform for property transactions and property-related services for both the HDB property market and the private property market, according to Frost & Sullivan.

Our platform appeals to and supports a growing online community and network of users looking to list and search for properties online, seeking information on their property transactions and other value-added services, through the comprehensive property-related solutions and services available on our platform. As at June 30, 2023, we have around 200,000 monthly active users on our online website and mobile application on average, and over 726,000 downloads of our mobile application. Our website also receives a weekly average of over 100,000 unique visitors and a weekly average of over 280,000 website visits. As at June 30, 2023, our platform contained over 20,000 active listings for residential properties for sale and rental on a monthly basis. An active listing refers to a listing where the property of the subject listing is still on the market for sale or for lease. Each listing has an expiration date of 30 days from the date of the listing and listing owners will have to renew the listing before its expiry to keep the listing active for another 30 days. In the event where a listing has reached its expiry or is indicated as sold or leased as the case may be, such listing would be removed and will no longer be searchable by the public unless a new listing has been created.

We believe that our diverse range of listings and comprehensive range of property-related services provides an effective channel for customers to market and search for properties and provides speed, ease and reliability to their property transactions.

For the years ended December 31, 2020 and 2021, we generated revenue of approximately S$3.3 million (US$2.5 million) and S$4.4 million (US$3.3 million), respectively, representing an annual growth of 31.2%. The majority of our revenue is derived from our brokerage services, which generated 86.9% and 85.2% of our total revenue for the years ended December 31, 2020 and 2021, respectively. The remaining 13.1% and 14.8% of our total revenue for the years ended December 31, 2020 and 2021, respectively, were derived from our emerging and other services offerings, such as renovation and home services, mortgage services, legal services and insurance services.

For the financial year ended December 31, 2021 and 2022, we generated revenue of approximately S$4.4 million (US$3.3 million) and S$7.0 million (US$5.2 million), respectively, representing an annual growth of 60.4%. Our revenue generated by brokerage services constituted 85.2% and 43.7% of our total revenue for the financial year ended December 31, 2021 and 2022, respectively. Our revenue generated by emerging and other services constituted 14.8% and 56.3% of our total revenue for the financial year ended December 31, 2021 and 2022, respectively.

For the six months ended June 30, 2022 and 2023, we generated revenue of approximately S$3.4 million (US$2.4 million) and S$2.2 million (US$1.6 million), respectively, representing an annual growth of (35.3)%. Our revenue generated by brokerage services constituted 50.1% and 62.1% of our total revenue for the six months ended June 30, 2022 and 2023, respectively. Our revenue generated by emerging and other services constituted 49.9% and 37.9% of our total revenue for the six months ended June 30, 2022 and 2023, respectively.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for greater detail regarding our financial performance during the periods indicated above.

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Recent Developments

On March 23, 2023, the Company completed its initial public offering. In this offering, the Company issued 2,800,000 Ordinary Shares at a price of US$4.00 per share. The Company received gross proceeds in the amount of US$11.2 million before deducting any underwriting discounts or expenses. The Ordinary Shares began trading on March 21, 2023 on the Nasdaq Capital Market under the ticker symbol “OMH.”

On May 15, 2023, the Company announced the signing of a non-binding memorandum of understanding with Ohmyhome Property Inc. to officially expand into the Philippines Market. Ohmyhome Property Inc., a Philippine company, is an independent service provider to our Singapore operating subsidiary Ohmyhome (S) in the Philippines pursuant to a service agreement between the two parties (the “Service Agreement”). The Service Agreement granted Ohmyhome Property Inc. the non-exclusive and non-assignable rights to use the trademark and brand name in the Philippines in exchange for Ohmyhome Property Inc.’s services to promote the “Ohmyhome” brand and platform in the Philippines. This arrangement enabled us to introduce the brand to potential partners including banks, property companies, real estate professionals and other relevant parties in the Philippines, and provide Ohmyhome (S) with industry insights and information about the Philippine market. As part of that Service Agreement, Ohmyhome Property Inc. agreed to commit resources to promote the brand locally. Meanwhile, Ohmyhome Property Inc. holds a real estate brokerage license in the Philippines and provides brokerage services for customers they gather. Under the Service Agreement, they can only use our brand until January 2024. As a result, we entered into a non-binding memorandum of understanding to potentially invest in or acquire Ohmyhome Property Inc. and we have started conducting due diligence on Ohmyhome Property Inc. while we learn more about its business and negotiate terms of the potential investment in, or acquisition of, Ohmyhome Property Inc. The memorandum of understanding is not legally binding and was entered into at arm’s length.

On May 16, 2023, the Company announced the signing of a non-legally binding memorandum of understanding for the potential acquisition of a tech-enabled property management company in Singapore.

On July 3, 2023, the Company and Wong Kok Hoe (the “Debt Seller”) entered into a debt purchase agreement (“Debt Purchase Agreement”) pursuant to which the Company agreed to purchase the debt of Ohmyhome Property Inc., a Philippine company, from the Debt Seller (the “Debt”). The Debt has a principal amount of US$1,986,287.50 and a maturity date on March 31, 2023 with 0% interest. The Debt is due any time upon demand by the debt holder. After the purchase of the debt, the debt owed by Ohmyhome Property Inc. to the Company has an interest of 5.0% and a repayment date on the earlier of (i) within 14 days from the date of demand by the Company or (ii) 12 months from the date of the Debt Purchase Agreement. The Debt Purchase Agreement was negotiated at arm’s length and has been approved by the Board of Directors of the Company. Pursuant to the Debt Purchase Agreement, the Debt Seller agreed to sell, assign and transfer the Debt to the Company for a total purchase price of US$1,986,287.50, such that Ohmyhome Property Inc. owes the Debt to the Company. The transaction has been closed. The Debt Purchase Agreement is governed by Singapore law.

On August 15, 2023, Mr. Joshua Cui tendered his resignation as the Chief Financial Officer of the Company to the Board of the Company, effective on September 15, 2023. Mr. Joshua Cui’s resignation was for personal reasons and was not due to any disagreement with the Company. To fill the vacancy created by Mr. Joshua Cui’s resignation, on September 12, 2023, the Board appointed Ms. Chan Sze Ying (“Sze Ying”) to serve as the Company’s Finance Director, effective on the same date. The role of Finance Director is that of an employee, and Sze Ying is not a member of the Board.

On October 6, 2023, Ohmyhome (BVI), a wholly owned subsidiary of the Company, entered into a sale and purchase agreement (“SPA”) with (i) Simply Real Estate Partners Pte. Ltd., (ii) Narendra Patel and (iii) Chong Jia Gen, Kenneth (collectively, the “Simply Sellers”) pursuant to which Ohmyhome (BVI) agreed to acquire 350,140 issued and fully paid ordinary shares in the capital of Simply Sakal Pte. Ltd. (“Simply”) from the Simply Sellers, representing 100% of the total number of issued shares in the capital of Simply (“Simply Sakal Acquisition”) for a total consideration of S$4,712,000 (equivalent to approximately US$3,500,000) (“Total Consideration”). Simply is a tech-enabled property management company in Singapore. The Total Consideration shall be satisfied by way of S$1,712,000 (equivalent to approximately US$1,300,000) in cash (“Cash Consideration”) and S$3,000,000 (equivalent to approximately US$2,200,000) by way of allotment and issuance of new Ordinary Shares (“Consideration Shares”). Pursuant to the terms of the SPA, settlement of the Total Consideration shall take place in four tranches as follows: (a) an amount of S$513,600 in cash (equivalent to 30% of the Cash Consideration) and the satisfaction of S$750,000 by way of the allotment and issuance of Consideration Shares on the date of completion of the Simply Sakal Acquisition (“Completion Date”); (b) an amount of S$513,600 in cash (equivalent to 30% of the Cash Consideration) and the satisfaction of S$750,000 by way of the allotment and issuance of Consideration Shares on the first anniversary of the Completion Date; (c) an amount of S$684,800 in cash (equivalent to 40% of the Cash Consideration) and the satisfaction of S$750,000 by way of the allotment and issuance of Consideration Shares on the second anniversary of the Completion Date; and (d) the satisfaction of S$750,000 by way of the allotment and issuance of Consideration Shares on the third anniversary of the Completion Date. In connection with the completion of the Simply Sakal Acquisition on October 6, 2023, the Company had, on the same date, paid the first tranche of the Cash Consideration and issued 171,384 Ordinary Shares to the Simply Sellers in the proportion set out in the SPA, in satisfaction of the Cash Consideration and the Consideration Shares payable and/or to be allotted and issued on the Completion Date, respectively. The SPA, which has been approved by the Board of Directors of the Company, was negotiated at arm’s length between Ohmyhome (BVI) and the Simply Sellers.

Corporate Information

We were incorporated in the Cayman Islands on July 19, 2022. Our registered office in the Cayman Islands is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111 Cayman Islands. Our principal executive office is at 11 Lorong 3 Toa Payoh, Block B, #04-16/21, Jackson Square, Singapore 319579. Our telephone number at this location is +65 6886 9009. Our principal website address is https://ohmyhome.com. The information contained on our website does not form part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168.

Because we are incorporated under the laws of the Cayman Islands, you may encounter difficulty protecting your interests as a shareholder, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Enforceability of Civil Liabilities” for more information.

Corporate Structure

The chart below sets out our corporate structure.

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Note 1: The remaining 51% interest is held by Ms. Wong Wan Chin, sister of Ms. Rhonda Wong and Ms. Race Wong.

Note 2: The remaining 51% interest is held by Ohmyhome Principal Sdn. Bhd., a company owned equally by Khor Siew Keng and Leong Sook Ping, both Independent Third Parties.

*Where less than 50% of the equity of an investee is held, the Company (through its subsidiaries) holds significantly more voting rights than any other vote holder or organized company of vote holders. An assessment has been made, taking into account all the factors relevant to the relationship with the investee, to ascertain control has been established and the investee should be consolidated as a subsidiary of the Company.

Our Services

Through our Ohmyhome website and mobile application, we provide end-to-end property-related solutions and services for our customers, which consists of (a) brokerage services; and (b) emerging and other property-related services, such as listing and research services, mortgage referral services, legal services, insurance referral services and renovation and home services.

Brokerage Services

We provide brokerage services to customers who wish to engage a professional real estate agent to act as their representative for their property transactions. We will assign one of our Super Agents to our customers based on the location and property in question. Our in-house Super Agents have in-depth knowledge, experience and expertise in the property type and location which they specialize in. According to the CEA’s public database of agent transactions and the Company’s staff list, our Super Agents were listed in CEA’s top 1% of real estate agents in Singapore, based on the volume of selling transactions in 2021 and 2022 (CEA Salespersons’ Property Transaction Records (Residential) as at July 3, 2023: https://data.gov.sg/dataset/cea-salesperson-residential-transaction-record).

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Our brokerage services are delivered through our Ohmyhome platform and accessible via our website and mobile application. A dedicated relationship manager is then assigned to the customer.

The Super Agent that is assigned to the customers based on best fit of their needs will provide listing services for home sellers, facilitating sale and purchase transactions, overseeing rental or leasing agreements, and assisting with the documentation and negotiation, to ensure an overall smooth property transaction from the start to end. For customers looking to sell or lease properties, the Super Agent will assist with taking professional photos and videos of the property, as well as a three-dimensional (3D) virtual tour experience for potential buyers. In addition to listing the property on our Ohmyhome platform, we will also market our customer’s properties on other major advertising platforms, such as Google and Facebook and other online property advertising platforms. We also combine our brokerage services with our advanced property matching technology and extensive database to ensure that homeowners are matched with the most suitable home buyers or renters for their property, allowing for efficient and expedited property transactions.

Apart from full brokerage services, customers who have chosen to self-transact their property transactions can also choose to engage our Super Agents for documentation services, once they have found a buyer, seller or tenant and have negotiated the price for the transaction. In this regard, our in-house Super Agents will assist with all necessary paperwork depending on the property type, such as the drafting and handling of an Option to Purchase (OTP), a tenancy agreement and/or a HDB resale application for HDB properties.

A typical brokerage service relationship lasts around three (3) months, out of which legal and government approval processes would typically take around two (2) months. The length of the brokerage service relationship also depends on whether platform users elect to be matched with an agent for the provision of full brokerage services, or solely for documentation services. Our customers who engage our brokerage services may also end up utilizing our other services, such as moving or renovation services, to meet their post-transaction property needs, which would extend our relationship with such customers to about one (1) year or more. Some of our customers also engage us for other regular day-to-day services, such as air conditioner servicing, cleaning and handyman services, which would mean that our relationship with such customers would extend for a longer period and continue on an ongoing basis.

While our data-driven platform is free to use for customers who wish to self-transact, our full agent service fees are up to 2% for HDB flats and up to 3% for private properties, and we charge a fixed fee for the provision of documentation services. The majority of our revenue is derived from our brokerage services, which generated a revenue of approximately S$3.7 million (US$2.8 million), S$3.1 million (US$2.3 million), S$1.7 million (US$1.2 million) and S$1.3 million (US$1.0 million), representing 85.2%, 43.7%, 50.1% and 62.1% of our total revenue for the years ended December 31, 2021, 2022 and the six months ended June 30, 2022 and 2023, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for greater detail regarding our financial performance during the periods indicated above.

Brokerage services will be an area of focus area for us, as we believe that home sellers and home buyers are increasingly reliant on online real estate platforms to list and search for properties, coupled with the help of experienced and professional property agents to ensure the transaction takes place smoothly. On average, in 2022, our Super Agents successfully completed approximately 62 sale, purchase, lease and rental transactions per month through our platform.

Emerging and Other Services

Our other property-related services include (a) listing and research services, (b) mortgage referral services, (c) legal services, (d) insurance referral services and (e) renovation and home services.

Listing and Research Services

Online Property Listings

We provide an online platform for home sellers to freely list their properties and for home buyers to freely view such listings, either through our Ohmyhome website or mobile application. Our platform contains databases for HDB units, condominiums and other private properties for sale and rental, and provides search engines on such properties in our databases. Through our website and mobile application platforms, users can freely access home-related data, such as listing details, home details, neighborhood information and market analysis. Our user-friendly search functions allow customers to tailor their searches to specific types of property in specific regions of their country. We devote significant resources to collecting first-hand real estate market intelligence and listing information, and to updating such information on our platform on a regular basis. We also verify the authenticity of the listings on our platform via on-site visits by our Super Agents and also verify the authentic ownership of the properties through the integration of SingPass with our platform, which is a government-administered digital identity database in Singapore.

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Customers can opt for one of the following methods for their property transactions - (i) to DIY, meaning to self-transact and to do it on their own; or (ii) engaging one of our Super Agents.

For customers who opt to DIY their property transaction, our AI chatbot allows users to input their property preferences down to their preferred type of property, location, price range, after which customers will be sent a curated list of recommended properties for free, based on the preferences indicated. The list of properties is selected using our advanced property matching technology, providing our customers with suitable property options at an expedited timeline. Upon short-listing the preferred properties based on our curated list, customers may then arrange to view the property either in person or virtually, via a physical on-site viewing or through a video call with an agent or with homeowners directly, who will walk the customer through the property. Currently we do not charge customers for using the DIY platform for listing their properties or browsing listings on the platform.

Customers may also opt to transact or complete documentation work with the help of our Super Agents, as described in further detail under “Our Business Model - Brokerage Services”.

Information, Tools and Research

We also provide a variety of online tools and resources which are freely accessible for our users.

Our website provides an extensive information archive for visitors to search and gather real estate information and general research reports and insights regarding the real estate industry at both national and regional levels. Our Super Agents, founders and editors publish and share information relating to public housing, private property, home improvement, financing, towns, and success stories by clients. We also publish articles on specialized areas of the real estate industry, such as property investment opportunities in Southeast Asia, alternative condominium options to consider buying, and governmental housing and redevelopment plans.

We have an internal vetting process that involves multiple teams including content, marketing, agency, and technology teams depending on the topic, with editorial checks before publishing the articles onto our Ohmyhome platform and other channels, such as social media. We select topics based on the latest developments in the market, popular keywords and trends on the market, statistics released by the authorities, and original ideas pitched by our writers. We will individually assess the potential value of each topic and prioritize those that align with our business goals and target audience in both short-term and long-term perspectives. We conduct research based on both public databases and research information, and develop reports and insights based on the information gathered.

We have also been regularly interviewed by news media and our research pieces have been quoted by major news outlets in Singapore such as Channel News Asia, The Straits Times, The Business Times and Lianhe Zaobao. We believe our articles section serves to raise our profile as experts on the real estate industry in Singapore and Malaysia.

We provide customers with access to self-help tools and shortcut links to assist them in their property transactions and making educated decisions. For example, by clicking on the “Self-Transact” option on the homepage of the Ohmyhome website, visitors will be redirected to a list of actions that they can do immediately, such as search for properties, connect directly with sellers, schedule a property visit, and finalize their home purchase. Prospective property buyers or sellers can also utilize our Real Estate Valuation Tool to obtain a reliable e-valuation of the price of a particular property, taking into consideration past transactions, current valuation and market performance to provide an accurate valuation of the property and to allow our customers to make an informed decision before entering into any property transaction. We also provide calculators which allow prospective property buyers to determine the affordability of a property purchase, as well as to calculate the amount of stamp duty payable on a property transaction.

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Mortgage Referral Services

We provide our customers with referrals to mortgage financing services, allowing them to finance their new property purchase or to refinance an existing home loan. Our customers have access to mortgage financing from a wide range of banks which we partner with, accessible through one single touchpoint via our Ohmyhome platform. Customers who wish to obtain financing or refinancing for their property will, through our platform, be linked up with the individual mortgage providers who can provide advice and guidance on the financing option which is best tailored to each individual user’s needs.

We seek to provide a transparent, open and efficient process for our customers when deciding how to finance their property purchase. In order to do so, our platform automatically provides the lowest interest rates supplied by over seven (7) major banks in Singapore. A transparent comparison report of such rates can be readily generated based on requirements input by our users and can be easily accessible on our platform. This gives our customers access to competitive rates across various banks through a single platform, allowing them to make a fully-informed decision before entering into a mortgage or bank loan.

We are paid a fixed rate from our partner banks based on the loan value, regardless of which bank the customer decides to take his or her loan or financing needs with. This ensures that the rates provided by us remain competitive and objective.

Legal Services

Through our platform, customers can also engage law firms which specialize in conveyancing services, to provide legal advice and assist with all legal documentation required for their property transaction, such as the sale and purchase agreement, lasting power of attorney, any letters of administration of probate, notary public services. By providing access to legal services, we aim to provide our users with a hassle-free conveyancing process, uncover potential legal risks associated with the property, and to better equip them with sufficient know-how to protect their legal interests while completing their property transactions.

The law firms which we partner with serve on the bank panels of major banks which provide mortgage financing services on our platforms, creating synergies between the types of services provided under our platform and to ensure that our customers who opt for multiple property-related services through our platform are provided with a seamless and efficient process.

Customers who wish to engage legal will be matched with a suitable law firm through an automated process via our platform. Customers who then wish to proceed with the legal services will engage the conveyancing solicitor through our platform.

Our partner law firms pay us a fixed fee for the provision of advertising services for their legal services.

Insurance Referral Services

Through our platform, we also advertise to our customers property-related insurance policies such as fire insurance (which would generally be required by HDB and/or lenders providing housing loans) and home contents insurance (which includes coverage for renovation costs and the cost of replacing internal fixtures and movable contents, including furniture, appliances and personal valuables, as well as coverage for certain legal liabilities that may arise due to unforeseen events), which are offered by established insurance brokers. Customers who utilize our platform can also obtain a complimentary one-year home contents insurance policy, to provide our customers with the opportunity to protect their homes.

We receive an annual fee from our insurance partners for the advertising of their insurance service offerings on our platform.

Renovation and Home Services

Our renovation and home services include (a) renovation services, (b) air conditioning services, (c) cleaning services, (d) painting services, (e) handyman services, (f) moving services and (g) relocation services.

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Our customers can browse the renovation and home needs services available on our platform, and then reach out to our designated relationship managers to specify their needs and preferences. Following which, we would provide samples of our interior designs if required, and provide a customized quote to the customer, based on their needs and requirements. Customers who wish to proceed with such renovation and/or home needs services will engage the relevant service through our Ohmyhome platform.

For our renovation and home needs services, we are paid directly by our customers based on the agreed quote. While we maintain in-house project management and interior design capabilities, we sub-contract other aspects of the renovation works and home needs services to the relevant sub-contractors, suppliers and/or professional home service providers, as may be required.

Renovation Services

We have an in-house team of qualified and experienced interior designers to aid our customers in the conceptualization and design of the renovation project. We also have a team of dedicated project managers, who will be assigned to each renovation project to oversee the overall renovation project. We sub-contract the renovation works to carefully selected and qualified third-party contractors and also partner with reputable third-party suppliers to ensure that our customers receive high-quality services to suit their renovation and home needs. The project manager assigned to each renovation project will ensure the quality of work done by sub-contractors and third party suppliers from the start to the end of the renovation project.

Air Conditioning Services

We partner with qualified contractors to offer general servicing, chemical washing and overhaul and/or gas top-ups for air-conditioning systems.

Cleaning Services

We partner with qualified contractors to provide customized cleaning solutions to cater to specific housing needs, including home cleaning, commercial cleaning, and post-renovation cleaning.

Painting Services

We deliver house painting services for at-home painting, single room painting services to upgrade customers’ individual rooms, and painting packages to enable customers to enjoy a combination of painting services in a cost-effective way.

Handyman Services

We provide a wide variety of professional handyman services, including power point installations, wiring and rewiring works, light and fan installation and repair, and plumbing and sanitary systems maintenance.

Moving Services

We partner with qualified contractors to provide professional moving services to customers looking to purchase or rent a new residential property, as well as to corporate clients who are looking to move to a new commercial building. In addition to providing professional house movers, we also provide packing and storage materials upon request, and services for the disposal of large and unwanted items such as spoiled furniture or machinery. Through the careful handling, safe transportation and provision of added-on moving services, we seek to ensure that there is minimal disruption to both our residential and corporate clients seeking to move.

Relocation Services

We provide assistance to foreign customers who are relocating from overseas to a jurisdiction which we operate in. In this regard, we aid in searching for the right property for such foreign customers and their families. We also advise on the relevant rules and regulations, including any restrictions on foreign tenants, to ensure that their tenancy agreement is lawful and protects their rights. We also provide services relating to home-finding for service apartments, condominiums and houses, such as tenancy agreements, lease renewals, preview trips and video tours, movers, and renovation and furnishing.

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Competitive Strengths

We believe we have the following competitive strengths, which have enabled us to become a leading player in the property technology industry in Singapore, according to Frost & Sullivan:

Integrated Platform with End-to-End Property Solutions and Services

According to Frost & Sullivan, we are a leading property technology company in Singapore which provides a comprehensive suite of end-to-end property solutions and services through a single, integrated platform. Our platform functions as a one-stop-shop solution to serve all of our customers’ property-related needs. We believe this provides us with a strong competitive edge as compared to our peers, which may only provide services in respect of one segment of the property transaction.

Ability to Develop Advanced Property Transaction Technology and Infrastructure

We are able to develop advanced technologies for property transactions and services in order to maintain our competitive edge. We have developed a suite of wide-ranging proprietary technology and infrastructure, which enables us to automate approximately 80% of the work that a regular property agent is usually required to do under a traditional real estate business model, such as sourcing for new leads, scheduling, advertising, demand-supply matching, and targeted marketing for our other services. We deemed these as proprietary, as such technology products are developed in-house by our team and are therefore unique to the Company.

Highly Scalable Business Model

We have a highly scalable business model and are able to adapt our service offerings to cater to prevailing market and technology trends, so as to maintain our competitive edge. Our business is predominantly generated through our online website and mobile application platforms, which allows us to expand rapidly into new jurisdictions in a quick and cost-efficient manner, by adapting the same technology and online platform. Our ability to capture rapid growth is demonstrated by our expansion into Malaysia in 2019 just three (3) years after our inception in 2016.

Proprietary Technology Platform Built on Powerful Data Insights Focusing on User Experience

We have built an intuitive and user-friendly interface for both our website and mobile application that clearly catalogs our end-to-end service offerings to users. We believe the reliability and scalability of our technology stems from the combination of proprietary in-house and third-party technologies, which allows us to handle high levels of data flow. We deemed these as proprietary, as such technology products are developed in-house by our team and are therefore unique to the Company.

Experienced Management Team with Proven Track Record for Innovations and Execution

Our management team has extensive industry knowledge, experience and operational expertise. Our Group is founded and led by our Chief Executive Officer, Ms. Rhonda Wong and our Chief Operating Officer, Ms. Race Wong. In her capacity as Chief Executive Officer, Ms. Rhonda Wong is responsible for managing the day-to-day operations, developing the business plan, strategic goals and strategies of our Group and overseeing and evaluating the overall growth and performance of the Group. As Chief Operating Officer, Ms. Race Wong is responsible for the overall strategic product direction and development, overseeing key product development and management, marketing strategy and the development of marketing materials.

Transaction-Based Compensation to Incentivize High Service Standards

Our Super Agents are paid incentives based on the number of transactions completed in a year, as opposed to the traditional real estate agency model, where property agents earn commissions based on the value of the property being transacted. Our transaction-based incentive model seeks to ensure that our Super Agents provide high standards of service to all of our customers, regardless of transaction value. We believe that this ensures that our Super Agents are more accountable for every property transaction, and ultimately builds long-term trust and confidence in the Ohmyhome platform as the go-to platform for housing-related transactions.

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Business Strategies

Our principal objective is to provide a comprehensive, one-stop affordable and efficient property services to our customers and to sustain a continuous growth in our business and to capture market share by growing into other countries in Southeast Asia with the following strategies:

Increasing our service offerings and becoming a property “SuperApp”

We endeavor to provide a one-stop property solutions platform that addresses all of our customers’ needs along their property journey, from the initial listing of the property to the actual property transaction and related services, as well as post-transaction services such as renovation, moving and maintenance.

Increasing our market presence and expanding our geographical market reach

Based on the CEA’s public database of agent transactions and the Company’s staff list, we believe that we are one of the top seven (7) agencies in Singapore in terms of HDB transactions in 2021 and 2022 (CEA Salespersons’ Property Transaction Records (Residential) as at July 3, 2023: https://data.gov.sg/dataset/cea-salesperson-residential-transaction-record) out of over 1,102 agencies established in Singapore as of 2022 (CEA Key Statistics: https://www.cea.gov.sg/professionals/key-statistics).. We intend to continue to expand our geographical reach by entering into new high-growth markets across Southeast Asia. We will continue to search for opportunities in the Southeast Asia region where we see a tangible application for our platform and services, particularly in markets where the property technology sector remains largely untapped, to allow us to establish our overall reputation and market presence as the trusted and leading platform for all property-related services and solutions across Southeast Asia.

Continue to develop our platform and infrastructure to enhance user experience

We seek to continuously strengthen our technologies to improve our platform and solutions we can offer to our customers. To this end, we intend to invest in research and development to enhance our technology capabilities and service offerings.

Expansion into new and complementary service offerings

We also believe we can leverage on our existing know-how, market reputation and infrastructure to expand into new and complementary businesses in the future, such as business-to-business (B2B) property-related services, the provision of property management services, or the provision of investment management services for foreign investors seeking to invest in local property. Depending on available opportunities, feasibility and market conditions, we may explore joint ventures, strategic alliances, acquisitions or investment opportunities at the relevant time with parties who have the relevant expertise or technical know-how in providing products and services in such new and complementary businesses. We may also consider expanding into these new and complementary businesses through organic growth.

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Summary of Risk Factors

Investing in our Ordinary Shares involves risks. The risks summarized below are qualified by reference to “Risk Factors” beginning on page 16 of this prospectus, which you should carefully consider before making a decision to purchase Ordinary Shares. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our Ordinary Shares would likely decline, and you may lose all or part of your investment.

These risks include but are not limited to the following:

Risks Relating to Our Business and Industry

●	We are dependent on our Super Agents, in-house employees and our third party business partners on our platform to provide quality services to customers (at page 16).

●	We may be unable to maintain our relationships with our existing third party business partners and/or develop relationships with new third party partners (at page 17).

●	We may be unable to generate profit in the future or at all (at page 17).

●	Our business model and growth strategy depend on our ability to attract home buyers and home sellers to our online platform in a cost-effective manner (at page 19).

●	We rely heavily on Internet search engines and mobile application stores to direct traffic to our website and our mobile application, respectively (at page 19).

●	The proper functioning and reliability of our online platform is essential to our business (at page 20).

●	We depend on the reliable performance of third party networks and mobile infrastructure (at page 21).

●	We incur costs and are subject to certain challenges which our competitors with different business models do not face (at page 21).

●	We may be unable to successfully renew our estate agent license (at page 22).

●	Our business is dependent on the availability of mortgage financing (at page 22).

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●	Our business generates and processes a large amount of consumer data, and the improper use, collection or disclosure of such data could subject us to significant reputational, financial, legal and operational consequences (at page 23).

●	We may be unable to adequately protect our intellectual property and proprietary rights (at page 24).

●	We rely on certain technology and software licensed from third parties (at page 25).

●	Our technology, software and systems are highly complex and may contain undetected errors or vulnerabilities. (at page 26)

●	We are dependent on key management personnel for our future success and growth (at page 27).

●	We may be unable to attract, retain, effectively train, motivate, and utilize Super Agents (at page 27).

●

We rely on certain key operating metrics to evaluate the performance of our business, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business (at page 30).

●	The recent acquisition of Simply carries risks such as integration, cultural, financial, regulatory, and legal risks (at page 30).

Risks Relating to our Ordinary Shares and this Offering

●	The market price of our Ordinary Shares has been volatile and can fluctuate substantially, which could result in substantial losses for purchasers of our Ordinary Shares in this offering (at page 33).

●

We may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares (at page 34).

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment (at page 35).

●

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards (at page 37).

Risks Relating to the Jurisdictions where we operate

●

Any adverse changes in the political, economic, legal, regulatory taxation or social conditions in the jurisdictions that we operate in or intend to expand our business may have a material adverse effect on our operations, financial performance and future growth (at page 39).

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Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	being permitted to provide only two years of selected financial information (rather than five years) and only two years of audited financial statements (rather than three years), in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; and
●	an exemption from compliance with the auditor attestation requirement of the Sarbanes-Oxley Act, on the effectiveness of our internal control over financial reporting.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year in which the fifth anniversary of the completion of the initial public offering occurs; (b) the last day of the fiscal year in which we have total annual gross revenue of at least US$1.235 billion; (c) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700.00 million as of the prior December 31; and (d) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have included two years of selected financial data in this prospectus in reliance on the first exemption described above. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Implication of Being a Foreign Private Issuer

We currently report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will continue to be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or the SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither emerging growth companies nor foreign private issuers.

In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance listing requirements of the Nasdaq. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the Nasdaq. Following this offering, we will rely on home country practice to be exempted from certain of the corporate governance requirements of the Nasdaq, namely (i) a majority of the Directors on our board of Directors are not required to be independent Directors; (ii) there will not be a necessity to have regularly scheduled executive sessions with independent Directors; and (iii) there will be no requirement for the Company to obtain Shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants; (c) a change of control; and (d) transactions other than public offerings.

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The Offering

Issuer	Ohmyhome Limited

Ordinary Shares offered by us	2,580,646 Ordinary Shares at an assumed offering price of US$1.55 per Ordinary Share, which is the last reported sale price of our Ordinary Shares on Nasdaq on January 10, 2024.

Option to purchase additional Ordinary Shares	We have granted to the underwriters an option exercisable for a period of 45 days from the date of this prospectus to purchase an aggregate of up to an additional 387,097 ordinary shares at the public offering price per share less the underwriting discounts and commissions.

Ordinary Shares issued and outstanding prior to this offering:	19,221,384 Ordinary Shares

Ordinary Shares outstanding immediately after this offering	21,802,030 Ordinary Shares (22,189,127 ordinary shares if the underwriters exercise their option to purchase additional ordinary shares in full).

Use of proceeds

We estimate that we will receive net proceeds of approximately US$3,760,000 from this offering, after deducting underwriting discounts and commissions and estimated offering expenses of approximately US$4,000,000 payable by us.

We anticipate using the net proceeds of this offering primarily for acquisition reserves, post-acquisition integration and funding, and working capital and ongoing operational needs.

See “Use of Proceeds” on page 43 for additional information.

Listing	Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “OMH.”

Lock-up	We, each of our directors, officers and holders of 5% or more of our outstanding ordinary shares as of the effective date of the registration statement related to this offering, have agreed, for a period of six months after the date of this prospectus, not to, except in connection with this offering, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any other securities convertible into or exercisable or exchangeable for Ordinary Shares, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Ordinary Shares. See “Shares Eligible for Future Sale” and “Underwriting—Lock-Up Agreements”.

Risk factors	See “Risk Factors” beginning on page 16 for a discussion of risks you should carefully consider before investing in our Ordinary Shares.

Unless otherwise indicated, all information contained in this prospectus also reflects and assumes:

●	no exercise of the option granted to the underwriters to purchase up to additional Ordinary Shares in connection with this offering.

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RISK FACTORS

Investing in our Ordinary Shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results may differ materially from those anticipated by these forward-looking statements due to certain factors, including the risks and uncertainties faced by us, as described below and elsewhere in this prospectus.

Risks Related to our Business and Industry

We are dependent on our Super Agents, in-house employees and our third party business partners on our platform to provide quality services to customers.

The success of our business depends substantially on our ability to provide quality and satisfactory customer experience in the property transaction services offered on our platform, which, in turn, depends on a variety of factors, including our ability to offer high standards of service from our in-house Super Agents and relationship managers, as well as external business partners such as financial advisers, legal service providers, contractors and professional house movers who offer their services through our platform.

In terms of our in-house staff, although we have implemented various service protocols and conduct regular trainings to ensure the service quality of our Super Agents and relationship managers, we cannot guarantee that we will effectively manage all of our employees to ensure consistent and satisfactory customer experience in all service settings. Our brokerage services is our core business, which generated a revenue of S$2,901,479, S$3,731,586 and S$3,072,060, S$1,695,673 and S$1,345,726 representing 86.9%, 85.2%, 43.7%, 50.1% and 62.1% of our total revenue for the years ended December 31, 2020, 2021 and 2022 and for the six months ended June 30, 2022 and 2023, respectively. As such, we are heavily reliant on our Super Agents to provide high standards of service to our customers looking to engage professional property agents for their property transactions. Our Super Agents may, from time to time, fail to fully comply with our protocols and relevant laws or regulations and/or may engage in misconduct or illegal actions, which may result in negative publicity and adversely impact our reputation and brand image. While we have, in the past, received customer complaints in respect of the service standards of some of our Super Agents, such complaints are relatively minor in nature and are resolved expeditiously, such as by changing the Super Agent serving the customer in question, at no additional cost to the customer. If we are unable to continue to provide satisfactory customer experience, our customers may choose other service providers over our platform for their intended property transactions, which could adversely and materially impact our business, prospects, financial condition and results of operations.

In addition to the services provided by our in-house Super Agents and employees, we also rely on a large number of third party service providers to provide various service offerings available on our platform, such as contractors to subcontract certain renovation works, partner banks to provide mortgage solutions, partner law firms to provide legal advice and conveyancing services, and professional movers and other home service providers to provide moving and other housing-related services. In this regard, customers who wish to obtain such services from our platform will typically primarily liaise and engage with us. Accordingly, any lapses in service standards by our third party service providers will, in turn, negatively affect our relationship and reputation with the customer. While we have implemented various safeguards to ensure high-quality service standards from such third parties, such as conducting extensive checks before selecting any third party service providers, and conducting regular evaluations to ensure adherence to high levels of service, we cannot ensure that the third party service providers will always comply with such standards. To the extent they are unable to provide satisfactory services to our users and/or they engage in any inappropriate or illegal actions, which may be due to factors that are beyond our control, we may suffer actual or reputational damage as a result and our business, prospects, financial condition and results of operations could be adversely affected as a result.

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We are affected by regional and worldwide political, regulatory, social and economic conditions in the jurisdictions in which we and our customers and suppliers operate and in the jurisdictions which we intend to expand our business in.

We and our customers and suppliers are governed by the laws, regulations and government policies in each of the various jurisdictions in which we and our customers and suppliers operate or into which we intend to expand our business and operations. Our business and future growth are dependent on the political, regulatory, social and economic conditions in these jurisdictions, which are beyond our control. Any economic downturn, changes in policies, currency and interest rate fluctuations, capital controls or capital restrictions, labor laws, changes in environmental protection laws and regulations, duties and taxation and limitations on imports and exports in these countries may materially and adversely affect our business, financial condition, results of operations and prospects.

Generally, we fund our purchases of heavy construction equipment via our internal resources and short and long-term financing from banks and other financial institutions. Any disruption, uncertainty and volatility in the global credit markets may limit our ability to obtain the required working capital and financing for our business at reasonable terms and finance costs. If all or a substantial portion of our credit facilities are withdrawn and we are unable to secure alternative funding on acceptable commercial terms, our operations and financial position will be adversely affected. The interest rates for most of our credit facilities are subject to review from time to time by the relevant financial institutions. Given that we rely on these credit facilities to finance our purchase of heavy construction equipment and that interest expenses represent a significant percentage of our expenses, any increase in the interest rates of the credit facilities extended to us may have a material adverse impact on our profitability.

In addition, such fluctuations and volatility in the global credit markets could limit credit lines of our current and potential customers from banks or financial institutions. Accordingly, such customers may not commence or continue their construction projects, or may not be able to obtain sufficient financing to purchase or rent our heavy construction equipment, or we may be required to lower our rates in order to cater to our customers’ current situation. This may have an adverse impact on our revenue and financial performance.

We may be unable to maintain our relationships with our existing third party business partners and/or develop relationships with new third party partners.

We operate a one-stop-shop property platform which seeks to provide comprehensive, end-to-end property solutions for our customers through a single integrated platform. In order to do so, we partner with various third party service providers to provide certain property-related services, including but not limited to mortgage, legal, moving, relocation and other property-related services. To this end, we have forged partnerships with several key players in each of the service industries across Singapore and Malaysia.

We believe our large and active network of business partners contributes significantly to the success of our platform. However, we cannot guarantee that we will be able to maintain our relationships with our existing business partners on commercially acceptable terms, or at all, after the terms of the current cooperation agreements expire, or if we are able to develop relationships with new business partners for our current or new services, or in new jurisdictions in the future. In the event that we are unable to maintain existing relationships or develop new relationships with such service providers, our ability to provide a one-stop-shop platform to serve all of our customers’ property-related needs may be hindered, which may, in turn, materially and adversely affect our business, prospects, financial condition and results of operations.

We may be unable to generate profit in the future or at all.

We recorded net current liabilities and a total deficit for the year ended December 31, 2020, a negative cash flow from operating activities of S$1,812,064 as at December 31, 2021, and a negative cash flow from operating activities of S$3,106,317 (US$2,317,455) as at December 31, 2022, a negative cash flow from operating activities of S$291,562 (US$209,734) as at June 30, 2022 and a negative cash flow from operating activities of S$2,546,400 (US$1,883,016) as at June 30, 2023. We may continue to record net current liabilities, a total deficit and/or negative cash flow from operating activities in the foreseeable future, which can expose us to liquidity risks. A net current liabilities position can expose us to the risk of shortfalls in liquidity, in which case our ability to raise funds, obtain bank loans and declare and pay dividends will be materially and adversely affected.

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We cannot assure you that we will be able to continue to generate net income in the future. We anticipate that our operating cost and expenses will increase in the foreseeable future as we continue to grow our business. Our efforts to grow our business may prove more costly than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses.

Our profitability and liquidity position are dependent on, among other factors, our ability to grow our business and extend our product offering to existing customers and expand our customer base. Any material decrease in our service fees would have a substantial impact on our margin. As a result of the foregoing and other factors, our net income may decline, or we may incur net losses in the future and be unable to achieve or maintain profitability and improve our liquidity position.

We operate in a highly competitive industry and we face competition from other industry players.

The property transactions and services industry is rapidly evolving and increasingly competitive, with numerous service providers competing for customers for their property-related service offerings. Although we believe no other industry player in Southeast Asia operates under the integrated platform business model similar to ours, we face competition from players in different segments of the property transactions and services industry. We also compete with traditional real estate brokerage firms for real estate agents and property customers locally, as well as a growing number of Internet-based residential brokerages and others who operate with non-traditional real estate business models. Certain of our service offerings such as our brokerage services are also dependent on attracting a substantial pool of property listings on our platforms from homeowners. In this regard, we face competition from other online real estate listing platforms.

Some of our competitors may have longer operating histories and stronger brand recognition in certain markets, and may possess greater operational, financial, research and development, and marketing capabilities than us. Some of our competitors may also be more aggressive in their pricing policies in order to capture or retain market share, or may have lower operating costs, overhead expenditure or procurement costs due to their larger scale of operations and product development. In addition, the entry of new players will increase the competitive pressure faced by us. Furthermore, as the industry is constantly evolving, our current or future competitors may be better able to position themselves to compete more effectively as the industry develops.

Increasing competition may lead to declining market share and commission rate, make it more difficult for us to retain and attract business partners and users, or force us to increase sales and marketing expenses, any of which could harm our financial condition and results of operations. We cannot assure you that we will be able to compete successfully against current or future competitors. In the event that we are unable to maintain our competitiveness, our business, prospects, financial condition and results of operations may be adversely affected.

Our business may be affected by technological changes and developments.

As a data and technology-driven property technology company, we may be affected by rapid changes in technology, changing market trends and evolving industry standards across all areas of our business. The risks we may face include but are not limited to:

(a)	not being able to anticipate and adapt to new technology and developing technology trends in the property technology sector;

(b)	our competitors developing more innovative and efficient solutions as compared to us; and

(c)	not being able to expand our suite of property-related solutions and resources quickly enough to keep up with demand.

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Accordingly, our success depends on our ability to innovate and adapt our technology-backed property solutions to meet evolving industry standards and our customers’ and business partners’ expectations. We have invested, and expect to continue to invest, substantial time, capital, and other resources in understanding the needs of our customers and developing technologies, tools, features and service offerings to meet those needs. We cannot assure you that our current and future offerings will be satisfactory to or broadly accepted by customers, or competitive with the offerings of our competitors. If our current or future offerings are unable to meet industry and customer expectations in a timely and cost-effective manner, our business, prospects, financial condition and results of operations may be adversely affected.

Furthermore, technological development is inherently challenging, time-consuming and expensive, and the nature of development cycles may result in delays between the time we incur expenses and the time we make available new offerings and generate revenue, if any, from those investments. Anticipated customer demand for an offering we are developing could also decrease after the development cycle has commenced, and we would not be able to recoup substantial costs we incurred. In addition, we cannot assure you that we will be able to identify, design, develop, implement, and utilize, in a timely and cost-effective manner, technology necessary for us to compete effectively, that such technology will be commercially successful, or that products and services developed by others will not render our offerings non-competitive or obsolete. If we do not achieve the desired outcome from our technological investments, our business, prospects, financial condition and results of operations may be adversely affected.

Our business model and growth strategy depend on our ability to attract home buyers and home sellers to our online platform in a cost-effective manner.

Our success depends, in part, on our ability to attract home buyers and home sellers to our online platform in a cost-effective manner. Our website and mobile application are our primary channels for meeting customers. We rely heavily on traffic generated from search engines and other sources to acquire customers. We use a variety of methods in our marketing efforts to drive traffic, including online marketing such as social media marketing, paid search advertising, and targeted email communications, and offline marketing through promotional events, out-of-home advertising, and radio commercials. We intend to continue to invest resources in our marketing efforts.

These marketing efforts may not succeed for a variety of reasons, including changes to search engine algorithms, ineffective campaigns across marketing channels, and limited experience in certain marketing channels like television. External factors beyond our control may also affect the success of our marketing initiatives, such as filtering of our targeted communications by email servers, home buyers and home sellers failing to respond to our marketing initiatives, and competition from third parties. Any of these factors could reduce the number of home buyers and home sellers on our online platform. We also anticipate that our marketing efforts will become increasingly expensive as competition increases and we seek to expand our business in existing markets. Generating a meaningful return on our marketing initiatives may be difficult. If our strategies do not attract home buyers and home sellers efficiently, our business, prospects, financial condition and results of operations may be adversely affected.

We rely heavily on Internet search engines and mobile application stores to direct traffic to our website and our mobile application, respectively.

We rely heavily on Internet search engines, such as Google, Bing, and Yahoo!, to drive traffic to our website and on mobile application stores, such as the Apple iTunes Store and the Android Play Store, to promote downloads of our mobile application. The number of visitors to our website and mobile application downloads depends in large part on how and where our website and mobile application rank in Internet search results and mobile application stores, respectively. While we use search engine optimization to help our web pages rank highly in search results, maintaining our search result rankings is not within our control. Internet search engines frequently update and change their ranking algorithms, referral methodologies, or design layouts, which determine the placement and display of a user’s search results. In some instances, Internet search engines may change these rankings in order to promote their own competing services or the services of one or more of our competitors. Similarly, mobile application stores can change how they display searches and how mobile applications are featured. For instance, editors at the Apple iTunes Store can feature prominently editor-curated mobile applications and cause the mobile application to appear larger than other applications or more visibly on a featured list. Listings on our website and mobile application have experienced fluctuations in search result and mobile application rankings in the past, and we anticipate fluctuations in the future. If our website or listings on our website fail to rank prominently in Internet search results, our website traffic could decline. Likewise, a decline in our website and mobile application traffic could reduce the number of customers for our services, which may in turn adversely affect our business, prospects, financial condition and results of operations.

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The proper functioning and reliability of our online platform is essential to our business.

As we operate an online-to-offline real estate platform, the success of our business and ability to attract and retain customers substantially depends on the satisfactory performance, reliability and availability of our online platform, which in turn depends on a variety of factors. Any system interruptions or failures in the proper functioning of our platform may result in the unavailability or slowdown of our services, reduction in transaction volume and/or hamper the delivery of satisfactory services to our customers. These interruptions may be due to unforeseen events that are beyond our control, such as telecommunications failures, security breaches, additional regulatory requirements which we cannot satisfy on a timely basis, or at all, or adverse development or negative publicity involving our platform participants. Our servers may also be vulnerable to computer viruses or similar disruptions from time to time, which could lead to system interruptions, website and mobile application slowdown or unavailability, delays or errors in transaction processing, loss of data and/or the inability to accept and fulfill customer requests. If we are unable to resolve such disruptions or platform failures in a timely and cost-efficient manner, our business, prospects, financial condition and results of operations may be adversely affected.

In addition, developing, supporting and maintaining our online platform across multiple operating systems and devices require substantial time and resources. As new mobile devices and mobile operating systems are released, we may encounter problems in developing or supporting our mobile application for them. The success of our online platform could also be harmed by factors outside our control, such as:

(a)	increased costs to develop, distribute, or maintain our website or mobile application;

(b)	changes to the terms of service or requirements of a mobile application store that requires us to change our mobile application development or features in an adverse manner; and

(c)	changes in mobile operating systems, such as Apple’s iOS and Google’s Android, that disproportionately affect us, degrade the functionality of our mobile website or mobile application, require that we make costly upgrades to our offerings, or give preferential treatment to competitive websites or mobile applications.

If any of the aforementioned situations arise and we are unable to ensure our platform adapts in a proper and timely manner, this may cause delays or disruptions to our operations and access to our platform, resulting in increased costs which would, in turn, adversely affect our business, prospects, financial condition and results of operations.

If we fail to adopt new technologies or adapt our platform and systems to changing user requirements or emerging industry standards, our business may be materially and adversely affected.

We seek to continually enhance and improve the functionality, effectiveness and features of our online website and mobile application. However, our existing technologies and systems could be rendered obsolete at any time due to rapid technological evolution, changes in customer requirements and preferences, frequent introductions of new products and services embodying new technologies and/or the emergence of new industry standards and practices. The success of our online platform will depend, in part, on our ability to identify, develop, acquire or license technologies useful in our business, and respond to technological advances and emerging industry standards and practices in a cost-effective and timely way. We must also continue to enhance and improve the ease of use, functionality and features of our website and mobile application.

The development of our website, mobile application and other technologies entails significant technical and business risks. Furthermore, such new features, functions and services may not achieve market acceptance or serve to enhance our brand loyalty. We cannot assure you that we will be able to successfully develop or effectively use new technologies, recoup the costs of developing new technologies or adapt our website, mobile application, proprietary technologies and systems to meet customer requirements or emerging industry standards. If we are unable to adapt in a cost-effective and timely manner in response to changing market conditions or user preferences, whether for technical, legal, financial or other reasons, our business, prospects, financial condition and results of operations may be materially and adversely affected.

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We depend on the reliable performance of third party networks and mobile infrastructure.

Our brand, reputation, and ability to attract customers to our platform depend on the reliable performance of third-party network and mobile infrastructure. As our range of services, the number of platform users and the number of property listings shared on our online platform increase, our need for additional network capacity and computing power will also grow. Operating our underlying technology systems is expensive and complex, and we could experience operational failures from time to time. If we experience interruptions or failures in these systems, whether due to system failures, computer viruses, physical or electronic break-ins, attacks on domain name servers or other third parties on which we rely, or any other reason, the security and availability of our services and technologies could be affected. Any such event could cause us to incur additional costs, result in delays in our service offerings, cause detrimental harm to our brand and reputation, and/or create a loss in confidence of our customers who use our platform or the third-party service providers whom we work with, resulting in a material adverse effect on our business, prospects, financial condition and results of operations.

We incur costs and are subject to certain challenges which our competitors with different business models do not face.

Our Super Agents are employed by our Group, unlike traditional brokerage firms where real estate agents are mostly hired as independent contractors. As a result, we incur related costs and expenses that are not typically incurred by our brokerage competitors, such as base pay, employee benefits, expense reimbursement, training, and the hiring of employee transactional support staff. As a data and technology-driven property technology company, we also invest heavily in advancing, developing and improving our technology, as well as regularly conducting research and development for new service offerings. As a result, we have significant costs, some of which would not be otherwise incurred by competitor brokerage firms operating under traditional or different business models.

In the event of fluctuations in demand in the services offered on our platform, or a reduction in property sale prices, whether due to seasonality, cyclicality, changes in interest rates, fiscal policy, or other events beyond our control, we will be unable to adjust our expenses as rapidly as many of our competitors, and as a result, there would be material adverse effects on our business, prospects, financial condition and results of operations. Additionally, due to these costs, our property agent turnover may be more costly to us than to traditional brokerages, and if we are unable to achieve optimal levels of productivity and revenue returns from such agents to offset their related costs, our business, prospects, financial condition and results of operations may be adversely affected.

We are required to comply with requirements governing the licensing and conduct of real estate brokerages and brokerage-related businesses in the jurisdictions in which we operate.

As a brokerage, we and our Super Agents are required to comply with the laws, regulations, government policies, codes of conduct and other requirements governing the licensing and conduct of real estate brokerages and brokerage-related businesses in the markets where we operate, including the Estate Agents Act and its applicable subsidiary legislation, and any other requirements imposed by the CEA. These laws and regulations contain general standards for and limitations on the conduct of real estate brokerages and agents, including but not limited to licensing requirements, fiduciary and agency duties, administration of trust funds, collection of commissions, advertising, and consumer disclosures. Under such applicable laws and regulations, we and our Super Agents are also required to adhere to certain duties and standards of conduct. If we or our Super Agents fail to obtain or maintain the required licenses for conducting our brokerage business, or fail to conduct ourselves in accordance with the standards stipulated by such regulations, we may be subject to regulatory action from the relevant government authorities, including the disciplinary action, suspension or revocation of our license, suspension of our brokerage business or the imposition of fines or other penalties. Any of these outcomes could result in a material adverse effect on our business, prospects, financial condition and results of operations.

Regulators such as the CEA may also conduct industry-wide investigations into certain products, selling practices or other aspects of the business within the regulator’s purview. Such investigations can arise due to events beyond our control, such as acts or omissions of another industry participant. A regulator may determine that we have failed to comply with the applicable laws, regulations or rules or that we have not undertaken corrective action required by the regulator. The impact of us being found to be non-compliant in any such inquiry and/or investigation is difficult to assess or quantify and would depend on which regulatory regime was involved and the disciplinary and/or enforcement powers of the relevant regulator. Such inquiries or investigations could result in adverse publicity for, or negative perceptions of us and affect our relationships with regulators as well as current and potential customers. This may also cause our management’s attention to be diverted and additional expenses to be incurred.

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In addition, any changes in laws, regulations, government policies, codes of conduct and other applicable requirements, such as adverse tax (including stamp duty land tax) policies, changes in the regulation of the property technology and/or real estate agency industry or changes in regulations relating to the granting of mortgages to potential buyers (such as the TDSR framework - see “Item 3. Key Information-3.D. Risk Factors-Risks Related to - Risks Related to Our Business and Industry - Our business is dependent on the availability of mortgage financing”), may depress the property market and the volume of property transactions in the jurisdictions we operate in, or may increase the cost or reduce the profitability of providing services related to such transactions. Changes may also limit our ability to offer certain property-related services, or subject it to more stringent requirements. While some of these policies and changes may have a positive impact on the property market in the long-run, such changes may create uncertainty and decrease residential property transaction volumes in the short-term, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be unable to successfully renew our estate agent license.

Under the Estate Agents Act, we are required to apply for and renew our estate agent license with the CEA once every year. While we have not had any issues in renewing our estate agent license in the past and to the best of our knowledge and belief, we are not aware of any facts or circumstances which would cause such license to be suspended, revoked or canceled, as the case may be, or for any applications for, or renewal of such license to be rejected by the CEA, there is no assurance that we will be able to renew our estate agent license in the future in a timely manner, or at all. In the event that we are unable to renew our estate agent license, it would affect our ability to continue to carry on the real estate agency business, and our business, prospects, financial condition and results of operations will be adversely affected.

We are dependent on the property market and the volume and value of property transactions in the jurisdictions we operate in.

We are adversely affected by factors that reduce transaction volumes, sales prices and/or rental rates in the property markets of jurisdictions we operate in, particularly the Singapore residential property market, which accounted for a significant proportion of our Group’s total income in 2021, 2022 and 2023.

The volume of property transactions may decrease depending on several factors which are beyond our control, including (a) the level of household income and disposable income; (b) prevailing sales prices and rental rates and the future outlook of sales prices and rental rates; (c) vacancy rates; (d) the availability and affordability of mortgage financing to purchase homes and the willingness of borrowers to incur mortgage loans to finance property purchases; (e) the number of foreigners or expatriates in the markets we operate in who require rental accommodation; and (f) any change in cultural predispositions towards property ownership or rentals. Where the volume of property transactions brokered by our Super Agents decreases without a corresponding increase in the level of commissions and/or property prices, the revenue we earn from our brokerage services will also decrease. Further, our renovation and home services and other property-related services gain traction and rely to a certain extent on the customer traffic brought in by our brokerage services to our one-stop platform. Accordingly, a decrease in the number of brokerage transactions will result in a corresponding decrease in the revenue derived from our other service offerings. Accordingly, any decline in the volume or value of property transactions may result in a material adverse impact on our business, prospects, financial condition and results of operations.

Our business is dependent on the availability of mortgage financing.

Our real estate brokerage business is particularly exposed to the level of mortgage approvals in the markets which we operate in. For instance, in the Singapore property market, the TDSR framework was introduced by the Monetary Authority of Singapore in 2013, which imposed maximum thresholds on the amount that financial institutions could lend to prospective property buyers, based on the prospective buyer’s gross monthly income. Since then, the number of mortgage approvals in Singapore for property transactions has decreased considerably. Mortgage approval levels may also be affected by (a) macroeconomic factors, such as the factors leading to the Global Financial Crisis in 2008, constrained wholesale funding markets, availability of credit and higher interest rates; (b) new regulations, especially those increasing the capital requirements of certain banks or decreasing buyers’ ability to borrow; and (c) changes in lenders’ approval policies and processes. Any reduction (or perceived reduction) in mortgage loan availability or in the affordability of mortgage products for prospective property buyers could result in a decrease in volumes of residential property transactions, which could materially and adversely affect our business, prospects, financial condition and results of operations.

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Our business generates and processes a large amount of consumer data, and the improper use, collection or disclosure of such data could subject us to significant reputational, financial, legal and operational consequences.

We regularly collect, store and use customer information and personal data in the course of our business and marketing activities. The collection and use of personal data is governed by the various data privacy and protections laws and regulations in Singapore and Malaysia, and we are required to comply with applicable laws, rules and regulations relating to the collection, use, storage, transfer, disclosure and security of personal data. We face risks inherent in handling and protecting a large amount of data that our business generates and processes from the significant number of property transactions our platform facilitates, such as protecting the data hosted on our system against attacks on our system or fraudulent behavior or improper use by our employees. Although we employ comprehensive security measures to prevent, detect, address, and mitigate these risks (including access controls, data encryption, vulnerability assessments, and maintenance of backup and protective systems), these threats may still materialize. We also cannot guarantee the effectiveness of the policies and measures undertaken by the business partners on our platform. If any of our or our business partner’s security measures are compromised, information of our customers or other data belonging to our customers may be misappropriated or publicly disseminated, which may result in enforcement action being taken against our Group by the relevant data protection regulatory bodies, such as fines, revocation of licenses, suspension of relevant operations or other legal or administrative penalties. Furthermore, any failure or perceived failure by us or our business partners to comply with all applicable data privacy and protection laws and regulations may result in negative publicity, which may, in turn, damage our reputation, cause customers to lose trust and confidence in us, and stop using our platform altogether. We may also incur significant costs to remedy such security breaches, such as repairing any system damage and compensation to customers and business partners. If any of these risks were to materialize, it could have a material adverse effect on our business and results of operations.

Additionally, privacy regulations continue to evolve and, occasionally, may be inconsistent from one jurisdiction to another. Compliance with applicable privacy regulations may increase our operating costs. If we fail to comply with any of the applicable laws and regulations, depending on the type and severity of any such violation, we may be subject to, amongst others, warnings from relevant authorities, imposition of fines and/or criminal liability, being ordered to close down our business operations and/or suspension of relevant licenses and permits. As a result, our reputation may be harmed and our business, prospects, financial condition and results of operations could be materially and adversely affected.

Any failure to maintain, protect, and enhance our brand could impede our ability to grow our business, particularly in markets where we have limited brand recognition.

All of our service offerings are marketed under the Ohmyhome brand. As a result, maintaining, protecting, and enhancing our brand is crucial in growing our business, especially in jurisdictions where our reputation and brand recognition is limited and/or we are required to compete with well-established market players, such as traditional brokerages with longer operating histories, greater brand recognition and an established customer base. In addition, as part of our business strategy, we may license our Ohmyhome brand to third parties to utilize our Ohmyhome platform in markets which our Group does not currently operate in. In such instances, we are dependent on the ability of our licensees to uphold the reputation and goodwill of our Ohmyhome brand in such markets.

Our success in building and promoting our brand image depends on a number of factors, including:

(a)	the success of our and our licensees’ advertising and other marketing activities;

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(b)	our ability to ensure the quality and reliability of our services and to provide effective, differentiated services to our customers; and

(c)	our ability to protect our brand from infringement of our intellectual property rights.

We may be required to make substantial investments, such as in marketing and advertising, technology, and agent training, in order to enhance and protect our brand value. In addition, despite these investments, our brand could be damaged from other events beyond our control, such as litigation claims or customer complaints, whether unfounded or not, or failure by our licensees to provide high quality services in the markets in which they operate. If our efforts to build and promote our brand image are not effective for any reason or if any of such events occur, our reputation and the market recognition of our platform and services may deteriorate and as a result, we may not be able to compete effectively and expand our business. This would adversely impact our business, prospects, financial condition and results of operations.

We may be unable to adequately protect our intellectual property and proprietary rights.

Our success and ability to compete depends in part on our intellectual property. As of June 30, 2023, we have one (1) registered trademark in Singapore and one (1) registered trademark in the Philippines. We have filed applications for the registration of one (1) trademark in Malaysia. Please refer to the section entitled “Business - Intellectual Property Rights” for more information on our intellectual property rights.

While the applications and documents submitted by us have not been withdrawn, rejected or adversely affected by any notice and/or objection by any relevant authority or third parties, there is no assurance that these trademarks will be successfully registered. In addition, until such trademarks have been registered, there remains the risk that third parties may use similar or identical trademarks but we will not be able to bring any lawsuits or take any action against such third parties. Any use of trademarks by third parties which are similar or identical to ours may also result in imitation of our platform, which may adversely affect our business, prospects, financial condition and results of operation.

We seek to protect our proprietary technology and intellectual property primarily through a combination of intellectual property laws as well as confidentiality procedures and contractual restrictions. Our employees are subject to confidentiality obligations under the terms of their respective employment contracts and we also require external consultants with access to our proprietary information to enter into non-disclosure agreements. However, there can be no assurance that these measures are effective, or that infringement of our intellectual property rights by other parties does not exist now or will not occur in the future. In addition, our intellectual property rights may not be adequately protected because:

(a)	other parties may still misappropriate, copy or reverse engineer our technology despite our internal governance processes or the existence of laws or contracts prohibiting it; and

(b)	policing unauthorized use of our intellectual property may be difficult, expensive and time consuming, and we may be unable to determine the extent of any unauthorized use.

To protect our intellectual property rights and maintain our competitiveness, we may file lawsuits against parties who we believe are infringing upon our intellectual property rights. Such proceedings may be costly and may divert management attention and other resources away from our business. In certain situations, we may have to bring lawsuits in foreign jurisdictions, in which case we are subject to additional risks as to the result of the proceedings and the amount of damages that we can recover. Any of our intellectual property rights may also be challenged by others or invalidated through administrative processes or litigations. We can provide no assurance that we will prevail in such litigations, and, even if we do prevail, we may not obtain a meaningful relief. Any inability to adequately protect our proprietary rights may have a material negative impact on our ability to compete, to generate revenue and to grow our business. Under such circumstances, our business, prospects, financial condition and results of operations would be materially and adversely affected.

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We could be required to cease certain activities or incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

Our success depends largely on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. There can be no assurance that we will not be subject to claims of infringement upon the intellectual property rights of third parties, including from our competitors. Defending such claims can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel.

The results of such disputes or litigation are also difficult to predict. An adverse determination in any such litigation or proceedings to which we are a party may subject us to significant liability to third parties, require us to seek licenses from third parties, pay ongoing royalties, cease offering or using technologies that incorporate the challenged intellectual property, redesign our solutions to avoid infringement or subject us to injunctions prohibiting the offering of such services.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us, such payments or costs could have an adverse effect on our business and financial results. Protracted litigation may also result in our customers or potential customers deferring or limiting their use of our platform and services until the resolution of such litigation. Even if we were to prevail, such claims and proceedings could harm our reputation and brand name. As a result, our business, prospects, financial condition and results of operations would be materially and adversely affected.

We rely on certain technology and software licensed from third parties.

As part of our business, we employ certain technology and software licensed from third parties, such as Amazon Web Services, HubSpot and Amplitude. We typically do not enter into long-term agreements for the licensing of such software and tools, and the license agreements are typically on an annual subscription basis. Accordingly, there is no assurance that such third parties will continue to extend such licenses to us after the expiry of the current license period, and if such licenses are renewed, whether such renewals will be on terms favorable to us. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to replace. Any failure to maintain the existing licenses or to obtain new licenses on favorable terms or at all may cause a disruption to our platform and service offerings.

In addition, we may be susceptible to undetected errors or defects in the third-party software or technology, which would in turn impair the usage of our technology, disrupt our platform operations and delay or impede our service offerings to customers. This may cause customers to lose confidence in our platform and also cause damage to our reputation, which would in turn adversely affect our business, prospects, financial condition and results of operations.

We utilize open source software in certain aspects of our technologies.

Certain aspects of our technologies, software and systems utilize open source software. The licenses governing the open source software may require any source code that is developed using such open source software be made publicly available, and that any modifications or derivative works developed through such open source software to continue to be licensed under the relevant open source licenses. If we fail to comply with the terms and conditions of any applicable open source license, we may be subject to claims from third parties for infringement of their intellectual property rights and may be required to obtain licenses from such third parties for the continued application and use of such software, on terms which may not be favorable to us. If such licenses cannot be obtained, we may also be required to re-engineer our technology and systems to remove or replace the open source software, or to discontinue the relevant technology altogether. We may also be required to pay monetary damages or be required to release or license the source code for our proprietary technology which was developed in-house using such open source code.

In addition, our use of open source software can pose liability issues, as open source licensors do not typically provide warranties or indemnities in respect of their open source software. Further, as the source code for open source software is made publicly available, there may be additional security risks imposed on us, as hackers or other third parties may be able to easily breach our software and systems which rely on open source software.

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Any of the foregoing risks, if materialized, could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our technology, software and systems are highly complex and may contain undetected errors or vulnerabilities.

Our platform is based on underlying technology, software and systems, which are highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after their implementation. Despite our development and testing processes in place, we may still encounter technical issues with such software and technology from time to time. Any technical errors, inefficiencies or vulnerabilities discovered in our software and systems after release could delay or reduce the quality of our services and/or disrupt our customers’ access to and use of our platform. This could result in damage to our reputation, result in unexpected costs incurred and result in an adverse effect on our business, prospects, financial condition and results of operations.

Errors or inaccuracies in our business data and algorithms may adversely affect our business decisions and the customer experience.

We regularly rely on and analyze our business data and algorithms to predict and evaluate growth trends, measure our performance and make strategic decisions. Much of this data is generated and calculated internally through our own processes, without independent verification by a third party source. While we believe our processes in place ensure that the calculations used are reasonable, interpretation of such data is inherently subjective and subject to human error. We cannot guarantee that the data, or the calculations of such data, are accurate. Errors or inaccuracies in the data could result in incurring unnecessary costs, improper allocation of resources or misinformed strategic initiatives. For instance, if we overestimate the number of active users on our platform, we may not allocate sufficient resources in our marketing strategies to attract new customers. In such situations, our business, prospects, financial condition and results of operations may be materially and adversely affected.

We also use our business data and algorithms to inform our property matching technology and machine learning technology, such as our Real Estate Valuation Tool. If there are any lapses in such business data or algorithms, such as failure of our property matching technology to accurately match home buyers with home sellers, or if customers do not agree with the property valuation generated by our Real Estate Valuation Tool, we may be unable to successfully complete property transactions or to attract customers to transact on our platform. As a result, there may be a loss in customer confidence and brand reputation, which will adversely impact our business, prospects, financial condition and results of operations.

Our historical growth and performance may not be indicative of our future growth and performance.

Although our Group has experienced growth in operating our platform, in terms of monthly active users, GTV as well as growth in revenue, we may fail to continue our growth or maintain our historical growth rates. You should not consider our historical growth and profitability as indicative of our future financial performance. You should consider our future operations in light of the challenges and uncertainties that we may encounter, which include our ability to, among other things:

(a)	successfully increase our market share, brand recognition and reputation;

(b)	develop our infrastructure to enhance service efficiency and customer experience;

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(c)	retain existing platform users and attract new users to our platform;

(d)	maintain an extensive and authentic property listing database on our platform;

(e)	continue to implement and optimize our procedures for ensuring authentic listings;

(f)	continue to develop our technology and enhance our data insights;

(g)	adapt our operations to new policies, regulations and measures that may come into effect from time to time;

(h)	deliver compelling value propositions to our customers on our platform and ecosystem; and

(i)	expand our service offerings and expand into new jurisdictions and/or businesses.

We may not be successful in our efforts to do any of the foregoing, in which case, our business, prospects, financial condition and results of operations could be materially and adversely affected.

We are dependent on key management personnel for our future success and growth.

Our Group’s growth to-date is attributable to contributions and expertise of our key management personnel, who each have valuable and extensive experience and knowledge of the industry. In particular, our Chief Executive Officer, Ms. Rhonda Wong and our Chief Operating Officer, Ms. Race Wong have been instrumental in formulating our business strategies and spearheading the growth of our business and operations. Our continued success and growth will depend, to a large extent, on our ability to retain the services of our key management personnel. We do not currently maintain any key-man insurance. The loss of services of any of our key management personnel or skilled employees without suitable and timely replacements may materially and adversely affect our business, prospects and financial condition and results of operations.

Further, we believe that our future success will depend on our ability to attract, retain and motivate our key management personnel. In the event that we need to substantially increase employee compensation levels to attract, retain and motivate any key management personnel, our costs may increase and our financial performance may be materially and adversely affected. As the property transactions and services industry is characterized by high demand and intense competition for talent, we cannot assure you that we will be able to attract or retain qualified management or other highly skilled employees. Our inability to attract, retain and motivate our key management personnel or skilled employees would adversely affect our business, prospects and financial condition and results of operations.

We may be unable to attract, retain, effectively train, motivate, and utilize Super Agents.

Our brokerage service, which formed the bulk of our revenue for the fiscal years ended December 31, 2020 and 2021, 2022 depends heavily on our ability to attract, retain and to effectively train our Super Agents. In this regard, our compensation model for our Super Agents differs from the typical model under traditional brokerage agencies, where we provide incentives to our Super Agents based on the number of transactions completed, as opposed to the value of each transaction. As a result, depending on the value and nature of the property being transacted, our Super Agents may earn less on a per transaction basis than traditional agents, which may be unattractive to some agents. As our compensation model is uncommon in the real estate brokerage industry, certain agents may find this to be unattractive and may prefer the independent contractor, commission-driven compensation model used by most traditional brokerages. If we are unable to attract, retain, effectively train, motivate, and utilize our Super Agents, we may be unable to grow our revenue in our brokerage service sector, which could adversely harm our business, prospects, financial condition and results of operations.

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Our introduction of new services to create and maintain a one-stop-shop property platform may not be successful.

From time to time, we develop new service offerings, as part of our business strategy of creating and maintaining a one-stop-shop property platform. For example, our home renovation service on our platform was soft-launched in 2020 and was officially launched in 2021. Although we have shown success in expanding into new service offerings thus far, we cannot guarantee that we will be able to continue our success in future expansions, and our actual results may vary significantly from what we desire or predict. Our lack of experience in such new service offerings may impact our ability to compete with the established market players in any of these service sectors. This may also disrupt our ongoing businesses, by diverting time and attention from our management and employees from our existing service offerings and increase our costs, whether by way of additional compliance costs or otherwise. We may also face challenges in achieving the anticipated synergies and growth opportunities. Additionally, our new services may fail to attract customers, reduce customer confidence in our services and capabilities, undermine our customer-first reputation and expose us to increased market risks. Any of these events could adversely harm our business, prospects, financial condition and results of operations.

We may be affected by any disruptions in the supply for certain of our emerging and other services.

In respect of certain of our emerging and other services, such as renovation services, while we have in-house capabilities for the provision of interior design and project management services, we rely on our ability to procure sub-contracting and other third party supplies, for the provision of sub-contracting and other renovation raw materials in order to complete the renovation projects of our customers. In this regard, we do not enter into long-term contracts with our sub-contractors and suppliers and instead, we typically enter into fixed-price contracts with such sub-contractors and suppliers upon the acceptance of each customer order.

While we have generally maintained strong relationships with our major sub-contractors and suppliers, there is no assurance that such sub-contractors and suppliers will continue their relationships with us or will maintain their prices at the current levels upon entry into contracts for new renovation projects. Any disruption in supply, such as changes in the costs of renovation raw materials, or increase in labor costs, could increase the operating costs of our sub-contractors or suppliers, which may in turn lead to an increase in the costs of our supply. This may result in us expending time and resources in finding suitable alternative sub-contractors or suppliers, and we may not be able to do so in a timely and cost-efficient manner, or at all.

If we are unable to control the costs of our sub-contracted works or supplies, pass on such additional costs to our customers, and/or allocate such production work to other alternative sub-contractors or suppliers of similar quality at comparable terms, our profit margin could decrease, and we could record losses in some of our renovation projects. In such an event, our business, prospects, financial condition and results of operations could be materially and adversely affected.

There is no assurance that our growth strategies will be successful.

Our growth strategies include completing our service offerings, increasing our market presence and expanding our geographical market reach, including in markets across Southeast Asia. These expansion plans will require substantial capital expenditure, financial and management resources and are subject to factors beyond our control such as government legislation, general economic conditions and global or local trends within the property transactions and services sector. As the conditions of the real estate markets in any new local markets may vary significantly from where we currently operate our platform, expansion into new geographical areas involves new risks and challenges. As we expand our business to new regions, we may encounter regulatory, personnel, technological and other difficulties that may increase our expenses or delay our ability to start our operations or expand our regional presence. Our lack of familiarity with, and relevant property data relating to, these geographical areas may make it more difficult for us to keep pace with the evolving market conditions. We may also face difficulties in attracting customers to utilize our platform on a long-term, recurring basis. There is also a substantial risk that any new markets to which we seek to introduce our property services and solutions may not accept, or be as receptive to, such services and solutions as compared to our existing markets. In such events, our business, prospects, financial condition and results of operations may be materially and adversely affected.

Consequently, there is no assurance that our expansion plans will be successful. We may also incur additional costs and expenses which were not initially budgeted. In the event that we are not able to achieve a sufficient level of revenue or manage our costs effectively or the commencement of these planned expansions are delayed or unsuccessful, our business, prospects, financial condition and results of operations may be materially and adversely affected.

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We may from time to time be subject to legal and regulatory proceedings and administrative investigations.

We may from time to time be subject to various legal and regulatory proceedings arising in the ordinary course of our business. Claims and complaints arising out of actual or alleged violations of laws and regulations could be asserted against us by real estate agents, contractors, customers, employees, ex-employees and other platforms, industry participants or governmental entities in administrative, civil or criminal investigations and proceedings or by other entities.

These investigations, claims and complaints could be initiated or asserted under or on the basis of a variety of laws in different jurisdictions, including real estate laws, advertising laws, value-added telecommunication services laws, intellectual property laws, unfair competition laws, anti-monopoly laws, data protection and privacy laws, labor and employment laws, securities laws, finance services laws, tort laws, contract laws and property laws. There is no guarantee that we will be successful in defending ourselves in legal and administrative actions or in asserting our rights under various laws. If we fail to defend ourselves in these actions, we may be subject to restrictions, fines or penalties that will materially and adversely affect our business, prospects, financial condition and results of operations. Even if we are successful in our defense, the process of communicating with relevant regulators, defending ourselves and enforcing our rights against the various parties involved may be expensive, time-consuming and ultimately futile. These actions could expose us to negative publicity, substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business. Under such circumstances, our business, prospects, financial condition and results of operations would be negatively and adversely impacted.

Adverse macroeconomic developments and conditions could adversely affect our business.

The real estate industry in general is sensitive to general macroeconomic conditions and overall economic outlook. These conditions include fluctuations in interest rates, inflation, changes in equity and debt capital markets, availability of credit, and the strength of financial institutions, which in turn impact market sentiment and consumer confidence in the real estate market. These may be impacted by various factors, such as social and political unrest, regulatory, fiscal and other governmental policies, global pandemic or outbreak, acts or threats of war, terrorism, civil strife or other geopolitical uncertainty, all of which are beyond our control. Any such events occurring could reduce consumer appetite to invest in or purchase property, thereby harming our business, which would materially and adversely affect our business, prospects, financial condition and results of operations.

For instance, the property market is directly impacted by changes in interest rates. Any increase in interest rates on mortgage products which results in higher monthly interest payments by borrowers may make mortgages unaffordable for certain prospective property buyers. Any perception by prospective property buyers that interest rates on mortgage products have increased or could increase in the future may deter such persons to incur mortgage debt in order to finance a property purchase. In Singapore, mortgage rates have increased over the past few months, leading to higher costs of home ownership. In addition, cooling measures implemented by the Singapore Government that have specifically impacted us are the increasing of the Additional Buyer’s Stamp Duty (ABSD) rates thus levying a higher stamp duty on property transactions for buyers of their second property and onwards, and tightening the Total Debt Servicing Ratio (TDSR) threshold and lowering the Loan-to-Value (LTV) limit for loans, which reduces the total quantum of loan a person is able to borrow, thereby affecting buyers across Singapore. Furthermore, in the first half of 2023, the Singapore government introduced additional property cooling measures, including heightened ABSD rates for Singapore citizens, permanent residents and foreigners, thereby increasing the costs associated with property ownership for foreigners buying any residential property in Singapore, and for Singaporeans and permanent residents buying their residential property beyond their first property. Additionally, for HDB properties, Singapore implemented an additional requirement for purchasers to apply for a HDB Flat Eligibility letter before HDB resale purchasers may obtain an option to purchase from a seller, thereby extending the timeframe for prospective buyers to submit offers and causing delays in the transaction process. Any of such measures and/or factors are likely to depress the property market in the jurisdictions we operate in, which may significantly reduce the volume and value of property transactions we broker and correspondingly, our revenue derived from our brokerage services. We have therefore seen a 22.9% decline in the total number of transactions for both HDB properties and private properties for the overall Singapore market in the financial year 2022, compared to financial year 2021, and a 11.2% decline for the six-month period ended June 30, 2023, as compared to June 30, 2022.

As a result of the increase in mortgage rates coupled with the various measures implemented in Singapore, we have observed a decline of approximately 20.4% in the number of property transactions in our Brokerage Services segment in financial year 2022 compared with financial year 2021. While we have implemented various measures in the hopes of mitigating further adverse effect on our business, such as increasing our marketing budget and outreach to both existing and potential customers and commencing various product strategies to capture and retain potential property buyers and sellers at an early stage of their proposed property transactions to extend our pipeline of property listings and transactions, there is no guarantee that all or any customers will be receptive or responsive to such strategies that we have implemented.

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In addition, inflation experienced by the Singapore market would also impact on our Emerging and Other Services due to rising manpower costs which we may not always be able to pass on to our customers in full or at all. While we have initiated cost control measures such as renegotiating with our suppliers in order to manage cost increases and expanding our list of suppliers to achieve more competitive quotations for our budgeting purposes, there is no guarantee that we would be successful in tightening our costs and/or be able to pass on all of our cost increases to our customers in full. These would, in turn, have a material adverse impact on our business, prospects, financial condition and results of operations.

We rely on certain key operating metrics to evaluate the performance of our business, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We rely on certain key operating metrics, such as GTV, to evaluate the performance of our business. Our operating metrics may differ from estimates published by third parties or from similarly titled metrics used by other companies due to differences in methodology and assumptions. We calculate these operating metrics using internal company data. If we discover material inaccuracies in the operating metrics we use, or if they are perceived to be inaccurate, our reputation may be harmed and our evaluation methods and results may be impaired. Furthermore, if investors make investment decisions based on the operating metrics we disclose that they view to be inaccurate, whether real or perceived, we may also face potential lawsuits or disputes and our business, prospects, financial condition and results of operations would be adversely affected as a result.

Acquisitions by our Company has potential benefits such as expanding product and service offerings, entering new markets, and acquiring new technologies, but also carries risks such as integration, cultural, financial, regulatory, and legal risks.

Acquisitions by our Company such as the Simply Sakal Acquisition will allow us to expand our product and service offerings, enter new markets, and acquire new technologies. However, acquisitions can also be complex and challenging, and they can carry a number of risks, including:

●	We may not be able to successfully integrate the acquired businesses into our existing operations, which could disrupt our business and lead to financial losses;
●	The cultures of the acquired business may not be compatible with our own culture, which could lead to conflict and employee turnover;
●	We may pay too much for an acquired business, or the acquired business may not be able to generate the expected financial results;
●	The acquired business may be subject to regulations that we are not familiar with, which could lead to compliance problems and fines;
●	The acquired business may be involved in litigation or other legal disputes, which could subject us to liability;

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●	Exposure to unknown liabilities from the acquisition;
●	Disruption of our business and diversion of our management’s time and attention in order to develop products and technologies of the acquired business;
●	Higher than expected acquisition and integration costs arising from the acquisition;
●	Write-downs of assets or goodwill or impairment charges arising from acquisition;
●	Increased amortization expenses;
●	Difficulty and cost in combining the operations and personnel of the acquired business with our existing operations and personnel;
●	Impairment of relationships with key suppliers or customers of the acquired business due to changes in management and ownership; and
●	Inability to retain key employees of the acquired business.

Actual or perceived security vulnerabilities in our software solutions, breaches of our security controls or other unauthorized access to our customers’ data could reduce market acceptance of our property management solutions and cause us to lose customers.

Following completion of the Simply Sakal Acquisition, our business includes providing property management solutions that entail the storage and transmission of customer data, including information of a sensitive and proprietary nature. Our software solutions are typically the system of record and system of engagement for all or a portion of our customers’ businesses, and the data processed through our software solutions is critical to their businesses. Cyber-attacks and other malicious Internet-based activity continue to increase in frequency and magnitude as evidenced by the recent targeting of a number of media and technology companies. As our business grows, the number of users of our software solutions, as well as the amount of information we store, is increasing, and our brands are becoming more widely recognized. We believe these factors combine to elevate the risk that we will become a target for this type of malicious activity. Techniques used to sabotage, or to obtain unauthorized access to, systems or networks change frequently and generally are not recognized until launched against a target. Therefore, we may be unable to anticipate these techniques, react in a timely manner, or implement adequate preventive measures. In addition, some of our third-party partners also collect information from transactions with our customers, and these third parties are subject to similar threats of cyber-attacks and other malicious Internet-based activity.

If our security measures, or the security measures of our third-party partners, are breached as a result of negligence, wrongdoing or malicious activity on the part of our employees, our partners’ employees or our customers’ employees, or as a result of any error, product defect or otherwise, and this results in the disruption of the confidentiality, availability or integrity of our customers’ data, we could incur liability to our customers and to individuals or organizations whose information was being stored by our customers, as well as fines from payment processing networks, and regulatory action by governmental bodies. If we experience a widespread security breach, we cannot be certain that our insurance coverage will be sufficient to compensate us for liabilities actually incurred or that insurance will continue to be available to us on reasonable terms, or at all. In addition, any breaches of our security controls or other unauthorized access to our customers’ data could result in reputational damage, adversely affect our ability to attract new customers and cause existing customers to reduce or discontinue the use of our software solutions, all of which could harm our business and operating results. Furthermore, the perception by our current or potential customers that our software solutions could be vulnerable to security breaches, even in the absence of a particular problem or threat, could reduce market acceptance of our software solutions and cause us to lose customers.

Service outages and other performance problems associated with our technology infrastructure could harm our reputation.

Following completion of the Simply Sakal Acquisition, we have experienced and will continue to experience significant growth in the number of users and the amount of data that our technology infrastructure supports, and we expect this growth to continue. We seek to maintain sufficient excess capacity in our technology infrastructure to meet the needs of all of our customers, including to facilitate the expansion of existing customer deployments and the provisioning of new customer deployments. In addition, we need to properly manage our technology infrastructure in order to support version control, changes in hardware and software parameters, and the evolution of our software solutions. However, the provision of new hosting infrastructure requires significant lead-time.

We have experienced, and may in the future experience, website disruptions, service outages and other performance problems with our technology infrastructure. These problems may be caused by a variety of factors, including infrastructure changes, power or network outages, fire, flood or other natural disasters affecting our data centers, human or software errors, viruses, security breaches, fraud or other malicious activity, spikes in customer usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these service outages and performance problems within an acceptable period of time. If our technology infrastructure fails to keep pace with the increased number of users and amount of data, or if we are unable to avoid service outages and performance problems, or to resolve them quickly, it could adversely affect our ability to attract new customers, result in the loss of existing customers and harm our reputation, all of which could adversely affect our business and operating results.

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We depend on data centers and computing infrastructure operated by third parties and any disruption in these operations could adversely affect our operating results.

We currently serve our customers through a combination of our own servers located in third-party data center facilities, and servers and data centers operated by Amazon. While we control and have access to our own servers and the other components of our network that are located in our external data centers, we do not control the operation of any of these third-party data center facilities. The owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our third-party data center operators is acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible service interruptions in connection with doing so.

Problems faced by our third-party data center operators, or with any of the service providers with whom we or they contract, could adversely affect the experience of our customers. Our third-party data center operators could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy, faced by our third-party data center operators, or any of the service providers with whom we or they contract, may have negative effects on our business. Additionally, if our data centers are unable to keep up with our growing needs for capacity or any spikes in customer demand, it could have an adverse effect on our business. Any changes in third-party service levels at our data centers could result in loss of or damage to our customers’ stored information and service interruptions, which could hurt our reputation. These issues could also cause us to lose customers, harm our ability to attract new customers, or subject us to potential liability, any of which could adversely affect our operating results.

Our systems are not fully redundant, and we have not yet implemented a complete disaster recovery plan or business continuity plan. Although the redundancies we do have in place will permit us to respond, at least to some degree, to service outages, our third-party data centers are vulnerable in the event of failure. We do not yet have adequate structure or systems in place to recover from a data center’s severe impairment or total destruction, and recovery from the total destruction or severe impairment of any of our third-party data centers could be difficult and may not be possible at all.

The property management industry may be regulated in the future, which could impact the company’s business and financial performance.

Following completion of the Simply Sakal Acquisition, our business includes providing property management solutions. The business of property management is not currently governed by regulations in Singapore. However, this might change in the future, and we could incur additional costs having to comply with such regulation. There is no guarantee that we will be able to comply with such regulation in the future. This could have a significant impact on our business and financial performance. If the Singapore government does enact regulations on the property management industry, the Company would need to utilize additional resources in order to comply with these regulations. These costs could reduce the Company’s profitability. Additionally, if the Company is unable to comply with the regulations, it could be subject to fines or other penalties.

Our business is significantly related to economic conditions surrounding the real estate market in Singapore. A slowdown in the property market in Singapore, or a recession in general, could harm our business.

Economic slowdowns or recessions Singapore, rising interest rates, declining demand for real estate, or the public perception that any of these events may occur, can lead to a slowdown in the property development market in Singapore. With fewer properties being developed, there would be less need and demand for our property management services.

Risks Relating to Our Securities

An active trading market for our Ordinary Shares may not be maintained and the trading price for our Ordinary Shares may fluctuate significantly.

We cannot assure you that a liquid public market for our Ordinary Shares will be maintained. If an active public market for our Ordinary Shares is not maintained, the market price and liquidity of our Ordinary Shares may be materially and adversely affected. The public offering price for our Ordinary Shares in the public offering was determined by negotiation between us and the underwriter based upon several factors, and we can provide no assurance that the trading price of our Ordinary Shares after the public offering will not decline below the public offering price. As a result, investors in our Ordinary Shares may experience a significant decrease in the value of their shares.

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Because our public offering price per Ordinary Share is substantially higher than our net tangible book value per Ordinary Share, you will experience immediate and substantial dilution.

If you purchase Ordinary Shares in this offering, you will pay substantially more than our net tangible book value per Ordinary Share. As a result, you will experience immediate and substantial dilution of US$1.23 per Ordinary Share, representing the difference between our pro forma as adjusted net tangible book value per Ordinary Share of US$0.32 as of June 30, 2023 after giving effect to the net proceeds to us from this offering, assuming no change to the number of Ordinary Shares offered by us as set forth on the cover page of this prospectus and an assumed public offering price of US$1.55 per Ordinary Share. See “Dilution” for a more complete description of how the value of your investment in our Ordinary Shares will be diluted upon the completion of this offering.

We may not maintain the listing of our Ordinary Shares on the Nasdaq which could limit investors’ ability to make transactions in our Ordinary Shares and subject us to additional trading restrictions.

Our Ordinary Shares are listed on the Nasdaq. In order to continue listing our shares on the Nasdaq, we must maintain certain financial and share price levels and we may be unable to meet these requirements in the future. We cannot assure you that our shares will continue to be listed on the Nasdaq in the future.

If the Nasdaq delists our Ordinary Shares and we are unable to list our shares on another national securities exchange, we expect our shares could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

(a)	a limited availability of market quotations for our Ordinary Shares;
(b)	reduced liquidity for our Ordinary Shares;
(c)	a determination that our Ordinary Shares are “penny stock”, which will require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;
(d)	a limited amount of news and analyst coverage; and
(e)	a decreased ability to issue additional securities or obtain additional financing in the future.

As long as our Ordinary Shares are listed on the Nasdaq, U.S. federal law prevents or pre-empts the states from regulating their sale. However, the law does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. Further, if we were no longer listed on the Nasdaq, we would be subject to regulations in each state in which we offer our shares.

The market price of our Ordinary Shares has been volatile and can fluctuate substantially, which could result in substantial losses for purchasers of our Ordinary Shares in this offering.

The market price of our Ordinary Shares is highly volatile, and since our initial public offering in March 2023, the market price of our Ordinary Shares has ranged from $1.54 to $30.88 per share. Accordingly, you may be unable to sell your Ordinary Shares at or above the offering price.

The wide fluctuations of the market price of our Ordinary Shares may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in Singapore that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, cash flow;
●	fluctuations in operating metrics;

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●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;
●	announcements of new solutions and services and expansions by us or our competitors;
●	termination or non-renewal of contracts or any other material adverse change in our relationship with our key customers or strategic investors;
●	changes in financial estimates by securities analysts;
●	detrimental negative publicity about us, our competitors or our industry;
●	additions or departures of key personnel;
●	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;
●	regulatory developments affecting us or our industry; and
●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the Ordinary Shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Ordinary Shares. Volatility or a lack of positive performance in our Ordinary Shares price may also adversely affect our ability to retain key employees, most of whom have been granted share incentives.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition to the risks addressed above in “The market price of our Ordinary Shares has been volatile and can fluctuate substantially, which could result in substantial losses for purchasers of our Ordinary Shares in this offering,” our Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices, given that we will have relatively small public floats. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects.

Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. Furthermore, the potential extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price and our company’s financial performance and public image, negatively affect the long-term liquidity of our Ordinary Shares, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our Ordinary Shares and understand the value thereof.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Ordinary Shares, the market price for our Ordinary Shares and trading volume could decline.

The trading market for our shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts downgrade our shares, the market price for our shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our shares to decline.

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Short selling may drive down the market price of our Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we would have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment.

We currently intend to retain all of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our shares as a source for any future dividend income. Our Directors have complete discretion as to whether to distribute dividends, subject to certain requirements of Singapore and Malaysia law. Even if our Directors decide to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors as determined by our board of Directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased our Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment.

If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

We are a non-U.S. corporation and, as such, we will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

(a)	at least 75% of our gross income for the year is passive income; or
(b)	the average percentage of our assets (determined at the end of each quarter) during the taxable year that produced passive income or that are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our securities, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

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While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our ordinary shares, fluctuations in the market price of our ordinary shares may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.

Growing and operating our business will require significant cash investments, capital expenditures and commitments to respond to business challenges, including developing or enhancing new or existing services and technologies and expanding our infrastructure. As of June 30, 2023, the Company has S$6.3 million (approximately US$4.7 million) in cash and cash equivalents after payment of operating expenses, expenses related to the IPO and repayment of outstanding balance of the shareholder loan facility. If cash on hand, cash generated from operations, and the net proceeds from the public offering are not sufficient to meet our cash and liquidity needs, we may need to seek additional capital, potentially through debt or equity financings. We may not be able to raise required cash on terms acceptable to us, or at all. Such financings may be on terms that are dilutive or potentially dilutive to our shareholders, and the prices at which new investors would be willing to purchase our securities may be lower than the public offering price or the then-current market price per share of our Ordinary Shares. The holders of new securities may also have rights, preferences, or privileges that are senior to those of existing stockholders. If new financing sources are required, but are insufficient or unavailable, we may need to modify our growth and operating plans and business strategies based on available funding, if any, which would harm our ability to grow our business.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards as required when they are adopted for public companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes- Oxley Act of 2002 and the other rules and regulations of the SEC, which may adversely affect our financial condition and results of operations.

We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

(a)	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

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(b)	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
(c)	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and
(d)	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four (4) months after the end of each fiscal year. In addition, we intend to publish our financial results on a semi-annual basis through press releases distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance listing requirements of the Nasdaq. These practices may afford less protection to Shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the Nasdaq. We are relying on home country practice to be exempted from certain of the corporate governance requirements of the Nasdaq, namely (i) a majority of the Directors on our board of Directors are not required to be independent Directors; (ii) there will not be a necessity to have regularly scheduled executive sessions with independent Directors; and (iii) there will be no requirement for the Company to obtain Shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants: (c) a change of control; and (d) transactions other than public offerings.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

As discussed above, we are a foreign private issuer under the Exchange Act, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2023. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our Directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid the loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to comply with U.S. federal proxy requirements, and our officers, Directors and 10% shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our Amended and Restated Articles of Association, the Companies Act and the common law of the Cayman Islands. The rights of Shareholders to take action against our Directors and us, actions by minority Shareholders and the fiduciary duties of our Directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which are generally of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our Shareholders and the fiduciary duties of our Directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

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Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the Amended and Restated Articles of Association) or to obtain copies of lists of shareholders of these companies. Our Directors are not required under our Amended and Restated Articles of Association to make our corporate records available for inspection by our Shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a Shareholder resolution or to solicit proxies from other Shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as U.S. states. Currently, we plan to rely on home country practices with respect to any corporate governance matter. Accordingly, our Shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our Shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of Directors or controlling Shareholders than they would as shareholders of a company incorporated in a U.S. state. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in a U.S. state and their shareholders, see “Description of Share Capital— Differences in Corporate Law”.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.

Prior to our initial public offering, we were a private company with limited accounting personnel. Furthermore, prior to our initial public offering, our management had not performed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud.

Our failure to implement and maintain effective internal controls over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of the Ordinary Shares.

We are a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F. In addition, if we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting on an annual basis. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a burden on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

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During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify material weaknesses and deficiencies in our internal control over financial reporting. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis”.

In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud, misuse of corporate assets and legal actions under the United States securities laws and subject us to potential delisting from Nasdaq to regulatory investigations and to civil or criminal sanctions.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company. Our operating subsidiaries were incorporated and are located in Singapore and Malaysia. Substantially all of our assets are located outside of the United States. In addition, all of our current Directors and officers are nationals and residents of countries other than the United States and substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult for a Shareholder to effect service of process within the United States upon these persons or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands may render you unable to enforce a judgment against our assets or the assets of our Directors and officers. For more information regarding the relevant laws of the Cayman Islands, see “Enforcement of Civil Liabilities”. As a result of all of the above, our Shareholders may have more difficulties in protecting their interests through actions against us or our officers, Directors or major Shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You must rely on the judgment of our management as to the uses of the net proceeds from this offering, and such uses may not produce income or increase our share price.

We plan to use the net proceeds of this offering primarily for (i) Acquisition Reserves, (ii) Post-Acquisition Integration and Funding and (iii) Working Capital and Ongoing Operational Needs. See “Use of Proceeds” for further information. However, our management will have considerable discretion in the application of the net proceeds received by us in this offering. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

Risks Relating to the Jurisdictions where we operate

Any adverse changes in the political, economic, legal, regulatory taxation or social conditions in the jurisdictions that we operate in or intend to expand our business may have a material adverse effect on our operations, financial performance and future growth.

Our business, prospects, financial condition and results of operations are dependent on and may be adversely affected by political, economic, social and legal developments that are beyond our control in each of the jurisdictions that we operate in or in which we intend to expand our business and operations. Such political and economic uncertainties may include risks of war, terrorism, nationalism, expropriation or nullification of contracts, changes in interest rates, economic growth, national fiscal and monetary policies, inflation, deflation, methods of taxation and tax policy. Negative developments in the socio-political climate of these regions may also adversely affect our business, prospects, financial condition and results of operations. These developments may include, but are not limited to, changes in political leadership, nationalization, price and capital controls, sudden restrictive changes to government policies, introduction of new taxes on goods and services and introduction of new laws, as well as demonstrations, riots, coups and war. These may result in the nullification of contracts and/or prohibit us from continuing our business operations.

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The jurisdictions that we operate in or in which we intend to expand our business and operations may be in a state of rapid political, economic and social changes, and may also be subject to unforeseeable circumstances such as natural disasters and other uncontrollable events, which will entail risks to our business and operations if we are to expand in the region in the future. There can also be no assurance that we will be able to adapt to the local conditions, regulations and business practices and customs of the regions in which we operate in the future. Any changes implemented by the government of these regions resulting in, amongst others, currency and interest rate fluctuations, capital restrictions and changes in duties and taxes detrimental to our business could materially and adversely affect our business, prospects, financial condition and results of operations.

We are exposed to risks in respect of acts of war, terrorist attacks, epidemics, political unrest, natural disasters, adverse weather and other uncontrollable events.

Our business activities are principally carried out in Singapore and Malaysia, and we intend to expand our operations across new markets in Southeast Asia. Our geographic presence in Southeast Asia may make us vulnerable in the event of increased tension or hostilities in certain countries, including the countries in which our customers operate. In addition, unforeseeable circumstances and other factors such as power outages, labor disputes, severe weather conditions and natural or other catastrophes may disrupt our operations, and terrorist attacks or other acts of violence may further materially and adversely affect the global financial markets and business and consumer confidence. Any such events may cause damage or disruption to our business, markets, customers and suppliers, any of which could materially and adversely affect our business, prospects, financial condition and results of operations.

We are subject to evolving laws, regulations, standards and policies, and any actual or perceived failure to comply could harm our reputation and brand, subject us to significant fines and liability, or otherwise adversely affect our business.

The laws, regulations, standards and policies in the jurisdictions in which we operate or may in the future operate are continuously evolving. The costs of compliance, including remediation of any discovered issues and any changes to our operations regulated by new or amended laws, may be significant, and any failures to comply could result in additional expenses, delays or fines. As we expand our business into the new markets, we are in the process of reviewing the applicable laws and regulations in each jurisdiction, including required approvals, licenses and permits. Such laws, regulations, standards and policies continue to rapidly change, which increases the likelihood of a patchwork of complex or conflicting regulations, or which could increase our compliance costs or otherwise affect our business.

The interpretation and application of laws and regulations in the jurisdictions in which we operate involve uncertainties.

The courts in certain jurisdictions in which we operate or may in the future operate may offer less certainty as to the judicial outcome or a more protracted judicial process than is the case in more established economies. Businesses can become involved in lengthy court cases over simple issues when rulings are not clearly defined, and the poor drafting of laws and excessive delays in the legal process for resolving issues or disputes compound such problems. Accordingly, we could face risks such as (a) effective legal redress in the courts of such jurisdictions being more difficult to obtain, whether in respect of a breach of law or regulation, or in an ownership dispute; (b) a higher degree of discretion on the part of governmental authorities and therefore less certainty; (c) the lack of judicial or administrative guidance on interpreting applicable rules and regulations; (d) inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; or (e) relative inexperience or unpredictability of the judiciary and courts in such matters.

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Enforcement of laws in some of the jurisdictions in which we operate or may in the future operate may depend on and be subject to the interpretation placed upon such laws by the relevant local authority, and such authority may adopt an interpretation of an aspect of local law which differs from the advice given to us by local lawyers or even previously by the relevant local authority itself. Furthermore, there is limited or no relevant case law providing guidance on how courts would interpret such laws and the application of such laws to our contracts, operations, licenses, license applications or other arrangements.

There can be no assurance that there will be no unfavorable interpretation or application of the laws in the jurisdictions in which we operate or that such interpretation or application will not adversely affect our contracts, operations, licenses, license applications or other legal arrangements. In certain jurisdictions, the commitment of local businesses, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements may be less certain and more susceptible to revision or cancellation, and legal redress may be uncertain or delayed. If the existing body of laws and regulations in the countries in which we operate are interpreted or applied, or relevant discretions exercised, in an inconsistent manner by the courts or applicable regulatory bodies, this could result in ambiguities, inconsistencies and anomalies in the enforcement of such laws and regulations, which in turn could hinder our long-term planning efforts and may create uncertainties in our operating environment.

Any limitations on the ability of our subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company incorporated in Singapore and operate certain parts of our businesses through our operating subsidiaries, including overseas operating subsidiaries. Therefore, the availability of funds to pay dividends to our shareholders depends upon dividends received from our subsidiaries. If our subsidiaries incur debts or losses, such indebtedness or loss may impair their ability to pay dividends or other distributions to us. As a result, our ability to pay dividends to our Shareholders will be restricted. Local laws and regulations have differing requirements and restrictions on the ability of a company to pay dividends to its shareholders. In addition, restrictive covenants in bank credit facilities or other agreements that we or our subsidiaries have entered into or may enter into in the future may also restrict the ability of our subsidiaries to provide capital or declare dividends to us.

Government regulation of loans and direct investments by our Company to our foreign subsidiaries may delay or prevent us from making loans or additional capital contributions, which could materially and adversely affect our liquidity and ability to expand our business and operations in such jurisdictions.

Local laws and regulations may also have differing requirements and restrictions on the ability of a foreign holding company to make loans, direct investments or additional capital contribution to our overseas operating subsidiaries. This may impede our ability to expand our business and operations and increase our presence in these jurisdictions where we are seeking to expand our business, and our future plans and growth may be adversely affected.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

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USE OF PROCEEDS

Based upon an assumed offering price of US$1.55 per Ordinary Share (the last reported sale price of our Ordinary Share, as reported on the Nasdaq Capital Market on January 10, 2024), we estimate that we will receive gross proceeds from this offering of approximately US$4,000,000 (or approximately $4.60 million if the underwriters exercise in full their option to purchase additional ordinary shares), and net proceeds of approximately US$3,492,000 (or approximately $4.05 million if the underwriters exercise in full their option to purchase additional ordinary shares), after deducting underwriting discounts and commissions and estimated offering expenses of approximately $508,000 (or approximately $0.54 million if the underwriters exercise in full their option to purchase additional ordinary shares) payable by us. We plan to use the net proceeds we receive from this offering for the following purposes:

Description of Use	Use of Net Proceeds Approximate in Percentage of Net Proceeds
Acquisition Reserves	30%
Post-Acquisition Integration and Funding	40%
Working Capital and Ongoing Operational Needs	30%
100%

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Part of the proceeds from this offering is intended to be used to finance the acquisitions announced by us and future acquisitions should they occur. Approximately US$1 million of the net proceeds from this offering will be used to partially fund the payment of the Total Consideration of S$4,712,000 (equivalent to approximately US$3,500,00) payable in respect of the Simply Sakal Acquisition, which is described in further details in the section entitled “Recent Developments”. Approximately US$1.5 million of the net proceeds from this offering will be reserved for post-acquisition integration and to fund the continuous growth of the acquired business.

Please refer to the section entitled “Recent Developments” for further details. Our management, however, will have some flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Pending our use of the net proceeds from this offering, we plan to invest the net proceeds in short- and intermediate-term interest-bearing financial instruments.

A $1.00 increase (decrease) in the assumed offering price of US$1.55 per Ordinary Share, which is the assumed offering price set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $2.43 million, assuming the number of shares, offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and estimated offering expenses payable by us.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

We have adopted a dividend policy, according to which our board of Directors shall take into account, among other things, the following factors when deciding whether to propose a dividend and in determining the dividend amount: (a) operating and financial results; (b) cash flow situation; (c) business conditions and strategies; (d) future operations and earnings; (e) taxation considerations; (f) interim dividends paid, if any; (g) capital requirement and expenditure plans; (h) interests of shareholders; (i) statutory and regulatory restrictions; (j) any restrictions on payment of dividends; and (k) any other factors that our board of Directors may consider relevant. The payment of dividends, in certain circumstances is also subject to the approval of our Shareholders, the Companies Act and our Amended and Restated Articles of Association as well as any other applicable laws. Currently, we do not have any predetermined dividend distribution ratio.

Even if our board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of Directors may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Ordinary Shares.

There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the various places of incorporation of our significant subsidiaries that would affect the payment or remittance of dividends.

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2023:

●	on an actual basis;

●

on a pro forma basis, adjusted to reflect the unaudited pro forma interim combined balance sheet and adjusted to reflect the issuance of 171,384 Ordinary Shares and payment of US$385,616 in cash to Simply Sellers on October 6, 2023; and

●	on a pro forma as adjusted basis to reflect the issuance and sale of 2,580,646 Ordinary Shares by us in this offering based on an assumed offering price of US$1.55 per Ordinary Share, equal to the closing price of our Ordinary Shares on Nasdaq on January 10, 2024, after deducting underwriting discounts and estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering is subject to adjustment based on the actual offering price and net proceeds to us from the offering. You should read this table in conjunction with “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Shareholders’ Equity	Actual	Actual	Pro Forma,	Pro Forma, as adjusted
	(SGD)	(USD)	(USD)	(USD)
Cash and Cash Equivalents	6,348,186	4,694,362	4,510,381	8,002,381

Ordinary Shares, par value US$0.001 per share, 500,000,000 Ordinary Shares authorized, 19,050,000 Ordinary Shares outstanding on an actual basis, 19,221,384 Ordinary Shares outstanding on a pro forma basis, and 21,802,030 Ordinary Shares outstanding on a pro forma as adjusted basis	25,692	19,050	19,221	21802
Additional paid-in capital	21,907,954	16,200,462	18,418,898	21,908,317
Accumulated other comprehensive loss	68,561	50,700	50,700	50,700
Accumulated deficit	(15,606,369)	(11,540,613)	(11,540,613)	(11,540,613)
Total OHMYHOME LIMITED Shareholders’ Equity	6,395,838	4,729,599	6,948,206	10,440,206
Total Capitalization	6,395,838	4,729,599	6,948,206	10,440,206

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DILUTION

Investors purchasing our Ordinary Shares in this offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their Ordinary Shares. Dilution in pro forma as adjusted net tangible book value represents the difference between the public offering price of our Ordinary Shares and the pro forma as adjusted net tangible book value per share of our Ordinary Shares immediately after the offering.

As of June 30, 2023, we had a historical net tangible book value of US$4.4 million, corresponding to a net tangible book value of US$0.23 per share. Historical net tangible book value per share represents our total tangible assets (total assets excluding goodwill and other intangible assets, net) less total liabilities, divided by the number of outstanding Ordinary Shares as of June 30, 2023.

Upon completion of the Simply Sakal Acquisition and adjusted for the unaudited pro forma interim combined balance sheet and adjusted for the issuance of 171,384 Ordinary Shares in satisfaction of the first tranche of the Consideration Shares in connection therewith, our total Ordinary Shares outstanding would have been 19,221,384, and our pro forma net tangible book value as of June 30, 2023 would have been US$3.4 million, or US$0.18 per share.

Upon completion of the Simply Sakal Acquisition and the issuance of 171,384 Ordinary Shares in satisfaction of the first tranche of the Consideration Shares in connection therewith, and after giving effect to the sale of Ordinary Shares in this offering by the Company at an assumed public offering price of US$1.55 per share, after deducting US$508,000 in underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma as adjusted net tangible book value as of June 30, 2023 would have been approximately US$6.9 million, or US$0.33 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of US$0.14 per share to our existing stockholders and an immediate dilution of US$1.23 per share to new investors purchasing Ordinary Shares in this offering. Dilution per share to new investors is determined by subtracting our pro forma as adjusted net tangible book value per share from the assumed public offering price per share paid by new investors.

The following table illustrates this dilution on a per share basis to new investors.

USD
Assumed public offering price per share	1.55
Historical net tangible book value per share as of June 30, 2023	$0.23
Pro forma net tangible book value per share as of June 30, 2023	$0.18
Pro forma as adjusted increase in net tangible book value per share attributable to the investors in this offering	0.14
Pro forma as adjusted net tangible book value per share as of June 30, 2023 after giving effect to this offering	0.32
Dilution per share to new investors participating in this offering	1.23

The dilution information discussed above is illustrative only and may change based on the actual public offering price and other terms of this offering.

A US$1.00 increase (decrease) in the assumed offering price of US$1.55 per Ordinary Share, which is the assumed offering price set forth on the cover page of this prospectus, would increase (decrease) the as adjusted net tangible book value per share by US$0.94, and increase (decrease) dilution to new investors by US$0.06 per share, in each case assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and estimated offering expenses payable by us.

If the underwriters exercise in full their option to purchase additional Ordinary Shares, our pro forma as adjusted net tangible book value per ordinary share would be $0.34 per share, representing an immediate increase in pro forma as adjusted net tangible book value of $0.02 per share and immediate dilution of $1.21 per share to new investors, assuming no change in the assumed public offering price per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated and unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

Ohmyhome is a data and technology-driven property technology company based in Singapore. Through our subsidiaries, we operate a one-stop-shop property brokerage and services platform which provides end-to-end property solutions and services for our customers, which comprises brokerage services and emerging and other services, such as home renovation and furnishing services, listing and research, mortgage referral, legal services and insurance referral service.

Customer Journey for Selling and Buying Homes

In a commission-driven industry, we put the customers first by transforming the real estate transaction process through a combination of proprietary technology with our in-house Super Agents to bring speed, ease, and reliability to our services. We also provide a comprehensive suite of property solutions and services to aid our customers in every step of their property transaction journey.

On October 6, 2023, Ohmyhome (BVI), a wholly owned subsidiary of the Company acquired 100% of the total number of issued shares in the capital of Simply Sakal Pte. Ltd. (“Simply”), a tech-enabled property management company in Singapore. This further increased Ohmyhome’s services offerings and customer lifetime value by servicing customers beyond transactions. A discussion and analysis of Simply is provided after the discussion and analysis of the Company’s results.

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Debt Purchase Agreement

On July 3, 2023, the Company and Wong Kok Hoe (the “Debt Seller”) entered into a debt purchase agreement (“Debt Purchase Agreement”) pursuant to which the Company agreed to purchase the debt of Ohmyhome Property Inc., a Philippine company, from the Debt Seller (the “Debt”). The Debt has a principal amount of US$1,986,287.50 and a maturity date on March 31, 2023 with 0% interest. The Debt is due any time upon demand by the debt holder. After the purchase of the debt, the debt owed by Ohmyhome Property Inc. to the Company has an interest of 5.0% and a repayment date on the earlier of (i) within 14 days from the date of demand by the Company or (ii) 12 months from the date of the Debt Purchase Agreement. The Debt Purchase Agreement was negotiated at arm’s length and has been approved by the Board of Directors of the Company. Pursuant to the Debt Purchase Agreement, the Debt Seller agreed to sell, assign and transfer the Debt to the Company for a total purchase price of US$1,986,287.50, such that Ohmyhome Property Inc. owes the Debt to the Company. The transaction has been closed. The Debt Purchase Agreement is governed by Singapore law.

Ohmyhome Limited

Key Business Metrics

In addition to the measures presented in our consolidated financial statements, we use the following key metrics to evaluate our business, develop financial forecasts, and make strategic decisions.

	For the years ended December 31,			Y-o-Y Growth
Business Metrics	2020	2021	2022	2020-21	2021-22
Real Estate Transactions (Number of transactions)	2,508	2,980	3,395	18.8%	13.9%
Online DIY	1,286	1,633	2,080	27.0%	27.4%
Agent Brokerage	925	937	746	1.3%	-20.4%
Emerging and Other Services	297	410	569	38.0%	38.8%

Gross Transaction Values (USD Millions)	432.9	613.2	615.1	41.6%	0.3%
Online DIY	99.9	257.9	351.2	158.2%	36.2%
Agent Brokerage	264.5	318.5	244.4	20.4%	-23.3%
Emerging and Other Services	68.5	36.8	19.5	-46.3%	-47.0%

Revenue (SGD)	3,338,674	4,381,683	7,025,592	31.2%	60.3%
Online DIY	-	-	-
Agent Brokerage	2,901,479	3,731,586	3,072,060	28.6%	-17.7%
Emerging and Other Services	437,195	650,097	3,953,532	48.7%	508.1%

Brokerage Revenue per Agent Real Estate Transaction (SGD)	3,136.7	3,982.5	4,118.0	27.0%	3.4%
Average Property Transaction per Super Agent per Year	48	69	75	43.8%	8.1%

	For the six months ended June 30,			Y-o-Y Growth
Business Metrics	2021	2022	2023	2021-22	2022-23
Real Estate Transactions (Number of transactions)	1,431	1,558	1,176	8.9%	-24.5%
Online DIY	801	920	854	14.9%	-7.2%
Agent Brokerage	466	449	265	-3.6%	-41.0%
Emerging and Other Services	164	189	57	15.2%	-69.8%

Gross Transaction Values (USD Millions)	265.8	332.3	224.0	25.0%	-32.6%
Online DIY	95.6	175.7	139.9	83.8%	-20.4%
Agent Brokerage	152.6	143.7	83.3	-5.8%	-42.0%
Emerging and Other Services	17.6	12.9	0.8	-26.7%	-93.8%

Revenue (SGD)	2,320,498	3,382,514	2,167,021	45.8%	-35.9%
Online DIY	-	-	-
Agent Brokerage	1,980,900	1,695,673	1,345,726	-14.4%	-20.6%
Emerging and Other Services	339,598	1,686,841	821,295	396.7%	-51.3%

Brokerage Revenue per Agent Real Estate Transaction (SGD)	4,250.9	3,776.6	5,078.2	-11.2%	34.5%
Average Property Transaction per Super Agent per Year	34	37	28	8.8%	-24.3%

Key Business Metrics

Real Estate Transactions

Increasing the number of real estate transactions in which we represent homebuyers and home sellers is critical to increasing our revenue and, in turn, to achieving profitability. Real estate transactions are influenced by pricing for our services as well as market conditions that affect home sales, such as local inventory levels and mortgage interest rates. Real estate transactions are also affected by seasonality and macroeconomic factors.

As we allow users to post listings and enquire listings for free on our DIY platform, we also track transactions that transpire on our platform without engaging our Super Agents, and the user data associated with them, providing us with potential upselling and cross-selling opportunities with our à la carte services such as documentation, mortgage, legal conveyancing, moving, renovation and more to cater to the needs of our DIY users who do not wish to engage an agent.

As a one-stop-shop platform, we provide a myriad of other services to our clients to assist them throughout their transaction journey, including legal conveyancing, mortgage, insurance, renovation, moving, and more. We track transactions that take place on our platform who engage us for the various types of services during their buying or selling journey.

The property transaction market in Singapore has seen a decline in 2022 and the six months ended June 30, 2023 after a myriad of property cooling measures put in place by the Singapore government in December 2021 and throughout 2022 and a new additional HDB Flat Eligibility (HFE) requirement for HDB buyers. The new additional HFE requirement for HDB buyers led to a much longer time to transact. This is also against the backdrop of rising interest rates leading to higher cost of homeownership, and thus slowdown in demand for housing particularly in the private property market.

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HDB resale transactions in 2022 dropped by 10.0% compared to 2021, according to HDB resale statistics1. Private properties in Singapore has also seen a larger decline of 34.7% in new sales and resales in 2022 compared to 2021, according to Annex D of Press Release of 2nd Quarter 2022 Real Estate Statistics by the Urban Redevelopment Authority of Singapore2. Overall, the total number of transactions has declined by 22.9% from 2021 to 2022.

Despite the backdrop of a market downturn, our business performance remained resilient as a result of our offering of other services.

Comparing our business from 2021 to 2022, while our total number of transactions increased by 13.9% from 2,980 to 3,395, our agent brokerage transactions has seen a decline of 20.4% from 937 to 746 due to the impact from the overall market condition of a 22.9% decline in transactions.

However, this is mitigated by an increased number of Emerging and Other Services transactions by 38.8% mainly attributable to an increase in our insurance referral services and legal services. Revenue from our renovation services have grown significantly by 508.1% and also contributed to a higher percentage of total revenue.

Our Online DIY transactions have also seen a growth of 27.4% from 1,633 to 2,080, showing an increasing interest from our DIY users to transact on our platform, providing us with a good foundation for our plans of tapping into this pool of customers by providing value-added services at a fee.

The number of real estate transactions grew 18.8% from 2,508 to 2,980 for the years ended December 31, 2020 and 2021. Our Super Agents completed 1,222 and 1,347 real estate transactions and emerging and other services for the years ended December 31, 2021 and 2022, respectively. Our online DIY transactions saw a noticeable growth of 27.0% from 1,286 to 1,633 from 2020 to 2021 and 27.4% to 2,080 from 2021 to 2022, primarily due to growing DIY activities against the backdrop of rising housing prices.

Gross Transaction Value

Gross Transaction Value (“GTV”) refers to the value of properties and partner services transacted through our one-stop-shop platform. The total GTV comprises two (2) components:

(a)	Agent-based GTV (or “Agent GTV”), which is the sum of:

(i)	values of properties transacted by engaging our agent services;
(ii)	mortgage value of mortgage referred through our platform;
(iii)	contract values of legal conveyancing;
(iv)	contract values of renovation; and
(v)	general property services; and

(b)	Online DIY GTV (or “Online GTV”), which is the sum of the values of properties transacted via our platform without the involvement of our Super Agents.

1 https://www.hdb.gov.sg/residential/selling-a-flat/overview/resale-statistics

2https://www.ura.gov.sg/Corporate/Media-Room/Media-Releases/pr23-02#:~:text=The%20Urban%20Redevelopment%20Authority%20(URA,statistics%20for%204th%20Quarter%202022.&text=Prices%20of%20private%20residential%20properties,increase%20in%20the%20previous%20quarter.

Real Estate Revenue per Real Estate Transaction

Real estate revenue per real estate transaction, together with the number of real estate transactions, is a factor in evaluating business growth and determining pricing. Changes in revenue per real estate transaction can be affected by our pricing, the mix of transactions for homebuyers and home sellers, the mix of transactions for different property types, the mix of service offerings we provide to our customers, changes in the value of homes in the markets we serve, and the geographic mix of our transactions.

In 2021, 2022, and the six months ended June 30, 2023, brokerage transactions for home sellers constitute majority of the brokerage transactions on Ohmyhome’s platform. We expect brokerage transactions for home sellers to comprise a greater portion of our brokerage transactions over time as we continue to focus on listings as a strategic asset that provides benefits beyond the revenue, we generate from home sellers. For example, we believe that increased listings draw more homebuyers to our website and mobile application.

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In 2021, our brokerage transaction for private property in our first year of launch into the market consisted of around 10% of the total number of transactions, and it accounts for around 13% of total number of transactions in 2022.

Average Transaction per Super Agents

The average number of Super Agents, in combination with our other key metrics such as the number of brokerage transactions, is a measure of agent productivity and is an indicator of the potential future growth of our business. We systematically evaluate traffic to our website and mobile application and customer activity to anticipate changes in customer demand to determine when and where to hire Super Agents.

	For the years ended December 31,
Ohmyhome Business Metrics	2020	2021	2022
Brokerage Revenue per Agent per year (SGD)	150,562	274,793	307,206
Average Property Transaction per Super Agent per Year	48	69	75

Top Agencies in Singapore
Brokerage Revenue per Agent per year (SGD)	50,000-60,000	85,000-90,000	80,000-90,000
Average Property Transaction per Agent per Year	8-9	11	10-11

*Data extracted from the annual reports and public records publish by respective agencies

As a measure of our efficiency in transactions enabled by our technology, our average property transactions per Super-Agent grew from 48 per agent to 69 per agent for the years ended December 31, 2020 and 2021, respectively, and further increased to 75 per agent for the years ended December 31, 2022. This efficiency will improve even further, cementing us as one of the fastest and leanest property agencies in Singapore as a result of our continued investment into technology to empower our agents and our customers in the property transaction processes. This is because our Super Agents are employees who receive a fixed salary, variable transaction bonuses based on customer satisfaction and transaction speed, benefits, and expense reimbursement.

Most agencies in Singapore pay a high proportion of the commission (generally up to 90%) to the individual agents as individual agents conduct most of the work including deal sourcing, relationship management, and closing of transactions, whereas the agencies retain a small balance (approximately 10% or less) of the commission revenue. However, we employ our Super Agent as professional full-time employees who focus on servicing the client, while our data-driven technology platform generates leads from online traffic, manages relationships with clients, provide quality leads to our in-house Super Agents, conduct buyer-seller matching via data algorithms, and provide upselling and cross-selling opportunities for other services such as mortgage, legal, moving, renovation and more.

Supported by our data-driven platform, our Super Agents are thus able to dedicate more time to servicing clients while improving their earnings as they transact more deals generated from the platform, and increasing their stickiness with our platform.

Based on our operational experience and continuous investment into technology, we believe that there is still room for improvement for agent efficiency and transaction speed such as increasing quality of matching leads via data and automatic scheduling of viewings, providing further room for growth and gross margin improvement.

Factors Affecting Performance

Seasonality

Residential real estate is a highly seasonal business. While individual markets may vary, transaction volume typically increases progressively from July through the second half of year and then declines gradually over the first three to four months of the calendar year. We experience the most significant financial effect from this seasonality in the first and second quarters of each year, when our revenue is typically lower relative to the third and fourth quarters. However, because we employ our Super Agents and a portion of their compensation is fixed, we do not experience a proportional decrease in our expenses during such lower seasonal periods, which negatively affects our results of operations.

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Cyclicality

The residential real estate industry is cyclical and, when economic conditions are favorable, the real estate industry tends to perform well. When the economy is weak, if interest rates dramatically increase, if mortgage lending standards tighten, or if there are economic or political disturbances, the residential real estate industry tends to perform poorly. Talent availability would also be subject to the economic cycles of specific industries, which might affect the cost of acquiring and retaining talents for our business. Our revenue growth rate tends to increase as the real estate industry performs well, and to decrease as it performs poorly.

Pricing

Delivering a better-quality customer experience at a lower cost than our competitors is a fundamental tenet of our strategy. We believe that in the long run our technology-powered residential brokerage model will further drive efficiencies that continue to reduce costs. From time to time, we adjust pricing after considering market conditions, the balance of profitability against customer savings, and other factors. Based on prior pricing changes, we believe that home sellers are more sensitive to pricing than homebuyers.

Investments in Technology and Marketing

We have invested, and intend to continue to invest, in developing technology, tools, features, and products that provide targeted and useful real estate information to customers, manage their real estate transactions, originate mortgages, and make our Super Agents and internal teams more efficient. In addition, we will continue to invest in marketing to increase our market share in the markets we serve.

Key Components of Our Results of Operations

Revenue

We derive our revenue when customers engage our services for their property and related transactions and services. Our key revenue components are:

●	Brokerage Services

We earn brokerage services revenue from provision of brokerage and documentation services for buying, selling, and leasing and renting properties. Traditional brokerage commissions typically range from 2.0% to 3.0% of a home’s sale price, depending on the market. Our commissions are up to 2.0% for HDB flats and up to 2.0% for private properties when representing sellers, and equally shared from co-broke arrangements with the seller’s agents when representing buyers.

●	Emerging and Other Services

○	We offer services beyond helping customers buy and sell homes. We also provide mortgage referral services to property buyers from an array of mortgage products from various financial institutions and banks respectively and earn referral fees from these parties. The typical referral fee is 0.2% of the mortgage value. The Company also receives advertising income by providing advertising services for property-related service providers such as legal conveyancing and home insurance.

○	We provide end-to-end solutions for renovation from interior design to alterations and additions, as well as regular and ad-hoc home services such as air conditioner servicing, cleaning, painting, handyman services, moving and relocation based on the needs of customers. The revenue will depend on the scope of services provided.

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Cost of Revenue and Gross Margin

Cost of revenue consists primarily of staff costs (including base salary and other benefits), transaction bonuses, home touring and field expenses, property listing expenses, business expenses, facilities expenses, and, for emerging and other services, the costs of sub-contractors and the purchase price of materials for our customers. We expect cost of revenue to continue to rise, but more slowly than revenue, as we hire more Super Agents and support staff in response to anticipated customer demand.

Gross profit is revenue less the cost of revenue. Gross margin is gross profit expressed as a percentage of revenue. Our gross margins were 41%, 54% and 33% for the years ended December 31, 2020, 2021 and 2022, respectively. Our gross margin has been and will continue to be affected by a number of factors, including real estate revenue per real estate transaction and the productivity of our Super Agents and support staff, cost of services rendered by our subcontractors, and cost of materials for emerging and other services. We expect gross margin to continue to rise over time to the extent we gain efficiencies through technology and operations.

Operating Expenses

Technology and Development

Technology and development expenses relate primarily to developing new software used by our customers and internal teams, making enhancements to our existing software, and maintaining and improving our website and mobile application. These expenses consist primarily of personnel costs, data licenses, software, and equipment, and infrastructure such as for hosted services.

Our technology and development expenses as a percentage of revenue were 46%, 33%, 25%, 25% and 51% for the years ended December 31, 2020, 2021 and 2022 and the six months ended June 30, 2022 and 2023, respectively. We expect technology and development expenses to continue to increase in absolute dollars as we hire more software developers. We anticipate technology and development expenses as a percentage of revenue to decrease over time.

Selling and Marketing

Selling and marketing expenses consist primarily of media costs for online and traditional advertising, as well as staff costs. We expect marketing expenses to increase in absolute dollars as we expand advertising campaigns to gain market share in Singapore as well as to enter overseas markets. Our marketing expenses as a percentage of revenue were 35%, 39%, 27%, 30% and 39% for the years ended December 31, 2020, 2021 and 2022 and for the six months ended June 30, 2022 and 2023, respectively. We anticipate marketing expenses as a percentage of revenue to decrease over time.

General and Administrative

General and administrative expenses consist primarily of staff costs, facilities, and related expenses for our executive, finance, human resources, facilities and legal organizations, and fees for professional services.

Professional services principally comprised of external legal, audit, and tax services. We expect general and administrative expenses to increase in absolute dollars due to the anticipated growth of our business and to meet the increased compliance requirements associated with our transition to, and operation as, a public company. We anticipate general and administrative expenses as a percentage of revenue to decrease over time.

COVID-19 Affecting Our Results of Operations

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The COVID-19 pandemic has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions, and temporarily closing businesses.

As of the date of this prospectus, the daily life of Singapore residents is largely back to pre-COVID-19 levels. We consider that the impact of the COVID-19 pandemic has been and will be further alleviated by the measures announced by the Singapore Government. As the situation continues to evolve, we will continue to closely monitor further effects that could be caused by the COVID-19 pandemic on the Group’s operations and financial position.

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Results of Operations

Comparison of Results of Operations for the Fiscal Years Ended December 31, 2020, 2021 and 2022

The following table summarizes the results of our operations in SGD during the fiscal years ended December 31, 2020, 2021 and 2022, respectively.

	For the years ended December 31,
	2020	% Rev	2021	% Rev	2022	% Rev
	SGD	%	SGD	%	SGD	%
Revenue	3,338,674	100%	4,381,683	100%	7,025,592	100%
Brokerage Services	2,901,479	87%	3,731,586	85%	3,072,060	44%
Emerging and Other Services	437,195	13%	650,097	15%	3,953,532	56%

Cost of Revenue	(1,967,121)	(59)%	(1,995,622)	(46)%	(4,708,678)	(67)%
Brokerage Services	(1,718,012)	(51)%	(1,605,602)	(37)%	(1,383,488)	(20)%
Emerging and Other Services	(249,109)	(7)%	(390,020)	(9)%	(3,325,190)	(47)%

Gross Profit	1,371,553	41%	2,386,061	54%	2,316,914	33%
Brokerage Services	1,183,467	35%	2,125,984	49%	1,688,572	24%
Emerging and Other Services	188,086	6%	260,077	6%	628,342	9%

Technology and development expenses	(1,539,651)	(46)%	(1,449,065)	(33)%	(1,767,730)	(25)%
Selling and marketing expenses	(1,183,380)	(35)%	(1,717,470)	(39)%	(1,926,003)	(27)%
General and administrative expenses	(1,291,238)	(39)%	(1,563,599)	(36)%	(1,854,521)	(26)%
Total operating expenses	(4,014,269)		(4,730,134)		(5,548,254)

Other Income	544,957		450,798		157,299

Net Income	(2,097,759)	(63)%	(1,893,275)	(43)%	(3,074,041)	(44)%

Comparison of Results of Operations for the Months Ended June 30, 2021, 2022 and 2023

The following table summarizes the results of our operations in SGD during the six months ended June 30, 2021, 2022 and 2023, respectively.

	For the years ended June 30,
	2021	% Rev	2022	% Rev	2023	% Rev
	SGD	%	SGD	%	SGD	%
Revenue	2,320,498	100%	3,382,514	100%	2,167,021	100%
Brokerage Services	1,980,900	85%	1,695,673	50%	1,345,726	62%
Emerging and Other Services	339,598	15%	1,686,841	50%	821,295	38%

Cost of Revenue	(933,060)	(40)%	(1,856,142)	(55)%	(1,363,376)	(63)%
Brokerage Services	(817,702)	(35)%	(815,061)	(24)%	(732,930)	(34)%
Emerging and Other Services	(115,358)	(5)%	(1,041,081)	(31)%	(630,446)	(29)%

Gross Profit	1,387,438	60%	1,526,372	45%	803,645	37%
Brokerage Services	1,163,198	50%	880,612	26%	612,796	28%
Emerging and Other Services	224,240	10%	645,760	19%	190,849	9%

Technology and development expenses	(719,091)	(31)%	(857,584)	(25)%	(1,096,651)	(51)%
Selling and marketing expenses	(691,144)	(30)%	(1,003,189)	(30)%	(848,504)	(39)%
General and administrative expenses	(701,468)	(30)%	(806,158)	(24)%	(1,485,521)	(69)%
Total operating expenses	(2,111,703)		(2,666,931)		(3,430,676)

Other Income	230,844		205,147		130,145

Net Income	(493,421)	(21)%	(935,412)	(28)%	(2,496,886)	(115)%

Revenue

For the years ended December 31, 2021 and 2022

In 2022, total revenue increased by S$2.6 million, or 60.3% to S$7.0 million compared to S$4.4 million in 2021.

While brokerage services revenue decreased by S$0.6 million to S$3.1 million compared to S$3.7 million in 2021 due to significant reduction in transaction volume in the market, Emerging and Other Services grew by 508% due to significant increase in revenue coming from renovation. This is due to customers continuing on from our transaction services and also some opting for upgrading their home instead of selling and purchasing their next one.

For the years ended December 31, 2020 and 2021

In 2021, total revenue increased by S$1.1 million, or 31.2% to S$4.4 million compared to S$3.3 million in 2020. Brokerage services revenue increased by S$0.8 million, or 28.6% to S$3.7 million compared to S$2.9 million in 2020 due to more private properties being transacted with a higher commission rate, as compared to transactions of HDB flats with commissions of 1.0%. The GTV of our brokerage services for 2021 was S$430.6 million, an increase of S$73.1 million, or 20.4% compared to S$357.6 million in 2020. Emerging and other services revenue increased by S$0.21 million, or 48.7% to S$0.65 million compared to S$0.44 million in 2020 due to more customers opting for our renovation and other services after using our brokerage services.

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For the six months ended June 30, 2022 and 2023

For the six months ended June 30, 2023, total revenue declined by S$1.2 million, or 35.9% to S$2.2 million compared to S$3.4 million in the six months ended June 30, 2022. Brokerage services revenue declined by S$0.4 million, or 20.6% to S$1.3 million compared to S$1.7 million in the six months ended June 30, 2022 due to less private properties and HDB flats being transacted as a result of the cooling measures and additional new HFE requirement implemented by the Singapore government. Emerging and other services revenue declined by S$0.9 million, or 51.3% to S$0.8 million compared to S$1.7 million in the six months ended June 30, 2022 due to lesser property transactions and protracted transaction times for HDB flats leading to lesser demand for renovation, legal and other related services.

Cost of Revenue and Gross Margin

For the years ended December 31, 2021 and 2022

	For the Years Ended December 31,		Variance
	2021	2022	Amount	%
	SGD	SGD	SGD	%
Revenue	4,381,683	7,025,592	2,643,909	60.3%
Brokerage Services	3,731,586	3,072,060	(659,526)	(17.7)%
Emerging and Other Services	650,097	3,953,532	3,303,435	508.1%

Cost of Revenue	(1,995,622)	(4,708,678)	(2,713,056)	136.0%
Brokerage Services	(1,605,602)	(1,383,488)	222,114	(13.8)%
Emerging and Other Services	(390,020)	(3,325,190)	(2,935,170)	752.6%

Gross Profit	2,386,061	2,316,914	(69,147)	(2.9)%
Brokerage Services	2,125,984	1,688,572	(437,412)	(20.6)%
Emerging and Other Services	260,077	628,342	368,265	141.6%

Gross Profit Margin	54.5%	33.0%
Brokerage Services	57.0%	55.0%
Emerging and Other Services	40.0%	15.9%

For the six months ended June 30, 2022 and 2023

	For the Years Ended June 30,		Variance
	2022	2023	Amount	%
	SGD	SGD	SGD	%
Revenue	3,382,514	2,167,021	(1,215,493)	(35.9)%
Brokerage Services	1,695,673	1,345,726	(349,947)	(20.6)%
Emerging and Other Services	1,686,841	821,295	(865,546)	(51.3)%

Cost of Revenue	(1,856,142)	(1,363,376)	492,766	(26.5)%
Brokerage Services	(815,061)	(732,930)	82,131	(10.1)%
Emerging and Other Services	(1,041,081)	(630,446)	410,635	(39.4)%

Gross Profit	1,526,372	803,645	(722,727)	(47.3)%
Brokerage Services	880,612	612,796	(267,816)	(30.4)%
Emerging and Other Services	645,760	190,849	(454,911)	(70.4)%

Gross Profit Margin	45.1%	37.1%
Brokerage Services	51.9%	45.5%
Emerging and Other Services	38.3%	23.2%

In 2022, the cost of revenue of Agent Brokerage services reduced by 13.8% compared by 2021, mainly due to a reduction in agent brokerage revenue by 17.7% as a result of unfavorable market conditions. The gross margin of agent brokerage services in 2022 remained high at 55.0% compared to 57.0% in 2021. For the six months ended June 30, 2023, the cost of revenue of Agent Brokerage services reduced by 10.1% compared to the same period last year, due to a reduction in agent brokerage revenue by 20.6% as a result of the cooling measures and additional new HFE requirements for HDB buyers. The gross margin for the six months ending June 30, 2022 and June 30, 2023 for Brokerage Services was 51.9% and 45.5%, respectively.

In 2022, the cost of revenue of Emerging and Other Services increased by 752.6% mainly due to the significant increase in the revenue of Emerging and Other Services by 508.1%. This is primarily attributable to a significant contract of renovation, alteration and addition services with Mr. Loh. The gross margin of Emerging and Other Services reduced from 40.0% in 2021 to 15.9% in 2022 and from 38.3% in the six months ended June 30, 2022 to 23.2% in the six months ended June 30, 2023, primarily due to lower margins of larger projects, as well as the increase in labor and material costs towards the second half of 2022 due to rapid rise in interest rates and inflation. Due to the nature of renovation contracts spanning across many months to constructs, we may not be able to pass on the rapidly increased costs to the customers directly or indirectly.

In 2022, total cost of revenue increased by 136% compared to cost of revenue incurred in 2021, and the gross margin in 2022 is 33.0% compared to the 54.5% in 2021 mainly due to the higher contribution to revenue by Emerging and Other Services which had a lower gross margin of 15.9%.

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Operating Expenses

For the years ended December 31, 2021 and 2022

	For the year ended December 31,		Variance
	2021	2022	Amount	%
Technology and development expenses
- Tech staff cost and benefits	1,093,422	1,368,736	275,314	25.2%
- Developing tools purchase and maintenance	355,643	398,994	43,351	12.2%

	1,449,065	1,767,730	318,665	22.0%

In 2022, technology and development expenses increased by S$0.3 million, or 22.0% to S$1.7 million compared to S$1.4 million in 2021. The increase was primarily due to our increased manpower costs of technology talents and also expansion of the technology team due to our continued investment into technology.

	For the year ended December 31,		Variance
	2021	2022	Amount	%
Selling and marketing expenses
- Marketing staff cost and benefits	871,677	888,231	16,554	1.9%
- Marketing expenses	845,793	1,037,772	191,979	22.7%
	1,717,470	1,926,003	208,533	12.1%

In 2022, marketing expenses increased by S$0.2 million, or 12.1% to S$1.9 million compared to S$1.7 million in 2021. The increase was primarily attributable to a S$0.2 million increase in marketing expenses as a result of increased digital marketing costs.

	For the year ended December 31,		Variance
	2021	2022	Amount	%
General and administrative expenses
- General & admin staff cost and benefits	960,011	948,460	(11,551)	(1.2)%
- Depreciation	239,186	323,413	84,227	35.2%
- Professional fees	81,196	323,028	241,832	297.8%
- Travel and transport	99,690	100,113	423	0.4%
- Office supplies	101,106	72,781	(28,325)	(28.0)%
- Utilities	34,351	46,280	11,929	34.7%
- Provision of doubtful debts	23,210	16,683	(6,527)	(28.1)%
- Others	24,849	23,763	(1,086)	(4.4)%
	1,563,599	1,854,521	290,922	18.6%

In 2022, general and administrative expenses increased by S$0.3 million, or 18.6% to S$1.9 million compared to S$1.6 million in 2021. The increase was primarily attributable to $277,936 professional fees related to our IPO.

For the six months ended June 30, 2022 and 2023

	For the year ended June 30,		Variance
	2022	2023	Amount	%
Technology and development expenses
- Tech staff cost and benefits	650,865	907,619	256,754	39.4%
- Developing tools purchase and maintenance	206,719	189,032	(17,687)	(8.6)%
	857,584	1,096,651	239,067	27.9%

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In the six months ended June 30, 2023, technology and development expenses increased by S$0.2 million, or 27.9% to S$1.1 million compared to S$0.9 million in the same period last year. The increase was primarily due to our increased manpower costs of technology talents and also expansion of the technology team due to our continued investment into technology.

	For the year ended June 30,		Variance
	2022	2023	Amount	%
Selling and marketing expenses
- Marketing staff cost and benefits	469,824	469,997	173	-
- Marketing expenses	533,365	378,507	(154,858)	(29.0)%
	1,003,189	848,504	(154,685)	(15.4)%

In the six months ended June 30, 2023, marketing expenses decreased by S$0.2 million, or (15.4)% to S$0.8 million compared to S$1.0 million in the same period last year. The decrease was primarily attributable to a S$0.2 million savings in marketing expenses as a result of optimized digital marketing costs.

	For the year ended June 30,		Variance
	2022	2023	Amount	%
General and administrative expenses
- General & admin staff cost and benefits	424,048	590,231	166,183	39.2%
- Depreciation	141,322	182,531	41,209	29.2%
- Professional fees	104,202	427,810	323,608	310.6%
- Travel and transport	47,729	162,492	114,763	240.4%
- Office supplies	45,975	28,032	(17,943)	(39.0)%
- Utilities	17,274	18,600	1,326	7.7%
- Provision of doubtful debts	13,810	7,619	(6,191)	(44.8)%
- Others	11,798	68,206	56,408	478.1%
	806,158	1,485,521	679,363	84.3%

In the six months ended June 30, 2023, general and administrative expenses increased by S$0.7 million, or 84.3% to S$1.5 million compared to S$0.8 million in the same period last year. The increase was primarily attributable to $323,608 professional fees and $114,763 travel and transport expenses related to our IPO.

Liquidity and Capital Resources.

In assessing the Company’s liquidity, the Company monitors and evaluates its cash and cash equivalent and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations.

Cash flow from operations and capital contributions and loans from shareholders have been utilized to finance the working capital requirements of the Company. As of December 31, 2022, the Company has negative cash flow from operating activities of S$3,106,317 (US$2,317,455). The Company’s working capital was negative S$2,828,054 (US$2,109,858) as of December 31, 2022. And the Company had S$301,433 (US$224,883) in cash and cash equivalents, which is unrestricted as to withdrawal and use as of December 31, 2022. On March 23, 2023, the Company completed its initial public offering. In this offering, the Company issued 2,800,000 Ordinary Shares at a price of US$4.00 per share. The Company received gross proceeds in the amount of US$11.2 million before deducting any underwriting discounts or expenses. As of June 30, 2023, the Company has negative cash flow from operating activities of S$2,546,400 (US$1,883,016). The Company’s working capital turned positive S$5,874,495 (US$4,344,075) as of June 30, 2023. And the Company had S$6,348,186 (US$4,694,362) in cash and cash equivalents, which is unrestricted as to withdrawal and use as of June 30, 2023. In view of these circumstances, the management of the Company has given consideration to the future liquidity and performance of the Company and its available sources of finance in assessing whether the Company will have sufficient financial resources to continue as a going concern.

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To sustain its ability to support the Company’s operating activities, the Company considered supplementing its sources of funding through the following:

●	cash and cash equivalents generated from operations;
●	other available sources of financing from Singapore and Malaysia banks and other financial institutions;
●	financial support from the Company’s related parties and shareholders; and
●	obtaining funds through a future public offering.

Management has commenced a strategy to raise debt and equity. However, there can be no certainty that these additional financings will be available on acceptable terms or at all. If management is unable to execute this plan, there would likely be a material adverse effect on the Company’s business.

Based on the above considerations, management believes that the Company has sufficient funds to meet its operating and capital expenditure needs and obligations in the next 12 months. However, there is no assurance that the Company will be successful in implementing the foregoing plans or additional financing will be available to the Company on commercially reasonable terms. There are a number of factors that could potentially arise that could undermine the Company’s plans such as (i) client’s business and areas of operations in Singapore and Malaysia, (ii) changes in the demand for the Company’s services, (iii) government policies, and (iv) economic conditions in Singapore, Malaysia and worldwide. The Company’s inability to secure needed financing when required may require material changes to the Company’s business plan and could have a material impact on the Company’s financial conditions and result of operations.

Our main working capital commitments are staff salaries and marketing expenses. In order to reduce our operating expenses, the Company has hired overseas technology staff and has been exploring more overseas hires and outsourcing, with a view to lowering costs. We have also requested a higher prepayment amount from Emerging and Other Services’ clients, and to pay our vendors on a back-to-back basis after receipt of payment from these clients.

Cash Flows

For the year ended December 31, 2021 and 2022

The following table summarizes our cash flows for the periods indicated:

	For the year ended December 31,		Variance
	2021	2022	Amount	%
Net cash (used in) operating activities	(1,812,064)	(3,106,317)	(1,294,253)	71.4%
Net cash (used in) provided by investing activities	(913,036)	855,401	1,768,437	N.M. (1)
Net cash provided by financing activities	3,773,559	1,305,262	(2,468,297)	(65.4)%

Note: (1) N.M. means not meaningful.

Cash Flows from Operating Activities

Net cash used in operating activities in 2022 consisted of S$3.1 million of net losses, a S$0.3 million positive impact from non-cash items, and a S$0.4 million net cash outflow in change of assets and liabilities due to the timing of when amounts came due.

Net cash used in operating activities in 2021 consisted of S$1.9 million of net losses and a S$0.3 million positive impact from non-cash items and a S$0.2 million net cash outflow in change of assets and liabilities due to the timing of when amounts came due.

Cash Flows from Investing Activities

Net cash used in investing activities in 2022 consisted of S$0.01 million, a decrease from S$0.04 million in 2021, primarily arising from the purchase of property and equipment as a result of team expansion and replacement of equipment. An amount of S$0.9 million mainly due from our shareholder, Vienna Management Ltd was fully repaid and settled in February 2022. Therefore, the net cash received from investing activities in 2022 amounted to S$0.9 million.

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Cash Flows from Financing Activities

Net cash provided by financing activities in 2022 consisted of S$2.3 million in proceeds from the interest-free loan from shareholder and repayment of loans and a deferred IPO costs of S$0.7 million.

Net cash provided by financing activities in 2021 consisted of S$4.7 million in proceeds from the capital contribution of shareholders and repayment of loans S$0.9 million.

For the six months ended June 30, 2022 and 2023

The following table summarizes our cash flows for the periods indicated:

	For the year ended June 30,		Variance
	2022	2023	Amount	%
Net cash (used in) operating activities	(291,562)	(2,546,400)	(2,254,838)	773.4%
Net cash (used in) provided by investing activities	857,560	(287,430)	(1,144,990)	(133.5)%
Net cash provided by financing activities	(17,182)	8,848,175	8,865,357	N.M. (1)

(1) N.M.: Not meaningful.

Cash Flows from Operating Activities

Net cash used in operating activities in the six months ended June 30, 2023 consisted of S$2.5 million of net losses, a S$0.2 million positive impact from non-cash items, and a S$0.2 million net cash outflow in change of assets and liabilities due to the timing of when amounts came due.

Cash Flows from Investing Activities

Net cash used in investing activities in the six months ended June 30, 2023 consisted of S$0.3 million of net losses, a decrease from S$0.9 million in the same period last year, primarily arising from a loan to Ohmyhome Properties Inc. for S$0.3million. In the same period last year, an amount of S$0.9 million mainly due from our shareholder, Vienna Management Ltd was fully repaid and settled in February 2022.

Cash Flows from Financing Activities

Net cash provided by financing activities in the six months ended June 30, 2023 consisted of S$2.3 million repayment for the interest-free loan from shareholder and S$0.2 million repayment of bank loans and S$11.3 million in proceeds from the IPO.

Contractual Obligations

For the year ended December 31, 2021 and 2022

Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. Below are tables that shows the bank loans’ obligation and contractual lease obligations as of December 31, 2021 and 2022:

Outstanding balances of bank loans consist of the following:

Bank Name	Drawn/Maturities	Interest Rate	Collateral/Guarantee	December 31, 2021 SGD	December 31, 2022 SGD	December 31, 2022 USD
CIMB Bank Berhad, Singapore Branch	August 2020 /August 2023	3.00%	Guaranteed by Ms. Rhonda Wong, Chief Executive Officer and Director of the Company and Ms. Race Wong, Chief Operating Officer and Director of the Company	56,663	23,005	17,163
DBS Bank Ltd.	June 2020 /June 2025	3.00%	Guaranteed by Ms. Rhonda Wong, Chief Executive Officer and Director of the Company and Anthill, major shareholder of the Company	715,566	518,715	386,985
Maybank Singapore Limited	November 2020/November 2025	2.75%	Guaranteed by Ms. Rhonda Wong, Chief Executive Officer and Director of the Company and Ms. Race Wong, Chief Operating Officer and Director of the Company	317,934	239,982	179,038
Total				1,090,163	781,702	583,186
Bank loans, current portion				299,543	305,965	228,264
Bank loans, non-current portion				790,620	475,737	354,922

Interest expense for the years ended December 31, 2020, 2021 and 2022 amounted to S$16,627, S$36,696 and 32,127 (US$23,968) respectively.

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The maturities schedule is as follows:

Twelve months ending December 31,

	SGD	USD
2023	305,965	228,264
2024	291,360	217,368
2025	184,377	137,554
Total	781,702	583,186

For the six months ended June 30, 2022 and 2023

Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. Below are tables that shows the bank loans’ obligation and contractual lease obligations as of June 30, 2022 and 2023:

Outstanding balances of bank loans consist of the following:

Bank Name	Drawn/ Maturities	Interest Rate	Collateral/Guarantee	December 31, 2022 SGD	June 30, 2023 SGD	June 30, 2023 USD
CIMB Bank Berhad, Singapore Branch	August 2020 /August 2023	3.00%	Guaranteed by Ms. Rhonda Wong, Chief Executive Officer and Director of the Company and Ms. Race Wong, Chief Operating Officer and Director of the Company	23,005	5,794	4,285
DBS Bank Ltd.	June 2020 /June 2025	3.00%	Guaranteed by Ms. Rhonda Wong, Chief Executive Officer and Director of the Company and Anthill, major shareholder of the Company	518,715	418,057	309,145
Maybank Singapore Limited	November 2020/November 2025	2.75%	Guaranteed by Ms. Rhonda Wong, Chief Executive Officer and Director of the Company and Ms. Race Wong, Chief Operating Officer and Director of the Company	239,982	200,196	148,041
Total				781,702	624,047	461,471
Bank loans, current portion				305,965	292,924	216,612
Bank loans, non-current portion				475,737	331,123	244,859

Interest expenses of bank loans for the six months ended June 30, 2022 and 2023 amounted to S$15,022 and S$10,466, respectively.

The maturities schedule is as follows:

Twelve months ending June 30,

	SGD	USD

2024	292,924	216,612
2025	295,651	218,629
2026	35,472	26,230
Total	624,047	461,471

Lease commitments

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

The Company has two property lease agreements with lease terms ranging for one year and ten years, respectively. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the lease with a lease term of one year.

For the years ended December 31, 2020, 2021 and 2022, and the six months ended June 30, 2022 and 2023, there were no rent expenses for the short term lease.

The Company’s commitment for minimum lease payments under the operating lease that is within twelve months as of December 31, 2022 as follow:

Twelve months ending December 31,	Minimum lease payment
2023	330,335
2024	337,123
2025	113,119
2026-2027	-
Total future lease payment	780,577
Amount representing interest	(16,751)
Present value of operating lease liabilities	763,826
Less: current portion	(319,255)
Long-term portion	444,571

The following summarizes other supplemental information about the Company’s operating lease as of December 31, 2022:

Weighted average discount rate	2.84%
Weighted average remaining lease term (years)	2.0 years

The Company’s commitment for minimum lease payments under the operating lease that is within twelve months as of June 30, as follow:

Twelve months ending June 30,	Minimum lease payment
2023	166,299
2024	337,123
2025	113,129
2026	-
2027 thereafter	-
Total future lease payment	616,551
Amount representing interest	(10,506)
Present value of operating lease liabilities	606,045
Less: current portion	(325,531)
Long-term portion	280,514

The following summarizes other supplemental information about the Company’s operating lease as of June 30, 2023:

Weighted average discount rate	2.81%
Weighted average remaining lease term (years)	1.83 years

Research and Development, Patent and Licenses, etc.

Please refer to “Business – Property, Plant and Equipment – Intellectual Property”.

Trend Information.

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition or results of operations.

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Critical Accounting Estimates.

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and unaudited interim condensed consolidated financial statements. These financial statements and unaudited interim condensed consolidated financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements and unaudited interim condensed consolidated financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the valuation of accounts receivable, advances to suppliers, useful lives of property and equipment, the recoverability of long-lived assets, provision necessary for contingent liabilities, and revenue recognition. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements and unaudited interim condensed consolidated financial statements.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act. As a result of our election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements and unaudited interim condensed consolidated financial statements:

Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. Cash and cash equivalents also consist of funds earned from the Company’s operating revenues which were held at third party platform fund accounts which are unrestricted as to immediate use or withdrawal. The Company maintains most of its bank accounts in Singapore and Malaysia.

Accounts receivable and allowance for expected credit losses

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after 90 days. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of December 31, 2021, and 2022 the Company made S$23,210, and S$9,102 (US$6,791) allowance for doubtful accounts for accounts receivable, respectively. As of June 30, 2022, and 2023 the Company made S$13,810 (US$9,933), and S$16,721 (US$12,365) allowance for expected credit losses for accounts receivable, respectively.

Prepayments

Prepayments are mainly payments made to vendors or services providers for future services that have not been provided and prepaid rent. These amounts are refundable and bear no interest. Management reviews its prepayments on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of December 31, 2020, 2021, and 2022, no allowance was deemed necessary. As of June 30, 2022, and 2023, no allowance was deemed necessary.

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Deferred IPO costs

Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, the SEC filing and print related costs. As of December 31, 2022, the Company did not conclude its IPO. As of December 31, 2020, 2021 and 2022, the accumulated deferred IPO cost was Nil, Nil and S$676,321 (US$504,567), respectively. As of December 31, 2022, the accumulated deferred IPO cost was S$676,321 (US$504,567). As of March 21, 2023 the Group successfully listed in the US Nasdaq. Hence, these deferred IPO costs had charged against the gross proceeds of the offering as a reduction of additional paid-in capital.

Deposits

Deposits are mainly for rent, utilities and money deposited with certain vendors. These amounts are refundable and bear no interest. The short-term deposits usually have a one-year term and are refundable upon contract termination. The long-term deposits are refunded from suppliers when terms and conditions set forth in the agreements have been satisfied.

Other current assets, net

Other current assets, net, primarily consists of other receivables from third parties. These other receivables are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Expected useful lives
Leasehold improvements	lesser of lease term or expected useful life
Office furniture and fittings	3 years
Office equipment	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated financial statements of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. We assess the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, we would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2020, 2021 and 2022, no impairment of long-lived assets was recognized. As of June 30, 2022 and 2023, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

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The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

Effective January 1, 2020, the Company adopted ASC Topic 606, Revenue from Contracts with Customers, which replaced ASC Topic 605, using the modified retrospective method of adoption. Results for reporting periods beginning after January 1, 2020 are presented under ASC Topic 606 while prior period amounts are not adjusted and continue to be presented under the Company’s historic accounting under ASC Topic 605. The Company’s accounting for revenue remains substantially unchanged. There were no cumulative effect adjustments for service contracts in place prior to January 1, 2020. The effect from the adoption of ASC Topic 606 was not material to the Company’s consolidated financial statements.

The five-step model defined by ASC Topic 606 requires the Company to:

(1) identify its contracts with customers;

(2) identify its performance obligations under those contracts;

(3) determine the transaction prices of those contracts;

(4) allocate the transaction prices to its performance obligations in those contracts; and

(5) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised services are transferred to the client in an amount that reflects the consideration expected in exchange for those services.

We enter into service agreements with its customers that outline the rights, responsibilities, and obligations of each party. The agreements also identify the scope of services, service fees, and payment terms. Agreements are acknowledged and signed by both parties. All the contracts have commercial substance, and it is probable that the Company will collect considerations from its customers for service components.

We have utilized the allowable practical expedient in the accounting guidance and elected not to capitalize costs related to obtaining contracts with customers with durations of less than one year. We do not have significant remaining performance obligations.

We derive its revenues from two sources: (1) revenue from brokerage services, and (2) revenue from emerging and other services.

1)	Brokerage services

We earn brokerage services revenue from provision of brokerage and documentation services for buying, selling, and leasing and renting properties. We recognize commission-based brokerage revenue upon closing of a brokerage transaction and concurrently issues invoice. The transaction price is generally calculated by taking the agreed upon commission rate and applying that to the home’s selling price. Brokerage revenue primarily contains a single performance obligation that is satisfied upon the closing of a transaction, at which point the entire transaction price is earned. We are not entitled to any commission until the performance obligation is satisfied and are not owed any commission for unsuccessful transactions, even if services have been provided. The Company is considered to be the principal agent as it has the right to determine the service price and to define the service performance obligations, it has control over services provided and it is fully responsible for fulfilling the agency services pursuant to the housing agency service contracts it signed with the housing customers. Accordingly, the Company accounts for the commissions from these agency service contracts on a gross basis, with any commissions paid to other brokerage firms recorded as a cost of revenue. Typical payment terms set forth in the invoice is within 30 days.

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2)	Emerging and other services

We generate revenues from emerging and other services such as financial services and home renovation and furnishing services. Service fees for emerging and other services are generally recognized as revenues when services are provided.

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. For certain services, customers are required to pay before the services are delivered. The Company recognizes a contract asset or a contract liability in the consolidated balance sheets, depending on the relationship between the Group’s performance and the customer’s payment.

The Company classifies its right to consideration in exchange for services transferred to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional as compared to a contract asset which is a right to consideration that is conditional upon factors other than the passage of time. The Company recognizes accounts receivable in its consolidated and unaudited interim condensed consolidated balance sheets when it performs a service in advance of receiving consideration and if it has the unconditional right to receive consideration. The Company did not have any capitalized contract cost as of December 31, 2020, 2021 and 2022. The Company did not have any capitalized contract cost as of December 31, 2022 and June 30, 2023.

Contract liabilities are recognized if the Company receives consideration in advance of performance, which is mainly in relation to emerging and other services. The Company expects to recognize a significant majority of this balance as revenue over the next 12 months, and the remainder thereafter. As of December 31, 2021, 2022 and June 30, 2023, the contract liabilities of the Company amounted to S$78,340, S$194,300 (US$144,957) and S$43,466 (US$32,142), respectively.

Cost of revenue

Cost of revenue consists primarily of personnel costs (including base pay and benefits), commission fee, property listing fee, referral fee and subcontracting cost.

Advertising expenditures

Advertising expenditures are expensed as incurred and such expenses were minimal for the periods presented. Advertising expenditures have been included as part of selling and marketing expenses. For the years ended December 31, 2020, 2021, and 2022, the advertising expense amounted to S$769,904, S$845,793 and S$1,037,772 (US$774,178) respectively. For the six months ended June 30, 2022 and 2023, the advertising expense amounted to S$533,365 (US$383,633) and S$378,507 (US$279,899), respectively.

Technology and development

Technology and development expenses primarily include personnel costs (including base pay, bonuses, and benefits), platform development, and maintaining and improving our website and mobile application development costs. We expense research and development costs as incurred and record them in technology and development expenses.

Selling and marketing expenses

Selling and marketing expenses mainly consist of promotion and marketing expenses, media expenses for online and traditional advertising, as well as labor costs. For the years ended December 31, 2020, 2021, and 2022, the Company’s selling and marketing expenses were S$1,183,380, S$1,717,470, and S$1,926,003 (US$1,436,887) respectively. For the six months ended June 30, 2022 and 2023, the Company’s selling and marketing expenses were S$1,003,189 (US$721,563) and S$848,504 (US$627,453), respectively.

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Employee compensation

Singapore

(1)	Defined contribution plan

The Company participates in the national pension schemes as defined by the laws of Singapore’s jurisdictions in which it has operations. Contributions to defined contribution pension schemes are recognized as an expense in the period in which the related service is performed.

(2)	Employees leave entitlement

Employee entitlements to annual leave are recognized as a liability when they are accrued to the employees. The undiscounted liability for leave expected to be settled wholly within the reporting period.

Malaysia

The employees of the Company are entitled to the government mandated defined contribution plan. The Company is required to accrue and pay for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant government regulations, and make cash contributions to the government mandated defined contribution plan.

Government Grant

Government grants as the compensation for expenses already incurred or for the purpose of giving immediate financial support to the Company during the COVID-19 pandemic. The government evaluates the Company’s eligibility for the grants on a consistent basis, and then makes the payment. Therefore, there are no restrictions on the grants.

Government grants are recognized when received and all the conditions for their receipt have been met and are recorded as part of Other Income. The grants received were S$565,979,S$492,404 and S$248,067 (US$185,069) for the years ended December 31, 2020,2021 and 2022, respectively from the Singapore Government. The grants received were S$205,113 (US$147,531) and S$8,399 (US$6,210) for the six months ended June 30, 2022 and 2023, respectively from the Singapore Government.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments. Management has determined that the Company operates in a single segment because there is only one Chief Operating Decision Maker (“CODM”) for the Company who is the Company’s Chief Executive Officer. Operating and financial metrics are applied to the entire Company as whole because there is only one segment. In the event that the Company determines that there is more than one segment, the Company will disclose how it has determined there is more than one segment and disclose the relevant metrics for measurement of performance.

Leases

The Company adopted ASC 842 on January 1, 2019. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

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Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax for the years ended December 31, 2020, 2021 and 2022 and for the six months ended June 30, 2022 and 2023. The Company had no uncertain tax positions for the years ended December 31, 2020, 2021 and 2022 and for the six months ended June 30, 2022 and 2023. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Comprehensive loss

Comprehensive loss consists of two components, net loss and other comprehensive loss. Other comprehensive loss refers to revenues, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net loss. Other comprehensive loss consists of a foreign currency translation adjustment resulting from the Company not using the United States dollar as its functional currencies.

Loss per share

The Company computes loss per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net loss divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2020, December 31, 2021 December 31, 2022 and for the six months ended June 30, 2022 and 2023, there were no dilutive shares.

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Related party transactions

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes its liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Concentration of risk

For the years ended December 31, 2020, 2021 and 2022

Concentration of credit risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents and account receivable. The Company places its cash and cash equivalents with financial institutions with high credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service customers. The Company conducts credit evaluations of customers, and generally does not require collateral or other security from its customers. The Company established an allowance for doubtful accounts primarily based upon the factors surrounding the credit risk of specific customers.

Concentration of customers

As of December 31, 2022, two customers, one is a provider of general insurance and another is a property consultancy firm, accounted for 10.0% and 25.85% of the account receivables respectively. None of the customers consisted of more than 10% of account receivables as of June 30, 2023, respectively.

For the six months ended June 30, 2023, none of the customers contributed more than 10% of revenue. For the six months ended June 30, 2022, one major customer, Mr. Loh Kim Kang David, a shareholder and the Chairman of the board of Directors accounted for 30.9% of the Company’s total revenue. Details will be disclosed in Note 9.

Concentration of vendors

For the year ended December 31, 2022, three vendors accounted for 17.0%, 15.4% and 12.8% of total purchases. Two of vendors are providing construction and development services, and one of them is providing search engines, on-line advertising and other computing services.

For the six months ended June 30, 2023, one vendor, who is a brokerage and advisory provider, accounted for 18.9% of the Company’s account payable.

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Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jump start Our Business Start-ups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will be effective January 1, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, which clarified that receivables from operating leases are not within the scope of Topic 326 and instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842. On May 15, 2019, the FASB issued ASU 2019-05, which provides transition relief for entities adopting the Board’s credit losses standard, ASU 2016-13. Specifically, ASU 2019-05 amends ASU 2016-13 to allow companies to irrevocably elect, upon adoption of ASU 2016-13, the fair value option for financial instruments that (1) were previously recorded at amortized cost and (2) are within the scope of the credit losses guidance in ASC 326-20, (3) are eligible for the fair value option under ASC 825-10, and (4) are not held-to-maturity debt securities. For entities that have adopted ASU 2016-13, the amendments in ASU 2019-05 are effective for fiscal years beginning after December 15, 2019, including interim periods therein. An entity may early adopt the ASU in any interim period after its issuance if the entity has adopted ASU 2016-13. For all other entities, the effective date will be the same as the effective date of ASU 2016-13. In November 2019, the FASB issued ASU 2019-11, “Codification Improvements to Topic 326, Financial Instruments - Credit Losses.” ASU 2019-11 is an accounting pronouncement that amends ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The ASU 2019-11 amendment provides clarity and improves the codification to ASU 2016-03. The pronouncement would be effective concurrently with the adoption of ASU 2016-03. The pronouncement is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. In February 2020, the FASB issued ASU No. 2020-02, which provides clarifying guidance and minor updates to ASU No. 2016-13 - Financial Instruments - Credit Loss (Topic 326) (“ASU 2016-13”) and related to ASU No. 2016-02 - Leases (Topic 842). ASU 2020-02 amends the effective date of ASU 2016-13, such that ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

On December 18, 2019, the FASB issued ASU No. 2019-12, Income taxes (Topic 740), Simplifying the Accounting for Income Taxes. This guidance amends ASC Topic 740 and addresses several aspects including 1) evaluation of step-up tax basis of goodwill when there is not a business combination, 2) policy election to not allocate consolidated taxes on a separate entity basis to entities not subject to income tax, 3) accounting for tax law changes or rates during interim periods, 4) ownership changes from equity method investment to subsidiary or vice versa, 5) elimination of exception to intrapetrous allocation when there is gain in discontinued operations and a loss from continuing operations, and 6) treatment of franchise taxes that are partially based on income. The amendments in this Update are effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is evaluating the impact of this guidance on its consolidated financial statements and related disclosures. The Company is evaluating the impact of this guidance on its consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables-Non-refundable Fees and Other Costs”. The amendments in this Update represent changes to clarify the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for fiscal years beginning after December 15, 2021 and fiscal years beginning after December 15, 2022. All entities should apply the amendments in this Update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The Company is currently evaluating the impact of this new standard on the Company’s consolidated financial statements and related disclosures.

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In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for the Company for fiscal years beginning after December 15, 2021 and fiscal years beginning after December 15, 2022.The amendments in this Update should be applied retrospectively. The Company does not expect the adoption of this standard to have a material impact on its consolidated and unaudited interim condensed consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s audited and unaudited interim consolidated balance sheets, consolidated statements of operations and comprehensive loss and consolidated statements of cash flows.

Holding Company Structure

Ohmyhome Limited is a holding company incorporated in the Cayman Islands with no material operations of its own. We conduct our operations primarily in Singapore and Malaysia through our subsidiaries in Singapore and Malaysia.

As a result, Ohmyhome Limited’s ability to pay dividends may depend upon dividends paid by our Singapore and Malaysian subsidiaries. If our existing Singapore and Malaysian subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Inflation

In accordance with the Monetary Authority of Singapore, the year-over-year percentage changes in the consumer price index for 2021 and 2020 and for the six months ended June 30, 2022 and 2023 were 2.3%, -0.2%, 1.0% and 0.5%, respectively. The rate of inflation in Singapore for 2022 was 4.1% and is expected to continue to increase. Inflation in Singapore has not materially affected our profitability and operating results. However, we can provide no assurance that we will not be affected by such inflationary pressures in Singapore or globally in the future. If the inflationary pressures continue to increase to any material extent, we may pass along increased costs to our customers, which could result in loss of sales and loss of customers, and adversely impact our margins and results of operations.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

OF SIMPLY SAKAL PTE. LTD.

Overview

Simply Sakal Pte. Ltd. (“Simply”) is a technology-driven property management company based in Singapore. Simply primarily engages in the provision of estate management services for residential, commercial and industrial real estate in Singapore.

Simply is a managing agent with 25 years of track record, leading the industry with our technological platform that focus on work force productivity as well as capturing data and records for decision making.

Simply provides property management services, and also provides users and staff with a full-stack property management application called ‘Simple’.

Snapshots of Simple App, a mobile application by Simply

In Singapore, over 400,000 families reside in condominiums and executive condominiums (ECs), and approximately 40,000 more units are set to be completed in the coming years.

These residents frequently engage with their condominium’s property management company for various services, such as facility bookings, guest registration, and approvals for moving and renovations. Currently, these processes rely heavily on paperwork and manual labor, resulting in inefficient communication and service delivery. With the fragmented state of the property management industry in Singapore and Southeast Asia, there is a need for an elevated experience for both managing agents and residents living in condominiums.

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The key strengths of Simply lies in its paperless workflow process in the paper-heavy industry, and its capability to manage tasks and documentation on its digital platform, resulting in higher productivity of the estate management staff as well as faster resolution of matters raised. Its technology platform also allows integration of other technology products and services onto the platform to provide further value-added services, which sets itself apart from other traditional managing agents. Simply also has the capability to develop in-house features that are required by customers and iterate quickly to suit the needs of the MCSTs.

With the acquisition of Simply, Ohmyhome aims to address these challenges as a one-stop-shop platform.

Contribution of Simply Sakal Acquisition to Ohmyhome

Following completion of the Simply Sakal Acquisition, residents residing in over 5,800 condominium units managed by Simply in Singapore will be able to access the Company’s suite of services such as brokerage, renovation, cleaning, and handyman services conveniently available through the Simple mobile application without additional downloads or sign-up processes. This expanded service offering coupled with strong vertical integration will deliver heightened value to Simply’s existing and future customers and facilitate the expansion of the Company’s user base. The Simply Sakal Acquisition represents a gateway for the Company to access a wider user base within Singapore’s private residential segment. Transactions within the private residential market typically generate higher revenue than transactions in the HDB market. Additionally, the demand for renovation services within the private residential market is generally higher. Therefore, we believe that the Simply Sakal Acquisition will likely be accretive to revenue growth and contribute to the Company’s overall profitability. The Company expects that there will be significant potential synergies between Simply and the Company in the first year following completion of the Simply Sakal Acquisition. Further, it is anticipated that the Simply Sakal Acquisition will yield positive EBITDA in the second year following its completion, mainly driven by the Company’s growth plans and cost optimisation of operational efficiencies.

Industry Overview

In Singapore, all condominiums and executive condominiums form their individual Management Corporate Strata Title (MCST), which is a legal entity that is responsible for the management and maintenance of the common areas in the strata-titled properties. To facilitate the management of the condominium or executive condominium, the MCSTs would appoint a managing agent to manage the responsibilities of MCSTs for the condominium or executive condominium projects.

URA Statistics on existing stock of private residential units and executive condominium units

Based on the statistics released by Urban Redevelopment Authority (URA), the total number of completed units of private residential units and executive units amounted to 429,966 units in Q1 2023, with 50,244 in the pipeline that are either under construction or planned development in the new few years. Below is a diagram indicating the pipeline units and their expected year of completion:

URA Statistics on expected year of completion of pipeline units

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Market Size Estimation

Assuming a modest management fee of S$40 per month to be paid by the homeowners of the condominium and executive condominium units under management, the total market size of estate management revenue of Singapore can be estimated to be the annual management fee multiplied by the total number of units in the market, which will total around S$206 million per year, and it is expected to grow to S$231 million in the next 4 years including the units in the pipeline.

Market Participants

The property management industry in Singapore is fragmented with many managing agents that ranges from sole proprietorships to large corporations.

In Singapore, there are a total of 42 Accredited Managing Agents (AMA) certified by the Singapore Institute of Surveyors and Valuers.

There are two categories of accreditation, Category A and Category B in order of the complexity of the strata titled developments:

1.	Large commercial properties i.e. industrial, office, shop or mixed developments with predominantly commercial content and community/institutional buildings, and large-scale residential property developments i.e. those with more than 150 units.
2.	Small-scaled residential and commercial property developments ie those with 150 and fewer units.

Firms accredited with A accreditation will be allowed to manage those in B category. However, those firms with a B accreditation will not be allowed to offer services in the A category until they are upgraded to this higher category.

Both categories of accreditation require the firms to have qualified staff trained in recognised estate or building management courses, and have sufficient years of experience in property management, and to satisfactorily pass an interview which tests knowledge in strata titled management and related topics.

Simply is an Accredited Managing Agent under Category A, along with 28 other Category A accredited firms in Singapore. There is a total of 13 Category B accredited firms in Singapore.

Key Business Metrics

In addition to the measures presented in the financial statements, Simply use the following key metrics to evaluate its business, develop financial forecasts, and make strategic decisions.

	As of
Business Metrics	December 31, 2021	December 31, 2022	June 30, 2023
Units under management	2,962	4,648	5,839

Key Business Metrics

Units under management

Increasing the number of units under management is critical to increasing Simply’s revenue and, in turn, to achieving profitability. Units under management are influenced by the size of the condominium projects under management, and the additional projects and units that are acquired from time to time.

The primary drivers of growth in units under management for Simply include but not limited to the following:

●	Growing number of private residential units and executive condominium units as a result of continuous growth of newly completed units that requires managing agent services.

●	Increasing customer preference for a more convenient mobile-first lifestyle to allow ease of booking and payment for the use of facilities, and speed of communication with the property manager using mobile application and more provided by Simply as compared to the predominantly paper-based and human-dependent workflow many has in the property management industry.

●	The property management industry is facing succession challenges with many looking for successors and replacements, making it prime for technology disruption by a mobile-first property management company like Simply.

The total number of units under management has grown from 2,962 in 2021 to 4,648 in 2022, representing a growth of 56.9% in the year of 2022. For the first six months of 2023, the total number of units under management has grown by 25.6% to 5,839 as compared to 2022.

Managing Agent Contract

Simply enters into standard managing agent contracts with its customers, which are the various MCSTs in charge of condominium projects around Singapore.

The material terms of Simply’s customer contracts can be summarized as such:

●	There are no deposit requirements.
●	All sums’ payables will be invoiced to the customer on a monthly basis, and the customer has to pay such sums within thirty days of receipt of invoice.
●	The duration of each contract is twelve (12) months.
●	There are currently no provisions allowing for repricing. Customers or Simply would have to renegotiate pricing after the end of the current contract should they wish to reprice the contract.
●	For termination, it is categorized into breach and no breach scenarios. In the event there is no breach, either the customer may terminate Simply’s appointment at any time by providing 1 month’s written notice, or Simply may resign by providing 2 months’ written notice. In the event of breach, the situations under which are specified in the contract, the customer may terminate immediately.

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Factors Affecting Performance

Pricing

Delivering a better-quality customer experience at a competitive cost is a fundamental tenet of our strategy. We believe that in the long run our technology-powered property management solution will further drive efficiencies that continue to reduce costs. From time to time, we adjust pricing after considering market conditions, the balance of profitability against customer savings, and other factors.

Investments in Technology and Marketing

We have invested, and intend to continue to invest, in developing technology, tools, features, and products that provide an elevated experience for residents in the projects under our management, as well as improving productivity of our site management staff and the staff of the subcontractors engaged by the MCSTs under the same projects. In addition, we will continue to invest in marketing to increase our market share in the markets we serve.

Results of Operations

The following table summarizes the results of our operations in SGD during the years ended December 31, 2021 and 2022.

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD
Operating revenues	1,675,039	2,647,140	1,974,766
Cost of revenues	(1,050,681)	(1,952,869)	(1,456,840)
Gross profit	624,358	694,271	517,926

Operating expenses
Staff expenses	(603,682)	(992,258)	(740,225)
Depreciation and amortization expenses	(41,694)	(60,809)	(45,364)
Other expenses	(155,421)	(257,472)	(192,074)
Total operating expenses	(800,797)	(1,310,539)	(977,663)

Loss from operations	(176,439)	(616,268)	(459,737)

Other income (expense):
Interest expense	(4,344)	(3,580)	(2,671)
Government grants	201,332	226,552	169,007
Other income, net	120	2,088	1,558

Total other income, net	197,108	225,060	167,894

INCOME/ (LOSS) BEFORE INCOME TAXES	20,669	(391,208)	(291,843)
Income tax expense	-	(7)	(5)

NET INCOME / (LOSS)	20,669	(391,215)	(291,848)

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The following table summarizes the results of our operations in SGD during the six months ended June 30, 2022 and 2023.

	For the six months ended
	June 30, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
Operating revenues	1,212,117	1,489,622	1,101,575
Cost of revenues	(889,654)	(1,087,995)	(804,572)
Gross profit	322,463	401,627	297,003

Operating expenses
Staff expenses	(469,749)	(764,933)	(565,668)
Depreciation and amortization expenses	(25,301)	(25,055)	(18,528)
Other expenses	(147,476)	(112,327)	(83,066)
Total operating expenses	(642,526)	(902,315)	(667,262)

Loss from operations	(320,063)	(500,688)	(370,259)

Other income (expense):
Interest expense	(2,601)	(1,864)	(1,378)
Government grants	135,050	54,616	40,390
Other income, net	52	1,327	981

Total other income, net	132,501	54,079	39,993

LOSS BEFORE INCOME TAXES	(187,562)	(446,609)	(330,266)
Income tax expense	-	-	-

NET LOSS	(187,562)	(446,609)	(330,266)

Revenue

In 2022, total revenue increased by S$1.0 million, or 58.0% to S$2.6 million compared to S$1.7 million in 2021. For the six months ended June 30, 2023, total revenue increased by S$0.3 million, or 22.9% to S$1.5 million compared to S$1.2 million in the six months ended June 30, 2022.

Cost of Revenue and Gross Margin

In 2022, the cost of revenue increased by 85.9% compared by 2021, increase of revenue and the increased software amortization costs accounted for as cost of sales. The gross margin in 2022 is 26.2% compared to 37.3% in 2021. For the six months ended June 30, 2023, the cost of revenue increased by 22.3% compared to the same period last year, due to increased revenue and also increased software amortization costs accounted for as cost of sales. The gross margin remained at 27.0% as compared to 26.6% in the same period last year.

Operating Expenses

In 2022, operating expenses increased by S$0.5 million, or 63.7% to S$1.3 million compared to S$0.8 million in 2021. The increase was primarily attributable to the increase in staff strength to service the higher number of units as well as expansion of technology team to further develop the technology platform.

In the six months ended June 30, 2023, operating expenses increased by S$0.3 million, or 40.4% to S$0.9 million compared to S$0.6 million in the same period last year. The increase was primarily due to our increased manpower costs of technology talents and also expansion of the technology team due to our continued investment into technology.

Liquidity and Capital Resources

In assessing Simply’s liquidity, Simply monitors and evaluates its cash and bank balances and its operating and capital expenditure commitments. Simply’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations.

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Cash flow from operations and capital contributions have been utilized to finance the working capital requirements of Simply. As of December 31, 2022, Simply has negative cash flow from operating activities of S$209,333 (US$156,161). Simply’s working capital was positive S$892,417 (US$665,742) as of December 31, 2022. And Simply had S$744,677 (US$555,529) in cash and bank balances, which is unrestricted as to withdrawal and use as of December 31, 2022. As of June 30, 2023, Simply has negative cash flow from operating activities of S$374,578 (US$276,999). Simply’s working capital was positive S$415,637 (US$307,365) as of June 30, 2023. And Simply had S$264,822 (US$195,836) in cash and bank balances, which is unrestricted as to withdrawal and use as of June 30, 2023. In view of these circumstances, the management of Simply has given consideration to the future liquidity and performance of Simply and its available sources of finance in assessing whether Simply will have sufficient financial resources to continue as a going concern.

To sustain its ability to support Simply’s operating activities, Simply considered supplementing its sources of funding through the following:

●	cash and bank balances generated from operations;
●	other available sources of financing from Singapore banks and other financial institutions;
●	financial support from Simply’s related parties and shareholders; and
●	obtaining funds through a future public offering.

Management has commenced a strategy to raise debt and equity. However, there can be no certainty that these additional financings will be available on acceptable terms or at all. If management is unable to execute this plan, there would likely be a material adverse effect on Simply’s business.

Based on the above considerations, management believes that Simply has sufficient funds to meet its operating and capital expenditure needs and obligations in the next 12 months. However, there is no assurance that Simply will be successful in implementing the foregoing plans or additional financing will be available to Simply on commercially reasonable terms. There are a number of factors that could potentially arise that could undermine Simply’s plans such as (i) client’s business and areas of operations in Singapore, (ii) changes in the demand for Simply’s services, (iii) government policies, and (iv) economic conditions in Singapore and worldwide. Simply’s inability to secure needed financing when required may require material changes to Simply’s business plan and could have a material impact on Simply’s financial conditions and result of operations.

Our main working capital commitments are staff salaries and marketing expenses. In order to reduce our operating expenses, Simply has hired overseas technology staff and has been exploring more overseas hires and outsourcing, with a view to lowering costs. With the acquisition by Ohmyhome, our operating expenses will be further reduced after the combination and optimization of our finance, human resources, administration and technology departments.

Cash Flows

For the year ended December 31, 2021 and 2022

The following table summarizes our cash flows for the periods indicated:

	For the year ended December 31,		Variance
	2021	2022	Amount	%
Net cash (used in) operating activities	(194,520)	(209,333)	(14,813)	7.6%
Net cash (used in) provided by investing activities	(162,173)	(388,605)	(226,433)	139.6%
Net cash provided by financing activities	784,801	899,112	114,311	14.6%

Cash Flows from Operating Activities

Net cash used in operating activities in 2022 consisted of S$0.4 million of net losses, a S$0.1 million positive impact from non-cash items, and a S$0.05 million net cash inflow in change of assets and liabilities due to the timing of when amounts came due.

Net cash used in operating activities in 2021 consisted of S$0.02 million of net income and a S$0.05 million positive impact from non-cash items and a S$0.3 million net cash outflow in change of assets and liabilities due to the timing of when amounts came due.

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Cash Flows from Investing Activities

Net cash used in investing activities in 2022 consisted of S$0.4 million, an increase from S$0.2 million in 2021, primarily arising from the purchase of property and equipment as a result of team expansion and replacement of equipment and increase in intangible asset of the software built in-house. There is an amount of S$0.1 million short-term loan to director, Chong Jia Gen Kenneth in 2022, which was fully repaid and settled in August 2023. Therefore, the net cash used in investing activities in 2022 amounted to S$0.4 million.

Cash Flows from Financing Activities

Net cash provided by financing activities in 2022 consisted of S$1.1 million in proceeds from the capital contribution of shareholders net of advances, and a repayment of advances from a shareholder.

Net cash provided by financing activities in 2021 consisted of S$0.5 million advance from a shareholder for share subscription, a S$0.1 million advance from an existing shareholder, and S$0.2 million proceeds from a bank loan.

For the six months ended June 30, 2022 and 2023

The following table summarizes our cash flows for the periods indicated:

	For the six months ended June 30,		Variance
	2022	2023	Amount	%
Net cash (used in) operating activities	(64,188)	(374,578)	(310,390)	483.6%
Net cash (used in) investing activities	(43,486)	(68,222)	(24,736)	56.9%
Net cash provided by / (used in) financing activities	860,126	(37,055)	(897,181)	N.M. (1)

(1)	N.M.: Not meaningful.

Cash Flows from Operating Activities

Net cash used in operating activities in the six months ended June 30, 2022 consisted of S$0.2 million of net losses, a S$0.1 million positive impact from non-cash items, and a S$0.1 million net cash inflow in change of assets and liabilities due to the timing of when amounts came due.

Net cash used in operating activities in the six months ended June 30, 2023 consisted of S$0.4 million of net losses and a S$0.1 million positive impact from non-cash items and a S$2,634 net cash outflow in change of assets and liabilities due to the timing of when amounts came due.

Cash Flows from Investing Activities

Net cash used in investing activities in the six months ended June 30, 2023 consisted of S$0.07 million, a decrease from S$0.04 million in the same period in 2021, primarily arising from the purchase of property and equipment as a result of team expansion and replacement of equipment and increase in intangible asset of the software built in-house. Therefore, the net cash used in investing activities in the first six months ended June 30, 2023 amounted to S$0.07 million.

Cash Flows from Financing Activities

Net cash provided by financing activities in the six months ended June 30, 2022 consisted of S$1.1 million in advances from Narendra Patel for the subscription of shares issued by Simply subsequently in the second half of 2022, and repayment of bank loan. Net cash provided by financing activities amounted to S$0.9 million.

Net cash used in financing activities in the six months ended June 30, 2023 consisted of repayment to shareholder and repayment of bank loans, amounting to S$37,055.

Contractual Obligations

For the year ended December 31, 2021 and 2022

Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. Below are tables that shows the bank loans’ obligation and contractual lease obligations as of December 31, 2021 and 2022:

Outstanding balances of bank loans consist of the following:

Bank Name	Drawn/ Maturities	Interest Rate	Collateral/Guarantee	December 31, 2021 SGD	December 31, 2022 SGD	December 31, 2022 USD
UOB Business Loan	January 2021 /January 2026	2.25%	Guaranteed by Kwan Cho Ching Joe, Ming Kok Wah, and Chong Jia Gen Kenneth, Directors of Simply	156,738	119,670	89,274
DBS Temporary Bridging Loan	August 2020/September 2023	2.50%	Guaranteed by Chong Jia Gen Kenneth, Directors of Simply	26,330	13,614	10,156
Total				183,068	133,284	99,430
Bank loans, current portion				49,812	51,525	38,438
Bank loans, non-current portion				133,256	81,759	60,992

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Interest expense for the years ended December 31, 2021 and 2022 amounted to S$4,344 and S$3,580 (US$2,671) respectively.

The maturities schedule is as follows:

Twelve months ending December 31,

	SGD	USD

2023	51,525	38,438
2024	38,773	28,925
2025	39,649	29,578
2026	3,337	2,489
Total	133,284	99,430

For the six months ended June 30, 2022 and 2023

Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. Below are tables that shows the bank loans’ obligation and contractual lease obligations as of June 30, 2022 and 2023:

Outstanding balances of bank loans consist of the following:

Bank Name	Drawn/ Maturities	Interest Rate	Collateral/Guarantee	December 31, 2022 SGD	June 30, 2023 SGD	June 30, 2023 USD
UOB Business Loan	January 2021 /January 2026	2.25%	Guaranteed by Kwan Cho Ching Joe, Ming Kok Wah, and Chong Jia Gen Kenneth, Directors of Simply	119,670	100,961	74,660
DBS Temporary Bridging Loan	August 2020/September 2023	2.50%	Guaranteed by Chong Jia Gen Kenneth, Directors of Simply	13,614	3,828	2,831
Total				133,284	104,789	77,491
Bank loans, current portion				51,525	41,953	31,024
Bank loans, non-current portion				81,759	62,836	46,467

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Interest expense for the six months ended June 30, 2022 and 2023 amounted to S$2,601 and S$1,864 (US$1,378), respectively.

The maturities schedule is as follows:

Twelve months ending June 30,

	SGD	USD

2024	41,953	31,024
2025	39,211	28,997
2026	23,625	17,470
Total	104,789	77,491

Lease Commitments

Simply determines if a contract contains a lease at inception. US GAAP requires that Simply’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which Simply has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

Simply has two property lease agreements with lease terms ranging for two years and three years, respectively. Simply also has one lease for the rental of motor vehicles with a lease term of two years. Simply’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the lease with a lease term of one year.

For the years ended December 31, 2021 and 2022, and the six months ended June 30, 2022 and 2023, there were no rent expenses for the short term lease.

Simply’s commitment for minimum lease payments under the operating lease that is within twelve months as of December 31, 2022 as follow:

Twelve months ending December 31,	Minimum lease payment
2023	25,540
2024	11,200
2025	-
2026	-
2027 and thereafter	-
Total future lease payment	36,740
Amount representing interest	(571)
Present value of operating lease liabilities	36,169
Less: current portion	25,050
Long-term portion	11,119

The following summarizes other supplemental information about Simply’s operating lease as of December 31, 2022:

Incremental borrowing rate	2.25%
Remaining lease terms (years)	1.7 years

Simply’s commitment for minimum lease payments under the operating lease that is within twelve months as of June 30, 2023 as follow:

Twelve months ending June 30,	Minimum lease payment
2024	16,800
2025	2,800
2026	-
2027	-
2028	-
Total future lease payment	19,600
Amount representing interest	(263)
Present value of operating lease liabilities	19,337
Less: current portion	16,540
Long-term portion	2,797

The following summarizes other supplemental information about Simply’s operating lease as of June 30, 2023:

Incremental borrowing rate	2.25%
Remaining lease terms (years)	1.2 years

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition or results of operations.

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Critical Accounting Estimates.

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements and unaudited interim condensed financial statements. These financial statements and unaudited interim condensed financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the financial statements and unaudited interim condensed financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the valuation of accounts receivable, useful lives of property and equipment, the recoverability of long-lived assets, provision necessary for contingent liabilities, and revenue recognition. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our financial statements and unaudited interim condensed financial statements.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our financial statements and unaudited interim condensed financial statements:

Cash and bank balances

Cash and bank balances primarily consist of petty cash and funds earned from Simply’s operating revenues which were held at third party platform fund accounts which are unrestricted as to immediate use or withdrawal. Simply maintains all of its bank accounts in Singapore.

Accounts receivable and allowance for expected credit losses

Accounts receivable include trade accounts due from clients. Accounts are considered overdue after 30 days. Management reviews its receivables on a regular basis to determine if the expected credit loss is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual client exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of December 31, 2021, 2022 and June 30, 2023, no allowance was deemed necessary by Simply.

Prepayments

Prepayments are mainly payments made to vendors or services providers for future services that have not been provided and prepaid rent. These amounts are refundable and bear no interest. Management reviews its prepayments on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of December 31, 2021, 2022 and June 30, 2023, no allowance was deemed necessary.

Deposits

Deposits are mainly for rent, utilities and money deposited with certain vendors. These amounts are refundable and bear no interest. The short-term deposits usually have a one-year term and are refundable upon contract termination. The long-term deposits are refunded from suppliers when terms and conditions set forth in the agreements have been satisfied.

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Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Expected useful lives
Leasehold improvements	lesser of lease term or expected useful life
Office equipment	5 years
Furniture and fittings	5 years
Computers	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. Simply also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets

Simply recognizes intangible assets that primarily consist of the cost of internally developed software, which are carried at cost less accumulated amortization. Such amortization is recorded on a straight-line basis over the estimated useful lives of 5 years. Capitalization of the costs of the internally developed software includes the costs associated with its development, upgrades and enhancement costs incurred in their respective period. Amortization for the internally developed software is recognized in cost of revenue. Capitalization of acquired software are carried at their acquisition costs, and amortization of the acquired software is recognized in depreciation and amortization expenses.

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. We assess the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, we would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2021, 2022, and June 30, 2023, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by Simply.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

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●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

Effective January 1, 2020, Simply adopted ASC Topic 606, Revenue from Contracts with Customers, which replaced ASC Topic 605, using the modified retrospective method of adoption. Results for reporting periods beginning after January 1, 2020 are presented under ASC Topic 606 while prior period amounts are not adjusted and continue to be presented under Simply’s historic accounting under ASC Topic 605. Simply’s accounting for revenue remains substantially unchanged. There were no cumulative effect adjustments for service contracts in place prior to January 1, 2020. The effect from the adoption of ASC Topic 606 was not material to Simply’s financial statements.

The five-step model defined by ASC Topic 606 requires Simply to:

(1) identify its contracts with customers;

(2) identify its performance obligations under those contracts;

(3) determine the transaction prices of those contracts;

(4) allocate the transaction prices to its performance obligations in those contracts; and

(5) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised services are transferred to the client in an amount that reflects the consideration expected in exchange for those services.

Simply enters into service agreements with its customers that outline the rights, responsibilities, and obligations of each party. The agreements also identify the scope of services, service fees, and payment terms. Agreements are acknowledged and signed by both parties. All the contracts have commercial substance, and it is probable that Simply will collect considerations from its customers for service component.

Simply have utilized the allowable practical expedient in the accounting guidance and elected not to capitalize costs related to obtaining contracts with customers with durations of less than one year. We do not have significant remaining performance obligations.

Simply derives its revenues from two sources: (1) estate management services, and (2) revenue from other services.

1)	Estate management services

Simply earns estate management services revenue from Management Corporate Strata Titles (MCSTs) by being appointed as the Managing Agent for the respective estates to provide routine management, administration and secretarial services, accounting and finance management, and the operation and maintenance of the estates. Management believes that the estate management services are integrated services, and it is impractical to assess standalone value to each service; accordingly, the estate management services should be considered as single performance obligation. In consideration of the services provided by Simply, the MCSTs pay a monthly fee to Simply. The contract is a fixed contract with a fixed fee over the contractual period. The monthly management fee of individual estate varies depending on the size of the estates and the scope of the services required. Estate management revenue primarily contains an ongoing performance obligation that is satisfied upon the end of each calendar month, at which point the monthly fee is earned. The revenue is recognized over time based on the fixed contract fee over the contractual period. Simply is considered to be the principal as it has the right to determine the service price and to define the service performance obligations, it has control over services provided and it is fully responsible for fulfilling the estate management services pursuant to the estate management service contracts it signed with the MCSTs. Typical payment terms set forth in the invoice are within 30 days.

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2)	Other services

Simply generates revenues from other services such as providing of additional manpower which are usually in ad-hoc basis, certification of documents, disbursements, marketing initiatives and others that to be completed in a short-term period. Service fees for other services are generally recognized at the point in time when services are provided. Typical payment terms set forth in the invoice are within 30 days.

Cost of revenue

Cost of revenue consists primarily of amortization expense of software, personnel costs (including base pay and benefits), Central Provident Fund contribution and other costs associated with the provision of the estate management services on the sites.

Employee compensation

Singapore

(1)	Defined contribution plan

Simply participates in the national pension schemes as defined by the laws of Singapore’s jurisdictions in which it has operations. Contributions to defined contribution pension schemes are recognized as an expense in the period in which the related service is performed.

Government grant

Government grants are not recognized until there is a reasonable assurance that Simply will comply with the conditions attaching to them and that the grants will be received.

Government grants are recognized in profit or loss on a systematic basis over the periods in which Simply recognizes as expenses the related costs for which the grants are intended to compensate. Specifically, government grants whose primary condition is that Simply should purchase, construct, or otherwise acquire non-current assets (including property, plant and equipment) are recognized as deferred income in the balance sheet and transferred to operations and comprehensive income on a systematic and rational basis over the useful lives of the related assets.

Government grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to Simply with no future related costs are recognized in profit or loss in the period in which they become receivable.

Simply received S$37,990 in 2021 in government grants from the Singapore Government for the purchase and use of accounting software, which was recognized as deferred income. The carrying amount were S$27,062 as of December 31, 2022, and S$22,885 as of June 30, 2023, respectively.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with Simply’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing Simply’s business segments. Management has determined that Simply operates in a single segment because there is only one Chief Operating Decision Maker (“CODM”) for Simply who sits Simply’s Chief Executive Officer. Operating and financial metrics are applied to the entire Company as a whole because there is only one segment. In the event that Simply determines that there is more than one segment, Simply will disclose how it has determined there is more than one segment and disclose the relevant metrics for measurement of performance.

Leases

Simply adopted ASC 842 on January 1, 2019. Simply determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in Simply’s balance sheets. ROU assets represent Simply’s right to use an underlying asset for the lease term and lease liabilities represent Simply’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, Simply includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As Simply’s leases do not provide an implicit rate, Simply used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Simply has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, Simply elected not to apply ASC 842 recognition requirements; and (ii) Simply elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

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Income taxes

Simply accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax for the years ended December 31, 2021, and 2022 and for the six months ended June 30, 2022 and 2023. Simply had no uncertain tax positions for the years ended December 31, 2021 and 2022 and for the six months ended June 30, 2022 and 2023. Simply does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Related party transactions

Parties, which can be a corporation or individual, are considered to be related if Simply has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Commitments and Contingencies

In the normal course of business, Simply is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. Simply recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. Simply may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Concentration of risks

Concentration of credit risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and bank balances and account receivable. Simply places its cash and bank balances with financial institutions with high credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service clients. Simply conducts credit evaluations of clients, and generally does not require collateral or other security from the clients. Simply established an allowance for expected credit losses primarily based upon the factors surrounding the credit risk of specific clients.

Concentration of customers

As of June 30, 2023, one client who is an MCST, accounted for 16.8% of the account receivables.

As of December 31, 2022, two clients who are MCSTs, accounted for 11.0 % and 11.0% of the account receivables respectively.

As of December 31, 2021, three clients who are MCSTs, accounted for 25.9%, 16.1% and 11.4% of the account receivables respectively.

For the six months ended June 30, 2023, one client who is an MCST accounted for 12.1% of the total revenue.

For the year ended December 31, 2022, one client who is an MCST accounted for 10.1% of the total revenue.

For the six months ended June 30, 2022, no client has accounted for more than 10% of the total revenue.

For the year ended December 31, 2021, two clients who are MCSTs accounted for 24.5% and 23.1% of the total revenue respectively.

Concentration of vendors

For the year ended December 31, 2021 and 2022 and for the six months ended June 30, 2022 and 2023, no vendor has accounted for more than 10% of the total expenditure and none of the vendors consisted of more than 10% of account payable for the year ended December 31, 2021 and 2022 and six months ended June 30, 2023.

Recent accounting pronouncement

Simply does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on Simply’s unaudited interim condensed balance sheets, unaudited interim condensed statements of operations and comprehensive loss and unaudited interim condensed statements of cash flows.

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HISTORY AND CORPORATE STRUCTURE

Our Group’s history can be traced back to 2015 when Ms. Rhonda Wong and Ms. Race Wong saw an opportunity to develop a data and technology-driven property technology platform. Ohmyhome (S) was therefore initially established to carry on the provision of a self-served platform for users to list and search homes. Since then, we have grown into a one-stop-shop property platform covering a comprehensive range of property services and solutions, which comprises brokerage services and emerging and other services, such as home renovation and furnishing services, listing and research, mortgage referral, legal services and insurance referral services.

Corporate Structure

Our Company was incorporated in the Cayman Islands on July 19, 2022 under the Companies Act as an exempted company with limited liability. Our authorized share capital is US$500,000 divided into 500,000,000 Ordinary Shares, with a par value of US$0.001 each. Prior to our Group’s reorganization, Ohmyhome (S) was the holding company of our Group. Our subsidiaries in Singapore, namely, Ohmyhome (R), Ohmyhome (I), Cora.Pro and DreamR (formerly Ganze Pte. Ltd.), are wholly-owned subsidiaries of Ohmyhome (S). Ohmyhome (S) also has a 49% interest in Ohmyhome (M), and an indirect interest of 24% in Ohmyhome (RL) (through the 49% interest in Ohmyhome (RL) held by Ohmyhome (M)).

As part of our Group’s internal reorganization for the purposes of the listing, Ohmyhome (BVI) was incorporated in the BVI on July 27, 2022 with limited liability, authorized to issue up to a maximum of 50,000 ordinary shares of a single class without par value. Ohmyhome (BVI) is a wholly-owned subsidiary of our Company.

Pursuant to a restructuring agreement dated November 30, 2022, each of Anthill and the Other Existing Shareholders transferred their respective shares in Ohmyhome (S), representing in aggregate 100% of the issued share capital of Ohmyhome (S), to Ohmyhome (BVI). The consideration for the share transfers was satisfied by the allotment and issuance of 14,999,999 Ordinary Shares in aggregate to Anthill and the Other Existing Shareholders, each credited as fully paid.

Upon completion of the reorganization, our Company became the holding company of our Group and we became owned as to 9,390,406; 284,806; 58,693; 344,593; 591,395; 230,215; 1,785,941; 460,429; 118,662; 122,307; 1,227,446; 292,280; 301,120; 625,024 and 416,683 Ordinary Shares by Anthill, Ang Yen Ney, Anthony Craig Bolger, Ong Eng Yaw, Primefounders Pte. Ltd., Teo Khiam Chong, Vienna Management Ltd., Wang Yu Huei, K3 Ventures Pte. Ltd., Lee Kwi Thai, GEC Tech Ltd., Chew Kwee San, Fong Cheng Kee, Swettenham Blue Pte. Ltd. and Tsai Chun-Chia, respectively.

On October 6, 2023, Ohmyhome (BVI), a wholly owned subsidiary Simply, completed the acquisition of 100% of the issued share capital of Simply for the Total Consideration of S$4,712,000. The Total Consideration shall be satisfied by way of the Cash Consideration and the allotment and issuance of the Consideration Shares in four (4) tranches in accordance with the SPA, with the first tranche being paid to the Simply Sellers on the Completion Date, October 6, 2023, in accordance with the terms of the SPA. Please refer to the section entitled “Recent Developments” for further details.

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Organization Chart

The chart below sets out our corporate structure.

Note 1: The remaining 51% interest is held by Ms. Wong Wan Chin, sister of Ms. Rhonda Wong and Ms. Race Wong.

Note 2: The remaining 51% interest is held by Ohmyhome Principal Sdn. Bhd., a company owned equally by Khor Siew Keng and Leong Sook Ping respectively, both Independent Third Parties.

*Where less than 50% of the equity of an investee is held, the Company (through its subsidiaries) holds significantly more voting rights than any other vote holder or organized company of vote holders. An assessment has been made, taking into account all the factors relevant to the relationship with the investee, to ascertain control has been established and the investee should be consolidated as a subsidiary of the Company.

Entities

A description of our principal operating subsidiaries are set out below.

Ohmyhome (S)

On June 12, 2015, Ohmyhome (S) was incorporated in Singapore as a private company limited by shares. Ohmyhome (S) commenced business on May 21, 2016 and is principally engaged in the provision of a one-stop-shop property platform for our customers. As part of a group reorganization on November 30, 2022, Ohmyhome (S) became an indirect wholly-owned subsidiary of our Company.

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Ohmyhome (I)

On March 5, 2020, Ohmyhome (I) was incorporated in Singapore as a private company limited by shares. Ohmyhome (I) was initially established to provide home insurance services to house users. Ohmyhome (I) does not have operations now. As part of a group reorganization on November 30, 2022, Ohmyhome (I) became an indirect wholly-owned subsidiary of our Company.

Ohmyhome (R)

On March 5, 2020, Ohmyhome (R) was incorporated in Singapore as a private company limited by shares. Ohmyhome (R) commenced business on March 6, 2020 and is the renovation arm of our Group principally engaged in design and build, project management for interior decoration projects for residential and commercial units. As part of a group reorganization on November 30, 2022, Ohmyhome (R) became an indirect wholly-owned subsidiary of our Company.

Cora.Pro

On May 21, 2020, Cora.Pro was incorporated in Singapore as a private company limited by shares. Cora.Pro was established to distribute a product developed by us which is mainly used as a platform for property management firms and developers to facilitate communication, facility booking, fee and tax payments. As part of a group reorganization on November 30, 2022, Cora.Pro became an indirect wholly-owned subsidiary of our Company.

DreamR

On December 7, 2021, Ganze Pte. Ltd. (“Ganze”) was incorporated in Singapore as a private company limited by shares. Ganze was established as the renovation arm of our Group, engaged in interior decoration projects of high-end residential and commercial units. As part of a group reorganization on November 30, 2022, Ganze became an indirect wholly-owned subsidiary of our Company. On June 5, 2023, Ganze engaged in a change of entity name to DreamR Project Pte. Ltd.

Ohmyhome (M)

On January 17, 2019, Ohmyhome (M) was incorporated in Malaysia as a private company limited by shares. Ohmyhome (M) was established as a subsidiary of Ohmyhome (S), principally engaging in the provision of a one-stop-shop property platform for our customers in Malaysia. As part of a group reorganization on November 30, 2022, Ohmyhome (M) became an indirect 49%-owned subsidiary of our Company.

Ohmyhome (RL)

On January 17, 2019, Ohmyhome (M) was incorporated in Malaysia as a private company limited by shares. Ohmyhome (RL) was established as a subsidiary of Ohmyhome (M), mainly providing licensed property brokerage services to our customers in Malaysia. As part of a group reorganization on November 30, 2022, Ohmyhome (RL) became an indirect 24%-owned subsidiary of our Company.

Simply (Singapore)

On October 6, 2023, Ohmyhome (BVI), a wholly owned subsidiary of the Company acquired 100% of the total number of issued shares in the capital of Simply. Simply was incorporated in Singapore as a private company limited by shares on January 4, 1995 and is a tech-enabled property management company in Singapore.

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INDUSTRY

All the information and data presented in this section have been derived from Frost & Sullivan Limited (“Frost & Sullivan”)’s industry report commissioned by us entitled “The Interconnect Product Market Independent Market Research” (the “Frost & Sullivan Report”) unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

OVERVIEW OF MACROECONOMIC ENVIRONMENT

Number of private residential new sale units in Singapore

The number of private residential new sale units has increased from 7,972.0 units to 13,027.0 units from 2016 to 2021, representing a CAGR of approximately 10.3%.

Source: The Frost & Sullivan Report

Resale market on private residential units and HDB flats in Singapore

The number of private residential resale units has increased from 8,406 units in 2016 to 20,530 units in 2021, representing a CAGR of approximately 19.6%.

On the other hand, in 2021, there were around 31.0 thousand resale units of HDB flats, representing a CAGR of 8.3% from 2016 to 2021. In 2021, the number of HDB resale unit reached 31,000 units in 2021, with a new record set at S$1.4 million for a unit. The higher number of HDB resale flat transactions in 2021 was attributable to (i) the mortgage rate maintaining at a low level during the year; (ii) delays in new build-to-order units by HDB with some buyers switching to resale units; and (iii) buyers pursuing more spacious units with affordable price and the soaring prices of private residential units.

Source: The Frost & Sullivan Report

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Leasing transactions of private residential units

The leasing transaction volume of private residential units in Singapore has increased from 82,643 units to 98,605 units from 2016 to 2021, representing a CAGR of approximately 4.5%.

The leasing transaction volume of HDB units in Singapore has declined slightly from 44,530 units in 2016 to 42,623 units in 2021, representing a CAGR of approximately -0.2%.

Source: The Frost & Sullivan Report

Total number of property agents and property agencies

The number of property agents in Singapore has increased from 28,397 person to 32,414 person from 2016 to 2021, representing a CAGR of approximately 2.7%, the on-going increase in housing supply and growing transactions in the secondary market contribute to the overall demand in the industry for services from property agents, leading to the gradual increase in the total number of property agents. The transactions per agent have increased from 5.7 transactions per agent to 6.3 transactions per agent from 2016 to 2021. Total number of real estate agencies/ brokerages has declined from 1,344 to 1,102 from 2016 to 2021. The market consolidation is a result of large players exceling in their economies of scale to capture greater market share, and this has led to the slight decrease in the number of real estate agencies/brokerages.

Source: The Frost & Sullivan Report

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MARKET OVERVIEW OF PROPERTY SERVICES IN SINGAPORE

Definition and Classification

The property market in Singapore can be categorized into primary and secondary markets. Primary property market represents the market for newly constructed properties where sellers are generally real estate developers. Secondary property market refers to the market for existing properties where the sellers are generally not real estate developers. During 2016 to 2021, the number of resale units of private residential housing and HDB housing have recorded robust growth at CAGRs of 19.6% and 8.3% respectively, serving as impetus to the property services market in Singapore. Property services providers serve as an intermediary platform facilitating transactions between buyers and sellers of properties. There are two business models seen in Singapore:

i. Traditional agency model, where individual property agents working under a property agents company, handles the deal sourcing, servicing, and receives the majority of the commission. Business players operated under such model provide basic brokerage services.

ii. Online-to-offline integrated property solutions model, where business players operated under such model establish presence in both brick-and-mortar platform and online platform. It integrates technology-empowered online commerce and offline commerce to foster an interdependent and omni-channel experience to end-consumer. Service providers commonly adopt O2O model with a view to transcend the boundaries and heterogeneity between online and offline channels through technical and operational means, whereby customers can transact their property and access other services such as mortgage, legal, renovation and more on a single platform. Data is also aggregated across customers and along their journey as they engage more services.

There are two typical types of additional services provided or facilitated by the aforementioned types of industry players, including:

Ø	Value-added services, which are transaction-related services including documentation, informative resources provision, as well as connecting and referring on-site service providers of mortgage, legal conveyancing, home insurance, with respective downstream clientele i.e., property owners and tenants;

Ø	Interior design and fitting-out services, refers to the process to enhance the ambience of interior space visually and functionally. In general, it includes a specific scope of design and decorating works ranging from design drawings, site works, and post-design consultancy and supervisory services performed by professional practitioners. It also covers general work and home services including but not limited to cleaning, painting, house moving, air-conditioning servicing.

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Value Chain

Source: The Frost & Sullivan Report

The value chain of the property services industry in Singapore comprises the upstream property developer, seller and leaser, midstream individual property service providers or platforms consolidating such services, and downstream property buyer and tenant. There are two business models adopted by industry players, where the processes go through as below:

i. traditional agency model, where property sellers and buyers reach out to the property agencies that provide advertising and basic consultancy services and all the transaction details done are kept to the property agents. All other services required for the transactions, including mortgage, legal, renovation works and insurance, are separately negotiated and engaged by buyers or sellers with each of these service providers, which takes a greater turnaround to have all services fulfilled.

ii. Online-to-offline (O2O) integrated property solutions model is having the solution providers facilitate the selling, buying, leasing and rental transactions by hosting a marketplace platform on the internet, on mobile application posting advertisement as well as through offline channel. They offer one-stop services from advertising, transaction dealing and various value-added services to customers, where property agents delegated are only required to process the transaction negotiation. Integrated one-stop service providers offer services facilitation, referring and connecting service providers in fields such as mortgage, legal, renovation works and insurance to both upstream and downstream customers.

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Property agents are individuals providing personalized services on each transaction where they engage closely with clients throughout the transaction. They are often self-hired and are commissioned by the property marketplace platform. Responsibility of property agent varies depending on the business model and duties and responsibilities delegated by the property marketplace platform.

Market size of Property Services in Singapore

Property transaction process is intrinsically complex and lengthy with large information gaps between home buyer/sellers and agents, and various service providers. Property services providers serve in a position to facilitate the matching of buyers and sellers, the negotiations and closing of the rental, sale, and purchase of real estate. Property services providers mainly contribute market efficiency by a) speeding up search and matching, b) engaging in the negotiation of transaction prices, and c) functioning as experts in deals with asymmetric information. Market size of property services in Singapore increased from S$3,780.2 million in 2016 to S$4,740.3 million in 2021, at a CAGR of 4.6%.

With the advent of technology platforms that help bridge the information gaps and provide more transparency and facilitate information and service flow between various market participants, the general trust towards the buying and selling journey and the knowledge and psychological barrier to action by buyers and sellers will be lowered, leading to more transactions in the future. Going forward, with the application of newer technology-based services such as 360-degree view, listing convenience, subscription management etc., the penetration rate of property services among individual users is expected to rise. The market size of property services in Singapore is expected to reach S$ 5,421.4 million in 2026, at a CAGR of 4.0% from 2022 to 2026.

Source: The Frost & Sullivan Report

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Market Drivers Analysis

Increasing acceptance of innovative technology-based service: Increasing acceptance of innovative technology-based solutions and services in the real estate industry are expected to be the driving force in the property services market soon. Virtual reality (VR) and augmented reality (AR) technologies are used to offer immersive viewing experience, especially when the buyer or property is overseas. Some real estate brokerages have launched the virtual walkthrough option for iPhone or Android users who own VR headsets. Prospective customers can now take virtual tours online to examine their future homes by getting immersed into high-resolution virtual environments. The technological innovation would serve as the driver to the property services. In addition, the upcoming generations of home buyers and homeowners are less relationship-driven and more technology and convenience-driven when engaging services. This will move the industry away from the traditional agent-centric model to technology-centric model as more customers would choose a platform over an individual agent.

Rising needs for value-added services: With the higher living standards and growing number of residential and commercial buildings in the market, property buyers, sellers, landlords and tenants are having higher expectations and requirements for property services. With the increasingly hectic lifestyle of the working population, they usually have less time for finding, negotiating, and managing multiple service providers, and have an increasing preference over integrated platforms where communication is managed through a single channel. In view of this rising trend, property services providers continue to enhance their service coverage and quality in order to provide clients with more value-added services. For example, property services providers offer a wide array of solutions, including renovations, fitting-out, cleaning, and other agency and advisory services. Property services providers, who can offer a range of quality value-added services, would therefore experience growth.

Rising housing supply: The Singapore government has raised the land supply for private housing on the confirmed list under the Government Land Sales Program for the second half of 2022 by 26 per cent to 3,505 units. The number of Housing Development Board apartment units in Singapore registered a CAGR of 1.6% from 2016 to 2021 and the number of condominiums and private apartment units in Singapore also recorded a CAGR of 3.5% from 2016 to 2021. The rising housing supply is expected to create the demand for agency and advisory services, as well as fitting-out works. On the other hand, as a general policy, leasehold land will be returned to the State upon lease expiry, to allow it to be rejuvenated for the new social and economic needs of Singaporeans. Increasing number of HDB flats are reaching their 99-year leasehold limit and units will need to be returned to the government for redevelopment. Accordingly, there is expected to be a rising number of younger generations searching for new housing, thus increasing the demand for new housing supply.

Pursuit of quality housing: The median monthly household income in Singapore has grown from S$8,846 in 2016 to S$9,520 in 2021, representing a CAGR of approximately 1.5%. As the household income continues to rise across the nation, property buyers and tenants in Singapore are gradually shifting from their current housing to pursuing a quality one with upgraded living standards and moving to a better geographical location with shortened commute distance and surrounding environment. On the other hand, owners of property in Singapore are willing to spend on home decoration and renovation in order to maximize the usage of space. With the high expectation of customers, the home renovation industry in Singapore is expected to benefit from the growth. It is expected that the pursuit of quality housing will drive the growth of the real estate market and in turn foster the usage and development of the property services industry.

Property development in non-CBD areas: In Singapore, the city center is relatively more developed and saturated while the growing population and incoming immigrants are stimulating the development of city outskirts and non-CBD areas. However, the common lack of knowledge towards these non-CBD areas of buyers and tenants serves as a barrier to the overall transactions. Therefore, buyers and sellers tend to rely on intermediary property services providers with better sales ability and wider sales and geographical coverage to facilitate the liaison and transaction constitution. In turn, the development trend serves as an impetus to the development of property services providers.

Increasing number of households: Singapore is currently experiencing a diminishing average household size of resident households, which has decreased from 3.35 in 2016 to 3.15 in 2021 and according to the continuous trend in the past 5 years, it is expected the average household size would go below 3.0 in the coming 10 years. On the other hand, the total number of households in Singapore has increased from 1.26 million to 1.39 million during 2016 to 2021, representing a CAGR of approximately 2.0%. With the abovementioned factors, as well as the rigid housing demand in Singapore, an increase in the number of households leads to significant new home demand and a continuous opportunity for property services as an essential intermediary facilitating various types of transactions.

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Supporting government policies to address housing needs: In Singapore, HDB is committed to helping Singaporeans afford their first home, where home buyers, especially first-time buyers can buy flat from HDB at a subsidized rate, or a resale flat from the open market with the help of housing grants. In 2021, To make housing more affordable and accessible to Singaporeans, the Ministry of National Development and HDB recently announced the implementation of the Enhanced CPF Housing Grant (EHG) where eligible first-time flat buyers enjoy up to $80,000 in housing grants. Accordingly, with the grant and subsidies, demand from home buyers would be underpinned, and property agents and agencies as well as property services providers will benefit from the increase in transactions.

Market Challenge

Fluctuations and uncertainties of the real estate sales and rental market: The demand for property service market in Singapore is highly associated with the prevalence of transactions in both the real estate sales and rental market. The booming growth in the Singapore market has often been coupled with volatility in market conditions and fluctuations in real estate prices. For instance, the Singapore government has promulgated and implemented various policies and measures aimed at regulating the real estate market. For instance, and in recent years, the government has raised for a few times the Additional Buyer’s Stamp Duty (ABSD) and lowered the loan-to-value (LTV), which may affect property buyers’ eligibility and desire to purchase and heightened the financing threshold. These measures have affected and may continue to affect the condition of the real estate market and cause fluctuations in the property services market in Singapore.

Competition from offline sales agencies: While the booming of online property services is taking up a growing market share, competition from offline sales agency still poses market challenges for online market players. For instance, well-established and sizable real estate developers have been entering into the real estate sales market by developing their in-house sales team in recent years in reaching their targeted customers. On the other hand, certain potential customer groups such as the older age groups with abundant purchasing power and are not accustomed with online servicing models, may demonstrate reluctance in switching to property services platforms that are based principally in mobile application and internet platforms. In turn, existing property service providers may need to formulate marketing strategies in garnering customer base.

Shortage of Expertise and Talented Labor: The provision of online to offline integrated property service is the rising trend and the property services industry faces challenges such as difficulty with recruitment of high-quality staff with experience in online to offline integrated solutions. While at the same time property services companies need sufficient talent reserves to improve service quality and to ensure the expansion of scalability and future development. Property services providers relying on the functionality and core competence of mobile application and internet platform, requires high-caliber labor to continuously develop the service capability.

Competition Overview

The property services market in Singapore is relatively fragmented, with 1,102 agencies established in Singapore as of 2021.

Singapore is at the early stage of the introduction of the online-to-offline property services model which involves end-to-end services along the property seekers’ lifecycle. Under this business model, property seekers discover listings on the digital platform and are then introduced to agents employed by the same company which maintains the digital listing. These agents help the seeker buy their home. The success of competition in property services depends on the ability to continue to attract consumers to the websites and mobile applications. Existing market participants continue to increase their product offerings or develop new products to increase their market shares.

Furthermore, companies with strong brand awareness in international markets or global search engines and social media sites are in a better position to acquire customers by leveraging their existing platform and channels. With economies of scale, large-scale players can devote greater technical and other resources and have a more accelerated time frame for deployment and leverage their existing user bases and proprietary technologies to provide products and services.

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With the operational capabilities and extensive experience in handling a vast amount of transactions in Singapore, on average, the Group is able to complete more than half of the transactions within 7 days. Such transaction includes the process of property advertising and hosting, receipt of deposit payment and signing of option to purchase agreement, while the industry average turnaround is normally 14-60 days. On the other hand, the Group’s in-house agents are among the top 1% of property agents in terms of sales value per year, these property agents are able to complete approximately 69 deals per year in 2021, whereas industry average is approximately 6.3 deals per year in 2021.

Entry Barriers

Economies of scale: Economies of scale are pivotal for property services providers to garner a strategic edge and operational efficiency over their competitors. Larger-scale services providers leverage capital to invest in advanced technology to streamline operating procedures and enhance efficiency. Market participants continue to provide technical support, cost-effective and high-quality services to customers to meet their needs, to build up their competitive advantage and raise the entry barriers to the property services market.

Technological capabilities: Established market participants continue to invest in cutting-edge technology, including data analytics, artificial reality, and virtual reality technology to improve user experience, achieve user-oriented marketing strategy, and increase operational efficiency. The existing market participants can use the massive amount of data generated by their platforms to improve the online platform and broader product offering.

Customer loyalty and reputation: Apart from quality and variety of offering, nurturing customer loyalty ensures a sustainable source of income. Loyal customers are more willing to spend generously and repeatedly due to their positive prior purchase experience. These customers are also more likely to refer new customers to the service providers. Notable industry players are proficient in offering personalized content, product recommendations and incentivized and targeted promotions to attain loyal customers. In the long run, service providers that engage actively in loyalty building programs could establish business credibility and reputation, which in turn amplify the competitive advantage over other competitors.

Online-to-offline integrated capabilities: Online-to-Offline (O2O) is a business model adopted by property service with established presence in both brick-and-mortar platform and online platform. It integrates online commerce and offline commerce to foster an interdependent and omni-channel experience to end-consumer. Service providers commonly adopt an O2O model with a view to transcend the boundaries and heterogeneity between online and offline channels through technical and operational means, whereby customers are able go through the transaction in either and across channels pursuant to their preference. In order to implement the O2O business model, extensive efforts are required on topics such as workflow and workforce management, online-offline system integration, communication channel customer relationship management, dashboard reporting, information system infrastructures. With the optimal execution of O2O business model, industry players can generate efficient workflow and greater and wider source of revenue. Such transformation possesses significant barriers, especially for traditional agencies to integrate technology-based operation into their original business model. As traditional companies are maintaining a consumer base with preference towards the offline model, the customers may show reluctance in switching their transaction model to online, hence limiting their future prospect of expansion in terms of source of revenue. In turn, with the scalability of existing players who adopt the O2O model, new entrants and existing players adopting traditional model find challenges and constraints to garner a competitive advantage.

Updated Information on Singapore New Sale and Resale Markets in 2022

Number of private residential new sale units in Singapore

According to Urban Redevelopment Authority (URA), for the whole of 2022, developers sold 7,099 private residential new sale units, a 45.5% decline compared to the 13,027 new sales in the whole of 2021.

Resale market on private residential units and HDB flats in Singapore

According to Urban Redevelopment Authority (URA), for the whole of 2022, there were 14,791 resale and sub-sale units, a 28.0% decline compared to the 20,530 resale and sub-sale units in the whole of 2021. However, it remains higher than that of any year from 2016 to 2020.

According to HDB statistics, for the whole of 2022, the number of HDB resale units was 27,896, a 10.0% decline compared to the 31,017 HDB resale units in 2021. However, it remains higher than that of any year from 2016 to 2020.

The decrease in transactions are mainly due to the rapidly rising mortgage rates increasing the cost of home ownership, as well as the introduction of cooling measures by the Singapore government. However, the resale transactions remain higher than the levels from 2016 to 2020, and the resale market remains active.

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Industry Overview of Property Management Industry in Singapore

In Singapore, all condominiums and executive condominiums form their individual Management Corporate Strata Title (MCST), which is a legal entity that is responsible for the management and maintenance of the common areas in the strata-titled properties. To facilitate the management of the condominium or executive condominium, the MCSTs would appoint a managing agent to manage the responsibilities of MCSTs for the condominium or executive condominium projects.

URA Statistics on existing stock of private residential units and executive condominium units

Based on the statistics released by Urban Redevelopment Authority (URA), the total number of completed units of private residential units and executive units amounted to 429,966 units in Q1 2023, with 50,244 in the pipeline that are either under construction or planned development in the new few years. Below is a diagram indicating the pipeline units and their expected year of completion:

URA Statistics on expected year of completion of pipeline units

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Market Size Estimation

Assuming a modest management fee of S$40 per month to be paid by the homeowners of the condominium and executive condominium units under management, the total market size of estate management revenue of Singapore can be estimated to be the annual management fee multiplied by the total number of units in the market, which will total around S$206 million per year, and it is expected to grow to S$231 million in the next 4 years including the units in the pipeline.

Market Participants

The property management industry in Singapore is fragmented with many managing agents that ranges from sole proprietorships to large corporations.

In Singapore, there are a total of 42 Accredited Managing Agents (AMA) certified by the Singapore Institute of Surveyors and Valuers.

There are two categories of accreditation, Category A and Category B in order of the complexity of the strata titled developments:

1.	Large commercial properties i.e. industrial, office, shop or mixed developments with predominantly commercial content and community/institutional buildings, and large-scale residential property developments i.e. those with more than 150 units.
2.	Small-scaled residential and commercial property developments ie those with 150 and fewer units.

Firms accredited with A accreditation will be allowed to manage those in B category. However, those firms with a B accreditation will not be allowed to offer services in the A category until they are upgraded to this higher category.

Both categories of accreditation require the firms to have qualified staff trained in recognised estate or building management courses, and have sufficient years of experience in property management, and to satisfactorily pass an interview which tests knowledge in strata titled management and related topics.

Simply is an Accredited Managing Agent under Category A, along with 28 other Category A accredited firms in Singapore. There is a total of 13 Category B accredited firms in Singapore.

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BUSINESS

Business Overview

Overview

We are a data and technology-driven property technology company based in Singapore. Through our subsidiaries, we operate a one-stop-shop property platform which provides end-to-end property solutions and services for our customers, for both the HDB property market and the private property market, which comprises brokerage services and emerging and other services, such as home renovation and furnishing services, listing and research, mortgage referral, legal services and insurance referral services. We operate on a data-driven customer-centric business model and through our platform, we seek to provide a comprehensive suite of property solutions and services to aid our customers in every step of their property transaction journey, with the objective of making property transactions and related services simple, efficient and affordable for all.

Since the incorporation of our subsidiary, Ohmyhome (S), in 2015 and the commencement of our business operations in 2016, our platform has facilitated over 6,300 agent brokerage transactions and other property-related services and over 8,200 self-transacted online property transactions, with an aggregate GTV of over US$2.9 billion as of June 30, 2023, making us one of Singapore’s largest integrated property transactions and services platform, according to Frost & Sullivan. We operate our Ohmyhome platform in Singapore and Malaysia. Today, Ohmyhome has been ranked Singapore’s top mobile application for property listings and transactions by customer ratings and is a leading one-stop property platform for property transactions and property-related services for both the HDB property market and the private property market, according to Frost & Sullivan.

Our platform appeals to and supports a growing online community and network of users looking to list and search for properties online, seeking information on their property transactions and other value-added services, through the comprehensive property-related solutions and services available on our platform. As at June 30, 2023, we have around 200,000 monthly active users on our online website and mobile application on average, and over 726,000 downloads of our mobile application. Our website also receives a weekly average of over 100,000 unique visitors and a weekly average of over 280,000 website visits. As at June 30, 2023, our platform contained over 20,000 active listings for residential properties for sale and rental on a monthly basis. An active listing refers to a listing where the property of the subject listing is still on the market for sale or for lease. Each listing has an expiration date of 30 days from the date of the listing and listing owners will have to renew the listing before its expiry to keep the listing active for another 30 days. In the event where a listing has reached its expiry or is indicated as sold or leased as the case may be, such listing would be removed and will no longer be searchable by the public unless a new listing has been created.

We believe that our diverse range of listings and comprehensive range of property-related services provides an effective channel for customers to market and search for properties and provides speed, ease and reliability to their property transactions.

Our Technology-Enabled Solutions

We believe that the use of technology and data is our key edge over our competitors. Our core service offerings are categorized as follows, all of which are offered through our one-stop platform:

●	Brokerage Services. For clients who wish to engage professional real estate services, we offer brokerage services through our Super Agents to represent customers seeking to purchase, sell, rent, or lease their properties on our platform. We also provide documentation services for clients who have already found a keen counterpart to their transactions and wish to engage us to assist with all necessary paperwork to complete the transaction.

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●	Emerging and Other Services. We offer the following emerging and other services in connection with property transactions, which can each be utilized by our customers as a standalone service or in conjunction with our other service offerings:

(a)	Listing and Research. We provide an online platform for home sellers to freely list their properties and for home buyers to freely view such listings. We also provide online tools and resources, including property transaction guides, automated electronic valuation of listed properties, and calculators for mortgage affordability and determining the amount of stamp duty payable on any property transaction, to provide our users with comprehensive resources to aid them in embarking on their property transaction journey.

(b)	Mortgage Referral Services. Through our online platform, we provide our customers with referrals to experienced financial service providers from our partner banks, who provide mortgage advice and financing guidance. We also value-add by compiling and comparing the interest rates across our wide range of partner banks, to provide the financing option best tailored to each individual customer’s needs.

(c)	Legal Services. We provide our customers with access to specialized law firms through our online platform, which provide conveyancing services, legal advice and the preparation of documentation to provide our users with a hassle-free conveyancing process and to better equip them with sufficient know-how to protect their legal interests while completing their property transactions.

(d)	Insurance Referral Services. We partner with established insurance brokers to provide our customers with access to insurance policies, such as home insurance and fire insurance, to meet their property transaction needs.

(e)	Renovation and Home Services. We offer renovation services and partner with trusted brands to help homeowners conceptualize, design, budget and project manage their renovation projects. We also offer a wide range of home needs services such as cleaning, painting and servicing to suit the upgrading and maintenance needs of homeowners. As part of our home services, we work with external partners to offer professional moving services to customers moving to a new residential or commercial property. In addition, we also provide assistance to foreign customers relocating from overseas to our country of operation, and we also advise such foreign customers on relevant rules and regulations to ensure compliance with the relevant laws and regulations and if applicable, that the tenancy agreement protects the rights and needs of the customer.

For the years ended December 31, 2020 and 2021, we generated revenue of approximately S$3.3 million and S$4.4 million, respectively, representing an annual growth of 31.2%. The majority of our revenue is derived from our brokerage services, which generated 86.9% and 85.2% of our total revenue for the years ended December 31, 2020 and 2021, respectively. The remaining 13.1% and 14.8% of our total revenue for the years ended December 31, 2020 and 2021, respectively, were derived from our emerging and other services offerings, such as renovation and home services, mortgage services, legal services and insurance services.

For the financial year ended December 31, 2021 and 2022, we generated revenue of approximately S$4.4 million and S$7.0 million, respectively, representing an annual growth of 60.4%. Our revenue generated by brokerage services constituted 85.2% and 43.7% of our total revenue for the financial year ended December 31, 2021 and 2022, respectively. Our revenue generated by emerging and other services constituted 14.8% and 56.3% of our total revenue for the financial year ended December 31, 2021 and 2022, respectively.

Recent Developments

On March 23, 2023, the Company completed its initial public offering. In this offering, the Company issued 2,800,000 Ordinary Shares at a price of US$4.00 per share. The Company received gross proceeds in the amount of US$11.2 million before deducting any underwriting discounts or expenses. The Ordinary Shares began trading on March 21, 2023 on the Nasdaq Capital Market under the ticker symbol “OMH.”

Acquisition of Simply

On October 6, 2023, Ohmyhome (BVI), a wholly owned subsidiary of the Company, acquired 100% of the total number of issued shares in the capital of Simply Sakal Pte. Ltd. (“Simply”), a tech-enabled property management company in Singapore, for the Total Consideration of S$4,712,000, which shall be satisfied by way of the Cash Consideration and the allotment and issuance of the Consideration Shares in four (4) tranches in accordance with the SPA. On October 6, 2023, the Company paid the first tranche of the Cash Consideration and issued 171,384 Ordinary Shares to the Simply Sellers in the proportion set out in the SPA, in satisfaction of the Cash Consideration and the Consideration Shares payable and/or to be allotted and issued on the Completion Date, respectively. Please refer to the sections entitled “Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Simply Sakal Pte. Ltd.” for further details.

With the acquisition of Simply, Ohmyhome has expanded its services to include property management services, to provide residents of private condominiums and executive condominiums in Singapore with quality estate management services and a technology platform for users to access the services and provide feedback with ease.

Our Services

Through our Ohmyhome website and mobile application, we provide end-to-end property-related solutions and services for our customers, which consists of (a) brokerage services; and (b) emerging and other property-related services, such as listing and research services, mortgage referral services, legal services, insurance referral services and renovation and home services.

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Brokerage Services

We provide brokerage services to customers who wish to engage a professional real estate agent to act as their representative for their property transactions. We will assign one of our Super Agents to our customers based on the location and property in question. Our in-house Super Agents have in-depth knowledge, experience and expertise in the property type and location which they specialize in. According to the CEA’s public database of agent transactions and the Company’s staff list, our Super Agents were listed in CEA’s top 1% of real estate agents in Singapore, based on the volume of selling transactions in 2021 and 2022 (CEA Salespersons’ Property Transaction Records (Residential) as at July 3, 2023: https://data.gov.sg/dataset/cea-salesperson-residential-transaction-record).

Our brokerage services are delivered through our Ohmyhome platform and accessible via our website and mobile application. A dedicated relationship manager is then assigned to the customer.

The Super Agent that is assigned to the customers based on best fit of their needs will provide listing services for home sellers, facilitating sale and purchase transactions, overseeing rental or leasing agreements, and assisting with the documentation and negotiation, to ensure an overall smooth property transaction from the start to end. For customers looking to sell or lease properties, the Super Agent will assist with taking professional photos and videos of the property, as well as a three-dimensional (3D) virtual tour experience for potential buyers. In addition to listing the property on our Ohmyhome platform, we will also market our customer’s properties on other major advertising platforms, such as Google and Facebook and other online property advertising platforms. We also combine our brokerage services with our advanced property matching technology and extensive database to ensure that homeowners are matched with the most suitable home buyers or renters for their property, allowing for efficient and expedited property transactions.

Apart from full brokerage services, customers who have chosen to self-transact their property transactions can also choose to engage our Super Agents for documentation services, once they have found a buyer, seller or tenant and have negotiated the price for the transaction. In this regard, our in-house Super Agents will assist with all necessary paperwork depending on the property type, such as the drafting and handling of an Option to Purchase (OTP), a tenancy agreement and/or a HDB resale application for HDB properties.

A typical brokerage service relationship lasts around three (3) months, out of which legal and government approval processes would typically take around two (2) months. The length of the brokerage service relationship also depends on whether platform users elect to be matched with an agent for the provision of full brokerage services, or solely for documentation services. Our customers who engage our brokerage services may also end up utilizing our other services, such as moving or renovation services, to meet their post-transaction property needs, which would extend our relationship with such customers to about one (1) year or more. Some of our customers also engage us for other regular day-to-day services, such as air conditioner servicing, cleaning and handyman services, which would mean that our relationship with such customers would extend for a longer period and continue on an ongoing basis.

While our data-driven platform is free to use for customers who wish to self-transact, our full agent service fees are up to 2% for HDB flats and up to 3% for private properties, and we charge a fixed fee for the provision of documentation services. The majority of our revenue is derived from our brokerage services, which generated a revenue of approximately S$3.7 million (US$2.8 million), S$3.1 million (US$2.3 million), S$1.7 million (US$1.2 million) and S$1.3 million (US$1.0 million), representing 85.2%, 43.7%, 50.1% and 62.1% of our total revenue for the years ended December 31, 2021, 2022 and the six months ended June 30, 2022 and 2023, respectively.

Brokerage services have been and will continue to be a growth area for us, as we believe that home sellers and home buyers are increasingly reliant on online real estate platforms to list and search for properties, coupled with the help of experienced and professional property agents to ensure the transaction takes place smoothly. On average, in 2022, our Super Agents successfully completed approximately 62 sale, purchase, lease and rental transactions per month through our platform.

Emerging and Other Services

Our other property-related services include (a) listing and research services, (b) mortgage referral services, (c) legal services, (d) insurance referral services and (e) renovation and home services.

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Listing and Research Services

Online Property Listings

We provide an online platform for home sellers to freely list their properties and for home buyers to freely view such listings, either through our Ohmyhome website or mobile application. Our platform contains databases for HDB units, condominiums and other private properties for sale and rental, and provides search engines on such properties in our databases. Through our website and mobile application platforms, users can freely access home-related data, such as listing details, home details, neighborhood information and market analysis. Our user-friendly search functions allow customers to tailor their searches to specific types of property in specific regions of their country. We devote significant resources to collecting first-hand real estate market intelligence and listing information, and to updating such information on our platform on a regular basis. We also verify the authenticity of the listings on our platform via on-site visits by our Super Agents and also verify the authentic ownership of the properties through the integration of SingPass with our platform, which is a government-administered digital identity database in Singapore.

Customers can opt for one of the following methods for their property transactions - (i) to DIY, meaning to self-transact and to do it on their own; or (ii) engaging one of our Super Agents.

For customers who opt to DIY their property transaction, our AI chatbot allows users to input their property preferences down to their preferred type of property, location, price range, after which customers will be sent a curated list of recommended properties for free, based on the preferences indicated. The list of properties is selected using our advanced property matching technology, providing our customers with suitable property options at an expedited timeline. Upon short-listing the preferred properties based on our curated list, customers may then arrange to view the property either in person or virtually, via a physical on-site viewing or through a video call with an agent or with homeowners directly, who will walk the customer through the property.

Customers may also opt to transact or complete documentation work with the help of our Super Agents, as described in further detail under “Our Business Model - Brokerage Services”.

Information, Tools and Research

We also provide a variety of online tools and resources which are freely accessible for our users.

Our website provides an extensive information archive for visitors to search and gather real estate information and general research reports and insights regarding the real estate industry at both national and regional levels. Our Super Agents, founders and editors publish and share information relating to public housing, private property, home improvement, financing, towns, and success stories by clients. We also publish articles on specialized areas of the real estate industry, such as property investment opportunities in Southeast Asia, alternative condominium options to consider buying, and governmental housing and redevelopment plans.

We have an internal vetting process that involves multiple teams including content, marketing, agency, and technology teams depending on the topic, with editorial checks before publishing the articles onto our Ohmyhome platform and other channels, such as social media. We select topics based on the latest developments in the market, popular keywords and trends on the market, statistics released by the authorities, and original ideas pitched by our writers. We will individually assess the potential value of each topic and prioritize those that align with our business goals and target audience in both short-term and long-term perspectives. We conduct research based on both public databases and research information, and develop reports and insights based on the information gathered.

We have also been regularly interviewed by news media and our research pieces have been quoted by major news outlets in Singapore such as Channel News Asia, The Straits Times, The Business Times and Lianhe Zaobao. We believe our articles section serves to raise our profile as experts on the real estate industry in Singapore and Malaysia.

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We provide customers with access to self-help tools and shortcut links to assist them in their property transactions and making educated decisions. For example, by clicking on the “Self-Transact” option on the homepage of the Ohmyhome website, visitors will be redirected to a list of actions that they can do immediately, such as search for properties, connect directly with sellers, schedule a property visit, and finalize their home purchase. Prospective property buyers or sellers can also utilize our Real Estate Valuation Tool to obtain a reliable e-valuation of the price of a particular property, taking into consideration past transactions, current valuation and market performance to provide an accurate valuation of the property and to allow our customers to make an informed decision before entering into any property transaction. We also provide calculators which allow prospective property buyers to determine the affordability of a property purchase, as well as to calculate the amount of stamp duty payable on a property transaction.

Mortgage Referral Services

We provide our customers with referrals to mortgage financing services, allowing them to finance their new property purchase or to refinance an existing home loan. Our customers have access to mortgage financing from a wide range of banks which we partner with, accessible through one single touchpoint via our Ohmyhome platform. Customers who wish to obtain financing or refinancing for their property will, through our platform, be linked up with the individual mortgage providers who can provide advice and guidance on the financing option which is best tailored to each individual user’s needs.

We seek to provide a transparent, open and efficient process for our customers when deciding how to finance their property purchase. In order to do so, our platform automatically provides the lowest interest rates supplied by over seven (7) major banks in Singapore. A transparent comparison report of such rates can be readily generated based on requirements input by our users and can be easily accessible on our platform. This gives our customers access to competitive rates across various banks through a single platform, allowing them to make a fully-informed decision before entering into a mortgage or bank loan.

We are paid a fixed rate from our partner banks based on the loan value, regardless of which bank the customer decides to take his or her loan or financing needs with. This ensures that the rates provided by us remain competitive and objective.

Legal Services

Through our platform, customers can also engage law firms which specialize in conveyancing services, to provide legal advice and assist with all legal documentation required for their property transaction, such as the sale and purchase agreement, lasting power of attorney, any letters of administration of probate, notary public services. By providing access to legal services, we aim to provide our users with a hassle-free conveyancing process, uncover potential legal risks associated with the property, and to better equip them with sufficient know-how to protect their legal interests while completing their property transactions.

The law firms which we partner with serve on the bank panels of major banks which provide mortgage financing services on our platforms, creating synergies between the types of services provided under our platform and to ensure that our customers who opt for multiple property-related services through our platform are provided with a seamless and efficient process.

Customers who wish to engage legal will be matched with a suitable law firm through an automated process via our platform. Customers who then wish to proceed with the legal services will engage the conveyancing solicitor through our platform.

Our partner law firms pay us a fixed fee for the provision of advertising services for their legal services.

Insurance Referral Services

Through our platform, we also advertise to our customers property-related insurance policies such as fire insurance (which would generally be required by HDB and/or lenders providing housing loans) and home contents insurance (which includes coverage for renovation costs and the cost of replacing internal fixtures and movable contents, including furniture, appliances and personal valuables, as well as coverage for certain legal liabilities that may arise due to unforeseen events), which are offered by established insurance brokers. Customers who utilize our platform can also obtain a complimentary one-year home contents insurance policy, to provide our customers with the opportunity to protect their homes.

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We receive an annual fee from our insurance partners for the advertising of their insurance service offerings on our platform.

Renovation and Home Services

Our renovation and home services include (a) renovation services, (b) air conditioning services, (c) cleaning services, (d) painting services, (e) handyman services, (f) moving services and (g) relocation services.

Our customers can browse the renovation and home needs services available on our platform, and then reach out to our designated relationship managers to specify their needs and preferences. Following which, we would provide samples of our interior designs if required, and provide a customized quote to the customer, based on their needs and requirements. Customers who wish to proceed with such renovation and/or home needs services will engage the relevant service through our Ohmyhome platform.

For our renovation and home needs services, we are paid directly by our customers based on the agreed quote. While we maintain in-house project management and interior design capabilities, we sub-contract other aspects of the renovation works and home needs services to the relevant sub-contractors, suppliers and/or professional home service providers, as may be required.

Renovation Services

We have an in-house team of qualified and experienced interior designers to aid our customers in the conceptualization and design of the renovation project. We also have a team of dedicated project managers, who will be assigned to each renovation project to oversee the overall renovation project. We sub-contract the renovation works to carefully selected and qualified third-party contractors and also partner with reputable third-party suppliers to ensure that our customers receive high-quality services to suit their renovation and home needs. The project manager assigned to each renovation project will ensure the quality of work done by sub-contractors and third party suppliers from the start to the end of the renovation project.

Air Conditioning Services

We partner with qualified contractors to offer general servicing, chemical washing and overhaul and/or gas top-ups for air-conditioning systems.

Cleaning Services

We partner with qualified contractors to provide customized cleaning solutions to cater to specific housing needs, including home cleaning, commercial cleaning, and post-renovation cleaning.

Painting Services

We deliver house painting services for at-home painting, single room painting services to upgrade customers’ individual rooms, and painting packages to enable customers to enjoy a combination of painting services in a cost-effective way.

Handyman Services

We provide a wide variety of professional handyman services, including power point installations, wiring and rewiring works, light and fan installation and repair, and plumbing and sanitary systems maintenance.

Moving Services

We partner with qualified contractors to provide professional moving services to customers looking to purchase or rent a new residential property, as well as to corporate clients who are looking to move to a new commercial building. In addition to providing professional house movers, we also provide packing and storage materials upon request, and services for the disposal of large and unwanted items such as spoiled furniture or machinery. Through the careful handling, safe transportation and provision of added-on moving services, we seek to ensure that there is minimal disruption to both our residential and corporate clients seeking to move.

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Relocation Services

We provide assistance to foreign customers who are relocating from overseas to a jurisdiction which we operate in. In this regard, we aid in searching for the right property for such foreign customers and their families. We also advise on the relevant rules and regulations, including any restrictions on foreign tenants, to ensure that their tenancy agreement is lawful and protects their rights. We also provide services relating to home-finding for service apartments, condominiums and houses, such as tenancy agreements, lease renewals, preview trips and video tours, movers, and renovation and furnishing.

Property Management Services

Through the acquisition of Simply, we provide property management services to MCSTs in Singapore to manage the facilities and public spaces within the condominium and executive condominium projects, as well as for commercial and industrial complexes. We provide routine management, administration and secretarial services, accounting and finance management, and the operation and maintenance of the estates.

COMPETITIVE STRENGTHS

We believe we have the following competitive strengths, which have enabled us to become a leading player in the property technology industry in Singapore, according to Frost & Sullivan:

Integrated Platform with End-to-End Property Solutions and Services

According to Frost & Sullivan, we are a leading property technology company in Singapore which provides a comprehensive suite of end-to-end property solutions and services through a single, integrated platform. Our platform functions as a one-stop-shop solution to serve all of our customers’ property-related needs in both the HDB property market and the private property market. We believe this provides us with a strong competitive edge as compared to our peers, which may only provide services in respect of one segment of the property transaction. This allows us to capture end-to-end revenue in respect of the transactions handled throughout platform. From the user’s perspective, by streamlining the property journey through a single “all-in-one” platform, we provide them with a straightforward, efficient and hassle-free method of conducting their property transactions. We believe this makes us uniquely placed to further grow our market share and establish our position as the preferred online real estate platform in Southeast Asia.

Ability to Develop Advanced Property Technology and Infrastructure

We are able to develop advanced technologies for property transactions and services in order to maintain our competitive edge. We have developed a suite of wide-ranging proprietary technology and infrastructure, which enables us to automate a significant amount of the work that a regular property agent is usually required to do under a traditional real estate business model, such as sourcing for new leads, scheduling, advertising, demand-supply matching, and targeted marketing for our other services. We deemed these as proprietary, as such technology products are developed in-house by our team and are therefore unique to the Company.

By adopting advanced technologies to digitize and conduct portions of a property transaction process which are the most time-consuming, we have significantly increased our efficiency in conducting property transactions, and as a result, have freed up our Super Agents to focus on delivering in-person services such as property viewings, representation and negotiation. As a result, our Super Agents, on average, completed approximately 69 transactions per agent per year in 2021, and 75 transactions per agent per year in 2022, which is over 11 times more than the industry average of 6.3 transactions per agent per year, according to Frost & Sullivan.

We also enhance user experience and service efficiency through new technologies, such as MATCH and HomerAI, which is our property matching technology and algorithm, our proprietary data processing system, big data and virtual reality, to ensure that we match users with properties most suited for their needs and preferences, increasing the speed and success rates of our property transactions. The seamless integration of our technologies into our website and mobile application distinguishes our infrastructure in the industry.

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Highly Scalable Business Model

We have a highly scalable business model and are able to adapt our service offerings to cater to prevailing market and technology trends, so as to maintain our competitive edge. Our business is predominantly generated through our online website and mobile application platforms, which allows us to expand rapidly into new jurisdictions in a quick and cost-efficient manner, by adapting the same technology and online platform. Our ability to capture rapid growth is demonstrated by our expansion into Malaysia in 2019 just three (3) years after our inception in 2016. Based on the CEA’s public database of agent transactions and the Company’s staff list, we believe that we are one of the top seven (7) agencies in Singapore in terms of HDB transactions in 2021 and 2022 (CEA Salespersons’ Property Transaction Records (Residential) as at July 3, 2023: https://data.gov.sg/dataset/cea-salesperson-residential-transaction-record).

In addition, our services are made up of (i) freely accessible platform services, such as our listing services and property-related tools and guides, which enable users to enter into DIY property transactions; and (ii) services provided by expert professionals, such as our in-house Super Agents and our third-party advisors and contractors, both of which are made available on our Ohmyhome platform. The combination of both types of services allows us to increase the number of property listings and active users on our platform which, in turn, creates a greater pool of potential customers for our brokerage, advisory and other services. This business model enables us to expand into new property-related service offerings easily based on market trends and requirements, which can be readily integrated and made available on our one-stop-shop platform.

Proprietary Technology Platform Built on Powerful Data Insights Focusing on User Experience

We have built an intuitive and user-friendly interface for both our website and mobile application that clearly catalogs our end-to-end service offerings to users. We believe the reliability and scalability of our technology stems from the combination of proprietary in-house and third-party technologies, which allows us to handle high levels of data flow. We deemed these as proprietary, as such technology products are developed in-house by our team and are therefore unique to the Company.

Our search platform is designed to facilitate the generation of streamlined and fast search results, and we believe our easy-to-use website and mobile application design, content menu and search functions contribute to the overall popularity of our Ohmyhome platform. Our intuitive interface and menu bars provide users with targeted search results from our extensive archive of property-related data, including in-depth and up-to-date information on specific real estate macroeconomics, projects, and transaction-specific research, news and statistics. This is evidenced by the growing number of visitors to our website and downloads of our mobile application. We have attained over 130,000 monthly average unique visitors and 124,139 downloads as of December 31, 2021, and as of December 31, 2022 we have achieved over 200,000 monthly unique visitors and 700,000 downloads, representing a 53% and 300% growth in terms of monthly average unique visitors and downloads, respectively, as compared to the December 31, 2021.

Our Ohmyhome platform allows users to search, retrieve and collate reliable data on local and regional market statistics and trends. We believe our team and in-house Super Agents’ high level of service quality, in-depth experience and knowledge in the real estate sector have attracted, and inspired confidence in a wide range of customers and are effective barriers to entry for potential competitors.

Experienced Management Team with Proven Track Record for Innovations and Execution

Our management team has extensive industry knowledge, experience and operational expertise. Our Group is founded and led by our Chief Executive Officer, Ms. Rhonda Wong and our Chief Operating Officer, Ms. Race Wong. Prior to co-founding Ohmyhome, both Ms. Rhonda Wong and Ms. Race Wong has had experience in transacting and managing property portfolios in seven (7) countries. In her capacity as Chief Executive Officer, Ms. Rhonda Wong is responsible for managing the day-to-day operations, developing the business plan, strategic goals and strategies of our Group and overseeing and evaluating the overall growth and performance of the Group. Ms. Rhonda Wong was also awarded the Women Icon Award 2017 issued by the Business Excellence & Research Group (BERG) of Singapore for co-founding Ohmyhome, the Founder of the Year award at the Singapore Rice Bowl Startup Awards 2019, the Women of the Future Awards (Southeast Asia) 2020 in the Property, Infrastructure and Construction category, and the Woman of the Built Environment Award 2020 issued by the Royal Institution of Chartered Surveyors (RICS). As Chief Operating Officer, Ms. Race Wong is responsible for the overall strategic product direction and development, overseeing key product development and management, marketing strategy and the development of marketing materials. Ms. Race Wong received the Glamour Award for Outstanding Woman in the Entrepreneur Category in 2019 in respect of co-founding Ohmyhome. Ms. Rhonda Wong and Ms. Race Wong were also both selected as part of BAZAAR’s 2019 Power List for Extraordinary Women.

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Our management team is committed to the development of our business and to growing our Group into one of the leading property technology solutions providers in Southeast Asia, and will continue to chart the strategy, business operations and future plans to ensure the continuing success of our Group.

Transaction-Based Compensation to Incentivize High Service Standards

Our Super Agents are paid incentives based on the number of transactions completed in a year, as opposed to the traditional real estate agency model, where property agents earn commissions based on the value of the property being transacted. Our transaction-based incentive model seeks to ensure that our Super Agents provide high standards of service to all of our customers, regardless of transaction value. We believe that this ensures that our Super Agents are more accountable for every property transaction, and ultimately builds long-term trust and confidence in the Ohmyhome platform as the go-to platform for property-related transactions.

BUSINESS STRATEGIES

Our principal objective is to provide a comprehensive, one-stop affordable and efficient property services to our customers and to sustain a continuous growth in our business and to capture market share by growing into other countries in Southeast Asia with the following strategies:

Increasing our service offerings and becoming a property “SuperApp”

We endeavor to provide a one-stop property solutions platform that addresses all of our customers’ needs along their property journey, from the initial listing of the property to the actual property transaction and related services, as well as post-transaction services such as renovation, moving and maintenance. To this end, we intend to increase our service offerings across Singapore and Malaysia to complete the service offerings available on our platform and maintain our status as a comprehensive, all-inclusive property solutions platform.

By completing our service offerings, we aim to be able to penetrate all sectors of the property market and cross-sell all of our services to our existing customer base. In the long-run, this would significantly reduce the marketing and advertising costs for our individual services, and transform our platform into a “SuperApp” for property transactions.

Our acquisition of Simply has brought us closer to our long term goal of becoming a property “SuperApp” by adding additional services to customers after their transaction cycle, and increase customer lifetime value as a result.

Increasing our market presence and expanding our geographical market reach

Based on the CEA’s public database of agent transactions and the Company’s staff list, we believe that we are one of the top seven (7) agencies in Singapore in terms of HDB transactions in 2021 and 2022 (CEA Salespersons’ Property Transaction Records (Residential) as at July 3, 2023: https://data.gov.sg/dataset/cea-salesperson-residential-transaction-record). We intend to continue to expand our geographical reach by entering into new high-growth markets across Southeast Asia which show significant growth potential. We will continue to search for opportunities in the Southeast Asia region where we see a tangible application for our platform and services, particularly in markets where the property technology sector remains largely untapped, to allow us to establish our overall reputation and market presence as the trusted and leading platform for all property-related services and solutions across Southeast Asia.

Continue to develop our platform and infrastructure to enhance user experience

We seek to continuously strengthen our technological capabilities to improve our platform and solutions we can offer to our customers. To this end, we intend to invest in research and development to enhance our technology capabilities and service offerings. The enhancement of our technological capabilities, service offerings and features on our platform will enhance user experience and provide a more efficient, reliable and streamlined means of conducting property transactions. We will continually upgrade the proprietary technology that we have developed, including enhancing the algorithms for our VR property showing, property-matching technology and listing verification technology, improving user interface, and including more useful features and applications for customers when browsing our platform. By enhancing the user experience and improving our analytic capabilities, we believe we will be able to retain our existing customer base while also attracting new users and customers, ensuring that such customers continually return to our platform to service all of their property-related needs.

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Expansion into new and complementary service offerings

We also believe we can leverage on our existing know-how, market reputation and infrastructure to expand into new and complementary businesses in the future, such as business-to-business (B2B) property-related services, the provision of property management services, or the provision of investment management services for foreign investors seeking to invest in local property. Depending on available opportunities, feasibility and market conditions, we may explore joint ventures, strategic alliances, acquisitions or investment opportunities at the relevant time with parties who have the relevant expertise or technical know-how in providing products and services in such new and complementary businesses. We may also consider expanding into these new and complementary businesses through organic growth.

OUR PLATFORM

Our one-stop property platform, accessible via our website (www.ohmyhome.com) and mobile application, is a rapidly growing online real estate platform in Singapore, Malaysia and the Philippines (by way of our licensed platform in the Philippines) in terms of:

●	Downloads: According to data from Appstore for iOS devices and Google Playstore for Android devices, our mobile application had close to 726,000 downloads as at June 30, 2023.
●	Monthly Active Users: According to data from Firebase on our mobile application and Google Analytics 4 on our website, we had an average of over 200,000 monthly active users on our website and mobile application in the twelve months ending June 30, 2023.
●	Visitor Traffic: According to data from Google Analytics 4, our website received a monthly average of over 150,000 unique visitors as of June 30, 2023.
●	Market Share: According to HDB Transaction data and platform statistics, we obtained a 5.8% market share of the public residential property resale market by number of transactions in 2022
●	Property Listings and Transactions: According to user listings and activities on our website and mobile application, as of June 30, 2023, we had over 14,000 transactions on our platform.

Our primary interface with users of our platform is the Ohmyhome website. We believe user satisfaction rests on the appeal of the efficiency and functionality of our platform. Our technology and marketing teams dedicate substantial amounts of time and resources upgrading and enhancing our Ohmyhome website and mobile application based on market trends and user feedback. We distinguish ourselves from other online property listing portals through the reliability and extensiveness of our up-to-date real estate content as well as the consolidated services listings allowing customers to use the platform for their every real estate and home furnishing and improvement needs. We also maintain various customer interaction avenues, including our centralized customer hotline, live in-portal chatroom, WhatsApp chatroom, e-mail and AI chatbot, through which users can obtain assistance, access more information, or otherwise contact us.

Our property platform covers a wide spectrum of up-to-date real estate and home furnishing and improvement information and serves as a gateway for our primary business activities. Our published content, which is free to our website and mobile application visitors, is designed to assist visitors with each step of the real estate and home furnishing and improvement transaction process and inspire future real estate projects. We believe providing a reliable catalog of high-quality information regarding the real estate market is helpful in guiding our platform users in making informed choices and completing their property transactions hassle-free.

Simply operates a proprietary mobile application, Simple, for residents to access announcements, book facilities, submit applications, make payments, and provide raise issues with speed, ease and reliability. Simply also operates a proprietary backend process and document management system that improves the productivity of the onsite staff as well as improving the accuracy and timeliness of information flow.

Our Value Propositions to Platform Users

We bring value to home buyers, tenants, sellers and landlords through our one-stop-shop platform:

Value Proposition to Home Buyers and Tenants

●	Integrated online access to authentic property listing catalog. We provide our home buyers and customers integrated online access to authentic property listings in Singapore and Malaysia with comprehensive and up-to-date real estate information and property valuations, floor plans and a three-dimensional (3D) virtual tour experience, as well as information on neighboring properties.

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●	Trusted professional and brokerage services setting industry standards. Our customers are served by our in-house Super Agents and dedicated relationship managers, who each possesses high professional qualifications, experience and expertise. Our property matching technology and algorithm, data processing system and machine learning technology comprehensively assist our Super Agents and relationship managers in serving customers’ needs.

●	Transparent and thoughtful decision-making process. Our strong expertise in real estate know-how and customized transaction services help customers navigate common issues encountered in property transactions and make informed commercial decisions.

●	Convenient and cost-effective transaction experience. We offer convenient online services with digitalized transaction steps to our customers. At every transaction step, customers may elect to receive guidance from our Super Agents or other experienced professionals, allowing our customers to customize their property transaction experience in a way best suited for their needs. DIY customers who only wish to obtain assistance at the documentation stage can also do so.

●	Seamless signing to closing services. We work with a panel of trusted service providers to offer our customers smooth clearance solutions including secured payment, mortgage services, title clearance, escrow, bridge loans, and other financial solutions.

●	Integrated and trustworthy post-closing services. We also provide post-closing services such as renovation and moving services which are easily accessible via a single platform. We ensure the high quality and reliability of the contractors and service providers that we work with, providing an efficient, convenient and reliable solution for our customers without having to contact and manage various service partners on their own, with little assurance of the quality and reliability.

Value Proposition to Home Sellers and Landlords

●	Abundant data resources and solutions for business growth. We offer data insights based on advanced data analytic algorithms and tools such as our Real Estate Valuation Tool that allow home sellers and landlords to better understand their business operations.

●	Effective marketing channels to shorten sales cycles. We offer home sellers and landlords access to our high-quality agent base across our Ohmyhome platform, which provide professional services to help with the listing and marketing of the property to the documentation and negotiations with the home buyer or tenant.

●	Effective customer acquisition and quality referrals. We hone customer confidence via ensuring that property listings are authentic. Given our access to our broad customer base, our Ohmyhome platform provides referrals of satisfied customers to prospective customers and other industry participants. Leveraging our close relationship with existing customers, we are able to bring them to our other home-related products and services, such as home renovation and real estate financial solutions.

Value Proposition to Homeowners

●	Abundant data resources and solutions for business growth. We offer data insights based on advanced data analytic algorithms and tools such as cost analysis, contract management, and issue resolution analytics to provide MCSTs with real-time information to make decisions on the strategic decisions as well as the day-to-day operations of the management of the estates.

●	Increased service offering and integration. We operate a platform that can integrate with other security and technology solutions including visitor management system and also Ohmyhome’s suite of services and APIs, providing more value at a competitive rate to homeowners inside the projects managed by our recently acquired property management arm.

●	Improved responsiveness and elevated services. With real time data and process management system, we are able to resolve any issues quickly and improve our service level to ensure customers’ concerns are addressed quickly, and any issues raised are resolved in a timely and proper manner.

DATA INSIGHTS AND TECHNOLOGIES

We aspire to spearhead technological innovations across Southeast Asia’s property technology industry by leveraging our data insights and technologies. Our platform is built on a robust technology infrastructure with comprehensive functionalities that support the entire life cycle of property transactions, from the initial customer acquisition, agent cooperation and property listing management, to payment, financial services, conveyancing, closing management and post-closing servicing.

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Transactions with a “Human” Touch

We believe we have a holistic view of the market based on our understanding of the importance of retaining a “human” element amidst growing technological developments, which appeals to a broad range of customers and gives us a competitive edge in terms of brand recognition.

Our Ohmyhome platform gives users the choice between engaging traditional agents and a self-service route. Users who opt for the former are guided through their property transactions by paying a fixed fee to the property agent, who will assist the user with the property transaction from the start to end, with the help of our advanced property matching technology to expedite the process. This model integrates elements of the traditional real estate agent service model, to ensure that our platform remains inclusive and provides users with the ability to interface with property agents if so preferred.

Property Matching Technology (MATCH)

We have developed MATCH, our own property matching technology and algorithm. When our platform users submit their property preferences on the Ohmyhome platform, MATCH’s algorithm filters through all the available property listings to produce results matching the users’ preferences. Once a match is found, it is sent to users, along with the relevant content which informs the user’s home buying decisions and aids in their research.

Through our advanced property matching technology and algorithm, 50% of our property transactions are completed within seven (7) days on average. The fastest time taken to sell a property listing on our Ohmyhome platform through our in-house Super Agents has been one (1) day. On average, our Super Agents can complete approximately 69 transactions a year, which is more than 11 times more efficient than the average agent, who closes around 6.3 cases a year, according to Frost & Sullivan.

Home Ownership Management & E-valuation Report AI Tool (HomerAI)

We have recently developed and launched HomerAI, our Homer Ownership Management & E-valuation Report AI Tool, in 2023. HomerAI provides homeowners with detailed information regarding the latest fair value of their home, calculations for the cash proceeds from the sale of their property at different prices and the usual costs involved, and allows users to learn the steps and typical timeline required for the sale of their property, without having to go through a third party agent, who may not necessarily be equipped with the same data and tools provided through HomerAI. This will allow homeowners to have access to transparent information at their fingertips and to further solidify our brand as a trusted and comprehensive property platform. It will also allow us to reach a wider audience of customers and shorten the service cycle if customers decide to engage our services.

Data Processing System

Our proprietary data processing system is the foundation of our business. Our data processing system delivers speed and scalability, providing data and analytics support across the products and services on our platform to simplify property transactions. We aim to utilize our data processing system to shorten the time taken to sell a home by automatically categorizing listing photos according to room type and systematically accessing and displaying the best performing images to home buyers. We believe this provides an enhanced experience for property buyers browsing our Ohmyhome platform. In addition, the smart image classification feature enables home sellers to automatically enhance their listings as the smart algorithms will help to prioritize images based on its viewership numbers. This results in the most popular image being displayed as the listing’s thumbnail, which will provide property sellers with the best chance of attracting the right buyers.

Real Estate Valuation Tool

Our Real Estate Valuation Tool is built by Thinking Machines and allows users to input a property’s details and instantly receive the estimated market value of the property, along with the valuation breakdown and a confidence rating of Low, Medium, or High. The custom machine learning model underlying the Real Estate Valuation Tool consists of:

●	Custom Machine Learning Models for the Singapore and Malaysia property markets. This predicts property value with as little as 4% deviation as compared to the actual prices for Singapore, and 10% deviation for Malaysia;

●	Automated Machine Learning Training Pipeline. This enables our database to run on fresh data every week; and

●	API Endpoint Integration with native platform.

Our custom machine learning model is trained to predict property prices by taking Ohmyhome’s dataset of historical transactions and supplementing it with Thinking Machines’s extensive database of geospatial points of interest. Our model factors in the distance to the nearest major road or the density of restaurants in the surrounding area to determine the price of a property as affected by its surroundings. The machine learning models were tailored for each of the property markets in Singapore and Malaysia via a series of relevant features and input variables based on the domain knowledge and experience of our Super Agents.

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To ensure that the custom machine learning model is robust and usable, a pipeline is created that ingests fresh data every week and retrains the model for the most up-to-date price estimates. The entire pipeline encompassing data storage, data cleaning and transformation, machine learning, and API were built using Google Cloud Platform and connected to our Ohmyhome’s existing platform. This ensures that the model is integrated into our workflow and can be connected to other operational APIs within Ohmyhome’s infrastructure. This business solution gives us the data we need at an unprecedented speed and scale, freeing up our resources for higher-value tasks and giving us a competitive edge.

Property Management System

Through the acquisition of Simply, we have acquired Simply’s property management system as well as the resident-facing mobile application, “Simple”. With a centralized property management system, we are able to ensure the upkeep of service levels and responsiveness of the services by the onsite management team, and also digitize many traditionally paper-based processes such as facility booking, application submission, or payment of fees.

RELATIONSHIP MANAGEMENT

We prioritize providing satisfactory customer service, as reflected in the high level of scrutiny over the standard of service provided by our Super Agents, relationship managers and third party service providers, as well as our platform’s user experience. We will continue improving our customer services to guarantee the best possible property transaction experience for users.

Our AI chatbots, customer relationship management tools and our relationship management team will periodically follow up with our customers on their property preferences, listing needs or other property-related needs, dealing with customer queries, implementing our service commitments, and supervising users’ property transactions, and providing the full suite of property-related services that customers may require by coordinating with other service lines and partners.

MARKETING AND BUSINESS DEVELOPMENT

We promote our platform and enhance brand awareness through both online and offline branding and business development initiatives. We also conduct offline marketing primarily in the form of promotional events, out-of-home advertising, and radio commercials.

One of our key channels for marketing is through word-of mouth referrals from our existing customers and business contacts. We believe that our high-quality online real estate brokerage services and other related services result in strong word-of-mouth referrals and positive customer reviews, which increase customer awareness of our brand. As of December 31, 2022, we have garnered an average rating of 4.7 to 4.9 out of 5 stars across multiple platforms such as Facebook and Google reviews and mobile application stores, with more than 8,000 genuine reviews by our customers, making us the highest reviewed platform among all notable online property transaction platforms in Singapore, according to Frost & Sullivan. As we gain trust from our customers through facilitating property transactions, they often refer us to their social network, or publish favorable reviews of their experiences transacting with the aid of our platform, or return to our platform for their other home-related needs.

To further our presence in our current markets and to complete our service offerings, we look to use a portion of the proceeds from this offering for marketing and brand building, which includes, among others, expanding our marketing team and establishing a dedicated business development team to onboard partners and contractors via strategic partnerships or acquisitions. Please refer to the section titled “Use of Proceeds” for further details.

CUSTOMERS AND SUPPLIERS

For the financial year ended December 31, 2022, there was a related party transaction with Mr. Loh Kim Kang David, our shareholder and the Chairman of the board of Directors, contributing 42.4% of total revenue. Details are disclosed in the “Related Party Transactions” section. None of our other customers contributed more than 10% of our total revenue. Two of our customers, a of general insurance service provider and a property consultancy firm, accounted for 10.0% and 25.85% of our account receivables, respectively. None of our customers consisted of more than 10% of account receivables as of June 30, 2023.For the six months ended June 30, 2023, none of the customers contributed more than 10% of revenue. For the six months ended June 30, 2022, one major customer, Mr. Loh Kim Kang David, a shareholder and the Chairman of the board of Directors accounted for 30.9% of the Company’s total revenue. Details are disclosed in the “Related Party Transactions” section.

For the year ended December 31, 2022, three vendors accounted for 17.0%, 15.4% and 12.8% of our total purchases, respectively. Two of vendors are construction and development service providers while one vendor is a service provider for search engines, on-line advertising and other computing services.

For the six months ended June 30, 2023, one vendor, who is a brokerage and advisory provider, accounted for 18.91% of our account payables during the period.

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RISK MANAGEMENT AND QUALITY CONTROL

We have implemented various procedures and measures to ensure rigorous risk management and quality control.

Quality Control of Super Agents

To ensure the quality of services of our Super Agents and adherence to the Code of Ethics and Professional Client Care and the Code of Practice for Estate Agents set out under the Estate Agents (Estate Agency Work) Regulations 2010 (see “Regulatory Environment – Laws and Regulations Relating to Our Business in Singapore” for further details), we conduct rigorous interview processes to assess the fit and quality of prospective agents, based on their technical knowledge, transactional experience, personality and ethics.

We provide onboarding training for our Super Agents for them to familiarize themselves with our work processes given our unique operational model, and also equip them with the latest technical and market knowledge. We also conduct regular training sessions and regularly gather questions raised by our Super Agents, which are addressed during each session. We also promote collaborative sharing and learning during our training sessions by analyzing rare, unprecedented or difficult scenarios faced by our Super Agents. In addition, we conduct ad-hoc discussions based on latest developments in the market and regulations, to ensure that our Super Agents are prepared and fully equipped to tackle changes in the industry.

We periodically evaluate the performance of our Super Agents, through both internal and external performance indicators. We evaluate individual agents on a monthly basis, based on various matrices such as performance, customer reviews, teamwork and ethics. In particular, we take customer feedback and complaints very seriously. Customers can provide feedback through our hotline, social media and/or our relationship managers, who are independent from the agent team. The customer feedback received contributes to the overall evaluation of our Super Agents. Please refer to “Business – Relationship Management” for further details of our relationship management team.

Quality Control of Third Party Service Providers

As a one-stop-shop platform, we rely on curated third party service providers to provide various service offerings available on our platform, such as sub-contractors for certain renovation works, partner banks to provide mortgage solutions, partner law firms to provide conveyancing services and professional movers and other home service providers to provide moving and other home services.

In this regard, we have implemented various safeguards to ensure high service standards from such third party service providers. We screen our partners rigorously and constantly seek customer feedback for the services rendered by our service partners, to ensure that the quality of service received by the clients is satisfactory. Should we receive any complaints or delays caused by our service partners, we typically issue a warning notice and seek rectification from such service partners in the first instance. If such complaints and/or lapses in service standards occur more than once, we would discontinue our relationship with the relevant service provider. We periodically review and update our list of suppliers to ensure that the quality of services provided by our partners remain up to standard, thereby maintaining the high rating and reviews of our platform.

For mortgage services by the banks, legal services, and insurance services, we provide advertising or referral services to the third party providers for the provision of marketing and advertising of their services on our platform. We refer our customers to them and the contractual relationship is between our customers and such providers directly. The Company is currently not indemnified by third party service providers listed on our platform against customer claims arising from third party services.

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In relation to ad-hoc third-party services such as cleaning, painting, moving, handyman services, the contractual relationship is between us and the individual customers for the provision of such services, and we assign the contractor to serve our customers. The Company is currently not indemnified by the service providers against customer claims.

In relation to the subcontractors we work with for renovation and related home services, the contractual relationship is between us and the customer for the provision of renovation services. The Company is currently not indemnified by the service providers against customer claims. However, to minimize our exposure, we carry a Contractor’s All-Risk Insurance coverage for the work done by subcontractors under our employ, and we also hold a retention sum from major subcontractors against the quality and timeliness of their work.

As of the date of this prospectus, we are currently not involved in any material legal or arbitral proceedings in relation to services provided by the parties above.

Authentic Property Listings and Prevention of Fraud

Our machine learning technology ensures that all listing images that home buyers see on our platform are genuine and real. The technology will be able to detect and flag out images that are likely fake, such as stock images. In addition, we strive to ensure that our Ohmyhome platform only hosts genuine, non-duplicated, listings by real homeowners or our in-house Super Agents. We have also integrated our platform with SingPass, the government-administered digital identity platform in Singapore, for verifying the authentic ownership of properties listed on our platform. We will immediately remove listings that are found to be false or duplicates from our platform and inform the responsible users or agents to make necessary corrections. This shortens response time on the platform and increases the efficiency of users’ searches.

Anti-Corruption Measures

We have adopted an anti-corruption policy which prohibits, among others, accepting any bribes (whether monetary or in kind, and whether direct or indirect), in order to ensure the integrity of our Super Agents and to protect our brand image.

In order to ensure compliance with our anti-corruption policies, we monitor the compliance of our business activities and handle complaints and whistle-blowing cases through our internal compliance reporting procedures. We post any violations and our decisions via our internal communication channels.

RESEARCH AND DEVELOPMENT

We invest substantial resources in research and development to improve our technology and find better ways to support our platform users. We spent approximately S$1.4 million and S$1.8 million in technology development for the years ended December 31, 2021 and 2022, respectively.

Our research and development team includes trained and experienced personnel who assist in technology engineering and development, website and mobile application infrastructure, data analytics and product management.

AWARDS AND ACCREDITATIONS

Throughout our operating history, our Group has received a number of awards and accreditations in recognition of our performance and quality services. The following table sets forth the awards and accreditations we have been granted up to June 30, 2023:

Year	Award / Recognition	Organized / granted by	Recipient

2017	Singapore’s Top 20 Hottest Start-Ups 2017	Singapore Business Review	Ohmyhome (S)

2018	Best E-commerce Start-Up	Singapore Rice Bowl Start-Up Awards	Ohmyhome (S)

2022	Top 5 Proptech Start-Ups to Watch in 2022	Fintech News	Ohmyhome (S)

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COMPETITION

The property technology industry is rapidly growing and increasingly competitive. Although we believe no other industry player in Singapore and Malaysia operates under a comprehensive and integrated platform business model similar to ours, we face competition from players in different segments of the property transactions and services industry. We also compete with offline traditional real estate brokerage firms and property agents in respect of our brokerage services.

We believe we are strategically placed to compete in the property technology industry based on the following factors: (i) the end-to-end property solutions and services provided by us on a single platform, providing a one-stop-shop for our users in their property transactions and allowing us to capture a much higher customer spending per transaction than other market players; (ii) the ability to develop advanced property technology and infrastructure; (iii) our highly scalable business model, which enables us to expand rapidly into new geographies or business segments; (iv) our user-friendly online platform built on powerful data insights; (v) our strategic partnerships with establish market players across the property transaction chain; (vi) the expertise of our senior management team in real estate transactions and investments; and (vii) our superior reputation and branding arising from our track record and past customer satisfactions, which is in turn crucial in building trust for our platform in developing markets. For further details, please refer to the section titled “Business – Competitive Strengths”.

CORPORATE SOCIAL RESPONSIBILITY

We are committed to making a positive impact on society and to give back to the community with our corporate social responsibility initiatives. We believe our continued growth is owed to the integration of social values into our business. Through our Ohmyhome platform, we offer publicly available guides and resources and also provide a free self-served platform for users to list and search from homes, which stems from the belief that everyone should have access to quality and reliable home transacting resources.

In addition, as described in the section titled “Business – Competitive Strengths – Transaction-Based Compensation to Incentivize High Service Standards” above, the compensation structure for our in-house Super Agents is such that our Super Agents are paid incentives based on the number of property transactions completed, as opposed to the value of each property transaction, the latter being more commonly used in the traditional real estate agency business model. This encourages our Super Agents to serve all segments of the property market equally instead of only favoring transactions with a higher property value (and correspondingly, higher incentives for the agent). Through this, we seek to ensure that lower brackets of the property market receive the same level and quality of service standards and equal access to brokerage agents to meet their property needs, where agents under a traditional compensation model might otherwise neglect such market segments.

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INTELLECTUAL PROPERTY

Our Group’s intellectual property rights are important to its business. As of June 30, 2023, the Group has registered the following trademarks:

Design	Place of Registration	Registered Owner	Registration Number	Class	Registration Date	Expiry Date
	Singapore	Ohmyhome (S)	40201620495U	35(1) and 36(2)	December 1, 2016	December 1, 2026
	Philippines	Ohmyhome (S)	4/2022/00516417	35(1) and 36(2)	October 13, 2022	October 13, 2032

Notes:

(1)	Class 35: Advertising and promotional services; advertising agency services; advertising of real estate; real estate sales management services; compiling real estate brokerage listings; advertising of commercial or residential real estate; organization of housing and real estate displays and exhibitions for promotion or advertising purposes; real estate auctioneering; creating advertising material; dissemination of advertisements and of advertising material flyers, brochures, leaflets and samples; organization of trade fairs for commercial or advertising purposes; online advertising and promotion on a computer network; providing an on-line commercial information directory on the internet.

(2)	Class 36: Real estate affairs; real estate agency services; provision of real estate information; providing real estate listings and real estate information via the Internet; advisory services relating to real estate ownership and valuations; agency services for the rental of real estate property; appraisal and evaluation of real estate; arranging of leases and rental agreements for real estate; commercial real estate agency services; residential real estate agency services; real estate licensing; real estate management; real estate lease renewal services; real estate investment services; providing information, including online, about real estate affairs.

As of the date of this prospectus, the following trademarks have been applied for by our Group:

Trademark	Place of Application	Applicant	Application Number	Class	Application Date	Status
	Malaysia	Ohmyhome (S)	TM2022016715	35(1), 36(2)	July 5, 2022	Pending

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Notes:

(1)	Class 35: Advertising and promotional services; advertising agency services; advertising of real estate; real estate sales management services; compiling real estate brokerage listings; advertising of commercial or residential real estate; organization of housing and real estate displays and exhibitions for promotion or advertising purposes; real estate auctioneering; creating advertising material; dissemination of advertisements and of advertising material flyers, brochures, leaflets and samples; organization of trade fairs for commercial or advertising purposes; online advertising and promotion on a computer network; providing an on-line commercial information directory on the internet.

(2)	Class 36: Real estate affairs; real estate agency services; provision of real estate information; providing real estate listings and real estate information via the Internet; advisory services relating to real estate ownership and valuations; agency services for the rental of real estate property; appraisal and evaluation of real estate; arranging of leases and rental agreements for real estate; commercial real estate agency services; residential real estate agency services; real estate licensing; real estate management; real estate lease renewal services; real estate investment services; providing information, including online, about real estate affairs; Advisory services relating to mortgages; Arranging of mortgages and loans; Mortgage brokerage; Mortgage insurance; Mortgage planning; Mortgage refinancing; Mortgage services; Provision of information relating to mortgages; Financial services; Administration of financial affairs; Financial advice and consultancy services; Financial evaluation and analysis; Financial appraisals; Arranging financial transactions; Providing financial information.

In order to protect our intellectual property rights, we have adopted various measures. For instance, in respect of our employees, their employment agreements generally contain clauses which provide that all the confidential information, such as trade secrets, know-how, business plans, the Company’s software and documentation, amongst others, are not to be disclosed. Apart from the employment agreement, our employees are also required to separately sign a confidentiality agreement that contain clauses which provide for the protection of all confidential information, non-competition during the period of employment and non-solicitation for a period of one year after termination of employment, and that all inventions made, conceived, reduced to practice, or learned by the employee are the sole property of the Company and all rights, title and interest to such inventions are assigned by the employee to the Company.

In relation to independent contractors which deal with the Company’s intellectual property, our contracts also contain clauses which provide that all intellectual property rights in materials, code or documents created by the contractor will belong to the Company, and that all information and documents provided by the Company to the contractors will be the sole ownership of the Company. Such confidential information and intellectual property include but is not limited to the copyright, trademark, patent, trade secret and work for hire contributions by the contractor for the Company and our affiliates.

As of the date of this prospectus, we were not involved in any proceedings with regard to, and we have not received notice of any claims of infringement of, any intellectual property rights that may be threatened or pending, in which we may be involved either as a claimant or respondent.

Employees

We employed 50 persons as of June 30, 2023, 48 persons as of December 31, 2022, 49 persons as of December 31, 2021, and 43 persons as of December 31, 2020, who were mostly located in Singapore. Our employees are not covered by collective bargaining agreements. We consider our labor practices and employee relations to be good.

Facilities

Our principal executive office is located at 11 Lorong 3 Toa Payoh, Block B, #04-16 to 21, Jackson Square, Singapore 319579 in Singapore, where Ohmyhome (S), our subsidiary, leased approximately 1,051 square meters of office space.

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We do not own any real property. A description of our leased real properties is set out below:

Location	Group Entity	Usage	Lease Period	Approximate area (square meters)
11 Lorong 3 Toa Payoh, Block B, #04-16 to 21, Jackson Square, Singapore 319579	Ohmyhome (S)	Office	May 1, 2022 to April 30, 2025	1,051

No. 8-1, Jalan Jalil 1 Bumi Bukit Jalil Lebuhraya Puchong - Sg Besi, 57000 WP Kuala Lumpur	Ohmyhome (RL)	Office	July 1, 2022 to June 30, 2024	156

Our leased properties consist of office premises, all of which are leased from independent third parties. We believe our existing leased premises are adequate for our current business operations and that additional space can be obtained on commercially reasonable terms to meet Ohmyhome’s future needs.

INSURANCE

In accordance with customary industry practice and applicable regulations, we carry real estate professional indemnity and management liability insurance, as well as hospitalization and employer liability insurance in respect of certain of our foreign employees. We also obtain contractors’ all risk insurance in respect of certain assets used in our renovation projects, depending on the size and nature of the project. We do not carry general business interruption or “key person” insurance. We carry Side A Director’s and Officer’s Liability Insurance effective from March 21, 2023 to March 21, 2024. We will continue to review and assess our risk portfolio and make necessary and appropriate adjustments to our insurance practices to align with our needs and with industry practice in Singapore and in the markets in which we operate.

LITIGATION AND OTHER LEGAL PROCEEDINGS

We are currently not involved in any material legal or arbitral proceedings. From time to time, we may be involved in litigation, claims, and other proceedings arising in the ordinary course of business. As we routinely enter into business contracts with real estate agents, contractors, customers and other platform and industry participants, we have been and may continue to be involved in legal proceedings arising from contract disputes. Such claims, litigations or other legal or administrative proceedings, even if without merit and regardless of the outcome, may result in substantial costs and diversion of management resources and attention. Litigation or other legal or administrative proceedings, if material, could result in unexpected expenses and liabilities, which could have a material adverse effect on our business, reputation, results of operations and financial condition.

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REGULATIONS

This section sets forth a summary of the material laws and regulations that affect our Group’s business and operations in Singapore and Malaysia. Information contained in this section should not be construed as a comprehensive summary nor detailed analysis of laws and regulations applicable to the business and operations of our Group. This overview is provided as general information only and not intended to be a substitute for professional advice. You should consult your own advisers regarding the implication of the laws and regulations of Singapore and Malaysia on our business and operations.

LAWS AND REGULATIONS RELATING TO OUR BUSINESS IN SINGAPORE

Our business operations are not subject to any special legislation or regulatory controls other than those generally applicable to companies and businesses incorporated and/or operating in Singapore.

Estate Agents Act

Real estate agencies (referred to in the Estate Agents Act as “estate agents”) and agents (referred to in the Estate Agents Act as “salespersons”) are regulated by the Estate Agents Act and its subsidiary legislation, including the Estate Agents (Licensing and Registration) Regulations 2010, the Estate Agents (Fees) Regulations 2010 and the Estate Agents (Estate Agency Work) Regulations 2010.

The CEA is a statutory board that was established in October 2010 to administer the Estate Agents Act and its functions and duties are, among others, administering the licensing and registration regimes under the Estate Agents Act, regulating and controlling the practice of estate agents and salespersons, administering examinations and a professional development framework for purposes of licensing and registration under the Estate Agents Act and conducting investigations and disciplinary proceedings in relation to offenses and unsatisfactory conduct or misconduct in relation to estate agency work.

Under the Estate Agents Act, estate agents are required to be licensed and salespersons are required to be registered with the CEA. An estate agent’s license may be issued to an individual or an entity subject to fulfillment of the conditions prescribed in the Estate Agents Act, such as the individual or entity being considered a “fit and proper person” by the CEA. An individual will not be registered as a salesperson unless the individual satisfies certain prescribed requirements, including, among other things, being a “fit and proper person”, having the prescribed educational qualifications or experience, being employed by a licensed estate agent as a salesperson and that he or she does not hold a license as any other estate agent.

Our subsidiary, Ohmyhome (S), holds an estate agent’s license issued by the CEA and all of our real estate agents are registered with the CEA, and are subject to the Estate Agents Act and the relevant subsidiary legislation and any directions or guidelines as may be given or issued from time to time by the CEA.

Estate Agents (Licensing and Registration) Regulations 2010 and Estate Agents (Fees) Regulations 2010

The Estate Agents (Licensing and Registration) Regulations 2010 sets out further requirements in respect of any application or renewal of an estate agent license or registration as a salesperson. The fees payable to the CEA in respect of any such application or renewal are prescribed by the Estate Agents (Fees) Regulations 2010.

Estate Agents

In the case of estate agents, in order to obtain or renew an estate agent’s license, the CEA must be satisfied that (a) the estate agent has, among other things, in place systems and processes to ensure proper management of the business and its salespersons; (b) the estate agent does not hold a license as any other estate agent; and (c) every sole proprietor, partner or Director of the estate agent who will be performing estate agency work has attained the age of 21 years, is not registered as a salesperson with another estate agent, does not hold a license as any other estate agent, has a minimum of four (4) GCE “O” level passes or obtained an equivalent or higher qualification as determined by the CEA, and has, in the two (2) years immediately before the application for a license, passed the Real Estate Salesperson examination.

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Every estate agent must also take out and maintain in force at all times during the period in which it carries out estate agency work the relevant professional indemnity insurance.

The Estate Agents (Licensing and Registration) Regulations 2010 also prescribes certain qualifications and requirements for key executive officers of estate agents. A key executive officer must (a) be the sole proprietor, Director or partner of the estate agent; (b) be 21 years of age or older and have a minimum of 4 GCE “O” level passes or obtained an equivalent or higher qualification as determined by the CEA; (c) have at least three (3) years of experience in estate agency work; (d) have completed at least 30 property transactions in the three (3) years immediately before his appointment or have at least three (3) years of experience in managing the business of a house agent or an estate agent as an executive Director, a chief executive, key executive officer, partner or sole proprietor; and (e) within 2 years immediately before the appointment as a key executive officer, pass the Real Estate Agency examination.

Salespersons

In the case of salespersons, no individual can be registered as a salesperson unless he (a) has a minimum of four (4) GCE “O” level passes or obtained an equivalent or higher qualification as determined by the CEA; and (b) has, in the two (2) years immediately before the application for registration, passed the Real Estate Salesperson examination. Such requirements are subject to certain exemptions as prescribed under the Estate Agents (Licensing and Registration) Regulations 2010. In order to renew his registration, the salesperson must also satisfy the requirements relating to continuing professional education under the Estate Agents (Licensing and Registration) Regulations 2010 for a specified period.

Estate Agents (Estate Agency Work) Regulations 2010

The Estate Agents (Estate Agency Work) Regulations 2010 regulates the conduct of estate agency work by prescribing certain rules and practices. For instance, there is a prohibition against dual representation, whereby salespersons or estate agents are disallowed from having as clients, both the vendor and purchaser or both the landlord and tenant in respect of the same property, regardless of whether the consent or agreement of the client or of any or all the parties to the relevant transaction has been obtained. Further, estate agents and salespersons are prohibited from introducing, referring or recommending a client to or receiving any benefit from any money lender or holding money for or on behalf of any party in relation to the sale or purchase of any property situated in Singapore or the lease of HDB property. Any person in breach of such rules shall be guilty of an offense and shall be liable on conviction to a fine and/or imprisonment.

The Estate Agents (Estate Agency Work) Regulations 2010 also prescribes the form of agreements for the sale, purchase or lease of residential property in Singapore. It also requires that every estate agent takes out and maintains in force at all times during the period in which it carries out estate agency work such insurance (of a prescribed minimum amount) in respect of civil liability for negligence in the performance of estate agency work. Generally, no estate agency work may be undertaken without the requisite insurance coverage.

The Estate Agents (Estate Agency Work) Regulations 2010 also sets out the Code of Ethics and Professional Client Care and the Code of Practice for Estate Agents, any breach thereof may result in the estate agent or salesperson (as the case may be) being subject to disciplinary action and/or the imposition of sanctions including financial penalties, demerit points and the suspension or revocation of a license or registration.

Personal Data Protection Act

Data Protection Obligations

The Personal Data Protection Act 2012 of Singapore (“PDPA”) establishes the baseline regime for the protection of personal data in Singapore. The PDPA applies to all organizations that collect, use, disclose, and/or process personal data. The PDPA is administered and enforced by the Personal Data Protection Commission (“PDPC”). In this regard, “personal data” as defined under the PDPA refers to data, whether true or not, about an individual who can be identified (a) from that data or (b) from that data and other information to which the organization has or is likely to have access to.

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An organization is required to comply with, amongst other things, the data protection obligations prescribed by the PDPA, which may be summarized as follows:

(a)	Consent obligation – the consent of individuals must be obtained before collecting, using, disclosing and/or processing their personal data, unless an exception applies. Additionally, an organization must allow the withdrawal of consent by an individual which has been given or is deemed to have been given;

(b)	Purpose limitation obligation – personal data must be collected, used, disclosed, and/or processed only for purposes that a reasonable person would consider appropriate in the circumstances, and if applicable, have been notified to the individual concerned;

(c)	Notification obligation – individuals must be notified of the purposes for the collection, use, disclosure, and/or processing of their personal data, prior to such collection, use, disclosure, and/or processing;

(d)	Access and correction obligations – when requested by an individual and unless an exception applies, an organization must: (i) provide that individual with access to his personal data in the possession or under the control of the organization and information about the ways in which his personal data may have been used or disclosed during the past year, and/or (ii) correct an error or omission in his personal data that is in the possession or under the control of the organization;

(e)	Accuracy obligation – an organization must make reasonable efforts to ensure that personal data collected by or on its behalf is accurate and complete if such data is likely to be used by the organization to make a decision affecting the individual to whom the personal data relates or if such data is likely to be disclosed to another organization;

(f)	Protection obligation – an organization must implement reasonable security arrangements to protect personal data in its possession or under its control from (i) unauthorized access, collection, use, disclosure, copying, modification, disposal or similar risks, and (ii) the loss of any storage medium or device on which personal data is stored;

(g)	Retention limitation obligation – an organization must anonymize or must not keep personal data for longer than it is necessary to fulfill; (i) the purposes for which it was collected, or (ii) a legal or business purpose;

(h)	Transfer limitation obligation – personal data must not be transferred out of Singapore except in accordance with the requirements prescribed under the PDPA. In this regard, an organization must amongst other things ensure that the recipient of the personal data in that country outside Singapore is bound by legally enforceable obligations to provide the transferred personal data a standard of protection that is at least comparable to the protection under the PDPA;

(i)	Accountability obligation – an organization must implement the necessary policies and procedures in order to meet its obligations under the PDPA, communicate and inform their staff about these policies and procedures, as well as make information of such policies and procedures available on request. In addition, an organization must develop a process to receive and respond to data-related complaints, and must designate at least one individual as the data protection officer to oversee the organization’s compliance with the PDPA;

(j)	Data breach notification obligation - an organization must notify the PDPC and/or the affected individuals if it has suffered a data breach that meets the notification thresholds prescribed under the PDPA (i.e. the data breach is or is likely to be of significant scale, or has caused or is likely to cause significant harm to the affected individuals). The organization is expected to expeditiously assess the severity of the breach, and the timeline to notify the PDPC is 3 calendar days of the organization assessing that a notification threshold has been met; and

(k)	Data portability obligation – the data portability obligation (which is not yet in force as at the date of this prospectus) grants individuals with an existing direct relationship with an organization the right to request for a copy of their personal data to be transmitted in a commonly used machine-readable format to another organization which has a business presence in Singapore. The exact scope and applicability of this right will be delineated by the relevant regulations and guidelines to be published by the PDPC.

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The maximum financial penalty that can be imposed on organizations is S$1 million, or 10% of the organization’s annual turnover in Singapore, whichever is higher. The severity of the penalties will be assessed based on, amongst other things, the personal data involved, and the degree of harm caused to individuals.

Do-Not-Call Provisions

In addition to the data protection obligations outlined above, organizations that send marketing messages to Singapore telephone numbers (whether via voice call, SMS or fax) must also comply with the PDPA’s Do-Not-Call (“DNC”) provisions. Before sending any such marketing messages, the organization must check the DNC Registry to ensure that the Singapore telephone numbers that the marketing messages are being sent to are not listed in the DNC Registry, unless the recipient has previously given the organization their clear and unambiguous consent to receiving such marketing messages via voice call, SMS and/or fax (as the case may be). The marketing message sent must also include information specifying the identity of the sender and how the recipient can contact them. The maximum financial penalty that may be imposed on an organization for a breach of the DNC provisions is S$1 million.

Advisory Guidelines for the Real Estate Agency Sector

The PDPC has also published a set of advisory guidelines, developed in consultation with the Council for Estate Agencies (“CEA”), which are intended to facilitate compliance of organizations in the real estate agency sector with their obligations under the PDPA. Although these guidelines are not legally binding, they are nevertheless helpful on the basis that the guidance and examples therein have been tailored for the real estate agency sector and may thus be indicative of the manner in which the PDPC could interpret certain provisions of the PDPA in the context of the real estate agency sector.

Regulations on Labor

The Employment Act 1968 of Singapore, or the Singapore EA, sets out the basic terms and conditions of employment and the rights and responsibilities of employers as well as employees. With effect from 1 April 2019, the Singapore EA extends to all employees, including persons employed in managerial or executive positions, with certain exceptions.

The Singapore EA prescribes certain minimum conditions of service that employers are required to provide to their employees, including (i) minimum days of statutory annual and sick leave; (ii) paid public holidays; (iii) statutory protection against wrongful dismissal; (iv) provision of key employment terms in writing; and (v) statutory maternity leave and childcare leave benefits. In addition, certain statutory protections relating to overtime and hours of work are prescribed under the Singapore EA, but only apply to limited categories of employees, such as an employee (other than a workman) who is not employed in a managerial or executive position and who receives a salary of up to S$2,600 a month (“relevant employee”). Section 38(8) of the Singapore EA provides that a relevant employee is not allowed to work for more than 12 hours in any one day except in specified circumstances, such as where the work is essential to the life of the community, defense or security. In addition, section 38(5) of the Singapore EA limits the extent of overtime work that a relevant employee can perform, to 72 hours a month.

Other employment-related benefits which are prescribed by law include (i) contributions to be made by an employer to the Central Provident Fund, under the Central Provident Fund Act 1953 of Singapore in respect of each employee who is a citizen or permanent resident of Singapore; (ii) the provision of statutory maternity, paternity, childcare, adoption, unpaid infant care and shared parental leave benefits (in each case subject to the fulfilment of certain eligibility criteria) under the Child Development Co-savings Act 2001 of Singapore; (iii) statutory protections against dismissal on the grounds of age, and statutory requirements to offer re-employment to an employee who attains the prescribed minimum retirement age, under the Retirement and Re-employment Act 1993 of Singapore; and (iv) statutory requirements relating to work injury compensation, and workplace safety and health, under the Work Injury Compensation Act 2019 of Singapore and the Workplace Safety and Health Act 2006 of Singapore, respectively.

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LAWS AND REGULATIONS RELATING TO OUR BUSINESS IN MALAYSIA

Valuers, Appraisers, Estate Agents and Property Managers Act 1981

The Valuers, Appraisers, Estate Agents and Property Managers Act 1981 (“VAEAPM Act”) applies throughout Malaysia and provides for the registration of valuers, appraisers, estate agents and property managers with the Board of Valuers, Appraisers, Estate Agents and Property Managers (“Board”) and matters connected therewith. The Board also maintains the Register of Valuers, Appraisers, Estate Agents and Property Managers (“Register”), Register of Probationers, and Register of Firms.

The VAEAPM Act provides that no person shall practice as a valuer, appraiser, estate agent or property manager unless he has been registered with the Board and has been issued with an authority to practice by the Board. Further, such registered valuer, appraiser, estate agent or property manager shall not practice his profession unless he practices as a sole proprietor of a sole proprietorship, a partner of a partnership, a shareholder or director of a body corporate registered with the Board, or as an employee of such sole proprietorship, partnership or body corporate. A sole proprietorship, partnership or body corporate may apply to the Board for registration to practice valuation, appraisal, estate agency or property management.

In 2017, the practice of valuation, appraisal, estate agency and property management by a partnership or body corporate was liberalized pursuant to the Valuers, Appraisers and Estate Agents (Amendment) Act 2017 to allow non-registered persons to own equity in such partnerships or bodies corporate. For a practicing body corporate comprising both registered persons and non-registered persons as shareholders, the registered persons shall always hold not less than 51% of the equity interest or ordinary shareholding in the said practicing body corporate. It is also a requirement that the 51% equity held by registered persons in a practicing body corporate shall be held solely by registered valuers in the case of a valuation practice and such requirement applies, mutatis mutandis, to the practices of appraisal, estate agency and property management.

Further, registered persons holding equity interest in a practicing body corporate shall incorporate a separate company as an investment holding company (“Approved Holding Company”) to hold such majority equity interest in the practicing body corporate. An Approved Holding Company’s directors and shareholders shall be registered persons only, with a minimum of two (2) shareholders who must also be directors at any given time.

Any person who, inter alia:-

(a)	procures or attempts to procure registration or an authority to practice under the VAEAPM Act by knowingly making or producing or causing to be made or produced any false or fraudulent declaration, certificate, application or representation whether in writing or otherwise;

(b)	not being a person acting under the immediate personal direction and supervision of a registered valuer, registered appraiser, registered estate agent or registered property manager carries out or undertakes to carry out any valuation practice, estate agency practice or property management practice; or

(c)	acts in contravention of restrictions on valuation, estate agency and property management practices provided under the VAEAPM Act,

commits an offense and shall be liable on conviction to a fine not exceeding RM300,000 or to imprisonment for a term not exceeding three (3) years or to both and shall be liable to a further penalty of RM1,000.00 for each day during the continuance of such offense.

Further, any person who:

(a)	acts as a valuer, appraiser, estate agent or property manager for any party or acts in any capacity as a valuer, appraiser, estate agent or property manager whether the primary or principal object of his business is valuation, appraisal, estate agency or property management or whether any incidental part of his business is valuation, appraisal, estate agency or property management; or

(b)	willfully or falsely pretends to be, or takes or uses any name, title, addition or description implying that he is duly qualified or authorized to act as, a valuer, appraiser, estate agent or property manager, or that he is by law so qualified or authorized, commits an offence and shall be liable on conviction to a fine not exceeding RM300,000 or to imprisonment for a term not exceeding three (3) years or to both.

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Personal Data Protection Act 2010

The Personal Data Protection Act 2010 (“Malaysian PDPA”) regulates the processing of personal data in the course of commercial transactions in Malaysia and is enforced by the Personal Data Protection Commissioner. The Malaysian PDPA sets out seven (7) key data protection principles which must be adhered to by data users (being a person who either alone or jointly or in common with other persons processes any personal data or has control over or authorizes the processing of any personal data, but does not include a processor) in Malaysia when processing personal data. The seven (7) key data protection principles are summarized as follows:

(a)	The general principle - The general principle prohibits a data user from processing a data subject’s personal data without her/her consent unless such processing is necessary under the Malaysian PDPA.

(b)	The notice and choice principle - The Malaysian PDPA requires a data user to inform a data subject by written notice as soon as practicable, in both the national and English languages of the matters more specifically stated under the Malaysian PDPA;

(c)	The disclosure principle - Subject to exceptions under the Malaysian PDPA, the disclosure principle prohibits the disclosure of personal data without the data subject’s consent for any purpose other than that for which the data was to be disclosed at the time of collection or a purpose directly related to it and to any party other than a third party notified to the data user.

(d)	The security principle - The Malaysian PDPA imposes obligations on the data user to take steps to protect the personal data during its processing from any loss, misuse, modification, unauthorized or accidental access or disclosure, alteration or destruction.

(e)	The retention principle - Personal data shall not be retained longer than is necessary for the fulfillment of the purpose for which it was processed. Once the purpose has been fulfilled, it is the duty of a data user to take reasonable steps to ensure that the personal data is destroyed or permanently deleted.

(f)	The data integrity principle - It is the responsibility of a data user to take reasonable steps to ensure that the personal data is accurate, complete, not misleading and kept-up-to-date, having regard to the purpose (and any directly related purpose) for which it was collected and processed.

(g)	The access principle - A data subject is given the right to access his/her personal data and to correct that personal data which is inaccurate, incomplete, misleading or not up-to-date, except where compliance with a request to such access or correction is refused under the Malaysian PDPA.

Non-compliance by a data user of any of the above principles constitutes an offense under the Malaysian PDPA and the data user is liable to a fine not exceeding RM300,000 or imprisonment for a term not exceeding 2 years or both. Non-compliance of other provisions of the Malaysian PDPA may also lead to other financial penalties, imprisonment terms or both. The Malaysian Personal Data Protection Commissioner also has broad powers to order the data user to comply with the provisions of the Malaysian PDPA.

Employment Act 1955

The Employment Act 1955 (the “EA”) governs matters of employment in Peninsular Malaysia and Labuan and regulates all labor relations including contracts of service, payment of wages, employment of women, rest days, hours of work, flexible working arrangements, discrimination in employment, termination, lay-off and retirement benefits and keeping of registers of employees. The EA covers, inter alia, any person who has entered into a contract of service and any person, irrespective of his wage, who is engaged in manual labor or in the operation and maintenance of any mechanically propelled vehicle operated for the transport of passengers or goods or for reward or for commercial purposes, or who supervises or oversees other employees engaged in manual labor employed by the same employer in and throughout the performance of their work, or who is engaged in any capacity in a vessel registered in Malaysia, or who is engaged as a domestic employee. Certain provisions in the EA such as those which govern payment for work on rest days and holidays, overtime pay, and termination, lay-off and retirement benefits shall apply only to persons whose wages do not exceed RM4,000 per month.

Section 99A of the EA provides that any person who commits any offense under, or contravenes any provision of, the EA, or any regulations, order, or other subsidiary legislation whatsoever made thereunder, in respect of which no penalty is provided, shall be liable, on conviction, to a fine not exceeding RM50,000

Regulation on Dividend Distributions

The principal regulation governing distribution of dividends by a company incorporated in Malaysia (“Malaysian Company”) is the Malaysian Companies Act 2016 (“CA 2016”). Under the CA 2016, a Malaysian Company may only make a distribution to the shareholders out of profits of the company available if the company is solvent immediately after the distribution is made.

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MANAGEMENT

Directors and Officers

The following table provides information regarding our executive officers and directors as of the date hereof:

Name	Age	Position(s)
Rhonda Wong	37	Chief Executive Officer, Director
Race Wong	40	Chief Operating Officer, Director
Chan Sze Ying	42	Finance Director
Loh Kim Kang David	59	Chairman of the board of Directors, Director
Lee Wei Loon (1)(2)(3)	42	Independent Director, Chair of Audit Committee
Lim Khoon(1)(2)(3)	57	Independent Director, Chair of Nomination Committee
Tan Wei Reng, Galven(1)(2)(3)	43	Independent Director, Chair of Compensation Committee

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nomination Committee

Executive Directors and Officers:

Rhonda Wong is a co-founder of our Group. She is currently the Chief Executive Officer and a Director of our Company where she is primarily responsible for strategic development and day-to-day operations since the founding of our Group.

From July 2007 to February 2008, she worked as a treasury bonds trader at Nico Trading Chicago in Chicago, Illinois, where she was responsible for trading of futures of treasury bonds. From March 2008 to February 2012, Ms. Rhonda Wong was involved in proprietary trading of listed securities and real properties. From March 2012 to May 2013, she joined Savills Singapore, where she obtained a real estate sales license and became a top performer and was promoted to a sales director within the first year at the age of 27, looking after sales and leasing of Singapore properties and launches of development projects in Malaysia. From May 2013 to May 2016, Ms. Rhonda Wong co-founded a real estate consulting firm called Anthill Realtors Pte. Ltd. with Ms. Race Wong, where they worked as consultants for property developers for the marketing, launch and sales of various real estate projects in Australia, Singapore and Vietnam.

She graduated from the University of Michigan with a bachelor’s degree in Business Administration in 2007.

Race Wong is a co-founder of our Group. She is currently the Chief Operating Officer and a Director of our Company where she is primarily responsible for technology product development and marketing since the founding of our Group in 2016.

From 2002 to 2009, she started her career in the music industry as the pop duo group “2R” along with her elder sister and thereafter ventured into the television and entertainment industry as an actress where she had, over the years, won various awards and accolades both as a singer and actress. Ms. Race Wong has been the products spokesperson for a range of products from beauty, healthcare to telecommunication products etc. From September 2011 to December 2012, Ms. Race Wong worked as a marketing manager and licensed equities trader at May Bank Kim Eng Securities, Hong Kong, where she was responsible for the launch of the offline to online equities trading platform. From May 2013 to May 2016, Ms. Race Wong co-founded a real estate consulting firm called Anthill Realtors Pte. Ltd. with Ms. Rhonda Wong, where they worked as consultants for property developers for the marketing, launch and sales of various real estate projects in Australia, Malaysia, Cambodia, Singapore, Vietnam, and the United Kingdom.

She graduated from Newcastle University in Australia and obtained her master’s degree in Business in 2013.

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Chan Sze Ying joined our Group in October 2022 as the Finance Director. She is primarily responsible for the overall accounting and financial management, project management, strategic planning and internal control of our Group.

Ms. Chan is an experienced finance executive whose background includes 16 years of financial and accounting experience. She has strong leadership experience in operational finance, strategy and corporate development in high-growth companies, where she has managed revenues in excess of US$250 million. Prior to joining our Company, Ms. Chan served as senior manager APAC FP&A at 10X Genomics, a US-listed company, where she helped in the development of the commercial and finance teams, systems and processes. Prior to joining 10X Genomics, Ms. Chan held various leadership roles at Afton Chemical, EMC-Dell and Danaher. Ms. Chan obtained her Bachelor of Economics from the University of New South Wales in 2003.

Loh Kim Kang David is a Director and the Chairman of our Company. He was appointed as a Director in August 2022. Mr. Loh is primarily responsible for strategic advice and direction of our Group.

Mr. Loh has over 20 years of experience in the investment and brokerage industry. He is currently an executive Director and joint chairman of Centurion Corporation Limited, a company listed on the Main Board of The Stock Exchange of Hong Kong Limited (Stock Code: 6090.HK) and on the Main Board of the Singapore Exchange Securities Trading Limited (Stock Code: SGX:OU8). Mr. Loh also sits on the board of various companies in a diversified range of industries.

From November 1989 to August 1995, Mr. Loh was a dealer (dealing Director) of Ong & Company Pte. Ltd., a company principally involved in the provision of business support services. From August 1995 to June 1996, he was a dealing Director of OUB Securities Pte. Ltd., a company principally involved in stock, share and bond brokers and dealers. In July 1996, Mr. Loh joined UOB Kay Hian Pte. Ltd. (formerly known as Kay Hian Pte Ltd) as an associate Director, with his last position as a business development consultant in March 2010. From July 1999 to October 2001, he served as a managing Director (management) of UOB Kay Hian (Hong Kong) Ltd (formerly known as Kay Hian Overseas Securities Ltd.), a securities brokerage company.

Mr. Loh obtained his bachelor’s degree in Science from the University of Oregon in June 1998.

Independent Directors:

Mr. Lee Wei Loon has over 15 years of experience in the banking and corporate finance industry having worked in various international investment banks. Mr. Lee is currently an executive vice president and Asia chief executive officer of Watchbox Singapore Pte. Ltd., a company principally engaged in the buying, selling and trading of pre-owned luxury watches since August 2019, where he is responsible for group business strategy, risk management and capital market strategies. He was a vice president of Credit Suisse, Asian Equities Sales and Trading, Hedge Fund Sales, from May 2004 to March 2010. He was a Director of Bank of America Merrill Lynch, Asian Equities Sales from May 2010 to June 2012. From June 2012 to January 2015, he was an executive Director of Morgan Stanley Asia, Institutional Equities Division, overseeing the coverage of Singapore based hedge funds across all asset classes. From January 2015 to September 2017, he was a Director commissioner of PT Morgan Stanley Asia International, responsible for the Indonesia business and onshore operations of Morgan Stanley Asia. He was the executive Director of Morgan Stanley Asia Investment Banking Division from September 2017 to August 2019, overseeing all capital markets, fixed income and M&A transactions.

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Mr. Lee obtained a bachelor’s degree in Science with a major in Finance and a minor in East Asian Studies from the New York University, Stern School of Business in May 2004. We believe that Mr. Lee is qualified to serve on our board by reasons of professional experiences and qualifications.

Mr. Lim Khoon is currently a partner of Eldan Law LLP since May 2018 with a focus on commercial and construction litigation, as well as in the areas of Real Estate Law and Corporate Law. From March 1992 to June 1995, Mr. Lim was a legal associate with M/s Wong Partnership (then known as M/s Wong Meng Meng & Partners), with a focus on commercial and construction litigations. From July 1995 to May 2018, he was a partner of Lim Hua Yong Partnership with a focus on the same area of litigation work, and additionally, work in the areas of Real Estate Law and Corporate Law. After the merger of Lim Hua Yong LLP and Eldan Law LLP, he became a partner of Eldan Law LLP continuing in the same areas of legal work.

Over the years, Mr. Lim has developed a broad-based legal practice in the areas of commercial dispute resolution, real estate law and corporate law. In the area of commercial dispute resolution, Mr. Lim has advised and acted for clients in various commercial disputes with experience in all levels of litigation in the Singapore Courts and before the arbitration tribunals. In the area of real estate law, Mr. Lim has advised and acted for corporations, individuals, financial institutions and subsidiary proprietors in various property transactions. In the area of corporate law, Mr. Lim specializes in merger and acquisitions and has acted extensively for corporate and individual clients in the sale and acquisition of their shareholdings in corporations.

Mr. Lim obtained a Bachelor of Laws degree from the University College of Wales in 1989. He was called to the Bar in England as Barrister-at-Law (Grays Inn) in 1990 and was admitted as an advocate and solicitor at the Supreme Court of Singapore in March 1992. We believe that Mr. Lim is qualified to serve on our board by reasons of professional experiences and qualifications.

Mr. Tan Wei Reng, Galven is the deputy managing Director of the investment sales and capital markets team in Savills Singapore since December 2019. Mr. Tan co-heads a team of eight professionals who are consistently recognized as the market leaders in Singapore commercial real estate transactions. Prior to working in Savills Singapore, Mr. Tan was with the capital markets team at CBRE Singapore for 15 years, before leaving the company as an executive Director. Since 2004, Mr. Tan has been personally involved in landmark transactions across all sectors in the Singapore real estate market, with particular focus in the commercial real estate sector. In the last 10 years, he has handled transactions valued at more than S$15 billion. Day to day, Mr. Tan primarily works closely with institutional investors, property funds as well as local and foreign developers.

Mr. Tan graduated from the National University of Singapore in May 2004 with a bachelor’s degree in Science (Real Estate) (Hons).

Family Relationships

Ms. Rhonda Wong, our Chief Executive Officer and a Director, is the sister of Ms. Race Wong, our Chief Operating Officer and a Director. Mr. Loh Kim Kang David, the Chairman of the board of Directors and a Director, is the husband of Ms. Race Wong, and the brother-in-law to Ms. Rhonda Wong. Other than as disclosed, there are no family relationships among our Directors or executive officers.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of Directors.

Board of Directors

Our board of Directors consists of six Directors, three of them are independent Directors. The Company intends to follow its Cayman Islands practices in lieu of the requirements of the Rule 5605 of the Nasdaq Stock Market LLC Rules. The Company’s practices with regard to these requirements are not prohibited by the Companies Act (as amended) of the Cayman Islands.

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Committees of the Board of Directors

Our board of Directors has established an audit committee, a compensation committee and a nomination committee, each of which operates pursuant to a charter adopted by our board of Directors. The board of Directors may also establish other committees from time to time to assist our company and the board of Directors. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq and SEC rules and regulations, if applicable. Each committee’s charter is available on our website at https://ir.ohmyhome.com/governance/. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Audit committee

Mr. Lee Wei Loon, Mr. Tan Wei Reng, Galven and Mr. Lim Khoon serve on the audit committee, which is chaired by Mr. Lee Wei Loon. Our board of Directors has determined that each are “independent” for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of Directors has designated Mr. Lee Wei Loon as an “audit committee financial expert”, as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 20-F;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing earnings releases.

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Compensation committee

Mr. Tan Wei Reng, Galven, Mr. Lee Wei Loon and Mr. Lim Khoon serve on the compensation committee, which is chaired by Mr. Tan Wei Reng, Galven. Our board of Directors has determined that each such member satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The compensation committee’s responsibilities include:

●	evaluating the performance of our chief executive officer in light of our company’s corporate goals and objectives and, based on such evaluation: (i) recommending to the board of Directors the cash compensation of our chief executive officer, and (ii) reviewing and approving grants and awards to our chief executive officer under equity-based plans;

●	reviewing and recommending to the board of Directors the cash compensation of our other executive officers;

●	reviewing and establishing our overall management compensation, philosophy and policy;

●	overseeing and administering our compensation and similar plans;

●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

●	retaining and approving the compensation of any compensation advisors;

●	reviewing and approving our policies and procedures for the grant of equity-based awards;

●	reviewing and recommending to the board of Directors the compensation of our Directors; and

●	preparing the compensation committee report required by SEC rules, if and when required.

Nomination committee

Mr. Lim Khoon, Mr. Lee Wei Loon and Mr. Tan Wei Reng, Galven serve on the nomination committee, which is chaired by Mr. Lim Khoon. Our board of Directors has determined that each member of the nomination committee is “independent” as defined in the applicable Nasdaq rules. The nomination committee’s responsibilities include:

●	developing and recommending to the board of Directors criteria for board and committee membership;

●	establishing procedures for identifying and evaluating Director candidates, including nominees recommended by stockholders; and

●	reviewing the composition of the board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us.

While we do not have a formal policy regarding board diversity, our nomination committee and board of Directors will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity (not limited to race, gender or national origin). Our nomination committee’s and board of Directors’ priority in selecting board members is identification of persons who will further the interests of our shareholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experience and expertise relevant to our growth strategy.

Code of Conduct and Code of Ethics

We have adopted a written code of business conduct and ethics that applies to our Directors, officers and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions. A current copy of this code is posted on the Corporate Governance section of our website, which is located at https://www.ohmyhome.com. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. We intend to disclose any amendments to the code of ethics, and any waivers of the code of ethics or the code of conduct for our Directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq.

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Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to us, including a duty of loyalty, a duty to act honestly, in good faith and with a view to our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association and the class rights vested thereunder in the holders of the shares. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our directors are elected by and serve at the discretion of the board. Each director is not subject to a term of office and holds office until such time as his successor takes office or until the earlier of his death, resignation or removal from office by ordinary resolution or the affirmative vote of a simple majority of the other directors present and voting at a board meeting.

Board Diversity

Board Diversity Matrix (As of the date of this prospectus)
Country of Principal Executive Offices:	Singapore
Foreign Private Issuer	Yes
Disclosure Prohibited Under Home Country Law	No
Total Number of Directors	6

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4	0	0
Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction	-
LGBTQ+	-

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Compensation of Directors and Executive Officers

The following table summarizes all compensation received by our Directors, our executive officers and our key employees during the years ended December 31, 2022 and 2023.

Summary Compensation Table

	Compensation Paid
Name and Principal Position	Year	Salary (SGD)	Bonus (SGD)	Other Compensation (1) (SGD)		Total (SGD)
Ms. Wong Wan Chew,	2022	128,400	0	16,144		144,544
Chief Executive Officer and Director	2023	153,800	0	12,432	(2)	166,232

Ms. Wong Wan Pei,	2022	128,400	0	16,132		144,532
Chief Operating Officer and Director	2023	153,800	0	12,432	(3)	166,232

Mr. Cui Kewei Joshua,	2022	68,636	0	7,140		75,776
Former Chief Financial Officer	2023	64,048	0	7,457		71,505

Ms. Chan Sze Ying	2022	0	0	0		0
Finance Director	2023	82,609	0	4,716		87,325

Mr. Loh Kim Kang David,	2022	0	0	0		0
Chairman of the board of Directors, Director	2023	0	0	0		0

Mr. Lee Wei Loon,	2022	0	0	0		0
Independent Director	2023	0	0	0		0

Mr. Lim Khoon,	2022	0	0	0		0
Independent Director	2023	0	0	0		0

Mr. Tan Wei Reng, Galven,	2022	0	0	0		0
Independent Director	2023	0	0	0		0

(1) Other compensation includes allowances and the employer’s contribution to the Central Provident Fund (“CPF”), Singapore’s mandatory social security savings scheme, and incentives earned from client referral as stipulated in their employment contracts.

(2) On December 19, 2023, 344,326 options were granted to Ms. Wong Wan Chew with 336,155 options at an exercise price of $1.6062 per Ordinary Share, and 8,171 options at an exercise price of $0.0122 per Ordinary Share.

(3) On December 19, 2023, 344,326 options were granted to Ms. Wong Wan Pei with 336,155 options at an exercise price of $1.6062 per Ordinary Share, and 8,171 options at an exercise price of $0.0122 per Ordinary Share.

As the appointments of our independent directors was effective on March 20, 2023, for the fiscal year ended December 31, 2022 and 2021, we did not have any non-executive directors and therefore have not paid any compensation to any non-executive directors. For the fiscal year ended December 31, 2023, no compensation are paid to any non-executive directors.

We have an equity incentive plan in place as of the date of this prospectus.

Employment Agreements

Employment Agreement with Ms. Wong Wan Chew

Effective as of May 1, 2021, Ohmyhome (S) entered into an employment agreement with Ms. Rhonda Wong pursuant to which she was employed as co-founder and Chief Executive Officer of Ohmyhome (S). The agreement provides for an annual base salary, the amount of which may be adjusted from time to time at the discretion of Ohmyhome (S). Under the terms of the agreement, Ms. Rhonda Wong is entitled to receive an annual cash bonus upon serving every 12 months, together with such additional bonuses as may be agreed from time to time with the Company. Ms. Rhonda Wong’s employment will continue indefinitely, subject to termination by either party to the agreement upon 1 months’ prior written notice or the equivalent salary in lieu of such notice. The agreement also contains non-compete and non-disclosure provisions and restrictions against the unauthorized use of the Company’s intellectual property.

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Employment Agreement with Ms. Wong Wan Pei

Effective as of May 1, 2021, Ohmyhome (S) entered into an employment agreement with Ms. Race Wong pursuant to which she was employed as co-founder and Chief Operating Officer of Ohmyhome (S). The agreement provides for an annual base salary, the amount of which may be adjusted from time to time at the discretion of Ohmyhome (S). Under the terms of the agreement, Ms. Race Wong is entitled to receive an annual cash bonus upon serving every 12 months, together with such additional bonuses as may be agreed from time to time with the Company. Ms. Race Wong’s employment will continue indefinitely, subject to termination by either party to the agreement upon 1 months’ prior written notice or the equivalent salary in lieu of such notice. The agreement also contains non-compete and non-disclosure provisions and restrictions against the unauthorized use of the Company’s intellectual property.

Employment Agreement with Ms. Chan Sze Ying.

Effective as of August 29, 2023, Ohmyhome (S) entered into an employment agreement with Ms. Chan Sze Ying pursuant to which she was employed as Finance Director of Ohmyhome (S). The agreement provides for an annual base salary, the amount of which may be adjusted from time to time at the discretion of Ohmyhome (S). Ms. Chan Sze Ying’s employment will continue indefinitely, subject to termination by either party to the agreement upon 2 months’ prior written notice or the equivalent salary in lieu of such notice. The agreement also contains non-compete and non-disclosure provisions and restrictions against the unauthorized use of the Company’s intellectual property.

Directors’ Offer Letter

Each of our Directors has entered into a Director’s Offer Letter with our Company. The terms and conditions of such Directors’ Offer Letter are similar in all material aspects. Each Director’s Offer Letter is for an initial term of one year and will continue until the Director’s successor is duly elected and qualified. Each Director will be up for re-election each year at the annual shareholders’ meeting and, upon re-election, the terms and provisions of his or her Director’s Offer Letter will remain in full force and effect. Any Director’s Offer Letter may be terminated for any or no reason by the Director or at a meeting called expressly for that purpose by a vote of the shareholders holding more than 50% of our Company’s issued and outstanding Ordinary Shares entitled to vote.

Under the Directors’ Offer Letter, the initial annual salary that is payable to each of our Directors is as follows:

Ms. Wong Wan Chew	S$	390,000
Ms. Wong Wan Pei	S$	390,000
Mr. Loh Kim Kang David	S$	30,000

Mr. Lee Wei Loon	S$	20,000
Mr. Lim Khoon	S$	20,000
Mr. Tan Wei Reng, Galven	S$	20,000

In addition, our Directors will be entitled to participate in such share option schemes as may be adopted by our Company, from time to time. The number of options granted, and the terms of those options will be determined from time to time by a vote of the board of Directors; provided that each Director shall abstain from voting on any such resolution or resolutions relating to the grant of options to that Director.

Other than as disclosed above, none of our Directors has entered into a service agreement with our Company or any of our subsidiaries that provides for benefits upon termination of employment.

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RELATED PARTY TRANSACTIONS

We have adopted an audit committee charter, which requires the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

Set forth below are related party transactions of our Company for the years ended December 31, 2022 and 2021, and, which are identified in accordance with the rules prescribed under Form F-1 and Form 20-F and may not be considered as related party transactions under Singapore law.

Related Party Transactions

Terms of Directors and Officers

See “Management — Terms of Directors and Officers”

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements”

Other Related Party Transactions

In the ordinary course of business, during the financial years ended December 31, 2022, 2021 and 2020, and the six months ended June 30, 2022 and 2023, the Company involved with certain transactions, either at cost or current market prices, and on the normal commercial terms among related parties. The following table provides the transactions with these parties for the years as presented (for the portion of such period that they were considered related):

Nature of relationships with related parties

Related parties	Relationship
Ms. Rhonda Wong	Shareholder, Director, Chief Executive Officer
Vienna Management Ltd	Shareholder, wholly-owned by the Chairman of the board of Directors
Termbasu Holding Pte Ltd	Owned by the Chairman of the board of Directors
Mr. Loh Kim Kang David (“Mr. Loh”)	Shareholder, the Chairman of the board of Directors
Anthill Corporation Pte. Ltd.	Owned by Ms. Rhonda Wong, Chief Executive Officer and Director of the Company and Ms. Race Wong, Chief Operating Officer and Director of the Company
Ohmyhome Principal Sdn Bhd	Shareholder of Ohmyhome Realtors Sdn Bhd (51% interest)

For the years ended December 31, 2020,2021 and 2022

Related party balances

Transaction nature	Name	2021		2022		2022
		SGD		SGD		USD
Amount due to	Vienna Management Ltd	-		2,290,044	ii	1,708,478

Amount due from	Vienna Management Ltd	870,728	[i]	-		-

Contract liability	Mr. Loh	-		103,908	iii	77,520

i The Company had an unsecured, interest-free loan to Vienna Management Ltd amounting to S$870,728 in December 2021. As of December 31, 2021 and 2022, the loan balance due from Vienna Management Ltd amounted to S$870,728 and nil respectively. The amounts were wholly settled in cash in February 2022.

ii On May 1, 2019 and December 1, 2022, the Company entered into two separated interest-free loan facility agreements with Vienna Management Ltd, one of the Company’s major shareholders. Both revolving loan facility agreements offered up to S$2.0 million each for general working capital and general corporate purposes. The amount of S$2,290,044 (US$1,708,478) on December 31, 2022 had been fully settled in March 2023.

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iii On February 25, 2022, the Company entered into a services agreement with subsequent various orders with Mr. Loh., with a term from February 25, 2022, to complete a renovation project in total consideration S$3,618,250 (US$2,699,381). For the year ended December 31, 2022, the project was not completed and Mr. Loh. paid to the Company in consideration S$3,085,865 (US$2,302,197). The Company received in advance of completion of performance obligations under an agreement amounted to S$103,908 (US$77,520) as of December 31, 2022. During the year ended of December 31, 2022, the Company recognized revenue S$2,981,957 (US$2,224,676) for the project. The whole project was completed by end of January 2023.

Related party transactions

Transaction nature	Name	2020	2021		2022		2022
		SGD	SGD		SGD		USD
Brokerage services provided to	Ms. Rhonda Wong	950	1,050	(1)	2,900	(1)	2,164
Brokerage services provided to	Termbasu Holding Pte Ltd	25,000	254,786	(2)	-		-
Emerging and other services to	Mr. Loh	-	-		2,981,957	(3)	2,224,676
Emerging and other services to	Ms. Rhonda Wong	-	-		1,199	(4)	896

All transactions’ price through an arms’ length arrangement.

(1)	Ms. Rhonda Wong engaged the Company to look for tenant for a property in September 2021 and March 2022. The respective project was completed during year ended December 31, 2021 and 2022, and Ms. Rhonda Wong paid half month of rental as commission to the Company, being S$1,050 and S$2,900 (US$2,164).

(2)	Termbasu Holding Pte Ltd entered seven (7) service agreements with the Company to sale seven (7) private properties in January 2022. The commission was 2% of transaction price and paid upon completion of the transactions during the year ended December 31, 2022.

(3)	Details have been disclosed above.

(4)	Ms. Rhonda Wong engaged the Company to move and clean her house in April 2022. The project was completed during year ended December 31, 2022, and Ms. Rhonda Wong paid a service fee of S$1,199 (US$896) to the Company.

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For the six months ended June 30, 2022 and 2023

Related party balances

Transaction nature	Name	As of December 31, 2022		As of June 30, 2023		As of June 30, 2023
		SGD		SGD		USD
Amount due to	Vienna Management Ltd	2,290,044	[i]	-		-

Amount due from	Anthill	-		3,495	iii	2,584

Amount due from	Ohmyhome Principal Sdn Bhd	-		4,307	iv	3,185

Contract liability	Mr. Loh	103,908	ii	-		-

i On May 1, 2019, the Company entered into an interest-free loan facility agreement with Vienna Management Ltd for a revolving loan facility of up to S$2.0 million for general working capital and general corporate purposes. The amount of S$2,290,044 (US$1,708,478) had been fully settled.

ii On February 25, 2022, the Company entered into a services agreement with Mr. Loh, with a term from February 25, 2022, to complete a renovation project for a consideration of S$3,618,250 (US$2,699,381). For the six months ended June 30, 2022, the project was not completed and Mr. Loh. paid to the Company in consideration S$2,075,347 (US$1,492,733). The Company received in advance of completion of performance obligations under an agreement amounted to S$1,028,481 (US$739,755) as of June 30, 2022. During the six months ended of June 30, 2022, the Company recognized revenue S$1,046,866 for the project. During the six months ended of June 30, 2023, the Company recognized revenue S$511,040 (US$377,904) for the project. The whole project was completed by 30th January 2023.

iii On June 22, 2023, the Company extended payment for Notarization services for Anthill in view of operational urgency. This amount will be recovered by December 31, 2023 from Anthill.

iv As at June 30, 2023, Ohmyhome Sdn Bhd, Ohmyhome Realtors Sdn Bhd and Ohmyhome Pte Ltd had extended payment for Corporate Secretarial services for Ohmyhome Principal Sdn Bhd in view of operational urgency, for S$3,446 (US$2,548), S$846 (US$626) and S$15 (US$11), respectively.   This amount will be recovered by December 31, 2023 from Ohmyhome Principal Sdn Bhd.

Related party transactions

Transaction nature	Name	June 30, 2022	June 30, 2023	June 30, 2023
		SGD	SGD	USD
Brokerage services provided to	Ms. Rhonda Wong	2,900	288 (1)	213
Brokerage services provided to	Mr. Loh	-	11,000 (2)	8,134
Emerging and other services to	Mr. Loh	1,046,866	511,040 (3)	377,904
Emerging and other services to	Ms. Rhonda Wong	1,199 (4)	-	-

(1)	Ms. Rhonda Wong engaged the Company to perform aircon cleaning for her house and the project was completed during the six months ended June 30, 2023, and Ms. Rhonda Wong paid a service fee of S$288 (US$213) (June 30, 2022: S$2,900) to the Company.

(2)	Mr. Loh engaged the Company to look for a tenant for a property and was completed during the six months ended June 30, 2023. Mr. Loh paid a service fee of S$11,000 (US$8,134) to the Company.

(3)	Details have been disclosed above for revenue recognized for the services agreement with Mr. Loh for S$511,040 (US$377,904).

(4)	Ms. Rhonda Wong engaged the Company to move and clean her house in April 2022. The project was completed during year ended December 31, 2022, and Ms. Rhonda Wong paid a service fee of S$1,199 (US$896) to the Company.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our share capital as of the date hereof, by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares;

●	each of our named executive officers;

●	each of our Directors; and

●	all of our current executive officers and Directors as a group.

The calculations in the table below are based on 19,221,384 Ordinary Shares issued and outstanding as at the date of this prospectus.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date, plus the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our shares listed below have sole voting and investment power with respect to the shares shown.

Each shareholder’s address is 11 Lorong 3 Toa Payoh, Block B #04-16/21, Jackson Square, Singapore 319579.

	Shares Beneficially Owned Before the Offering		Shares Beneficially Owned after the Offering
Name of Beneficial Owner	Number	Approximate Percentage	Number	Approximate Percentage

Officers and Directors:
Wong Wan Chew (1)	4,695,203	24.43%	4,695,203	21.54%
Wong Wan Pei (1)	4,695,203	24.43%	4,695,203	21.54%
Chan Sze Ying	-	-	-	-
Loh Kim Kang David (2)	1,785,941	9.29%	1,785,941	8.19%
Lee Wei Loon	-	-	-	-
Lim Khoon	-	-	-	-
Tan Wei Reng, Galven	20,000	0.10%	20,000	0.09%
All executive officers and Directors as a group (7 persons)

5% Shareholders:
Anthill (1)	9,390,406	48.85%	9,390,406	43.07%
Vienna Management Ltd (2)	1,785,941	9.29%	1,785,941	8.19%
GEC Tech Ltd. (3)	1,227,446	6.39%	1,227,446	5.63%

(1) Represents Ordinary Shares held by Anthill, a company directly owned as to 50% each by Ms. Rhonda Wong and Ms. Race Wong. The voting rights and dispositive control over the Ordinary Shares held by Anthill are held by Ms. Rhonda Wong and Ms. Race Wong equally.

(2) Vienna Management Ltd is a company wholly-owned by Mr. Loh Kim Kang David, Chairman of our board of Directors and a Director. The voting rights and dispositive control over the Ordinary Shares held by Vienna Management Ltd are held by Mr. Loh Kim Kang David solely.

(3) GEC Tech Ltd. is a company registered in the BVI, with 100% of its shares held by Perpetual (Asia) Limited as Trustee of GEC-KIP Technology and Innovation Fund (“GEC-KIP Fund”). The manager, Golden Equator Capital Pte Ltd and the co-manager, Korea Investment Partners Southeast Asia Pte. Ltd., collectively and equally hold voting rights on investments made by GEC-KIP Fund, which includes the disposal and purchase of the Ordinary Shares held by GEC Tech Ltd.

Holdings by U.S. Shareholders

As of January 10, 2024, one U.S. record holder held 19.6% of our ordinary shares.

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DESCRIPTION OF ORDINARY SHARES

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, the Companies Act, and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$500,000 divided into 500,000,000 shares, par value of US$0.001 each. As of the date of this prospectus, 19,221,384 Ordinary Shares are issued.

All of our shares issued and outstanding are validly issued, fully paid and non-assessable. Each ordinary share of the Company shall entitle its holder to one (1) vote. Our ordinary shares are not redeemable and do not have any preemptive rights.

Our Amended and Restated Memorandum and Articles of Association

We have, on November 28, 2022, adopted the Amended and Restated Articles of Association. The following are summaries of material provisions of the Amended and Restated Articles of Association and of the Companies Act, insofar as they relate to the material terms of our Ordinary Shares.

Objects of Our Company. Under the Amended and Restated Articles of Association, the objects of our Company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our Shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. The Amended and Restated Articles of Association provides that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Each ordinary share of the Company shall entitle its holder to one (1) vote. Voting at any meeting of Shareholders is by way of a poll save that in the case of a physical meeting, the chairman of the meeting may decide that a vote be on a show of hands unless a poll is demanded by:

●	at least three Shareholders present in person or by proxy or (in the case of a Shareholder being a corporation) by its duly authorized representative for the time being entitled to vote at the meeting;
●	Shareholder(s) present in person or by proxy or (in the case of a Shareholder being a corporation) by its duly authorized representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and
●	Shareholder(s) present in person or by proxy or (in the case of a Shareholder being a corporation) by its duly authorized representative and holding Ordinary Shares in us conferring a right to vote at the meeting being Ordinary Shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all Ordinary Shares conferring that right.

An ordinary resolution to be passed at a meeting by the Shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to Ordinary Shares, a reduction of our share capital and the winding up of our Company. Our Shareholders may, among other things, divide or combine their Ordinary Shares by ordinary resolution.

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General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call Shareholders’ annual general meetings. The Amended and Restated Articles of Association provides that we shall, if required by the Companies Act, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our Directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of Directors in its absolute discretion.

Shareholders’ general meetings may be convened by the chairperson of our board of Directors or by a majority of our board of Directors. Advance notice of not less than ten clear days is required for the convening of our Shareholders’ annual general meeting (if any) and any other general meeting of our Shareholders. A quorum required for any general meeting of Shareholders consists of, at the time when the meeting proceeds to business, two Shareholders holding Ordinary Shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding Ordinary Shares in our Company entitled to vote at such general meeting.

The Companies Act does not provide Shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Amended and Restated Articles of Association provide that upon the requisition of any one or more of our Shareholders holding Ordinary Shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding Ordinary Shares of our Company entitled to vote at general meetings, our board of Directors will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, the Amended and Restated Articles of Association does not provide our Shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such Shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our Shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form designated by the relevant stock exchange or any other form approved by our board of Directors. Notwithstanding the foregoing, Ordinary Shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

Our board of Directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our board of Directors may also decline to register any transfer of any Ordinary Share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of Directors may reasonably require to show the right of the transferor to make the transfer;
●	the instrument of transfer is in respect of only one class of Ordinary Shares;
●	the instrument of transfer is properly stamped, if required;
●	in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Share is to be transferred does not exceed four; and
●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our Directors refuse to register a transfer they shall, within two (2) months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the relevant stock exchange, be suspended and the register closed at such times and for such periods as our board of Directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board of Directors may determine.

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Liquidation. On the winding up of our Company, if the assets available for distribution amongst our Shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our Shareholders in proportion to the par value of the Ordinary Shares held by them at the commencement of the winding up, subject to a deduction from those Ordinary Shares in respect of which there are monies due, of all monies payable to our Company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our Shareholders in proportion to the par value of the Ordinary Shares held by them.

Calls on Shares and Forfeiture of Ordinary Shares. Our board of Directors may from time to time make calls upon Shareholders for any amounts unpaid on their shares in a notice served to such Shareholders at least 14 days prior to the specified time and place of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of Directors. Our Company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of Directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our Company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. The Amended and Restated Articles of Association authorizes our board of Directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

The Amended and Restated Articles of Association also authorizes our board of Directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our Shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of Shareholders or our corporate records. However, the Amended and Restated Articles of Association have provisions that provide our Shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information”.

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Anti-Takeover Provisions. Some provisions of the Amended and Restated Articles of Association may discourage, delay or prevent a change of control of our company or management that Shareholders may consider favorable, including provisions that:

●	authorizing our board of Directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our Shareholders; and

●	limiting the ability of Shareholders to requisition and convene general meetings of Shareholders.

However, under Cayman Islands law, our Directors may only exercise the rights and powers granted to them under the Amended and Restated Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

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Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved (i) in the case of a shareholder scheme, by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and (ii) in the case of a creditor scheme only, by a majority in number of each class of creditors with whom the arrangement is to be made and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

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The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four (4) months, the offeror may, within a two (2)-month period commencing on the expiration of such four (4)-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

● a company acts or proposes to act illegally or ultra vires;

● the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

● those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our post-offering amended and restated articles of association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our post-offering amended and restated articles of association and may not be taken by written consent of the shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Amended and Restated Articles of Association allows our Shareholders holding Ordinary Shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding Ordinary Shares of our Company entitled to vote at general meetings to requisition an extraordinary general meeting of our Shareholders, in which case our board of Directors is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a Shareholders’ meeting, the Amended and Restated Articles of Association does not provide our Shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call Shareholders’ annual general meetings.

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Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our post-offering amended and restated articles of association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our post-offering memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

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Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our post-offering memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

Other than the issuance of securities in connection with the reorganization and the initial public offering, we have not issued any securities in the past three (3) years.

Transfer Agent and Registrar

Our transfer agent for the Ordinary Shares is Vstock Transfer, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our Ordinary Shares for more than six (6) months but not more than one year may sell such Ordinary Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Ordinary Shares for more than one year may freely sell our Ordinary Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares), and have beneficially owned our Ordinary Shares for at least six (6) months, may sell within any three (3)-month period a number of restricted securities that does not exceed the greater of the following:

●	1.0% of the then outstanding Ordinary Shares; or
●	the average weekly trading volume of our Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

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TAXATION

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

We have received an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of 20 years from the date of the undertaking, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation shall apply to our Company or its operations; and that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (a) on or in respect of the shares, debentures or other obligations of our Company; or (b) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act of the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of our Ordinary Shares.

Certain Singapore Tax Considerations

Dividend Distributions

All Singapore-tax resident companies are currently under the one-tier corporate tax system, or one-tier system.

Under the one-tier system, the income tax paid by a tax resident company is a final tax and its distributable profits can be distributed to shareholders as tax exempt (one-tier) dividends. Such dividends are tax exempt in the hands of a shareholder, regardless of the tax residence status, shareholding level or legal form of the shareholder.

Accordingly, dividends received in respect of the ordinary shares by either a resident or non-resident of Singapore are not subject to Singapore income tax (whether by withholding or otherwise), on the basis that we are a tax resident of Singapore and under the one-tier system.

Foreign shareholders are advised to consult their own tax advisers to take into account the tax laws of their respective countries of residence and the existence of any agreement for the avoidance of double taxation which their country of residence may have with Singapore.

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Corporate Income Tax

A Singapore tax resident corporate taxpayer is subject to Singapore income tax on:

●	income accrued in or derived from Singapore; and
●	foreign sourced income received or deemed received in Singapore, unless otherwise exempted.

Foreign-sourced income is deemed to be received in Singapore when it is:

(a)	remitted to, transmitted or brought into Singapore;
(b)	used to pay off any debt incurred in respect of a trade or business carried on in Singapore; or
(c)	used to purchase any movable property brought into Singapore.

Foreign income in the form of branch profits, dividends and service fee income (“specified foreign income”) received or deemed received in Singapore by a Singapore tax resident corporate taxpayer are exempted from Singapore tax provided that the following qualifying conditions are met:

(a)	such income is subject to tax of a similar character to income tax (by whatever name called) under the law of the territory from which such income is received;
(b)	at the time such income is received in Singapore by the person resident in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which such income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is at least 15.0%; and
(c)	the Comptroller of Income Tax (“the Comptroller”) is satisfied that the tax exemption would be beneficial to the person resident in Singapore who is receiving or deemed to be receiving the specified foreign income.

A non-Singapore tax resident corporate taxpayer, subject to certain exceptions, is subject to Singapore income tax on income accrued in or derived from Singapore, and on foreign income received or deemed received in Singapore.

A company is regarded as tax resident in Singapore if the control and management of the company’s business is exercised in Singapore. Control and management is defined as the making of decisions on strategic matters, such as those concerning the company’s policy and strategy. Generally, the location of the company’s board of directors meetings where strategic decisions are made determines where the control and management is exercised. However, under certain scenarios, holding board meetings in Singapore may not be sufficient and other factors will be considered to determine if the control and management of the business is indeed exercised in Singapore.

The prevailing corporate tax rate in Singapore is 17.0%.

With effect from year of assessment 2020, the partial tax exemption scheme will be limited to the first S$200,000 (instead of S$300,000 previously) of the normal chargeable income – 75.0% of the first S$10,000 and 50.0% of the next S$190,000. The remaining chargeable income that exceeds S$200,000 will be fully taxable at the prevailing corporate tax rate.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares by U.S. Holders (as defined below) that acquire our Ordinary Shares hold our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the IRS, or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular investors in light of their specific circumstances, including investors subject to special tax rules (for example, certain financial institutions (including banks), cooperatives, pension plans, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock (by vote or value), investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or U.S. Holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States tax, state or local tax, or non-income tax (such as the U.S. federal gift or estate tax) considerations, or any consequences under the alternative minimum tax or Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner as a U.S. Holder, as described above, and the activities of the partnership. Partnerships holding our Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Ordinary Shares.

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Dividends

The entire amount of any cash distribution paid with respect to our Ordinary Shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, and generally will be taxed as ordinary income in the year received by such U.S. Holder. To the extent amounts paid as distributions on the Ordinary Shares exceed our current or accumulated earnings and profits, such distributions will not be dividends, but instead will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in the Ordinary Shares with respect to which the distribution is made, and thereafter as capital gain. However, we do not intend to compute (or to provide U.S. Holders with the information necessary to compute) our earnings and profits under United States federal income tax principles. Accordingly, a U.S. Holder will be unable to establish that a distribution is not out of earnings and profits and should expect to treat the full amount of each distribution as a “dividend” for United States federal income tax purposes.

Any dividends that we pay will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s particular facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding any applicable treaty rate) on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to a spot market exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for United States federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Sale or Other Disposition of Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon a sale or other disposition of Ordinary Shares, in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in such Ordinary Shares, each amount determined in U.S. dollars. Any capital gain or loss will be long-term capital gain or loss if the Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations, particularly with regard to shareholders who are individuals. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.

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A U.S. Holder that receives Singapore dollars or another currency other than U.S. dollars on the disposition of our Ordinary Shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency received at the spot rate on the date of sale (or, if the Ordinary Shares are traded on a recognized exchange and in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot market exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. Holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

Passive Foreign Investment Company Considerations

For United States federal income tax purposes, a non-United States corporation, such as our Company, will be treated as a “passive foreign investment company,” or “PFIC” if, in the case of any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Based upon our current and expected income and assets (including goodwill), we do not expect to be a PFIC for the current taxable year or the foreseeable future.

However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our Ordinary Shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our Ordinary Shares (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in our initial price offering. It is also possible that the Internal Revenue Service may challenge our classification of certain income or assets for purposes of the analysis set forth in subparagraphs (a) and (b), above or the valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or future taxable years.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Ordinary Shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, each a pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares and we own any equity in a non-United States entity that is also a PFIC, or a lower-tier PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of the entities in which we may own equity.

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As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. We cannot guarantee that, our Ordinary Shares will continue to be listed and regularly traded on the Nasdaq Capital Market. U.S. Holders are advised to consult their tax advisors as to whether the Ordinary Shares are considered marketable for these purposes.

If an effective mark-to-market election is made with respect to our Ordinary Shares, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over its adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of its adjusted tax basis of the Ordinary Shares held at the end of the taxable year over the fair market value of such Ordinary Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the Ordinary Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election generally cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our Ordinary Shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisor regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

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ENFORCEABILITY OF CIVIL LIABILITIES

Our Company is an exempted company incorporated with limited liability under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the U.S. federal courts.

All of our current operations are conducted outside of the United States and all of our current assets are located outside of the United States, with the majority of our operations and current assets being located in Singapore. All of the Directors and executive officers of our Company and the auditors of our Company reside outside the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or any such persons, or to enforce in the United States any judgment obtained in the U.S. courts against us or any of such persons, including judgments based upon the civil liability provisions of the U.S. securities laws or any U.S. state or territory.

We have appointed Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of the U.S. courts obtained against us or our Directors or executive officers that are predicated upon the civil liability provisions of the U.S. securities laws or any U.S. state; or (ii) entertain original actions brought in the Cayman Islands against us or our Directors or executive officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Singapore

There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore.

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In making a determination as to enforceability of a foreign judgment, the Singapore courts need to be satisfied that the foreign judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or if the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or if the enforcement thereof would be contrary to the public policy of Singapore, or if the judgment would conflict with earlier judgments from Singapore or earlier foreign judgments recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our Directors and officers. The Singapore courts do not allow the enforcement of foreign judgments which amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such determination has yet to be conclusively made by a Singapore court in a reported decision.

Malaysia

There is uncertainty as to whether the courts of Malaysia would (i) recognize or enforce judgments of United States courts obtained against us or our Directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Malaysia against us or our directors or officers predicated upon the securities laws of the United States.

In making a determination as to enforceability of a judgment of the courts of the United States, and subject to the Malaysian courts having jurisdiction over the judgment debtor, the Malaysian courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, an in personam foreign judgment that is final and conclusive (that is, in general, a judgment that makes a final determination of rights between the parties and cannot be re-opened or altered by the court that delivered it, or be overridden by another body not being an appellate or supervisory body, although it may be subject to an appeal), given by a competent court of law having jurisdiction over the parties subject to such judgment, and for a fixed and ascertainable sum of money, may be enforceable as a debt in the Malaysian courts under common law unless procured by fraud, or the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or the enforcement thereof would be contrary to fundamental public policy, or if the judgment would conflict with earlier judgment(s) from Malaysia or earlier foreign judgment(s) recognized in Malaysia, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws (save where any such component of the judgment can be duly severed from the rest of the judgment sought to be enforced). Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our Directors and officers. Malaysian courts would not recognize or enforce judgments against us, our Directors and officers to the extent that doing so would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by the Malaysian courts as being pursuant to foreign penal, revenue or other public laws. Such a determination has yet to be made by a Malaysian court in a reported decision.

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UNDERWRITING

We are offering our ordinary shares described in this prospectus through the underwriters named below. Maxim Group LLC, or Maxim, is acting as the sole representative of the underwriters. We plan to enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of ordinary shares listed next to its name in the following table.

Name	Number of shares
Maxim Group LLC
Total

The underwriting agreement provides that the underwriters must buy all of the Ordinary Shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares as described below.

Our Ordinary Shares are offered subject to a number of conditions, including:

●         receipt and acceptance of our ordinary shares by the underwriters; and

●         the underwriters’ right to reject orders in whole or in part.

We have been advised by Maxim that the underwriters intend to make a market in our Ordinary Shares but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Option to Purchase Additional Shares

We have granted the underwriters an option to buy up to an aggregate of 387,097 additional Ordinary Shares. The underwriters have 45 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional Ordinary Shares approximately in proportion to the amounts specified in the table above.

Discounts, Commission and Expenses

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.09 per share from the public offering price. The underwriters may offer the shares through one or more of their affiliates or selling agents. If all the shares are not sold at the public offering price, Maxim may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

The underwriting discount is equal to the public offering price per share, less the amount paid by the underwriters to us per share. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the Ordinary Shares to the underwriters at the offering price of $1.55 per share, which represents the public offering price of our shares set forth on the cover page of this prospectus less a 6.0% underwriting discount.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters and proceeds, before expenses, to us, assuming both no exercise and full exercise of the underwriters’ option to purchase up to          additional shares.

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	Per Share	Total without Over-Allotment Option	Total with Over-Allotment Option
Public offering price	US$	US$	US$
Underwriting discounts and commissions	US$	US$	US$
Proceeds to the Company before expenses	US$	US$	US$

We have agreed to pay Maxim’s out-of-pocket accountable expenses, including Maxim’s legal fees, up to a maximum amount of $125,000 and a maximum amount of $50,000 in the event that the Company terminates the offering and $25,000 in the event that Maxim terminates the offering. We have paid $10,000 to Maxim as an advance to be applied towards reasonable out-of-pocket expenses (which we refer to as the Advance). Any portion of the Advance shall be returned back to us to the extent not actually incurred.

We estimate that the total expenses of the offering payable by us, not including the underwriting discount, will be approximately $           fmillion. We have also agreed to reimburse the underwriters for certain expenses incurred by them.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Lock-Up Agreements

Each of our Directors, executive officers and holders of 5% or more of our outstanding ordinary shares as of the effective date of the registration statement related to this offering have agreed to a 6-month “lock-up” period from the closing of this offering with respect to the Ordinary Shares that they beneficially own. This means that, for a period of 6 months following the closing of the offering, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the Representative. We have also agreed, in the underwriting agreement, to similar restrictions on the issuance and sale of our securities for 6 months following the closing of this offering, subject to certain customary exceptions, without the prior written consent of the Representative.

The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Listing

Our Ordinary Shares are currently listed on the Nasdaq Capital Market under the symbol “OMH.”

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our securities during and after this offering, including:

●	stabilizing transactions;

●	short sales;

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●	purchases to cover positions created by short sales;

●	imposition of penalty bids; and

●	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Ordinary Shares while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our Ordinary Shares, which involve the sale by the underwriters of a greater number of Ordinary Shares than they are required to purchase in this offering and purchasing Ordinary Shares on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Ordinary Shares in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because Maxim has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result of these activities, the price of our Ordinary Shares may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor any of the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

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Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Selling Restrictions

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

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United Kingdom. Each underwriter has represented and agreed that:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

●	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

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Notice to Prospective Investors in the Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

Notice to Prospective Investors in Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

154

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$1,750
FINRA Filing Fee	$1,575
Legal Fees and Expenses	$225,000
Accounting Fees and Expenses	$30,000
Miscellaneous	$10,000
Total Expenses	$268,325

These expenses will be borne by us. Underwriting discounts and the non-accountable expense allowance will be borne by us in proportion to the numbers of Ordinary Shares sold in the offering.

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The validity of the Ordinary Shares offered hereby will be opined upon for us by Conyers Dill & Pearman. Ellenoff Grossman & Schole LLP is acting as U.S. securities counsel to Maxim Group LLC. Certain legal matters as to Singapore law will be passed upon by Rajah & Tann Singapore LLP for the Company. Certain legal matters as to Malaysia law will be passed upon by Christopher & Lee Ong for the Company. Ortoli Rosenstadt LLP may rely upon Conyers Dill & Pearman with respect to matters governed by the law of the Cayman Islands.

EXPERTS

The financial statements as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022 and 2021 included in this prospectus have been audited by WWC, P. C., an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements). Such financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing. The office of WWC, P. C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

155

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

156

OHMYHOME LIMITED

SIMPLY SAKAL PTE. LTD.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of
Ohmyhome Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ohmyhome Limited and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2022, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows in each of the years for the three-year ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2022, and the results of its operations and its cash flows for each of the years in the three-year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

WWC, P.C.

Certified Public Accountants

F-2

PCAOB ID No. 1171

We have served as the Company’s auditor since 2022.

San Mateo, California

April 27, 2023

F-3

OHMYHOME LIMITED

CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD
ASSETS
Current assets
Cash and cash equivalents	1,220,931	301,433	224,883
Accounts receivable, net	133,394	243,716	181,823
Prepayments	61,814	51,774	38,626
Amount due from a shareholder	870,728	-	-
Other current assets, net	4,287	6,613	4,934
Total current assets	2,291,154	603,536	450,266

Property and equipment, net	49,987	35,362	26,382

Non-current assets
Deposits	75,622	98,719	73,649
Deferred initial public offering (“IPO”) costs	-	676,321	504,567
Operating lease right-of-use assets	77,790	754,852	563,154
Total non-current assets	153,412	1,529,892	1,141,370

Total assets	2,494,553	2,168,790	1,618,018

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	97,488	67,730	50,530
Contract liabilities	78,340	194,300	144,957
Accrued liabilities and other payables	217,298	229,195	170,990
Bank loans, current portion	299,543	305,965	228,264
Amount due to a shareholder	-	2,290,044	1,708,478
Operating lease obligation	79,140	319,255	238,179
Taxes payable	67,347	25,101	18,726
Total current liabilities	839,156	3,431,590	2,560,124

Non-current liabilities:
Bank loans, non-current portion	790,620	475,737	354,922
Operating lease obligation, non-current	-	444,571	331,670
Total non-current liabilities	790,620	920,308	686,592

Total liabilities	1,629,776	4,351,898	3,246,716

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary Shares, US$0.001 par value, 500,000,000 shares authorized, 16,250,000 shares issued and outstanding as of December 31, 2021 and 2022, respectively	21,970	21,970	16,250
Additional paid-in capital	11,292,123	11,292,123	8,424,584
Accumulated other comprehensive income	9,997	36,153	26,972
Accumulated deficit	(10,078,513)	(13,131,513)	(9,796,712)
Total OHMYHOME LIMITED shareholders’ equity	1,245,577	(1,781,267)	(1,328,906)

Non-controlling interests	(380,800)	(401,841)	(299,792)
Total shareholders’ equity	864,777	(2,183,108)	(1,628,698)
Total liabilities and shareholders’ equity	2,494,553	2,168,790	1,618,018

The accompanying notes are an integral part of these consolidated financial statements

F-4

OHMYHOME LIMITD

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the year ended December 31,
	2020	2021	2022	2022
	SGD	SGD	SGD	USD

Operating revenues
- Brokerage services
Independent Third Parties	2,875,529	3,475,750	3,069,160	2,289,734
Related Parties	25,950	255,836	2,900	2,164
	2,901,479	3,731,586	3,072,060	2,291,898

- Emerging and other services
Independent Third Parties	437,195	650,097	970,376	723,944
Related Parties	-	-	2,983,156	2,225,572
	437,195	650,097	3,953,532	2,949,516

Total operating revenues	3,338,674	4,381,683	7,025,592	5,241,414

Cost of revenues
- Brokerage services	(1,718,012)	(1,605,602)	(1,383,488)	(1,032,146)
- Emerging and other services	(249,109)	(390,020)	(3,325,190)	(2,480,745)
Total cost of revenues	(1,967,121)	(1,995,622)	(4,708,678)	(3,512,891)

Gross profit	1,371,553	2,386,061	2,316,914	1,728,523

Operating expenses
Technology and development expenses	(1,539,651)	(1,449,065)	(1,767,730)	(1,318,808)
Selling and marketing expenses	(1,183,380)	(1,717,470)	(1,926,003)	(1,436,887)
General and administrative expenses	(1,291,238)	(1,563,599)	(1,854,521)	(1,383,558)
Total operating expenses	(4,014,269)	(4,730,134)	(5,548,254)	(4,139,253)

Loss from operations	(2,642,716)	(2,344,073)	(3,231,340)	(2,410,730)

Other income (expense):
Interest income	7,620	10,262	3,985	2,973
Interest expense	(30,364)	(49,926)	(39,152)	(29,209)
Government grants	565,979	492,404	248,067	185,069
Foreign exchange loss	(5,313)	(3,065)	(55,626)	(41,500)
Other income, net	7,035	1,123	25	19

Total other income, net	544,957	450,798	157,299	117,352

LOSS BEFORE INCOME TAXES	(2,097,759)	(1,893,275)	(3,074,041)	(2,293,378)
Income tax expense	-	-	-	-

NET LOSS	(2,097,759)	(1,893,275)	(3,074,041)	(2,293,378)

Less: Net loss attributable to non-controlling interest	(160,682)	(68,467)	(21,041)	(15,698)
Net loss attributable to OHMYHOMELTD	(1,937,077)	(1,824,808)	(3,053,000)	(2,277,680)

NET LOSS	(2,097,759)	(1,893,275)	(3,074,041)	(2,293,378)
OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	3,854	5,880	26,156	19,514
TOTAL COMPREHENSIVE LOSS	(2,093,905)	(1,887,395)	(3,047,885)	(2,273,864)
Less: Comprehensive loss attributable to non-controlling interests	(160,682)	(68,467)	(21,041)	(15,698)
COMPREHENSIVE LOSS ATTRIBUTABLE TO OHMYHOME LIMITED	(1,933,223)	(1,818,928)	(3,026,844)	(2,258,166)
Weighted average number of ordinary shares:
Basic and diluted	16,250,000	16,250,000	16,250,000	16,250,000
LOSS PER SHARE – BASIC AND DILUTED	(0.13)	(0.12)	(0.19)	(0.14)

The accompanying notes are an integral part of these consolidated financial statements

F-5

OHMYHOME LIMITD

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares		Additional paid-in	Accumulated other comprehensive	Accumulated	Non-controlling	Total shareholders’
	No. of shares	Amount	capital	income	deficit	Interests	equity
		SGD	SGD	SGD	SGD	SGD	SGD

Balance, January 1, 2020	16,250,000	21,970	6,082,123	263	(6,316,628)	(151,651)	(363,923)

Conversion of convertible loans	-	-	500,000	-	-	-	500,000
Net loss	-	-	-	-	(1,937,077)	(160,682)	(2,097,759)
Foreign currency translation adjustment	-	-	-	3,854	-	-	3,854

Balance, December 31, 2020	16,250,000	21,970	6,582,123	4,117	(8,253,705)	(312,333)	(1,957,828)

Issuance of common shares for cash	-	-	4,710,000	-	-	-	4,710,000
Net loss	-	-	-	-	(1,824,808)	(68,467)	(1,893,275)
Foreign currency translation adjustment	-	-	-	5,880	-	-	5,880

Balance, December 31, 2021	16,250,000	21,970	11,292,123	9,997	(10,078,513)	(380,800)	864,777

Net loss	-	-	-	-	(3,053,000)	(21,041)	(3,074,041)
Foreign currency translation adjustment	-	-	-	26,156	-	-	26,156

Balance, December 31, 2022	16,250,000	21,970	11,292,123	36,153	(13,131,513)	(401,841)	(2,183,108)

Balance, December 31, 2022 (USD)	16,250,000	16,250	8,424,584	26,972	(9,796,712)	(299,792)	(1,628,698)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

OHMYHOME LIMITD

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2020	For the year ended December 31, 2021	For the year ended December 31, 2022	For the year ended December 31, 2022
	SGD	SGD	SGD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(2,097,759)	(1,893,275)	(3,074,041)	(2,293,378)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	74,780	12,886	29,952	22,345
Amortization of operating lease right-of-use assets	254,838	226,300	293,461	218,936
Provision for doubtful accounts	3,712	23,210	16,683	12,446
Changes in assets and liabilities:
Accounts receivable	163,862	99,310	(127,005)	(94,749)
Prepayments	37,368	(50,898)	10,040	7,490
Other current assets, net	(24,451)	24,671	(2,326)	(1,735)
Deposits	12,631	31,948	(23,097)	(17,231)
Accounts payable	269,592	(255,390)	(29,758)	(22,201)
Contract liabilities	6,016	70,346	115,960	86,511
Accrued liabilities and other payables	(48,935)	130,531	11,897	(54,159)
Other taxes payable	(6,468)	16,574	(42,246)	31,518
Operating lease obligation	(244,013)	(248,277)	(285,837)	(213,248)
NET CASH USED IN OPERATING ACTIVITIES	(1,598,827)	(1,812,064)	(3,106,317)	(2,317,455)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(23,737)	(42,308)	(15,327)	(11,434)
Amount loans to a shareholder	-	(870,728)	-	-
Loan repayment by a shareholder	-	-	870,728	649,603

NET CASH USED IN INVESTING ACTIVITIES	(23,737)	(913,036)	855,401	638,169

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common shares issued for cash	-	4,710,000	-	-
Amounts lend from a shareholder	30,296	-	2,290,044	1,708,478
Repayment of due to a shareholder	-	(636,898)	-	-
Proceeds from the bank loans	1,500,000	-	-	-
Repayment of bank loans	(110,294)	(299,543)	(308,461)	(230,126)
Deferred IPO costs	-	-	(676,321)	(504,567)
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,420,002	3,773,559	1,305,262	973,785

Foreign currency effect	3,854	5,880	26,156	19,514

NET CHANGE IN CASH AND CASH EQUIVALENTS	(198,708)	1,054,339	(919,498)	(685,987)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	365,300	166,592	1,220,931	910,870

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT PERIOD END	166,592	1,220,931	301,433	224,883

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for:
Income tax paid	-	-	-	-
Interest expense	30,364	49,926	39,152	29,209
Initial recognition of beneficial conversion feature from issuance of convertible loans	500,000	-	-	-

The accompanying notes are an integral part of these consolidated financial statements.

F-7

OHMYHOME LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of business and organization

Ohmyhome Limited (the “Company”) is a holding company incorporated on July 19, 2022, under the laws of the Cayman Islands. The Company has no substantial operations other than holding all of the outstanding share capital of Ohmyhome (BVI) Limited (“Ohmyhome BVI”) established under the laws of the British Virgin Islands (“BVI”) on July 27, 2022. Ohmyhome BVI has no substantial operations other than holding all of the equity interest of Ohmyhome Pte. Ltd. (“Ohmyhome (S)”), a Singapore company incorporated on June 12, 2015.

The Company, through its wholly-owned subsidiary, Ohmyhome (S), and its subsidiaries, provides end-to-end property solutions and services for its customers such as brokerage services and emerging and other services, such as home renovation and furnishing services, listing and research, mortgage referral, legal services and insurance referral services.

On November 30, 2022, the Company completed a reorganization of Ohmyhome (S) under common control of its then existing shareholders, who collectively owned all the equity interests of Ohmyhome (S) prior to the reorganization. Prior to the re-organization, Ohmyhome (S) was directly owned and controlled by Anthill and the Other Existing Shareholders with 57.79% and 42.21% beneficial ownership interest, respectively. As a result of certain share swaps and related issuances by and among, Anthill and Other Existing Shareholders, the Company, Ohmyhome (BVI) Limited, and Ohmyhome (S) whereby Ohmyhome (S) ultimately became a wholly-owned subsidiary of Ohmyhome (BVI) Limited, and Ohmyhome (BVI) Limited became a wholly owned subsidiary of the Company, and Anthill and the Other Existing Shareholders became the beneficial owners of the Company with percentage ownerships of 57.79% and 42.21%. The Company has accounted for these re-organizations as a transfer of assets between entities under common control in accordance with ASC 805-50-50-3 to 4 because the economic interests of Anthill and the Other Existing Shareholders remained the same immediately before and immediately after the re-organization, as such, the accompanying financial statements include the results of operations of Ohmyhome (S) for two operating periods in accordance with guidance set forth in ASC 805-50-45-2 to 5. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership %	Principal of activity
Ohmyhome (BVI) Limited	● A BVI company ● Incorporated on July 27, 2022	100% owned by the Company	Investment holding

Ohmyhome (S)	● A Singapore company ● Incorporated on June 12, 2015	100% owned by Ohmyhome BVI	Principally engaged in the provision of a one-stop-shop property platform for its customers

Ohmyhome Renovation Pte. Ltd.	● A Singapore company ● Incorporated on March 5, 2020	100% owned by Ohmyhome (S)	Principally engaged in design and build, project management for interior decoration projects for residential and commercial units

Ohmyhome Insurance Pte. Ltd.	● A Singapore company ● Incorporated on March 5, 2020	100% owned by Ohmyhome (S)	Dormant

Cora.Pro Pte. Ltd.	● A Singapore company ● Incorporated on May 31, 2020	100% owned by Ohmyhome (S)	Principally engaged in distributing technology platform product for property management firms and developers to facilitate communication, facility booking, fee and tax payments.

Ganze Pte. Ltd.	● A Singapore company ● Incorporated on December 7, 2021	100% owned by Ohmyhome (S)	Principally engaged in interior decoration projects of high-end residential and commercial units

Ohmyhome Sdn. Bhd. (“Ohmyhome (M)”)	● A Malaysia company ● Incorporated on January 17, 2019	49% owned by Ohmyhome (S)	Principally engaged in the provision of a one-stop-shop property platform for its customers in Malaysia

Ohmyhome Realtors Sdn. Bhd.	● A Malaysia company ● Incorporated on January 17, 2019	49% owned by Ohmyhome (M)*	Principally engaged in the provision of brokerage service for its customers

*	Where less than 50% of the equity of an investee is held, the Company (through its subsidiaries) holds significantly more voting rights than any other vote holder or organized company of vote holders. An assessment has been made, taking into account all the factors relevant to the relationship with the investee, to ascertain control has been established and the investee should be consolidated as a subsidiary of the Company.

F-8

Note 2 – Liquidity

In assessing the Company’s liquidity, the Company monitors and evaluates its cash and cash equivalent and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations.

Cash flow from operations and capital contributions and loans from shareholders have been utilized to finance the working capital requirements of the Company. As of December 31, 2022, the Company has negative cash flow from operating activities of S$3,106,317 (US$2,317,455). The Company’s working capital was negative S$2,828,054 (US$2,109,858) as of December 31, 2022. And the Company had S$301,433 (US$224,883) in cash and cash equivalents, which is unrestricted as to withdrawal and use as of December 31, 2022. On March 23, 2023, the Company completed its initial public offering. In this offering, the Company issued 2,800,000 Ordinary Shares at a price of US$4.00 per share. The Company received gross proceeds in the amount of US$11.2 million before deducting any underwriting discounts or expenses. In view of these circumstances, the management of the Company has given consideration to the future liquidity and performance of the Company and its available sources of finance in assessing whether the Company will have sufficient financial resources to continue as a going concern.

To sustain its ability to support the Company’s operating activities, the Company considered supplementing its sources of funding through the following:

●	cash and cash equivalents generated from operations;
●	other available sources of financing from Singapore and Malaysia banks and other financial institutions;
●	financial support from the Company’s related parties and shareholders; and
●	obtaining funds through a future public offering.

Management has commenced a strategy to raise debt and equity. However, there can be no certainty that these additional financings will be available on acceptable terms or at all. If management is unable to execute this plan, there would likely be a material adverse effect on the Company’s business.

Based on the above considerations, management believes that the Company has sufficient funds to meet its operating and capital expenditure needs and obligations in the next 12 months. However, there is no assurance that the Company will be successful in implementing the foregoing plans or additional financing will be available to the Company on commercially reasonable terms. There are a number of factors that could potentially arise that could undermine the Company’s plans such as (i) client’s business and areas of operations in Singapore and Malaysia, (ii) changes in the demand for the Company’s services, (iii) government policies, and (iv) economic conditions in Singapore, Malaysia and worldwide. The Company’s inability to secure needed financing when required may require material changes to the Company’s business plan and could have a material impact on the Company’s financial conditions and result of operations.

F-9

Note 3 – Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of Directors, or to cast a majority of votes at the meeting of Directors.

Non-controlling interest represents the portion of the net assets of a subsidiary attributable to interests that are not owned by the Company. The non-controlling interest is presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Non-controlling interest’s operating result is presented on the face of the consolidated statements of income and comprehensive loss as an allocation of the total loss for the year between non-controlling shareholders and the shareholders of the Company.

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but not limited to, impairment of long-lived assets, deferred taxes and uncertain tax position, and allowance for doubtful accounts and revenue recognition. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

Risks and uncertainties

The main operations of the Company are in Singapore. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in Singapore, as well as by the general state of the economy in Singapore. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in Singapore. The Company believes that it is following existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

Foreign currency translation and transaction

The accompanying consolidated financial statements are presented in the Singapore Dollars (“SGD” or “S$”), which is the reporting currency of the Company. The functional currency of the Company and its subsidiary in the British Virgin Islands is United States Dollars (“USD” or “US$”), its other subsidiaries which are incorporated in Singapore and Malaysia are SGD and Malaysia ringgit (“RM”), respectively, which are their respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

F-10

In the consolidated financial statements, the financial information of the Company and other entities located outside of Singapore has been translated into SGD. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	December 31, 2021	December 31, 2022
Year-end spot rate	SGD1.00 = RM3.0968	SGD1.00 = RM3.2860
Average rate	SGD1.00 = RM3.0817	SGD1.00 = RM3.1917

Year-end spot rate	SGD1.00 = USD0.7396	SGD1.00 = USD0.7460
Average rate	SGD1.00 = USD0.7442	SGD1.00 = USD0.7241

Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows from SGD into USD as of December 31, 2022 are solely for the convenience of the readers and are calculated at the rate of SGD1.00 = USD0.7460, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 30, 2022. No representation is made that the SGD amounts could have been, or could be, converted, realized or settled into USD at such rate, or at any other rate.

Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. Cash and cash equivalents also consist of funds earned from the Company’s operating revenues which were held at third party platform fund accounts which are unrestricted as to immediate use or withdrawal. The Company maintains most of its bank accounts in Singapore and Malaysia.

Accounts receivable and allowance for doubtful accounts

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after 90 days. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of December 31, 2021 and 2022, the Company made S$23,210 and S$9,102 (US$6,791) allowance for doubtful accounts for accounts receivable, respectively.

Prepayments

Prepayments are mainly payments made to vendors or services providers for future services that have not been provided and prepaid rent. These amounts are refundable and bear no interest. Management reviews its prepayments on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of December 31, 2021 and 2022, no allowance was deemed necessary.

F-11

Deferred IPO costs

Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, the SEC filing and print related costs. As of December 31, 2022, the Company did not conclude its IPO. As of December 31, 2020, 2021, and 2022, the accumulated deferred IPO cost was Nil, Nil and S$676,321 (US$504,567), respectively.

Deposits

Deposits are mainly for rent, utilities and money deposited with certain vendors. These amounts are refundable and bear no interest. The short-term deposits usually have a one-year term and are refundable upon contract termination. The long-term deposits are refunded from suppliers when terms and conditions set forth in the agreements have been satisfied.

Other current assets, net

Other current assets, net, primarily consists of other receivables from third parties. These other receivables are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Expected useful lives
Leasehold improvements	lesser of lease term or expected useful life
Office furniture and fittings	3 years
Office equipment	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. We assess the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, we would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2021 and 2022, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

F-12

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

Effective January 1, 2020, the Company adopted ASC Topic 606, Revenue from Contracts with Customers, which replaced ASC Topic 605, using the modified retrospective method of adoption. Results for reporting periods beginning after January 1, 2020 are presented under ASC Topic 606 while prior period amounts are not adjusted and continue to be presented under the Company’s historic accounting under ASC Topic 605. The Company’s accounting for revenue remains substantially unchanged. There were no cumulative effect adjustments for service contracts in place prior to January 1, 2020. The effect from the adoption of ASC Topic 606 was not material to the Company’s consolidated financial statements.

The five-step model defined by ASC Topic 606 requires the Company to:

(1) identify its contracts with customers;

(2) identify its performance obligations under those contracts;

(3) determine the transaction prices of those contracts;

(4) allocate the transaction prices to its performance obligations in those contracts; and

(5) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised services are transferred to the client in an amount that reflects the consideration expected in exchange for those services.

The Company enters into service agreements with its customers that outline the rights, responsibilities, and obligations of each party. The agreements also identify the scope of services, service fees, and payment terms. Agreements are acknowledged and signed by both parties. All the contracts have commercial substance, and it is probable that the Company will collect considerations from its customers for service components.

The Company has utilized the allowable practical expedient in the accounting guidance and elected not to capitalize costs related to obtaining contracts with customers with durations of less than one year. We do not have significant remaining performance obligations.

The Company derives its revenues from two sources: (1) revenue from brokerage services, and (2) revenue from emerging and other services.

1)	Brokerage services

The Company earns brokerage services revenue from provision of brokerage and documentation services for buying, selling, and leasing and renting properties. The Company recognizes commission-based brokerage revenue upon closing of a brokerage transaction and concurrently issues invoice. The transaction price is generally calculated by taking the agreed upon commission rate and applying that to the home’s selling price. Brokerage revenue primarily contains a single performance obligation that is satisfied upon the closing of a transaction, at which point the entire transaction price is earned. We are not entitled to any commission until the performance obligation is satisfied and are not owed any commission for unsuccessful transactions, even if services have been provided. The Company is considered to be the principal agent as it has the right to determine the service price and to define the service performance obligations, it has control over services provided and it is fully responsible for fulfilling the agency services pursuant to the housing agency service contracts it signed with the housing customers. Accordingly, the Company accounts for the commissions from these agency service contracts on a gross basis, with any commissions paid to other brokerage firms recorded as a cost of revenue. Typical payment terms set forth in the invoice is within 30 days.

F-13

2)	Emerging and other services

The Company generates revenues from emerging and other services such as financial services and home renovation and furnishing services. Service fees for emerging and other services are generally recognized as revenues when services are provided.

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. For certain services, customers are required to pay before the services are delivered. The Company recognizes a contract asset or a contract liability in the consolidated balance sheets, depending on the relationship between the Group’s performance and the customer’s payment.

The Company classifies its right to consideration in exchange for services transferred to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional as compared to a contract asset which is a right to consideration that is conditional upon factors other than the passage of time. The Company recognizes accounts receivable in its consolidated balance sheets when it performs a service in advance of receiving consideration and if it has the unconditional right to receive consideration. The Company did not have any capitalized contract cost as of December 31, 2021 and 2022.

Contract liabilities are recognized if the Company receives consideration in advance of performance, which is mainly in relation to emerging and other services. The Company expects to recognize a significant majority of this balance as revenue over the next 12 months, and the remainder thereafter. As of December 31, 2021 and 2022, the contract liabilities of the Company amounted to S$78,340 and S$194,300 (US$144,957), respectively.

Cost of revenue

Cost of revenue consists primarily of personnel costs (including base pay and benefits), commission fee, property listing fee, referral fee and subcontracting cost.

Advertising expenditures

Advertising expenditures are expensed as incurred and such expenses were minimal for the periods presented. Advertising expenditures have been included as part of selling and marketing expenses. For the years ended December 31, 2020, 2021 and 2022, the advertising expense amounted to S$769,904, S$845,793 and S$1,037,772 (US$774,226), respectively.

Technology and development

Technology and development expenses primarily include personnel costs (including base pay, bonuses, and benefits), platform development, and maintaining and improving our website and mobile application development costs. We expense research and development costs as incurred and record them in technology and development expenses.

F-14

Selling and marketing expenses

Selling and marketing expenses mainly consist of promotion and marketing expenses, media expenses for online and traditional advertising, as well as labor costs. For the years ended December 31, 2020, 2021 and 2022, the Company’s selling and marketing expenses were S$1,183,380, S$1,717,470 and S$1,926,003 (US$1,436,887), respectively.

Employee compensation

Singapore

(1)	Defined contribution plan

The Company participates in the national pension schemes as defined by the laws of Singapore’s jurisdictions in which it has operations. Contributions to defined contribution pension schemes are recognized as an expense in the period in which the related service is performed.

(2)	Employees leave entitlement

Employee entitlements to annual leave are recognized as a liability when they are accrued to the employees. The undiscounted liability for leave expected to be settled wholly within the reporting period.

Malaysia

The employees of the Company are entitled to the government mandated defined contribution plan. The Company is required to accrue and pay for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant government regulations, and make cash contributions to the government mandated defined contribution plan.

Government Grant

Government grants as compensation for expenses already incurred or for the purpose of giving immediate financial support to the Company during the COVID-19 pandemic. The government evaluates the Company’s eligibility for the grants on a consistent basis, and then makes the payment. Therefore, there are no restrictions on the grants.

Government grants are recognized when received and all the conditions for their receipt have been met and are recorded as part of Other Income. The grants received were S$565,979, S$492,404 and S$248,067 (US$185,069) for the years ended December 31, 2020, 2021 and 2022, respectively from the Singapore Government.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments. Management has determined that the Company operates in a single segment because there is only one Chief Operating Decision Maker (“CODM”) for the Company who sits the Company’s Chief Executive Officer. Operating and financial metrics are applied to the entire Company as a whole because there is only one segment. In the event that the Company determines that there is more than one segment, the Company will disclose how it has determined there is more than one segment and disclose the relevant metrics for measurement of performance.

Leases

The Company adopted ASC 842 on January 1, 2019. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

F-15

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax for the years ended December 31, 2020, 2021 and 2022. The Company had no uncertain tax positions for the years ended December 31, 2020, 2021 and 2022. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Comprehensive loss

Comprehensive loss consists of two components, net loss and other comprehensive loss. Other comprehensive loss refers to revenues, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net loss. Other comprehensive loss consists of a foreign currency translation adjustment resulting from the Company not using the United States dollar as its functional currencies.

Loss per share

The Company computes loss per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net loss divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2020, 2021 and 2022, there were no dilutive shares.

F-16

Convertible notes

The Company evaluates its convertible notes to determine if those contracts or embedded components of those contracts qualify as derivatives. The result of this accounting treatment is that the fair value of the embedded derivative is recorded at fair value each reporting period and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt.

Related party transactions

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Concentration of Risks

Concentration of credit risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents and account receivable. The Company places its cash and cash equivalents with financial institutions with high credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service customers. The Company conducts credit evaluations of customers, and generally does not require collateral or other security from its customers. The Company established an allowance for doubtful accounts primarily based upon the factors surrounding the credit risk of specific customers.

Concentration of customers

None of the customers consisted of more than 10% of accounts receivable as of December 31, 2021. As of December 31, 2022, two customers, one is a provider of general insurance and another is a property consultancy firm, accounted for 10.0% and 25.8% of the accounts receivable respectively.

None of the customers contributed more than 10% of revenue for the years ended December 31, 2020 and 2021.

For the year ended December 31, 2022, one major customer, Mr. Loh Kim Kang David, a shareholder and the Chairman of the board of Directors accounted for 42.4% of the Company’s total revenue. Details will be disclosed in Note 9.

Concentration of vendors

As of December 31, 2021, one vendor, who is providing construction and development services, accounted for 15.4% of the account payable. As of December 31, 2022, two vendors, both providing construction and development services, accounted for 22.1% and 10.4% of the Company’s account payables respectively.

For the year ended December 31, 2020, one vendor, who is a provider of trustee service for Singapore Real Estate Investment Trusts (“REITs”), accounted for 18.7% of the Company’s total purchases.

For the year ended December 31, 2021, one vendor, who is a reputable global internet company focusing on search engine technology, on-line advertising, and other computing technologies, accounted for 31.2% of the Company’s total purchases.

For the year ended December 31, 2022, three vendors accounted for 17.0%, 15.4% and 12.8% of total purchases. Two vendors are providing construction and development services, and one of them is providing search engines, on-line advertising and other computing services.

F-17

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will be effective January 1, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, which clarified that receivables from operating leases are not within the scope of Topic 326 and instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842. On May 15, 2019, the FASB issued ASU 2019-05, which provides transition relief for entities adopting the Board’s credit losses standard, ASU 2016-13. Specifically, ASU 2019-05 amends ASU 2016-13 to allow companies to irrevocably elect, upon adoption of ASU 2016-13, the fair value option for financial instruments that (1) were previously recorded at amortized cost and (2) are within the scope of the credit losses guidance in ASC 326-20, (3) are eligible for the fair value option under ASC 825-10, and (4) are not held-to-maturity debt securities. For entities that have adopted ASU 2016-13, the amendments in ASU 2019-05 are effective for fiscal years beginning after December 15, 2019, including interim periods therein. An entity may early adopt the ASU in any interim period after its issuance if the entity has adopted ASU 2016-13. For all other entities, the effective date will be the same as the effective date of ASU 2016-13. In November 2019, the FASB issued ASU 2019-11, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses.” ASU 2019-11 is an accounting pronouncement that amends ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The ASU 2019-11 amendment provides clarity and improves the codification to ASU 2016-03. The pronouncement would be effective concurrently with the adoption of ASU 2016-03. The pronouncement is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. In February 2020, the FASB issued ASU No. 2020-02, which provides clarifying guidance and minor updates to ASU No. 2016-13 – Financial Instruments – Credit Loss (Topic 326) (“ASU 2016-13”) and related to ASU No. 2016-02 - Leases (Topic 842). ASU 2020-02 amends the effective date of ASU 2016-13, such that ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

On December 18, 2019, the FASB issued ASU No. 2019-12, Income taxes (Topic 740), Simplifying the Accounting for Income Taxes. This guidance amends ASC Topic 740 and addresses several aspects including 1) evaluation of step-up tax basis of goodwill when there is not a business combination, 2) policy election to not allocate consolidated taxes on a separate entity basis to entities not subject to income tax, 3) accounting for tax law changes or rates during interim periods, 4) ownership changes from equity method investment to subsidiary or vice versa, 5) elimination of exception to intrapetrous allocation when there is gain in discontinued operations and a loss from continuing operations, and 6) treatment of franchise taxes that are partially based on income. The amendments in this Update are effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is evaluating the impact of this guidance on its consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables—Nonrefundable Fees and Other Costs”. The amendments in this Update represent changes to clarify the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. All entities should apply the amendments in this Update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The Company is currently evaluating the impact of this new standard on the Company’s consolidated financial statements and related disclosures.

F-18

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022.The amendments in this Update should be applied retrospectively. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows.

Note 4 - Revenues

Effective January 1, 2019, the Company adopted ASC Topic 606, Revenue from Contracts with Customers, which replaced ASC Topic 605, using the modified retrospective method of adoption. Results for reporting periods beginning after January 1, 2019 are presented under ASC Topic 606 while prior period amounts are not adjusted and continue to be presented under the Company’s historic accounting under ASC Topic 605. The Company’s accounting for revenues remains substantially unchanged. There were no cumulative effect adjustments made to the contracts in place prior to January 1, 2019. The effect from the adoption of ASC Topic 606 was not material to the Company’s consolidated financial statements.

Revenues are recognized when control of the promised services and deliverables are transferred to the Company’s Customers in an amount that reflects the consideration to which the Company expects to be entitled to and receive in exchange for services and deliverables rendered.

The following table presents the Company’s revenues disaggregated by service lines for the years ended December 31, 2020, 2021 and 2022:

	For the years ended December 31,
	2020	2021	2022
	SGD	SGD	SGD	USD
Brokerage services
Independent Third Parties	2,875,529	3,475,750	3,069,160	2,289,734
Related Parties	25,950	255,836	2,900	2,164
	2,901,479	3,731,586	3,072,060	2,291,898
Emerging and other services
Independent Third Parties	437,195	650,097	970,376	723,944
Related Parties	-	-	2,983,156	2,225,572
	437,195	650,097	3,953,532	2,949,516

Total revenues	3,338,674	4,381,683	7,025,592	5,241,414

The Company elected to utilize practical expedients to exclude from this disclosure the remaining performance obligations that have an original expected duration of one year or less.

F-19

Note 5 – Accounts receivable, net

Accounts receivable, net consist of the following:

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD
Accounts receivable	156,604	252,818	188,614
Less: Allowance for doubtful accounts	(23,210)	(9,102)	(6,791)
Total accounts receivable, net	133,394	243,716	181,823

Movements of allowance for doubtful accounts are as follows:

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD

Allowance for doubtful accounts, beginning balance	3,712	23,210	17,316
Addition	23,210	16,683	12,446
Write-off / recovery	(3,712)	(30,791)	(22,971)
Allowance for doubtful accounts, ending balance	23,210	9,102	6,791

As of the end of each of the financial year, the aging analysis of accounts receivable, net of allowance for doubtful accounts, based on the invoice date is as follows:

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD
Within 30 days	63,640	127,415	95,057
Between 31 and 60 days	23,663	42,445	31,666
Between 61 and 90 days	14,145	59,960	44,733
More than 90 days	31,946	13,896	10,367
Total accounts receivable, net	133,394	243,716	181,823

During the year ended December 31, 2022, the sum of S$26,410 had been subsequently collected from the total outstanding balance of S$31,946 that had been outstanding for over 90 days as of December 31, 2021. The Company recognized additional allowance for bad debt in the amount of S$16,683 (US$12,446) during the year ended December 31, 2022. Management assessed that a portion of the balance was still recoverable given the ongoing business relationship with the client; however, the time of recovery is expected to be greater than one operating period.

F-20

Note 6 – Property and equipment, net

Property, plant and equipment, net consist of the following:

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD
At cost:
Office furniture and fittings	149,929	150,000	111,907
Office Equipment	135,885	151,141	112,758
Leasehold improvements	9,732	9,732	7,261
Total	295,546	310,873	231,926
Accumulated depreciation	(245,559)	(275,511)	(205,544)
Property and equipment, net	49,987	35,362	26,382

Depreciation expenses for the years ended December 31, 2020, 2021 and 2022 amounted to S$74,780, S$12,886 and S$29,952 (US$22,345) respectively.

No impairment loss had been recognized for the years ended December 31, 2020, 2021 and 2022, respectively.

F-21

Note 7 – Bank loans

Outstanding balances of bank loans consist of the following:

Bank Name	Drawn/ Maturities	Interest Rate	Collateral/Guarantee	December 31, 2021 SGD	December 31, 2022 SGD	December 31, 2022 USD
CIMB Bank Berhad, Singapore Branch	August 2020 /August 2023	3.00%	Guaranteed by Ms. Rhonda Wong, Chief Executive Officer and Director of the Company and Ms. Race Wong, Chief Operating Officer and Director of the Company	56,663	23,005	17,163
DBS Bank Ltd.	June 2020 /June 2025	3.00%	Guaranteed by Ms. Rhonda Wong, Chief Executive Officer and Director of the Company and Anthill, major shareholder of the Company	715,566	518,715	386,985
Maybank Singapore Limited	November 2020/November 2025	2.75%	Guaranteed by Ms. Rhonda Wong, Chief Executive Officer and Director of the Company and Ms. Race Wong, Chief Operating Officer and Director of the Company	317,934	239,982	179,038
Total				1,090,163	781,702	583,186
Bank loans, current portion				299,543	305,965	228,264
Bank loans, non-current portion				790,620	475,737	354,922

Interest expense for the years ended December 31, 2020, 2021 and 2022 amounted to S$16,627, S$36,696 and S$32,127 (US$23,968) respectively.

The maturities schedule is as follows:

Twelve months ending December 31,

	SGD	USD

2023	305,965	228,264
2024	291,360	217,368
2025	184,377	137,554
Total	781,702	583,186

F-22

Note 8 – Accrued liabilities and other payables

The components of accrued expenses and other payables are as follows:

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD

Accrued payroll and welfare	68,087	73,110	54,543
Accrued expenses*	66,606	13,400	9,997
Other tax payable**	67,347	25,101	18,726
Other payable***	82,605	142,685	106,450
Total accrued liabilities and other payables	284,645	254,296	189,716

*	Accrued expenses mainly consist of accrual of professional service fees and cost incurred yet to bill.

**	Mainly refers to Goods and Services Tax (“GST”) payable. Sales revenue and purchase expense represent the invoiced value of goods, net of GST. The sales of the Company’s products and services are subject to a GST on the gross sales price. The Company is subject to GST at the prevailing rate in Singapore (currently 7%) and is exempted Sales and Service Tax from Malaysia. The GST will be offset by GST paid by the Company on purchase of renovation materials and other products, or services included in the cost of providing services and other expenses.

***	Other payable mainly consists of payable for other services and utilities expenses.

Note 9 – Related party balances and transactions

Nature of relationships with related parties

Related parties	Relationship
Ms. Rhonda Wong	Shareholder, Director, Chief Executive Officer
Vienna Management Ltd	Shareholder, wholly-owned by the Chairman of the board of Directors
Termbasu Holding Pte Ltd	Owned by the Chairman of the board of Directors
Mr. Loh Kim Kang David (“Mr. Loh”)	Shareholder, the Chairman of the board of Directors

F-23

Related party balances

Transaction nature	Name	2021		2022		2022
		SGD		SGD		USD
Amount due to	Vienna Management Ltd	-		2,290,044	ii	1,708,478

Amount due from	Vienna Management Ltd	870,728	[i]	-		-

Contract liability	Mr. Loh	-		103,908	iii	77,520

[i]	The Company had an unsecured, interest-free loan to Vienna Management Ltd amounting to S$870,728 in December 2021. As of December 31, 2021 and 2022, the loan balance due from Vienna Management Ltd amounted to S$870,728 and nil respectively. The amounts were wholly settled in cash in February 2022.

ii	On May 1, 2019 and December 1, 2022 the Company entered into two separated interest-free loan facility agreements with Vienna Management Ltd, one of the Company’s major shareholders. Both revolving loan facility agreements offered up to S$2.0 million each for general working capital and general corporate purposes. The amount of S$2,290,044 (US$1,708,478) on December 31, 2022 had been fully settled in March 2023.

iii	On February 25, 2022, the Company entered into a services agreement with subsequent various orders with Mr. Loh., with a term from February 25, 2022, to complete a renovation project in total consideration S$3,618,250 (US$2,699,381). For the year ended December 31, 2022, the project was not completed and Mr. Loh. paid to the Company in consideration S$3,085,865 (US$2,302,197). The Company received in advance of completion of performance obligations under an agreement amounted to S$103,908 (US$77,520) as of December 31, 2022. During the year ended December 31, 2022, the Company recognized revenue S$2,981,957 (US$2,224,676) for the project. The whole project was completed by the end of January 2023.

Related party transactions

Transaction nature	Name	2020	2021		2022		2022
		SGD	SGD		SGD		USD
Brokerage services provided to	Ms. Rhonda Wong	950	1,050	(1)	2,900	(1)	2,164
Brokerage services provided to	Termbasu Holding Pte Ltd	25,000	254,786	(2)	-		-
Emerging and other services to	Mr. Loh	-	-		2,981,957	(3)	2,224,676
Emerging and other services to	Ms. Rhonda Wong	-	-		1,199	(4)	896

All transactions’ price through an arms’ length arrangement.

(1)	Ms. Rhonda Wong engaged the Company to look for tenant for a property in September 2021 and March 2022. The respective project was completed during year ended December 31, 2021 and 2022, and Ms. Rhonda Wong paid half month of rental as commission to the Company, being S$1,050 and S$2,900 (US$2,164).

(2)	Termbasu Holding Pte Ltd entered seven (7) service agreements with the Company to sale seven (7) private properties in January 2022. The commission was 2% of transaction price and paid upon completion of the transactions during the year ended December 31, 2022.

(3)	Details have been disclosed above.

(4)	Ms. Rhonda Wong engaged the Company to move and clean her house in April 2022. The project was completed during year ended December 31, 2022, and Ms. Rhonda Wong paid a service fee of S$1,199 (US$896) to the Company.

Note 10 – Income taxes

Caymans and BVIs

The Company and its subsidiary are domiciled in the Cayman Islands and the British Virgin Islands, respectively. Both localities currently enjoy permanent income tax holidays; accordingly, the Company and Ohmyhome BVI do not accrue income taxes.

F-24

Singapore

Ohmyhome (S), Ohmyhome Renovation Pte Ltd, Ohmyhome Insurance Pte Ltd, Cora Pro Pte Ltd and Ganze Pte. Ltd. are incorporated in Singapore and are subject to Singapore Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first S$10,000 taxable income and 50% of the next S$190,000 taxable income exempted from income tax.

Net operating loss will be carried forward indefinitely under Singapore profits tax regulation. As of December 31, 2021 and 2022, the Company did not generate net taxable income to utilize net operating loss, which will carry forwards to offset future taxable income.

Malaysia

Ohmyhome Sdn Bhd and Ohmyhome Realtors Sdn Bhd are subject to Malaysia Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Malaysia tax laws. The standard corporate income tax rate in Malaysia is 24%. However, if the company has a paid-up capital of MYR 2.5 million or less, and gross income from business of not more than MYR 50 million, the tax rate will be 15% on the first MYR 150,000, 17% on the next MYR 450,000 and 24% on amount exceeding MYR 600,000.

The operations in Malaysia incurred cumulative net operating losses which can be carried forward for a maximum period of seven consecutive years to offset future taxable income.

The components of loss before income taxes were comprised of the following:

	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	SGD	USD
Tax jurisdiction from:
Singapore	(1,842,305)	(1,764,537)	(2,959,534)	(2,207,951)
Malaysia	(255,454)	(128,738)	(114,507)	(85,427)
Loss before income taxes provision	(2,097,759)	(1,893,275)	(3,074,041)	(2,293,378)

The provision for income taxes consisted of the following:

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD
Deferred tax assets:
Singapore	255,364	503,121	375,352
Malaysia	21,885	19,466	14,523

Less: valuation allowance
Singapore	(255,364)	(503,121)	(375,352)
Malaysia	(21,885)	(19,466)	(14,523)
Deferred tax assets	-	-	-

F-25

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2021 and 2022, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the years ended December 31, 2021 and 2022 and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from December 31, 2022.

Note 11 – Equity

Ordinary shares

For the sake of undertaking a public offering of the Company’s ordinary shares, the Company has performed a series of re-organizing transactions resulting in 16,250,000 shares of ordinary shares outstanding that have been retroactively restated to the beginning of the first period presented. The Company only has one single class of ordinary shares that are accounted for as permanent equity.

Note 12 – Commitment and Contingencies

Lease commitments

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

F-26

The Company has two property lease agreements with lease terms ranging for one year and two years, respectively. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the lease with a lease term with one year.

For the years ended December 31, 2020, 2021 and 2022, there were no rent expenses for the short term lease.

The Company’s commitment for minimum lease payments under the operating lease that is within twelve months as of December 31, 2022 as follow:

Twelve months ending December 31,	Minimum lease payment
2023	330,335
2024	337,123
2025	113,119
2026-2027	-
Total future lease payment	780,577
Amount representing interest	(16,751)
Present value of operating lease liabilities	763,826
Less: current portion	(319,255)
Long-term portion	444,571

The following summarizes other supplemental information about the Company’s operating lease as of December 31, 2022:

Weighted average discount rate	2.84%
Weighted average remaining lease term (years)	2.0 years

Note 13 – Subsequent events

The Company has assessed all events from December 31, 2022, up through April 27, 2023, which is the date that these consolidated financial statements are available to be issued, unless as disclosed below, there are not any material subsequent events that require disclosure in these consolidated financial statements other than events detailed below.

On March 23, 2023, the Company completed its initial public offering. In this offering, the Company issued 2,800,000 Ordinary Shares at a price of US$4.00 per share. The Company received gross proceeds in the amount of US$11.2 million before deducting any underwriting discounts or expenses. The Ordinary Shares began trading on March 21, 2023 on the Nasdaq Capital Market under the ticker symbol “OMH”.

F-27

OHMYHOME LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
ASSETS
Current assets
Cash and cash equivalents	301,433	6,348,186	4,694,362
Accounts receivable, net	243,716	216,324	159,967
Prepayments	51,774	127,969	94,630
Amount due from a shareholder	-	-	-
Amount due from third party	-	284,550	210,419
Other current assets, net	6,613	14,592	10,790
Total current assets	603,536	6,991,621	5,170,168

Property and equipment, net	35,362	17,465	12,915

Non-current assets
Deposits	98,719	98,546	72,873
Deferred initial public offering (“IPO”) costs	676,321	-	-
Operating lease right-of-use assets	754,852	593,098	438,585
Total non-current assets	1,529,892	691,644	511,458

Total assets	2,168,790	7,700,730	5,694,541

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	67,730	143,651	106,227
Contract liabilities	194,300	43,466	32,142
Accrued liabilities and other payables	229,195	311,554	230,388
Bank loans, current portion	305,965	292,924	216,612
Amount due to a shareholder	2,290,044	-	-
Operating lease obligation	319,255	325,531	240,724
Taxes payable	25,101	-	-
Total current liabilities	3,431,590	1,117,126	826,093

Non-current liabilities:
Bank loans, non-current portion	475,737	331,123	244,859
Operating lease obligation, non-current portion	444,571	280,514	207,435
Total non-current liabilities	920,308	611,637	452,294

Total liabilities	4,351,898	1,728,763	1,278,387

COMMITMENTS AND CONTINGENCIES	-	-	-

SHAREHOLDERS’ EQUITY
Ordinary Shares, US$0.001 par value, 500,000,000 shares authorized, 16,250,000 shares issued and outstanding as of December 31, 2022 and 19,050,000 shares issued and outstanding as of June 30, 2023, respectively	21,970	25,692	19,050
Additional paid-in capital	11,292,123	21,907,954	16,200,462
Accumulated other comprehensive income	36,153	68,561	50,700
Accumulated deficit	(13,131,513)	(15,606,369)	(11,540,613)
Total OHMYHOME LIMITED shareholders’ equity	(1,781,267)	6,395,838	4,729,599

Non-controlling interests	(401,841)	(423,871)	(313,445)
Total shareholders’ equity	(2,183,108)	5,971,967	4,416,154
Total liabilities and shareholders’ equity	2,168,790	7,700,730	5,694,541

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

F-28

OHMYHOME LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Six Months Ended June 30,
	2022	2023	2023
	SGD	SGD	USD

Operating revenues
- Brokerage services
Independent Third Parties	1,692,773	1,334,438	986,791
Related Parties	2,900	11,288	8,347
	1,695,673	1,345,726	995,138
- Emerging and other services
Independent Third Parties	638,776	310,255	229,429
Related Parties	1,048,065	511,040	377,904
	1,686,841	821,295	607,333

Total operating revenues	3,382,514	2,167,021	1,602,471

Cost of revenues
- Brokerage services	(815,061)	(732,930)	(541,988)
- Emerging and other services	(1,041,081)	(630,446)	(466,203)
Total cost of revenues	(1,856,142)	(1,363,376)	(1,008,191)

Gross profit	1,526,372	803,645	594,280

Operating expenses
Technology and development expenses	(857,584)	(1,096,651)	(810,952)
Selling and marketing expenses	(1,003,189)	(848,504)	(627,453)
General and administrative expenses	(806,158)	(1,485,521)	(1,098,516)
Total operating expenses	(2,666,931)	(3,430,676)	(2,536,921)

Loss from operations	(1,140,559)	(2,627,031)	(1,942,641)

Other income (expense):
Interest income	3,983	24,454	18,083
Interest expense	(18,740)	(16,721)	(12,365)
Government grants	205,113	8,399	6,210
Foreign exchange gain	14,791	114,013	84,311
Total other income, net	205,147	130,145	96,239

LOSS BEFORE INCOME TAXES	(935,412)	(2,496,886)	(1,846,402)
Income tax expense	-	-	-

NET LOSS	(935,412)	(2,496,886)	(1,846,402)

Less: Net loss attributable to non-controlling interest	(15,998)	(22,030)	(16,291)
Net loss attributable to OHMYHOMELTD	(919,414)	(2,474,856)	(1,830,111)

NET LOSS	(935,412)	(2,496,886)	(1,846,402)
OTHER COMPREHENSIVE INCOME/(LOSS)
Foreign currency translation adjustment	(11,736)	32,408	23,966
TOTAL COMPREHENSIVE LOSS	(947,148)	(2,464,478)	(1,822,436)
Less: Comprehensive loss attributable to non-controlling interests	(15,998)	(22,030)	(16,291)
COMPREHENSIVE LOSS ATTRIBUTABLE TO OHMYHOME LIMITED	(931,150)	(2,442,448)	(1,806,145)
Weighted average number of ordinary shares:
Basic and diluted	16,250,000	17,781,492	17,781,492
LOSS PER SHARE – BASIC AND DILUTED	(0.06)	(0.14)	(0.10)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

F-29

OHMYHOME LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the six months ended June 30, 2022

	Ordinary Shares		Additional	Accumulated other		Non-	Total
	No. of shares	Amount	paid-in capital	comprehensive income/(loss)	Accumulated Deficit	controlling Interests	shareholders’ equity
		SGD	SGD		SGD	SGD	SGD
Balance, January 1, 2022	16,250,000	21,970	11,292,123	9,997	(10,078,513)	(380,800)	864,777

Net loss	-	-	-	-	(919,414)	(15,998)	(935,412)
Foreign currency translation adjustment	-	-	-	(11,736)	-	-	(11,736)

Balance, June 30, 2022	16,250,000	21,970	11,292,123	(1,739)	(10,997,927)	(396,798)	(82,371)

For the six months ended June 30, 2023

	Ordinary Shares		Additional	Accumulated other		Non-	Total
	No. of shares	Amount	paid-in capital	comprehensive income	Accumulated Deficit	controlling Interests	shareholders’ equity
		SGD	SGD		SGD	SGD	SGD
Balance, January 1, 2023	16,250,000	21,970	11,292,123	36,153	(13,131,513)	(401,841)	(2,183,108)

Issue of new shares	2,800,000	3,722	10,615,831	-	-	-	10,619,553
Net loss	-	-	-	-	(2,474,856)	(22,030)	(2,496,886)
Foreign currency translation adjustment	-	-	-	32,408	-	-	32,408

Balance, June 30, 2023	19,050,000	25,692	21,907,954	68,561	(15,606,369)	(423,871)	5,971,967

Balance, June 30, 2023 (USD)	19,050,000	19,050	16,200,462	50,700	(11,540,613)	(313,445)	4,416,154

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-30

OHMYHOME LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2022	2023	2023
	SGD	SGD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(935,412)	(2,496,886)	(1,846,402)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	10,367	20,777	15,364
Amortization of operating lease right-of-use assets	130,956	161,754	119,614
Provision for expected credit losses accounts	13,810	7,619	5,634
Changes in assets and liabilities:
Accounts receivable, net	25,239	19,773	14,622
Prepayments	(314,797)	(76,195)	(56,345)
Other current assets, net	(2,335)	(7,979)	(5,901)
Deposits	(30,474)	173	128
Accounts payable	4,580	75,921	56,142
Contract liabilities	951,187	(150,834)	(111,538)
Accrued liabilities and other payables	(39,158)	82,359	60,904
Other taxes payable	24,306	(25,101)	(18,562)
Operating lease obligation	(129,831)	(157,781)	(116,676)
NET CASH USED IN OPERATING ACTIVITIES	(291,562)	(2,546,400)	(1,883,016)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13,168)	(2,880)	(2,130)
Amount loaned to third party	-	(284,550)	(210,419)
Loan repayment by a shareholder	870,728	-	-

NET CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES	857,560	(287,430)	(212,549)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issue of Share Capital	-	3,722	2,752
Repayment of amount due to a shareholder	274,188	(2,290,044)	(1,693,444)
Gross Proceeds from Initial Public Offering	-	14,873,600	11,200,000
Direct costs disbursed from Initial Public Offering proceeds	-	(3,581,448)	(2,849,669)
Deferred IPO costs	(138,960)	-	-
Repayment of bank loans	(153,100)	(157,655)	(116,583)
NET CASH (USED IN)/ PROVIDED BY FINANCING ACTIVITIES	(17,872)	8,848,175	6,543,056

Foreign currency effect	(11,736)	32,408	23,967

NET CHANGE IN CASH AND CASH EQUIVALENTS	536,390	6,046,753	4,471,458

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	1,220,931	301,433	222,904

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT PERIOD END	1,757,321	6,348,186	4,694,362

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for:
Bank Loan interest	15,022	10,466	7,739
Operating Lease interest expense	3,718	6,255	4,626
Income tax paid	-	-	-

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-31

OHMYHOME LIMITED

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of business and organization

Ohmyhome Limited (the “Company”) is a holding company incorporated on July 19, 2022, under the laws of the Cayman Islands. The Company has no substantial operations other than holding all of the outstanding share capital of Ohmyhome (BVI) Limited (“Ohmyhome BVI”) established under the laws of the British Virgin Islands (“BVI”) on July 27, 2022. Ohmyhome BVI has no substantial operations other than holding all of the equity interest of Ohmyhome Pte. Ltd. (“Ohmyhome (S)”), a Singapore company incorporated on June 12, 2015.

The Company, through its wholly-owned subsidiary, Ohmyhome (S), and its subsidiaries, provides end-to-end property solutions and services for its customers such as brokerage services and emerging and other services, such as home renovation and furnishing services, listing and research, mortgage referral, legal services and insurance referral services.

On November 30, 2022, the Company completed a reorganization of Ohmyhome (S) under common control of its then existing shareholders, who collectively owned all the equity interests of Ohmyhome (S) prior to the reorganization. Prior to the re-organization, Ohmyhome (S) was directly owned and controlled by Anthill and the Other Existing Shareholders with 57.79% and 42.21% beneficial ownership interest, respectively. As a result of certain share swaps and related issuances by and among, Anthill and the Other Existing Shareholders, the Company, Ohmyhome (BVI) Limited, and Ohmyhome (S) whereby Ohmyhome (S) ultimately became a wholly-owned subsidiary of Ohmyhome (BVI) Limited, and Ohmyhome (BVI) Limited became a wholly owned subsidiary of the Company, and Anthill and the Other Other Existing Shareholders became the beneficial owners of the Company with percentage ownerships of 57.79% and 42.21%. The Company has accounted for these re-organizations as a transfer of assets between entities under common control in accordance with ASC 805-50-50-3 to 4 because the economic interests of Anthill and the Other Existing Shareholders remained the same immediately before and immediately after the re-organization, as such, the accompanying financial statements include the results of operations of Ohmyhome (S) for two operating periods in accordance with guidance set forth in ASC 805-50-45-2 to 5. The unaudited interim condensed consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying unaudited interim condensed consolidated financial statements of the Company.

The accompanying unaudited interim condensed consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership %	Principal of activity
Ohmyhome (BVI) Limited	● A BVI company ● Incorporated on July 27, 2022	100% owned by the Company	Investment holding

Ohmyhome (S)	● A Singapore company ● Incorporated on June 12, 2015	100% owned by Ohmyhome BVI	Principally engaged in the provision of a one-stop-shop property platform for its customers

Ohmyhome Renovation Pte. Ltd.	● A Singapore company ● Incorporated on March 5, 2020	100% owned by Ohmyhome (S)	Principally engaged in design and build, project management for interior decoration projects for residential and commercial units

Ohmyhome Insurance Pte. Ltd.	● A Singapore company ● Incorporated on March 5, 2020	100% owned by Ohmyhome (S)	Dormant

Cora.Pro Pte. Ltd.	● A Singapore company ● Incorporated on May 31, 2020	100% owned by Ohmyhome (S)	Principally engaged in distributing technology platform product for property management firms and developers to facilitate communication, facility booking, fee and tax payments.

Ganze Pte. Ltd.	● A Singapore company ● Incorporated on December 7, 2021	100% owned by Ohmyhome (S)	Principally engaged in interior decoration projects of high-end residential and commercial units

Ohmyhome Sdn. Bhd. (“Ohmyhome (M)”)	● A Malaysia company ● Incorporated on January 17, 2019	49% owned by Ohmyhome (S)	Principally engaged in the provision of a one-stop-shop property platform for its customers in Malaysia

Ohmyhome Realtors Sdn. Bhd.	● A Malaysia company ● Incorporated on January 17, 2019	49% owned by Ohmyhome (M)*	Principally engaged in the provision of brokerage service for its customers

*	Where less than 50% of the equity of an investee is held, the Company (through its subsidiaries) holds significantly more voting rights than any other vote holder or organized company of vote holders. An assessment has been made, taking into account all the factors relevant to the relationship with the investee, to ascertain control has been established and the investee should be consolidated as a subsidiary of the Company.

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Note 2 – Liquidity and going concern

In assessing the Company’s liquidity, the Company monitors and evaluates its cash and cash equivalent and its operating and capital expenditure commitments.

The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. Cash flow from operations and capital contributions and loans from shareholders have been utilized to finance the working capital requirements of the Company. As of June 30, 2023, the Company had negative cash flow from operating activities of S$2,546,400   (US$1,883,016). The Company’s working capital surplus was S$5,874,495 (US$4,344,075) as of June 30, 2023. And the Company had S$6,348,186   (US$4,694,362) in cash and cash equivalents, which is unrestricted as to withdrawal and use as of June 30, 2023. On March 23, 2023, the Company completed its initial public offering. In this offering, the Company issued 2,800,000 Ordinary Shares at a price of US$4.00 per share. The Company received gross proceeds in the amount of US$11.2 million before deducting any underwriting discounts or expenses. In view of these circumstances, the management of the Company has given consideration to the future liquidity and performance of the Company and its available sources of finance in assessing whether the Company will have sufficient financial resources to continue as a going concern.

To sustain its ability to support the Company’s operating activities, the Company considered supplementing its sources of funding through the following:

●	cash and cash equivalents generated from operations;
●	other available sources of financing from Singapore and Malaysia banks and other financial institutions;
●	financial support from the Company’s related parties and shareholders;
●	issuance of additional convertible notes; and
●	obtaining funds through a future public offering.

Management has commenced a strategy to raise debt and equity. However, there can be no certainty that these additional financings will be available on acceptable terms or at all. If management is unable to execute this plan, there would likely be a material adverse effect on the Company’s business.

Based on the above considerations, management believes that the Company has sufficient funds to meet its operating and capital expenditure needs and obligations in the next 12 months. However, there is no assurance that the Company will be successful in implementing the foregoing plans or additional financing will be available to the Company on commercially reasonable terms. There are a number of factors that could potentially arise that could undermine the Company’s plans such as (i) client’s business and areas of operations in Singapore and Malaysia, (ii) changes in the demand for the Company’s services, (iii) government policies, and (iv) economic conditions in Singapore, Malaysia and worldwide. The Company’s inability to secure needed financing when required may require material changes to the Company’s business plan and could have a material impact on the Company’s financial conditions and result of operations.

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Note 3 – Summary of significant accounting policies

Basis of presentation

Management’s opinion is that the accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. The results of operations for the six months ended June 30, 2023 are not necessarily indicative of results to be expected for the full year of 2023. Accordingly, these unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements thereto as of and for the years ended December 31, 2022.

Principles of consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of Directors, or to cast a majority of votes at the meeting of Directors.

Non-controlling interest represents the portion of the net assets of a subsidiary attributable to interests that are not owned by the Company. The non-controlling interest is presented in the unaudited interim condensed consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Non-controlling interest’s operating result is presented on the face of the unaudited interim condensed consolidated statements of income and comprehensive loss as an allocation of the total loss for the year between non-controlling shareholders and the shareholders of the Company.

Use of estimates and assumptions

The preparation of unaudited interim condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates reflected in the Company’s unaudited interim condensed consolidated financial statements include, but not limited to, estimates for useful lives and impairment of property and equipment, impairment of long-lived assets, deferred taxes and uncertain tax position, and allowance for doubtful accounts and revenue recognition. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the unaudited interim condensed consolidated financial statements.

Risks and uncertainties

The main operations of the Company are in Singapore. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in Singapore, as well as by the general state of the economy in Singapore. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in Singapore. The Company believes that it is following existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

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Foreign currency translation and transaction

The accompanying unaudited interim condensed consolidated financial statements are presented in the Singapore Dollars (“SGD” or “S$”), which is the reporting currency of the Company. The functional currency of the Company and its subsidiary in the British Virgin Islands is United States Dollars (“USD” or “US$”), its other subsidiaries which are incorporated in Singapore and Malaysia are SGD and Malaysia ringgit (“RM”), respectively, which are their respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

In the unaudited interim condensed consolidated financial statements, the financial information of the Company and other entities located outside of Singapore has been translated into SGD. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	June 30, 2022	December 31, 2022	June 30, 2023
Period-end spot rate	SGD1.00 = RM3.1708	SGD1.00 = RM3.2860	SGD1.00 = RM3.4518
Average rate	SGD1.00 = RM3.1296	SGD1.00 = RM3.1917	SGD1.00 = RM3.3382

Period-end spot rate	SGD1.00 = USD0.7193	SGD1.00 = USD0.7460	SGD1.00 = USD0.7395
Average rate	SGD1.00 = USD0.7326	SGD1.00 = USD0.7241	SGD1.00 = USD0.7484

Convenience translation

Translations of balances in the unaudited interim condensed consolidated balance sheets, unaudited interim condensed consolidated statements of income, unaudited interim condensed consolidated statements of changes in shareholders’ equity and unaudited interim condensed consolidated statements of cash flows from SGD into USD as of June 30, 2023 are solely for the convenience of the readers and are calculated at the rate of SGD1.00 = USD0.7395, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2023. No representation is made that the SGD amounts could have been, or could be, converted, realized or settled into USD at such rate, or at any other rate.

Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. Cash and cash equivalents also consist of funds earned from the Company’s operating revenues which were held at third party platform fund accounts which are unrestricted as to immediate use or withdrawal. The Company maintains most of its bank accounts in Singapore and Malaysia.

Accounts receivable and allowance for expected credit losses accounts

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after 90 days. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of December 31, 2022 and June 30, 2023, the Company made S$9,102 and S$16,721 (US$12,365) allowance for expected credit losses accounts for accounts receivable, respectively.

Prepayments

Prepayments are mainly payments made to vendors or services providers for future services that have not been provided and prepaid rent. These amounts are refundable and bear no interest. Management reviews its prepayments on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of December 31, 2022 and June 30, 2023, no allowance was deemed necessary.

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Deferred IPO costs

Pursuant to ASC 340-10-S99-1, IPO costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, the SEC filing and print related costs. As of December 31, 2022, the accumulated deferred IPO cost was S$676,321 (US$504,567). As of March 21, 2023 the Group successfully listed in the US Nasdaq. Hence, these deferred IPO costs had charged against the gross proceeds of the offering as a reduction of additional paid-in capital.

Deposits

Deposits are mainly for rent, utilities and money deposited with certain vendors. These amounts are refundable and bear no interest. The short-term deposits usually have a one-year term and are refundable upon contract termination. The long-term deposits are refunded from suppliers when terms and conditions set forth in the agreements have been satisfied.

Other current assets, net

Other current assets, net, primarily consists of other receivables from third parties. These other receivables are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Expected useful lives
Leasehold improvements	lesser of lease term or expected useful life
Office furniture and fittings	3 years
Office equipment	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the unaudited interim condensed consolidated statements of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. We assess the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, we would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2022 and June 30, 2023, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

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●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

Effective January 1, 2020, the Company adopted ASC Topic 606, Revenue from Contracts with Customers, which replaced ASC Topic 605, using the modified retrospective method of adoption. Results for reporting periods beginning after January 1, 2020 are presented under ASC Topic 606 while prior period amounts are not adjusted and continue to be presented under the Company’s historic accounting under ASC Topic 605. The Company’s accounting for revenue remains substantially unchanged. There were no cumulative effect adjustments for service contracts in place prior to January 1, 2020. The effect from the adoption of ASC Topic 606 was not material to the Company’s unaudited interim condensed consolidated financial statements.

The five-step model defined by ASC Topic 606 requires the Company to:

(1) identify its contracts with customers;

(2) identify its performance obligations under those contracts;

(3) determine the transaction prices of those contracts;

(4) allocate the transaction prices to its performance obligations in those contracts; and

(5) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised services are transferred to the client in an amount that reflects the consideration expected in exchange for those services.

The Company enters into service agreements with its customers that outline the rights, responsibilities, and obligations of each party. The agreements also identify the scope of services, service fees, and payment terms. Agreements are acknowledged and signed by both parties. All the contracts have commercial substance, and it is probable that the Company will collect considerations from its customers for service component.

The Company has utilized the allowable practical expedient in the accounting guidance and elected not to capitalize costs related to obtaining contracts with customers with durations of less than one year. We do not have significant remaining performance obligations.

The Company derives its revenues from two sources: (1) revenue from brokerage services, and (2) revenue from emerging and other services.

1)	Brokerage services

The Company earns brokerage services revenue from provision of brokerage and documentation services for buying, selling, and leasing and renting properties. The Company recognizes commission-based brokerage revenue upon closing of a brokerage transaction and concurrently issues invoice. The transaction price is generally calculated by taking the agreed upon commission rate and applying that to the home’s selling price. Brokerage revenue primarily contains a single performance obligation that is satisfied upon the closing of a transaction, at which point the entire transaction price is earned. We are not entitled to any commission until the performance obligation is satisfied and are not owed any commission for unsuccessful transactions, even if services have been provided. The Company is considered to be the principal agent as it has the right to determine the service price and to define the service performance obligations, it has control over services provided and it is fully responsible for fulfilling the agency services pursuant to the housing agency service contracts it signed with the housing customers. Accordingly, the Company accounts for the commissions from these agency service contracts on a gross basis, with any commissions paid to other brokerage firms recorded as a cost of revenue. Typical payment terms set forth in the invoice is within 30 days.

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2)	Emerging and other services

The Company generates revenues from emerging and other services such as financial services and home renovation and furnishing services. Service fees for emerging and other services are generally recognized as revenues when services are provided.

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. For certain services, customers are required to pay before the services are delivered. The Company recognizes a contract asset or a contract liability in the unaudited interim condensed consolidated balance sheets, depending on the relationship between the Group’s performance and the customer’s payment.

The Company classifies its right to consideration in exchange for services transferred to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional as compared to a contract asset which is a right to consideration that is conditional upon factors other than the passage of time. The Company recognizes accounts receivable in its unaudited interim condensed consolidated balance sheets when it performs a service in advance of receiving consideration and if it has the unconditional right to receive consideration. The Company did not have any capitalized contract cost as of December 31, 2022 and June 30, 2023.

Contract liabilities are recognized if the Company receives consideration in advance of performance, which is mainly in relation to emerging and other services. The Company expects to recognize a significant majority of this balance as revenue over the next 12 months, and the remainder thereafter. As of December 31, 2022 and June 30, 2023, the contract liabilities of the Company amounted to S$194,300 and S$43,466 (US$32,142), respectively.

Cost of revenue

Cost of revenue consists primarily of personnel costs (including base pay and benefits), commission fee, property listing fee, referral fee and subcontracting cost.

Advertising expenditures

Advertising expenditures are expensed as incurred and such expenses were minimal for the periods presented. Advertising expenditures have been included as part of selling and marketing expenses. For the six months ended June 30, 2022 and 2023, the advertising expense amounted to S$533,365 (US$383,633) and S$378,507 (US$279,899), respectively.

Technology and development

Technology and development expenses primarily include personnel costs (including base pay, bonuses, and benefits), platform development, and maintaining and improving our website and mobile application development costs. We expense research and development costs as incurred and record them in technology and development expenses.

Selling and marketing expenses

Selling and marketing expenses mainly consist of promotion and marketing expenses, media expenses for online and traditional advertising, as well as labor costs. For the six months ended June 30, 2022 and 2023, the Company’s selling and marketing expenses were S$1,003,189 (US$721,563) and S$848,504 (US$627,453), respectively.

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Employee compensation

Singapore

(1)	Defined contribution plan

The Company participates in the national pension schemes as defined by the laws of Singapore’s jurisdictions in which it has operations. Contributions to defined contribution pension schemes are recognized as an expense in the period in which the related service is performed.

(2)	Employees leave entitlement

Employee entitlements to annual leave are recognized as a liability when they are accrued to the employees. The undiscounted liability for leave expected to be settled wholly within the reporting period.

Malaysia

The full-time employees of the Company are entitled to the government mandated defined contribution plan. The Company is required to accrue and pay for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant government regulations, and make cash contributions to the government mandated defined contribution plan.

Government Grant

Government grants as compensation for expenses already incurred or for the purpose of giving immediate financial support to the Company during the COVID-19 pandemic. The government evaluates the Company’s eligibility for the grants on a consistent basis, and then makes the payment. Therefore, there are no restrictions on the grants.

Government grants are recognized when received and all the conditions for their receipt have been met and are recorded as part of Other Income. The grants received were S$205,113 (US$147,531) and S$8,399 (US$6,210) for the six months ended June 30, 2022 and 2023, respectively from the Singapore Government.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments. Management has determined that the Company operates in a single segment because there is only one Chief Operating Decision Maker (“CODM”) for the Company who is the Company’s Chief Executive Officer. Operating and financial metrics are applied to the entire Company as whole because there is only one segment. In the event that the Company determines that there is more than one segment, the Company will disclose how it has determined there is more than one segment and disclose the relevant metrics for measurement of performance.

Leases

The Company adopted ASC 842 on January 1, 2019. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s unaudited interim condensed consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

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Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the unaudited interim condensed consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax for the six months ended June 30, 2022 and 2023. The Company had no uncertain tax positions for the six months ended June 30, 2022 and 2023. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Comprehensive loss

Comprehensive loss consists of two components, net loss and other comprehensive loss. Other comprehensive loss refers to revenues, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net loss. Other comprehensive loss consists of a foreign currency translation adjustment resulting from the Company not using the United States dollar as its functional currencies.

Loss per share

The Company computes loss per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net loss divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended June 30, 2022 and 2023, there were no dilutive shares.

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Related party transactions

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Concentration of Risks

Concentration of credit risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents and account receivable. The Company places its cash and cash equivalents with financial institutions with high credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service customers. The Company conducts credit evaluations of customers, and generally does not require collateral or other security from our customers. The Company established an allowance for doubtful accounts primarily based upon the factors surrounding the credit risk of specific customers.

Concentration of customers

As of December 31, 2022, two customers, one is a provider of general insurance and another is a property consultancy firm, accounted for 10.0% and 25.85% of the account receivables respectively. None of the customers consisted of more than 10% of account receivables as of June 30, 2023, respectively.

For the six months ended June 30, 2023, none of the customers contributed more than 10% of revenue. For the six months ended June 30, 2022, one major customer, Mr. Loh Kim Kang David, a shareholder and the Chairman of the board of Directors accounted for 30.9% of the Company’s total revenue. Details will be disclosed in Note 10.

Concentration of vendors

For the year ended December 31, 2022, three vendors accounted for 17.0%, 15.4% and 12.8% of total purchases. Two of vendors are providing construction and development services, and one of them is providing search engines, on-line advertising and other computing services.

For the six months ended June 30, 2023, one vendor, who is a brokerage and advisory provider, accounted for 18.91% of the Company’s account payable.

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Recent accounting pronouncements

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s unaudited interim condensed consolidated balance sheets, unaudited interim condensed consolidated statements of operations and comprehensive loss and unaudited interim condensed consolidated statements of cash flows.

Note 4 - Revenues

Effective January 1, 2019, the Company adopted ASC Topic 606, Revenue from Contracts with Customers, which replaced ASC Topic 605, using the modified retrospective method of adoption. Results for reporting periods beginning after January 1, 2019 are presented under ASC Topic 606 while prior period amounts are not adjusted and continue to be presented under the Company’s historic accounting under ASC Topic 605. The Company’s accounting for revenues remains substantially unchanged. There were no cumulative effect adjustments made to the contracts in place prior to January 1, 2019. The effect from the adoption of ASC Topic 606 was not material to the Company’s unaudited interim condensed consolidated financial statements.

Revenues are recognized when control of the promised services and deliverables are transferred to the Company’s Customers in an amount that reflects the consideration to which the Company expects to be entitled to and receive in exchange for services and deliverables rendered.

The following table presents the Company’s revenues disaggregated by service lines for the six months ended June 30, 2022 and 2023:

	For the six months ended June 30,
	2022	2023
	SGD	SGD	USD
Brokerage services
Independent Third Parties	1,692,773	1,334,438	986,791
Related Parties	2,900	11,288	8,347
	1,695,673	1,345,726	995,138
Emerging and other services
Independent Third Parties	638,776	310,255	229,429
Related Parties	1,048,065	511,040	377,904
	1,686,841	821,295	607,333

Total revenues	3,382,514	2,167,021	1,602,471

The Company elected to utilize practical expedients to exclude from this disclosure the remaining performance obligations that have an original expected duration of one year or less.

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Note 5 – Accounts receivable, net

Accounts receivable, net consist of the following:

	December 31, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
Accounts receivable	252,818	233,045	172,332
Less: Allowance for expected credit losses accounts	(9,102)	(16,721)	(12,365)
Total accounts receivable, net	243,716	216,324	159,967

Movements of allowance for expected credit losses accounts are as follows:

	December 31, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD

Allowance for expected credit losses accounts, beginning balance	23,210	9,102	6,731
Addition	16,683	7,619	5,634
Write-off / recovery	(30,791)	-	-
Allowance for expected credit losses accounts, ending balance	9,102	16,721	12,365

As of the end of each of the financial year, the aging analysis of accounts receivable, net of allowance for expected credit losses accounts, based on the invoice date is as follows:

	December 31, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
Within 30 days	127,415	202,181	149,509
Between 31 and 60 days	42,445	6,060	4,481
Between 61 and 90 days	59,960	2,946	2,178
More than 90 days	13,896	5,137	3,799
Total accounts receivable, net	243,716	216,324	159,967

Note 6 - Amount due from third party

Amount due from third party consist of the following:

	December 31, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
Amount due from third party [i]	-	284,550	210,419
Less: Long term portion	-	-	-
Amount due from third party – current portion	-	284,550	210,419

i As at June 30, 2023, the Company had Amount due from Third Party include the amount of $284,550 which is a loan that the Company, on May 26, 2023, offered to Ohmyhome Property, Inc. to support working capital for budding real estate agency Ohmyhome Property, Inc., with interest charged at 5% per annum and repayment term of 1 year or 14 days from the date of demand.

Note 7 – Property and equipment, net

Property and equipment, net consist of the following:

	December 31, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
At cost:
Office furniture and fittings	150,000	151,850	112,290
Office Equipment	151,141	152,171	112,527
Leasehold improvements	9,732	9,732	7,196
Total	310,873	313,753	232,013
Accumulated depreciation	(275,511)	(296,288)	(219,098)
Property and equipment, net	35,362	17,465	12,915

Depreciation expense for the six months ended June 30, 2022 and 2023 amounted to S$10,367 and S$20,777, respectively.

No impairment loss had been recognized for the six months ended June 30, 2022 and 2023, respectively.

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Note 8 – Bank loans

Outstanding balances of bank loans consist of the following:

Bank Name	Drawn/ Maturities	Interest Rate	Collateral/Guarantee	December 31, 2022 SGD	June 30, 2023 SGD	June 30, 2023 USD
CIMB Bank Berhad, Singapore Branch	August 2020 /August 2023	3.00%	Guaranteed by Ms. Rhonda Wong, Chief Executive Officer and Director of the Company and Ms. Race Wong, Chief Operating Officer and Director of the Company	23,005	5,794	4,285
DBS Bank Ltd.	June 2020 /June 2025	3.00%	Guaranteed by Ms. Rhonda Wong, Chief Executive Officer and Director of the Company and Anthill, major shareholder of the Company	518,715	418,057	309,145
Maybank Singapore Limited	November 2020/November 2025	2.75%	Guaranteed by Ms. Rhonda Wong, Chief Executive Officer and Director of the Company and Ms. Race Wong, Chief Operating Officer and Director of the Company	239,982	200,196	148,041
Total				781,702	624,047	461,471
Bank loans, current portion				305,965	292,924	216,612
Bank loans, non-current portion				475,737	331,123	244,859

Interest expenses of bank loans for the six months ended June 30, 2022 and 2023 amounted to S$15,022 and S$10,466, respectively.

The maturities schedule is as follows:

Twelve months ending June 30,

	SGD	USD

2024	292,924	216,612
2025	295,651	218,629
2026	35,472	26,230
Total	624,047	461,471

F-44

Note 9 – Accrued liabilities and other payables

The components of accrued expenses and other payables are as follows:

	December 31, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD

Accrued payroll and welfare	73,110	64,154	47,440
Accrued expenses*	13,400	-	-
GST tax payable**	25,101	-	-
Other payable***	142,685	247,400	182,948
Total accrued liabilities, other payables and GST tax payable	254,296	311,554	230,388

*	Accrued expenses mainly consist of accrual of professional service fees and cost incurred yet to bill.

**	Mainly refers to Goods and Services Tax (“GST”) payable. Sales revenue and purchase expense represent the invoiced value of goods, net of GST. The sales of the Company’s products and services are subject to a GST on the gross sales price. The Company is subject to GST at the prevailing rate in Singapore (currently 8%) and is exempted Sales and Service Tax from Malaysia. The GST will be offset by GST paid by the Company on purchase of renovation materials and other products, or services included in the cost of providing services and other expenses.

***	Other payable mainly consists of payable for other services and utilities expenses.

Note 10 – Related party balances and transactions

Nature of relationships with related parties

Related parties	Relationship
Ms. Rhonda Wong	Shareholder, Director, Chief Executive Officer
Vienna Management Ltd	Shareholder, wholly-owned by the Chairman of the board of Directors
Termbasu Holding Pte Ltd	Owned by the Chairman of the board of Directors
Mr. Loh Kim Kang David (“Mr. Loh”)	Shareholder, the Chairman of the board of Directors
Anthill Corp	Owned by Ms. Rhonda Wong, Chief Executive Officer and Director of the Company and Ms. Race Wong, Chief Operating Officer and Director of the Company
Ohmyhome Principal Sdn Bhd	Shareholder of Ohmyhome Realtors Sdn Bhd (51% interest)

F-45

Related party balances

Transaction nature	Name	As of December 31, 2022		As of June 30, 2023		As of June 30, 2023
		SGD		SGD		USD
Amount due to	Vienna Management Ltd	2,290,044	[i]	-		-

Amount due from	Anthill Corp	-		3,495	iii	2,584

Amount due from	Ohmyhome Principal Sdn Bhd	-		4,307	iv	3,185

Contract liability	Mr. Loh	103,908	ii	-		-

[i]	On May 1, 2019, the Company entered into an interest-free loan facility agreement with Vienna Management Ltd for a revolving loan facility agreement up to S$2.0 million for general working capital and general corporate purposes. The amount of S$2,290,044 (US$1,708,478) had been fully settled.

ii	On February 25, 2022, the Company entered into a services agreement with Mr. Loh., with a term from February 25, 2022, to complete a renovation project in consideration S$3,618,250 (US$2,699,381). For the six months ended June 30, 2022, the project was not completed and Mr. Loh. paid to the Company in consideration S$2,075,347 (US$1,492,733). The Company received in advance of completion of performance obligations under an agreement amounted to S$1,028,481 (US$739,755) as of June 30, 2022. During the six months ended of June 30, 2022, the Company recognized revenue S$1,046,866 for the project. During the six months ended of June 30, 2023, the Company recognized revenue S$511,040 (US$377,904) for the project. The whole project was completed by 30th January 2023.

iii	On June 22, 2023, the Company extended payment for Notarization services for Anthill Corp in view of operational urgency. This amount will be recovered by December 31, 2023 from Anthill Corp.

iv	As at June 30, 2023, Ohmyhome Sdn Bhd, Ohmyhome Realtors Sdn Bhd and Ohmyhome Pte Ltd had extended payment for Corporate Secretarial services for Ohmyhome Principal Sdn Bhd in view of operational urgency, for S$3,446 (US$2,548), S$846 (US$626) and S$15 (US$11), respectively. This amount will be recovered by December 31, 2023 from Ohmyhome Principal Sdn Bhd.

Related party transactions

Transaction nature	Name	June 30, 2022		June 30, 2023		June 30, 2023
		SGD		SGD		USD
Brokerage services provided to	Ms. Rhonda Wong	2,900		288	(1)	213
Brokerage services provided to	Mr. Loh	-		11,000	(2)	8,134
Emerging and other services to	Mr. Loh	1,046,866		511,040	(3)	377,904
Emerging and other services to	Ms. Rhonda Wong	1,199	(4)	-		-

(1)	Ms. Rhonda Wong engaged the Company to perform aircon cleaning for her house and the project was completed during the six months ended June 30, 2023, and Ms. Rhonda Wong paid a service fee of S$288 (US$213) (June 30, 2022: S$2,900) to the Company.

(2)	Mr. David Loh engaged the Company to look for a tenant for a property and was completed during the six months ended June 30, 2023. Mr. David Loh paid a service fee of S$11,000 (US$8,134) to the Company.

(3)	Details have been disclosed above for revenue recognized for the services agreement with Mr. David Loh for S$511,040 (US$377,904).

(4)

Ms. Rhonda Wong engaged the Company to move and clean her house in April 2022. The project was completed during year ended December 31, 2022, and Ms. Rhonda Wong paid a service fee of S$1,199 (US$896) to the Company.

Note 11 – Income taxes

Caymans and BVIs

The Company and its subsidiary are domiciled in the Cayman Islands and the British Virgin Islands, respectively. Both localities currently enjoy permanent income tax holidays; accordingly, the Company and Ohmyhome BVI do not accrue income taxes.

F-46

Singapore

Ohmyhome (S), Ohmyhome Renovation Pte Ltd, Ohmyhome Insurance Pte Ltd, Cora Pro Pte Ltd and Ganze Pte. Ltd. are incorporated in Singapore and are subject to Singapore Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first S$10,000 taxable income and 50% of the next S$190,000 taxable income exempted from income tax.

Net operating loss will be carried forward indefinitely under Singapore profits tax regulation. As of December 31, 2022 and six months ended June 30,2023, the Company did not generate net taxable income to utilize net operating loss, which will carry forwards to offset future taxable income.

Malaysia

Ohmyhome Sdn Bhd and Ohmyhome Realtors Sdn Bhd are subject to Malaysia Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Malaysia tax laws. The standard corporate income tax rate in Malaysia is 24%. However, if the company has a paid-up capital of MYR 2.5 million or less, and gross income from business of not more than MYR 50 million, the tax rate will be 17% on the first MYR 600,000 and 24% on amount exceeding MYR 600,000.

The operations in Malaysia incurred cumulative net operating losses which can be carried forward for a maximum period of seven consecutive years to offset future taxable income.

The components of loss before income taxes were comprised of the following:

	For the six months ended June 30, 2022	For the six months ended June 30, 2023	For the six months ended June 30, 2023
	SGD	SGD	USD
Tax jurisdiction from:
Singapore	(901,038)	(2,456,263)	(1,816,362)
Malaysia	(34,374)	(40,623)	(30,040)
Loss before income taxes provision	(935,412)	(2,496,886)	(1,846,402)

The provision for income taxes consisted of the following:

	December 31, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
Deferred tax assets:
Singapore	503,121	386,535	285,836
Malaysia	19,466	6,906	5,106

Less: valuation allowance
Singapore	(503,121)	(386,535)	(285,836)
Malaysia	(19,466)	(6,906)	(5,106)
Deferred tax assets	-	-	-

F-47

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2022 and June 30, 2023, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the six months period ended June 30, 2022 and 2023 and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from June 30, 2023.

Note 12 – Equity

Ordinary shares

For the sake of undertaking a public offering of the Company’s ordinary shares, the Company has performed a series of re-organizing transactions resulting in 16,250,000 shares of ordinary shares outstanding that have been retroactively restated to the beginning of the first period presented. A further 2,800,000 shares were issued by June 30, 2023, resulting in 19,050,000 shares of ordinary shares outstanding as at June 30, 2023. On October 6, 2023, the Company has issued 171,384 shares for the completion of acquisition of 100% of equity interest in Simply Sakal Pte. Ltd., resulting in 19,221,384 shares of ordinary shares outstanding as at the date of this prospectus. The Company only has one single class of ordinary shares that are accounted for as permanent equity.

Note 13 – Commitment and Contingencies

Lease commitments

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

F-48

The Company has one property lease agreement with lease terms for three years. The Company’s lease agreement do not contain any material residual value guarantees or material restrictive covenants. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the lease with a lease term of one year.

For the six months ended June 30, 2022 and 2023, there were no rent expenses for the short term lease.

The Company’s commitment for minimum lease payments under the operating lease that is within twelve months as of June 30, as follow:

Twelve months ending June 30,	Minimum lease payment
2023	166,299
2024	337,123
2025	113,129
2026	-
2027 thereafter	-
Total future lease payment	616,551
Amount representing interest	(10,506)
Present value of operating lease liabilities	606,045
Less: current portion	(325,531)
Long-term portion	280,514

The following summarizes other supplemental information about the Company’s operating lease as of June 30, 2023:

Weighted average discount rate	2.81%
Weighted average remaining lease term (years)	1.83 years

Note 14 – Subsequent events

The Company has assessed all events from June 30, 2023, up through October 5, 2023 which is the date that these unaudited interim condensed consolidated financial statements are available to be issued.

The Company aims to serve communities outside of Singapore and Malaysia and plans to expand its footprint into Philippines. Philippines offers communities of growing education and wealth standards which form foundations for sustainable urban development in the long run. On May 26, 2023, The Company offered a loan to support working capital for budding real estate agency Ohmyhome Philippines. The plan is to finally acquire this entity to serve the communities in Philippines.

Aside to this, there are no material subsequent events that require disclosure in these unaudited interim condensed consolidated financial statements.

F-49

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of
Simply Sakal Pte. Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Simply Sakal Pte. Ltd. (the “Company”) as of December 31, 2021 and 2022, and the related statements of operations income/(loss), changes in shareholders’ equity, and cash flows in each of the years for the two-year ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2022, and the results of its operations and its cash flows for each of the years in the two-year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

WWC, P.C.

Certified Public Accountants

PCAOB ID No. 1171

San Mateo, California

December 11, 2023

F-50

SIMPLY SAKAL PTE. LTD.

BALANCE SHEETS

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD
ASSETS
Current assets
Cash and bank balances	443,503	744,677	555,529
Accounts receivable, net	346,509	287,639	214,579
Prepayments	7,289	5,265	3,928
Short-term loan to a director	-	100,967	75,321
Total current assets	797,301	1,138,548	849,357

Property and equipment, net	20,042	25,198	18,798

Non-current assets
Intangible assets, net	147,743	337,876	252,056
Operating lease right-of-use assets, net	66,655	35,879	26,765
Deposits	18,161	18,134	13,528
Total non-current assets	232,559	391,889	292,349

Total assets	1,049,902	1,555,635	1,160,504

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank loans, current portion	49,812	51,525	38,438
Accounts payable	18,686	28,482	21,247
Accrued liabilities and other payables	64,322	71,949	53,674
Deferred government subsidies, current	8,354	8,354	6,232
Amount due to related parties	131,732	12,628	9,421
Operating lease obligation, current	41,447	25,050	18,688
Tax payable	28,335	48,143	35,915
Total current liabilities	342,688	246,131	183,615

Non-current liabilities:
Bank loans, non-current portion	133,256	81,759	60,992
Deferred government subsidies, non-current	27,062	18,708	13,956
Operating lease obligation, non-current	25,763	11,119	8,295
Total non-current liabilities	186,081	111,586	83,243

Total liabilities	528,769	357,717	266,858

SHAREHOLDERS’ EQUITY
Ordinary shares, 245,098 and 350,140 shares issued and outstanding as of December 31, 2021 and 2022, respectively	215,001	1,783,001	1,330,119
Shares to be issued	500,000	-	-
Accumulated deficit	(193,868)	(585,083)	(436,473)
Total shareholders’ equity	521,133	1,197,918	893,646

Total liabilities and shareholders’ equity	1,049,902	1,555,635	1,160,504

The accompanying notes are an integral part of these financial statements

F-51

SIMPLY SAKAL PTE. LTD.

STATEMENTS OF OPERATIONS INCOME/(LOSS)

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD
Operating revenues	1,675,039	2,647,140	1,974,766
Cost of revenues	(1,050,681)	(1,952,869)	(1,456,840)
Gross profit	624,358	694,271	517,926

Operating expenses
Staff expenses	(603,682)	(992,258)	(740,225)
Depreciation and amortization expenses	(41,694)	(60,809)	(45,364)
General and administrative expenses	(155,421)	(257,472)	(192,074)
Total operating expenses	(800,797)	(1,310,539)	(977,663)

Loss from operations	(176,439)	(616,268)	(459,737)

Other income (expense):
Interest expense	(4,344)	(3,580)	(2,671)
Government grants	201,332	226,552	169,007
Other income, net	120	2,088	1,558

Total other income, net	197,108	225,060	167,894

INCOME/(LOSS) BEFORE INCOME TAXES	20,669	(391,208)	(291,843)
Income tax expense	-	(7)	(5)

NET INCOME/(LOSS)	20,669	(391,215)	(291,848)

The accompanying notes are an integral part of these financial statements.

F-52

SIMPLY SAKAL PTE. LTD.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares			Accumulated	Total shareholders’
	No. of shares	Amount	To be issued	deficit	equity
		SGD	SGD	SGD	SGD

Balance, January 1, 2021	245,098	215,001	-	(214,537)	464

Net income	-	-	-	20,669	20,669

Ordinary shares to be issued	-	-	500,000	-	500,000

Balance, December 31, 2021	245,098	215,001	500,000	(193,868)	521,133

Issuance of common shares for cash	105,042	1,568,000	(500,000)	-	1,068,000
Net loss	-	-	-	(391,215)	(391,215)
Balance, December 31, 2022	350,140	1,783,001	-	(585,083)	1,197,918

Balance, December 31, 2022 (USD)	350,140	1,330,119	-	(436,473)	893,646

The accompanying notes are an integral part of these financial statements.

F-53

SIMPLY SAKAL PTE. LTD.

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2021	For the year ended December 31, 2022	For the year ended December 31, 2022
	SGD	SGD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	20,669	(391,215)	(291,848)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense of property and equipment	8,662	12,221	9,118
Amortization expenses of right-of-use assets	28,325	43,849	32,711
Amortization expenses of intangible assets	8,588	77,955	58,154
Loss on disposal assets	-	3,140	2,342
Gain on disposal of right-of-use assets	-	(350)	(261)
Interest income from short-term loan to director	-	(967)	(721)
Changes in assets and liabilities:
Accounts receivable, net	(310,532)	58,870	43,917
Prepayments	(4,296)	2,024	1,510
Deposits	(14,869)	27	20
Accounts payable	(6,601)	9,796	7,308
Deferred government subsidies	35,416	(8,354)	(6,232)
Accrued liabilities and other payables	39,553	7,627	5,690
Tax payable	28,335	19,808	14,777
Operating lease	(27,770)	(43,764)	(32,646)
NET CASH USED IN OPERATING ACTIVITIES	(194,520)	(209,333)	(156,161)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(15,170)	(20,517)	(15,306)
Purchase of intangible assets	(147,003)	(268,088)	(199,994)
Short-term loan to a director	-	(100,000)	(74,600)
NET CASH USED IN INVESTING ACTIVITIES	(162,173)	(388,605)	(289,900)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common shares issued for cash	500,000	1,068,000	796,728
Advance from/(Repayment to) related parties	131,733	(119,104)	(88,852)
Proceeds from the bank loans	190,000	-	-
Repayment of the bank loans	(36,932)	(49,784)	(37,139)
NET CASH PROVIDED BY FINANCING ACTIVITIES	784,801	899,112	670,737

NET CHANGE IN CASH AND BANK BALANCES	428,108	301,174	224,676

CASH AND BANK BALANCES AT BEGINNING OF PERIOD	15,395	443,503	330,853

CASH AND BANK BALANCES AT PERIOD END	443,503	744,677	555,529

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for:
Interest received	-	-	-
Interest expense	(4,344)	(3,580)	(2,671)
Income tax paid	-	(7)	(5)

The accompanying notes are an integral part of these financial statements.

F-54

SIMPLY SAKAL PTE. LTD.

NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of business and organization

Simply Sakal Pte. Ltd. (“Simply” or the “Company”) is a company incorporated on January 4, 1995 under the laws of Singapore. The Company was first established as Ace Acres Pte. Ltd. on January 4, 1995, and changed its name to Aces Assets Management Pte. Ltd. on June 26, 2013. On February 5, 2020, Aces Assets Management Pte. Ltd. was acquired by Sakal Real Estate Partners Pte. Ltd.. The Company was renamed as Simply Sakal Pte. Ltd. on March 16, 2020.

The company primarily engages in the provision of estate management services for residential, commercial and industrial real estate in Singapore.

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates reflected in the Company’s financial statements include, but not limited to, impairment of long-lived assets, deferred taxes and uncertain tax position, and allowance for expected credit losses. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the financial statements.

Risks and uncertainties

The main operations of the Company are in Singapore. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in Singapore, as well as by the general state of the economy in Singapore. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in Singapore. The Company believes that it is following existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

Foreign currency translation and transaction

The accompanying financial statements are presented in the Singapore Dollars (“SGD” or “S$”), which is the functional and reporting currency of the Company.

In the financial statements, the financial information of the Company has been translated into SGD. Assets and liabilities are translated at the exchange rates on the balance sheet date, and expenses are translated at spot rates.

F-55

The following table outlines the currency exchange rates that were used in creating the financial statements in this report:

	December 31, 2021	December 31, 2022
Year-end spot rate	SGD1.00 = USD0.7396	SGD1.00 = USD0.7460
Average rate	SGD1.00 = USD0.7442	SGD1.00 = USD0.7241
Year-end spot rate	SGD1.00 = VND16,838.2	SGD1.00 = VND17,612.7
Average rate	SGD1.00 = VND17,071.0	SGD1.00 = VND16,981.0

Convenience translation

Translations of balances in the balance sheets, statements of income, statements of changes in shareholders’ equity and statements of cash flows from SGD into USD as of December 31, 2022 are solely for the convenience of the readers and are calculated at the rate of SGD1.00 = USD0.7460, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 30, 2022. No representation is made that the SGD amounts could have been, or could be, converted, realized or settled into USD at such rate, or at any other rate.

Cash and bank balances

Cash and bank balances primarily consist also consist of petty cash and funds earned from the Company’s operating revenues which were held at third party platform fund accounts which are unrestricted as to immediate use or withdrawal. The Company maintains all of its bank accounts in Singapore.

Accounts receivable and allowance for expected credit losses

Accounts receivable include trade accounts due from clients. Accounts are considered overdue after 30 days. Management reviews its receivables on a regular basis to determine if the expected credit losses is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual client exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of December 31, 2021 and 2022, no allowance was deemed necessary by the Company.

Prepayments

Prepayments are mainly payments made to vendors or services providers for future services that have not been provided and prepaid rent. These amounts are refundable and bear no interest. Management reviews its prepayments on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of December 31, 2021 and 2022, no allowance was deemed necessary.

F-56

Deposits

Deposits are mainly for rent, utilities and money deposited with certain vendors. These amounts are refundable and bear no interest. The short-term deposits usually have a one-year term and are refundable upon contract termination. The long-term deposits are refunded from suppliers when terms and conditions set forth in the agreements have been satisfied.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Expected useful lives
Leasehold improvements	lesser of lease term or expected useful life
Office equipment	5 years
Furniture and fittings	5 years
Computers	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets

The Company recognizes intangible assets that primarily consist of the cost of internally developed software, which are carried at cost less accumulated amortization. Such amortization is recorded on a straight-line basis over the estimated useful lives of 5 years. Capitalization of the costs of the internally developed software includes the costs associated with its development, upgrades and enhancement costs incurred in their respective period. Amortization for the internally developed software is recognized in cost of revenue. Capitalization of acquired software are carried at their acquisition costs, and amortization of the acquired software is recognized in depreciation and amortization expenses.

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. We assess the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, we would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2021 and 2022, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

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●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

Effective January 1, 2020, the Company adopted ASC Topic 606, Revenue from Contracts with Customers, which replaced ASC Topic 605, using the modified retrospective method of adoption. Results for reporting periods beginning after January 1, 2020 are presented under ASC Topic 606 while prior period amounts are not adjusted and continue to be presented under the Company’s historic accounting under ASC Topic 605. The Company’s accounting for revenue remains substantially unchanged. There were no cumulative effect adjustments for service contracts in place prior to January 1, 2020. The effect from the adoption of ASC Topic 606 was not material to the Company’s financial statements.

The five-step model defined by ASC Topic 606 requires the Company to:

(1) identify its contracts with customers;

(2) identify its performance obligations under those contracts;

(3) determine the transaction prices of those contracts;

(4) allocate the transaction prices to its performance obligations in those contracts; and

(5) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised services are transferred to the client in an amount that reflects the consideration expected in exchange for those services.

The Company enters into service agreements with its customers that outline the rights, responsibilities, and obligations of each party. The agreements also identify the scope of services, service fees, and payment terms. Agreements are acknowledged and signed by both parties. All the contracts have commercial substance, and it is probable that the Company will collect considerations from its customers for service component.

The Company have utilized the allowable practical expedient in the accounting guidance and elected not to capitalize costs related to obtaining contracts with customers with durations of less than one year. We do not have significant remaining performance obligations.

The Company derives its revenues from two sources: (1) estate management services, and (2) revenue from other services.

1)	Estate management services

The Company earns estate management services revenue from Management Corporate Strata Titles (MCSTs) by being appointed as the Managing Agent for the respective estates to provide routine management, administration and secretarial services, accounting and finance management, and the operation and maintenance of the estates. Management believes that the estate management services are integrated services, and it is impractical to assess standalone value to each service; accordingly, the estate management services should be considered as single performance obligation. In consideration of the services provided by the Company, the MCSTs pay a monthly fee to the Company. The contract is a fixed contract with a fixed fee over the contractual period. The monthly management fee of individual estate vary depending on the size of the estates and the scope of the services required. Estate management revenue primarily contains an ongoing performance obligation that is satisfied upon the end of each calendar month, at which point the monthly fee is earned. The revenue is recognized over time based on the fixed contract fee over the contractual period. The Company is considered to be the principal as it has the right to determine the service price and to define the service performance obligations, it has control over services provided and it is fully responsible for fulfilling the estate management services pursuant to the estate management service contracts it signed with the MCSTs. Typical payment terms set forth in the invoice are within 30 days.

2)	Other services

The Company generates revenues from other services such as providing of additional manpower which are usually in ad-hoc basis, certification of documents, disbursements, marketing initiatives and others that to be completed in a short-term period. Service fees for other services are generally recognized at the point in time when services are provided. Typical payment terms set forth in the invoice are within 30 days.

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Cost of revenue

Cost of revenue consists primarily of amortization expense of software, personnel costs (including base pay and benefits), Central Provident Fund contribution and other costs associated with the provision of the estate management services on the sites.

Employee compensation

Singapore

(1)	Defined contribution plan

The Company participates in the national pension schemes as defined by the laws of Singapore’s jurisdictions in which it has operations. Contributions to defined contribution pension schemes are recognized as an expense in the period in which the related service is performed.

Government grant

Government grants are not recognized until there is a reasonable assurance that the Company will comply with the conditions attaching to them and that the grants will be received.

Government grants are recognized in profit or loss on a systematic basis over the periods in which the Company recognizes as expenses the related costs for which the grants are intended to compensate. Specifically, government grants whose primary condition is that the Company should purchase, construct or otherwise acquire non-current assets (including property, plant and equipment) are recognized as deferred income in the balance sheet and transferred to operations and comprehensive income on a systematic and rational basis over the useful lives of the related assets.

Government grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the company with no future related costs are recognized in profit or loss in the period in which they become receivable.

The Company received S$37,990 in 2021 in government grants from the Singapore Government for the purchase and use of accounting software, which was recognized as deferred income. The carrying amounts were S$ 35,416 and S$27,062 for the years ended December 31, 2021 and 2022, respectively.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments. Management has determined that the Company operates in a single segment because there is only one Chief Operating Decision Maker (“CODM”) for the Company who sits the Company’s Chief Executive Officer. Operating and financial metrics are applied to the entire Company as a whole because there is only one segment. In the event that the Company determines that there is more than one segment, the Company will disclose how it has determined there is more than one segment and disclose the relevant metrics for measurement of performance.

Leases

The Company adopted ASC 842 on January 1, 2019. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

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Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax for the years ended December 31, 2021 and 2022. The Company had no uncertain tax positions for the years ended December 31, 2021 and 2022. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Related party transactions

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Concentration of risks

Concentration of credit risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and bank balances and account receivable. The Company places its cash and bank balances with financial institutions with high credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service clients. The Company conducts credit evaluations of clients, and generally does not require collateral or other security from the clients. The Company established an allowance for expected credit losses primarily based upon the factors surrounding the credit risk of specific clients.

Concentration of customers

As of December 31, 2022, two clients who are MCSTs, accounted for 11.0 % and 11.0% of the account receivables, respectively.

As of December 31, 2021, three clients who are MCSTs, accounted for 25.9%, 16.1% and 11.4% of the account receivables, respectively.

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For the year ended December 31, 2022, one client who is an MCST accounted for 10.1% of the total revenue.

For the year ended December 31, 2021, two clients who are MCSTs accounted for 24.5% and 23.1% of the total revenue, respectively.

Concentration of vendors

For the years ended December 31, 2021 and 2022, no vendor has accounted for more than 10% of the total expenditure and none of the vendors consisted of more than 10% of account payable for the respective year.

Recent accounting pronouncement

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jump start Our Business Start-ups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will be effective January 1, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, which clarified that receivables from operating leases are not within the scope of Topic 326 and instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842. On May 15, 2019, the FASB issued ASU 2019-05, which provides transition relief for entities adopting the Board’s credit losses standard, ASU 2016-13. Specifically, ASU 2019-05 amends ASU 2016-13 to allow companies to irrevocably elect, upon adoption of ASU 2016-13, the fair value option for financial instruments that (1) were previously recorded at amortized cost and (2) are within the scope of the credit losses guidance in ASC 326-20, (3) are eligible for the fair value option under ASC 825-10, and (4) are not held-to-maturity debt securities. For entities that have adopted ASU 2016-13, the amendments in ASU 2019-05 are effective for fiscal years beginning after December 15, 2019, including interim periods therein. An entity may early adopt the ASU in any interim period after its issuance if the entity has adopted ASU 2016-13. For all other entities, the effective date will be the same as the effective date of ASU 2016-13. In November 2019, the FASB issued ASU 2019-11, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses.” ASU 2019-11 is an accounting pronouncement that amends ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The ASU 2019-11 amendment provides clarity and improves the codification to ASU 2016-03. The pronouncement would be effective concurrently with the adoption of ASU 2016-03. The pronouncement is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. In February 2020, the FASB issued ASU No. 2020-02, which provides clarifying guidance and minor updates to ASU No. 2016-13 – Financial Instruments – Credit Loss (Topic 326) (“ASU 2016-13”) and related to ASU No. 2016-02 – Leases (Topic 842). ASU 2020-02 amends the effective date of ASU 2016-13, such that ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

On December 18, 2019, the FASB issued ASU No. 2019-12, Income taxes (Topic 740), Simplifying the Accounting for Income Taxes. This guidance amends ASC Topic 740 and addresses several aspects including 1) evaluation of step-up tax basis of goodwill when there is not a business combination, 2) policy election to not allocate consolidated taxes on a separate entity basis to entities not subject to income tax, 3) accounting for tax law changes or rates during interim periods, 4) ownership changes from equity method investment to subsidiary or vice versa, 5) elimination of exception to intrapetrous allocation when there is gain in discontinued operations and a loss from continuing operations, and 6) treatment of franchise taxes that are partially based on income. The amendments in this Update are effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is evaluating the impact of this guidance on its consolidated financial statements and related disclosures. The Company is evaluating the impact of this guidance on its consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables-Non-refundable Fees and Other Costs”. The amendments in this Update represent changes to clarify the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for fiscal years beginning after December 15, 2021 and fiscal years beginning after December 15, 2022. All entities should apply the amendments in this Update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The Company is currently evaluating the impact of this new standard on the Company’s consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements”. The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for the Company for fiscal years beginning after December 15, 2021 and fiscal years beginning after December 15, 2022.The amendments in this Update should be applied retrospectively. The Company does not expect the adoption of this standard to have a material impact on its audited financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s balance sheets, statements of operations and comprehensive loss and statements of cash flows.

Note 3 – Revenues

Effective January 1, 2019, the Company adopted ASC Topic 606, Revenue from Contracts with Customers, which replaced ASC Topic 605, using the modified retrospective method of adoption. Results for reporting periods beginning after January 1, 2019 are presented under ASC Topic 606 while prior period amounts are not adjusted and continue to be presented under the Company’s historic accounting under ASC Topic 605. The Company’s accounting for revenues remains substantially unchanged. There were no cumulative effect adjustments made to the contracts in place prior to January 1, 2019. The effect from the adoption of ASC Topic 606 was not material to the Company’s financial statements.

Revenues are recognized when control of the promised services and deliverables are transferred to the Company’s customers in an amount that reflects the consideration to which the Company expects to be entitled to and receive in exchange for services and deliverables rendered.

Disaggregation of revenue

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD
Revenue by service type
Estate management services	1,431,768	2,513,219	1,874,862
Other services	243,271	133,921	99,904
Total operating revenue	1,675,039	2,647,140	1,974,766

Revenue by timing of revenue
Services transferred over time	1,431,768	2,513,219	1,874,862
Services transferred at a point in time	243,271	133,921	99,904
Total operating revenue	1,675,039	2,647,140	1,974,766

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Note 4 – Accounts receivable, net

Accounts receivable consist of the following:

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD
Accounts receivable	346,509	287,639	214,579
Expected credit loss	-	-	-
Accounts receivable, net	346,509	287,639	214,579

Aging analysis

As of the end of each of the financial year, the aging analysis of accounts receivable based on the invoice date is as follows:

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD
Within 30 days	299,464	279,963	208,853
Between 31 and 60 days	47,045	7,204	5,374
Between 61 and 90 days	-	-	-
More than 90 days	-	472	352
Total accounts receivable, net	346,509	287,639	214,579

Note 5 – Property and equipment, net

Property and equipment, net consist of the following:

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD
At cost:
Office furniture and fittings	3,428	1,800	1,343
Office equipment	34,660	30,901	23,052
Leasehold improvements	4,401	4,401	3,283
Total	42,489	37,102	27,678
Accumulated depreciation	(22,447)	(11,904)	(8,880)
Property and equipment, net	20,042	25,198	18,798

Depreciation expenses for the years ended December 31, 2021 and 2022 amounted to S$8,662 and S$12,221 (US$9,118) respectively.

No impairment loss had been recognized for the years ended December 31, 2021 and 2022, respectively.

Note 6 – Intangible assets, net

The following table provides additional information regarding the intangible assets:

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD
Software	133,673	401,761	299,714
Less: accumulated amortization	(4,707)	(77,923)	(58,130)
Software, net.	128,966	323,838	241,584

Acquired software	23,695	23,695	17,676
Less: accumulated amortization	(4,918)	(9,657)	(7,204)
Acquired software, net	18,777	14,038	10,472

Intangible assets, net	147,743	337,876	252,056

Weighted average remaining useful life	4 years	3 years	3 years

Amortization expenses for the years ended December 31, 2021 and 2022 amounted to S$8,588 and S$77,955 (US$58,154), respectively.

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Note 7 – Bank loans

Outstanding balances of bank loans consist of the following:

Bank Name	Drawn/ Maturities	Interest Rate	Collateral/Guarantee	December 31, 2021 SGD	December 31, 2022 SGD	December 31, 2022 USD
UOB Business Loan	January 2021 /January 2026	2.25%	Guaranteed by Kwan Cho Ching Joe, Ming Kok Wah, and Chong Jia Gen Kenneth, Directors of the Company	156,738	119,670	89,274
DBS Temporary Bridging Loan	August 2020/September 2023	2.50%	Guaranteed by Chong Jia Gen Kenneth, Directors of the Company	26,330	13,614	10,156
Total				183,068	133,284	99,430
Bank loans, current portion				49,812	51,525	38,438
Bank loans, non-current portion				133,256	81,759	60,992

Interest expense for the years ended December 31, 2021 and 2022 amounted to S$4,344 and S$3,580 (US$2,671) respectively.

The maturities schedule is as follows:

Twelve months ending December 31,

	SGD	USD

2023	51,525	38,438
2024	38,779	28,925
2025	39,649	29,578
2026	3,337	2,489
Total	133,284	99,430

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Note 8 – Accrued liabilities and other payables

The components of accrued expenses and other payables are as follows:

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD

Accrued payroll and welfare	58,769	65,759	49,056
Accrued expenses*	5,153	5,390	4,021
Other payables	400	800	597
Total accrued liabilities and other payables	64,322	71,949	53,674

*	Accrued expenses mainly consist of accrual of professional service fees and cost incurred yet to bill.

Note 9 – Related party balances and transactions

Nature of relationships with related parties

Related parties	Relationship
Chong Jia Gen Kenneth	Shareholder, Director, Chief Executive Officer
Sakal Real Estate Partners Pte. Ltd.	Shareholder
Narendra Patel	Shareholder
Ming Kok Wah	Director
Kwan Cho Ching Joe	Director

Related party balances

Transaction nature	Name		2021	2022	2022
			SGD	SGD	USD
Short-term loan	Chong Jia Gen Kenneth	(i)	-	100,967	75,321

Amount Due to	Sakal Real Estate Partners Pte. Ltd.	(ii)	45,734	12,628	9,421
	Chong Jia Gen Kenneth	(iii)	61,998	-	-
	Ming Kok Wah	(iv)	12,000	-	-
	Kwan Cho Ching Joe	(v)	12,000	-	-

(i) The amount relates to a loan extended to one of Simply’s shareholders and directors, Chong Jia Gen Kenneth, on July 7, 2022, with a principal amount of S$100,000 and the interest rate of 2% per annum. The loan was approved by ordinary resolution at the Extraordinary General Meeting of Simply, and the loan has been repaid to Simply as of August 7, 2023.

(ii) The amount due to Sakal Real Estate Partners Pte. Ltd. in 2021 relates to a S$50,000 advances to fund the ongoing operation of Simply, an amount of S$8,334 relates to payments made by Simply on behalf of Sakal Real Estate Partners Pte. Ltd., and a S$4,068 payable for the provision of outsourced manpower by Sakal Real Estate Partners Pte. Ltd. to Simply Sakal Pte. Ltd.. The amount due to Sakal Real Estate Partners Pte. Ltd. in 2022 relates to the outstanding amount to be paid for the provision of corporate advisory and management services by Sakal Real Estate Partners Pte. Ltd. to Simply Sakal Pte. Ltd. at S$4,000 per month excluding GST.

(iii) The amount due to Chong Jia Gen Kenneth of $61,998 in 2021 consists of S$50,000 advances to fund the ongoing operation of Simply, and a S$12,000 director fee payable for the financial year of 2021, and offset by a S$2 overclaimed petty cash. The amount of director fee payable was fully paid in 2022.

(iv) The amount due to Ming Kok Wah of S$12,000 was the director fee payable for the financial year of 2021, and the amount was fully paid in 2022.

(v) The amount due to Kwan Cho Ching Joe of S$12,000 was the director fee payable for the financial year of 2021, and the amount was fully paid in 2022.

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Related party transactions

Transaction nature	Name		2021	2022	2022
			SGD	SGD	USD
Advisory Services provided by	Sakal Real Estate Partners Pte. Ltd.	(i)	4,921	21,500	16,039

(i) The amount relates to the provision of corporate advisory and management services by Sakal Real Estate Partners Pte. Ltd. to Simply Sakal Pte. Ltd. at S$4,000 per month excluding GST.

All transactions’ price through an arms’ length arrangement.

Note 10 – Income taxes

Singapore

Simply Sakal Pte. Ltd. is incorporated in Singapore and is subject to Singapore Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first S$10,000 taxable income and 50% of the next S$190,000 taxable income exempted from income tax.

Net operating loss will be carried forward indefinitely under Singapore profits tax regulation subject to tax authority’s review. In 2020, the Company underwent a substantial change in shareholding as explained in Note 1, which may not allow the Company to claim the unutilized losses for the periods in and before 2020. As of December 31, 2021 and 2022, the Company did not generate net taxable income to utilize net operating loss, which will carry forwards to offset future taxable income.

The components of loss before income taxes were comprised of the following:

	December 31, 2021	December 31, 2022	December 31, 2022
	SGD	SGD	USD
Singapore	20,669	(391,208)	(291,841)
Loss before income taxes provision	20,669	(391,208)	(291,841)

It is not probable that future taxable profit will be available to utilize the net operating loss, therefore no deferred tax assets is recognized.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2021 and 2022, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the years ended December 31, 2021 and 2022 and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from December 31, 2022.

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Note 11 – Equity

Shares to be issued

The shares to be issued of S$500,000 relates to the advances from Narendra Patel for the share subscription of Simply, the shares were issued and allotted subsequently in 2022 and the amount was used to satisfy the fulfillment of the share issuance, and the amount was recognized in the share capital in 2022.

Ordinary shares

The Company was established under the laws of Singapore, The Company only has one single class of ordinary shares that are accounted for as permanent equity. As of December 31, 2022, the Company has issued 350,140 shares.

Note 12 – Commitment and Contingencies

Lease commitments

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

The Company has two property lease agreements with lease terms ranging two years and three years, respectively. The Company also has one lease for the rental of a motor vehicle with a lease term of two years. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the lease with a lease term of one year.

For the years ended December 31, 2021, and 2022, there were no rent expenses for the short term lease.

The Company’s commitment for minimum lease payments under the operating lease that is within twelve months as of December 31, 2022, as follow:

Twelve months ending December 31,	Minimum lease payment
2023	25,540
2024	11,200
2025	-
2026	-
2027 and thereafter	-
Total future lease payment	36,740
Amount representing interest	(571)
Present value of operating lease liabilities	36,169
Less: current portion	25,050
Long-term portion	11,119

The following summarizes other supplemental information about the Company’s operating lease as of December 31, 2022:

Incremental borrowing rate	2.25%
Remaining lease terms (years)	1.7 years

Note 13 – Subsequent events

The Company has assessed all events from December 31, 2022 up to December 11, 2023, unless as disclosed below, there are not any material subsequent events that require disclosure in these financial statements.

On October 6, 2023, Ohmyhome (BVI), a wholly owned subsidiary of the Company, entered into an SPA with the Simply Sellers, pursuant to which Ohmyhome (BVI) acquired 350,140 issued and fully paid-up ordinary shares of Simply from the Simply Sellers, representing 100% of the total number of issued shares in the capital of Simply, for the Total Consideration. Simply is a tech-enabled property management company in Singapore. On October 6, 2023, the Company paid the first tranche of the Cash Consideration and issued 171,384 Ordinary Shares to the Simply Sellers, in accordance with the terms of the SPA.

With effect from November 8, 2023, the name of the Company was changed from Simply Sakal Pte. Ltd. to Ohmyhome Property Management Pte. Ltd.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of
Simply Sakal Pte. Ltd.

Results of Review Unaudited Interim Condensed Financial Statements

We have reviewed the accompanying unaudited interim condensed balance sheets of Simply Sakal Pte. Ltd. (the “Company”) as of June 30, 2023, and the related unaudited interim condensed statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the six-month periods ended June 30, 2022 and 2023, and the related notes (collectively referred to as the unaudited interim condensed financial statements). Based on our reviews, we are not aware of any material modification that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the balance sheets of the Company as of December 31, 2021 and 2022, and the related statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended (not presented herein); and in our report dated December 11, 2023, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 2022, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Basis for Review Results

These interim financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

WWC, P.C.

Certified Public Accountants

PCAOB ID No. 1171

We have served as the Company’s auditor since 2023

San Mateo, California

December 11, 2023

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SIMPLY SAKAL PTE. LTD.

UNAUDITED INTERIM CONDENSED BALANCE SHEETS

	December 31, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
ASSETS
Current assets
Cash and bank balances	744,677	264,822	195,836
Accounts receivable, net	287,639	318,306	235,387
Prepayments	5,265	2,839	2,099
Short-term loan to a director	100,967	101,967	75,405
Total current assets	1,138,548	687,934	508,727

Property and equipment, net	25,198	22,523	16,656

Non-current assets
Intangible assets, net	337,876	355,117	262,609
Operating lease right-of-use assets, net	35,879	19,138	14,153
Deposits	18,134	19,058	14,093
Total non-current assets	391,889	393,313	290,855

Total assets	1,555,635	1,103,770	816,238

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank loans, current portion	51,525	41,953	31,024
Accounts payable	28,482	33,926	25,088
Accrued liabilities and other payables	71,949	110,517	81,727
Deferred government subsidies, current	8,354	8,354	6,178
Amount due to related parties	12,628	4,068	3,008
Operating lease obligation, current	25,050	16,540	12,231
Tax payable	48,143	56,939	42,106
Total current liabilities	246,131	272,297	201,362

Non-current liabilities:
Bank loans, non-current portion	81,759	62,836	46,467
Deferred government subsidies, non-current	18,708	14,531	10,746
Operating lease obligation, non-current	11,119	2,797	2,068
Total non-current liabilities	111,586	80,164	59,281

Total liabilities	357,717	352,461	260,643

SHAREHOLDERS’ EQUITY
Ordinary shares, 350,140 shares issued and outstanding as of December 31, 2022 and June 30, 2023, respectively	1,783,001	1,783,001	1,318,530
Accumulated deficit	(585,083)	(1,031,692)	(762,935)
Total shareholders’ equity	1,197,918	751,309	555,595

Total liabilities and shareholders’ equity	1,555,635	1,103,770	816,238

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

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SIMPLY SAKAL PTE. LTD.

UNAUDITED INTERIM CONDENSED

STATEMENTS OF OPERATIONS LOSS

	For the six months ended
	June 30, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
Operating revenues	1,212,117	1,489,622	1,101,575
Cost of revenues	(889,654)	(1,087,995)	(804,572)
Gross profit	322,463	401,627	297,003

Operating expenses
Staff expenses	(469,749)	(764,933)	(565,668)
Depreciation and amortization expenses	(25,301)	(25,055)	(18,528)
General and administrative expenses	(147,476)	(112,327)	(83,066)
Total operating expenses	(642,526)	(902,315)	(667,262)

Loss from operations	(320,063)	(500,688)	(370,259)

Other income (expense):
Interest expense	(2,601)	(1,864)	(1,378)
Government grants	135,050	54,616	40,390
Other income, net	52	1,327	981

Total other income, net	132,501	54,079	39,993

LOSS BEFORE INCOME TAXES	(187,562)	(446,609)	(330,266)
Income tax expense	-	-	-

NET LOSS	(187,562)	(446,609)	(330,266)

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

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SIMPLY SAKAL PTE. LTD.

UNAUDITED INTERIM CONDENSED

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares			Accumulated	Total shareholders’
	No. of shares	Amount	To be issued	deficit	equity
		SGD	SGD	SGD	SGD

Balance, January 1, 2022	245,098	215,001	500,000	(193,868)	521,133

Issuance of common shares for cash	33,496	500,000	(500,000)	-	-

Ordinary shares to be issued	-	-	1,068,000	-	1,068,000

Net loss	-	-	-	(187,562)	(187,562)

Balance, June 30, 2022	278,594	715,001	1,068,000	(381,430)	1,401,571

Balance, January 1, 2023	350,140	1,783,001	-	(585,083)	1,197,918

Net loss	-	-	-	(446,609)	(446,609)
Balance, June 30, 2023	350,140	1,783,001	-	(1,031,692)	751,309

Balance, June 30, 2023 (USD)	350,140	1,318,530	-	(762,935)	555,595

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

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SIMPLY SAKAL PTE. LTD.

UNAUDITED INTERIM CONDENSED STATEMENTS OF CASH FLOWS

	For the six months ended June 30, 2022	For the six months ended June 30, 2023	For the six months ended June 30, 2023
	SGD	SGD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(187,562)	(446,609)	(330,266)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense of property and equipment	6,110	5,675	4,197
Amortization expenses of right-of-use assets	19,191	16,741	12,380
Amortization expenses of intangible assets	34,265	47,981	35,482
Interest income from short-term loan to a director	-	(1,000)	(740)
Changes in assets and liabilities:
Accounts receivable, net	28,062	(30,667)	(22,678)
Prepayments	5,559	2,426	1,794
Deposits	576	(924)	(683)
Accounts payable	37,854	5,444	4,027
Deferred government subsidies	(1,024)	(4,177)	(3,090)
Accrued liabilities and other payables	3,671	38,568	28,521
Tax payable	9,703	8,796	6,505
Operating lease	(20,593)	(16,832)	(12,448)
NET CASH USED IN OPERATING ACTIVITIES	(64,188)	(374,578)	(276,999)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10,739)	(3,000)	(2,219)
Purchase of intangible assets	(32,747)	(65,222)	(48,232)
NET CASH USED IN INVESTING ACTIVITIES	(43,486)	(68,222)	(50,451)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment to related parties	(180,069)	(8,560)	(6,330)
Proceeds from common shares issued for cash	1,068,000	-	-
Repayment of the bank loans	(27,805)	(28,495)	(21,072)
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	860,126	(37,055)	(27,402)

NET CHANGE IN CASH AND BANK BALANCES	752,452	(479,855)	(354,852)

CASH AND BANK BALANCES AT BEGINNING OF PERIOD	443,503	744,677	550,688

CASH AND BANK BALANCES AT PERIOD END	1,195,955	264,822	195,836

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for:
Interest received	-	-	-
Interest expense	(2,601)	(1,864)	(1,378)
Income tax paid	-	-	-

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

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SIMPLY SAKAL PTE. LTD.

NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

Note 1 – Nature of business and organization

Simply Sakal Pte. Ltd. (“Simply” or the “Company”) is a company incorporated on January 4, 1995 under the laws of Singapore. The Company was first established as Ace Acres Pte. Ltd. on January 4, 1995, and changed its name to Aces Assets Management Pte. Ltd. on June 26, 2013. On February 5, 2020, Aces Assets Management Pte. Ltd. was acquired by Sakal Real Estate Partners Pte. Ltd.. The Company was renamed as Simply Sakal Pte. Ltd. on March 16, 2020.

The company primarily engages in the provision of estate management services for residential, commercial and industrial real estate in Singapore.

Note 2 – Summary of significant accounting policies

Basis of presentation

Management’s opinion is that the accompanying unaudited interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. The results of operations for the six months ended June 30, 2023 are not necessarily indicative of results to be expected for the full year of 2023. Accordingly, these unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements thereto as of and for the years ended December 31, 2022.

Use of estimates and assumptions

The preparation of unaudited interim condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates reflected in the Company’s unaudited interim condensed financial statements include, but not limited to, impairment of long-lived assets, deferred taxes and uncertain tax position, and allowance for expected credit losses. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the unaudited interim condensed financial statements.

Risks and uncertainties

The main operations of the Company are in Singapore. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in Singapore, as well as by the general state of the economy in Singapore. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in Singapore. The Company believes that it is following existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

Foreign currency translation and transaction

The accompanying unaudited interim condensed financial statements are presented in the Singapore Dollars (“SGD” or “S$”), which is the functional and reporting currency of the Company.

In the unaudited interim condensed financial statements, the financial information of the Company has been translated into SGD. Assets and liabilities are translated at the exchange rates on the balance sheet date, and expenses are translated at spot rates.

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The following table outlines the currency exchange rates that were used in creating the unaudited interim condensed financial statements in this report:

	December 31, 2022	June 30, 2022
Period-end spot rate	SGD1.00 = USD0.7460	SGD1.00 = USD0.7395
Average rate	SGD1.00 = USD0.7241	SGD1.00 = USD0.7484
Period-end spot rate	SGD1.00 = VND17,612.7	SGD1.00 = VND17,443.0
Average rate	SGD1.00 = VND16,981.0	SGD1.00 = VND17,609.0

Convenience translation

Translations of balances in the unaudited interim condensed balance sheets, unaudited interim condensed statements of income, unaudited interim condensed statements of changes in shareholders’ equity and unaudited interim condensed statements of cash flows from SGD into USD as of June 30, 2023 are solely for the convenience of the readers and are calculated at the rate of SGD1.00 = USD0.7395, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2023. No representation is made that the SGD amounts could have been, or could be, converted, realized or settled into USD at such rate, or at any other rate.

Cash and bank balances

Cash and bank balances primarily consist of petty cash and funds earned from the Company’s operating revenues which were held at third party platform fund accounts which are unrestricted as to immediate use or withdrawal. The Company maintains all of its bank accounts in Singapore.

Accounts receivable and allowance for expected credit losses

Accounts receivable include trade accounts due from clients. Accounts are considered overdue after 30 days. Management reviews its receivables on a regular basis to determine if the expected credit losses is adequate and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of December 31, 2022, and June 30, 2023, no allowance was deemed necessary by the Company.

Prepayments

Prepayments are mainly payments made to vendors or services providers for future services that have not been provided and prepaid rent. These amounts are refundable and bear no interest. Management reviews its prepayments on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. As of December 31, 2022, and June 30, 2023, no allowance was deemed necessary.

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Deposits

Deposits are mainly for rent, utilities and money deposited with certain vendors. These amounts are refundable and bear no interest. The short-term deposits usually have a one-year term and are refundable upon contract termination. The long-term deposits are refunded from suppliers when terms and conditions set forth in the agreements have been satisfied.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Expected useful lives
Leasehold improvements	lesser of lease term or expected useful life
Office equipment	5 years
Furniture and fittings	5 years
Computers	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets

The Company recognizes intangible assets that primarily consist of the cost of internally developed software, which are carried at cost less accumulated amortization. Such amortization is recorded on a straight-line basis over the estimated useful lives of 5 years. Capitalization of the costs of the internally developed software includes the costs associated with its development, upgrades and enhancement costs incurred in their respective period. Amortization for the internally developed software is recognized in cost of revenue. Capitalization of acquired software are carried at their acquisition costs, and amortization of the acquired software is recognized in depreciation and amortization expenses.

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. We assess the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, we would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2022, and June 30, 2023, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

F-74

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

Effective January 1, 2020, the Company adopted ASC Topic 606, Revenue from Contracts with Customers, which replaced ASC Topic 605, using the modified retrospective method of adoption. Results for reporting periods beginning after January 1, 2020 are presented under ASC Topic 606 while prior period amounts are not adjusted and continue to be presented under the Company’s historic accounting under ASC Topic 605. The Company’s accounting for revenue remains substantially unchanged. There were no cumulative effect adjustments for service contracts in place prior to January 1, 2020. The effect from the adoption of ASC Topic 606 was not material to the Company’s unaudited interim condensed financial statements.

The five-step model defined by ASC Topic 606 requires the Company to:

(1) identify its contracts with customers;

(2) identify its performance obligations under those contracts;

(3) determine the transaction prices of those contracts;

(4) allocate the transaction prices to its performance obligations in those contracts; and

(5) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised services are transferred to the client in an amount that reflects the consideration expected in exchange for those services.

The Company enters into service agreements with its clients that outline the rights, responsibilities, and obligations of each party. The agreements also identify the scope of services, service fees, and payment terms. Agreements are acknowledged and signed by both parties. All the contracts have commercial substance, and it is probable that the Company will collect considerations from its clients for service component.

The Company have utilized the allowable practical expedient in the accounting guidance and elected not to capitalize costs related to obtaining contracts with clients with durations of less than one year. The Company do not have significant remaining performance obligations.

The Company derives its revenues from two sources: (1) estate management services, and (2) revenue from other services.

1)	Estate management services

The Company earns estate management services revenue from Management Corporate Strata Titles (MCSTs) by being appointed as the Managing Agent for the respective estates to provide routine management, administration and secretarial services, accounting and finance management, and the operation and maintenance of the estates. Management believes that the estate management services are integrated services, and it is impractical to assess standalone value to each service; accordingly, the estate management services should be considered as single performance obligation. In consideration of the services provided by the Company, the MCSTs pay a monthly fee to the Company. The contract is a fixed contract with a fixed fee over the contractual period. The monthly management fee of individual estate vary depending on the size of the estates and the scope of the services required. Estate management revenue primarily contains an ongoing performance obligation that is satisfied upon the end of each calendar month, at which point the monthly fee is earned. The revenue is recognized over time based on the fixed contract fee over the contractual period. The Company is considered to be the principal as it has the right to determine the service price and to define the service performance obligations, it has control over services provided and it is fully responsible for fulfilling the estate management services pursuant to the estate management service contracts it signed with the MCSTs. Typical payment terms set forth in the invoice are within 30 days.

2)	Other services

The Company generates revenues from other services such as providing of additional manpower which are usually in ad-hoc basis, certification of documents, disbursements, marketing initiatives and others that to be completed in a short-term period. Service fees for other services are generally recognized at the point in time when services are provided. Typical payment terms set forth in the invoice are within 30 days.

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Cost of revenue

Cost of revenue consists primarily of amortization expense of software, personnel costs (including base pay and benefits), Central Provident Fund contribution and other costs associated with the provision of the estate management services on the sites.

Employee compensation

Singapore

(1)	Defined contribution plan

The Company participates in the national pension schemes as defined by the laws of Singapore’s jurisdictions in which it has operations. Contributions to defined contribution pension schemes are recognized as an expense in the period in which the related service is performed.

Government grant

Government grants are not recognized until there is reasonable assurance that the Company will comply with the conditions attaching to them and that the grants will be received.

Government grants are recognized in profit or loss on a systematic basis over the periods in which the Company recognizes as expenses the related costs for which the grants are intended to compensate. Specifically, government grants whose primary condition is that the Company should purchase, construct or otherwise acquire non-current assets (including property, plant and equipment) are recognized as deferred income in the balance sheet and transferred to operations and comprehensive income on a systematic and rational basis over the useful lives of the related assets.

Government grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the company with no future related costs are recognized in profit or loss in the period in which they become receivable.

The Company received S$37,990 in 2021 in government grants from the Singapore Government for the purchase and use of accounting software, which was recognized as deferred income. The carrying amount were S$27,062 as of December 31, 2022, and S$22,885 as of June 30, 2023, respectively.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments. Management has determined that the Company operates in a single segment because there is only one Chief Operating Decision Maker (“CODM”) for the Company who sits the Company’s Chief Executive Officer. Operating and financial metrics are applied to the unaudited interim condensed tire Company as a whole because there is only one segment. In the event that the Company determines that there is more than one segment, the Company will disclose how it has determined there is more than one segment and disclose the relevant metrics for measurement of performance.

Leases

The Company adopted ASC 842 on January 1, 2019. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

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Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the unaudited interim condensed financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax for the six months ended June 30, 2022 and 2023. The Company had no uncertain tax positions for the years ended December 31 2022 and the six months ended June 30, 2023. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Related party transactions

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Concentration of risks

Concentration of credit risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and bank balances and account receivable. The Company places its cash and bank balances with financial institutions with high credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service clients. The Company conducts credit evaluations of clients, and generally does not require collateral or other security from them. The Company established an allowance for expected credit losses primarily based upon the factors surrounding the credit risk of specific clients.

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Concentration of customers

As of June 30, 2023, one client who is an MCST, accounted for 16.8% of the account receivables.

As of December 31, 2022, two clients who are MCSTs, accounted for 11.0 % and 11.0% of the account receivables respectively.

For the six months ended June 30, 2022, no has accounted for more than 10% of the total revenue.

For the year ended December 31, 2022, one client who is an MCST accounted for 10.1% of the total revenue.

For the six months ended June 30, 2023, one client who is an MCST accounted for 12.1% of the total revenue.

Concentration of vendors

For the six months ended June 30, 2022, and 2023, no vendor has accounted for more than 10% of the total expenditure and none of the vendors consisted of more than 10% of account payable for the year ended December 31, 2022 and six months ended June 30, 2023.

Recent accounting pronouncement

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s unaudited interim condensed balance sheets, unaudited interim condensed statements of operations and comprehensive loss and unaudited interim condensed statements of cash flows.

Note 3 – Revenues

Effective January 1, 2019, the Company adopted ASC Topic 606, Revenue from Contracts with Customers, which replaced ASC Topic 605, using the modified retrospective method of adoption. Results for reporting periods beginning after January 1, 2019 are presented under ASC Topic 606 while prior period amounts are not adjusted and continue to be presented under the Company’s historic accounting under ASC Topic 605. The Company’s accounting for revenues remains substantially unchanged. There were no cumulative effect adjustments made to the contracts in place prior to January 1, 2019. The effect from the adoption of ASC Topic 606 was not material to the Company’s unaudited interim condensed financial statements.

Revenues are recognized when control of the promised services and deliverables are transferred to the Company’s clients in an amount that reflects the consideration to which the Company expects to be entitled to and receive in exchange for services and deliverables rendered.

Disaggregation of revenue

	For the six months ended
	June 30, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
Revenue by service type
Estate management services	941,816	1,396,191	1,032,483
Other services	270,301	93,431	69,092
Total operating revenue	1,212,117	1,489,622	1,101,575

Revenue by timing of revenue
Services transferred over time	941,816	1,396,191	1,032,483
Services transferred at a point in time	270,301	93,431	69,092
Total operating revenue	1,212,117	1,489,622	1,101,575

F-78

Note 4 – Accounts receivable, net

Accounts receivable consist of the following:

	December 31, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
Accounts receivable	287,639	318,306	235,387
Expected credit loss	-	-	-
Accounts receivable, net	287,639	318,306	235,387

Aging analysis

As of the end of each of the financial period, the aging analysis of accounts receivable based on the invoice date is as follows:

	December 31, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
Within 30 days	279,963	295,547	218,557
Between 31 and 60 days	7,204	22,759	16,830
Between 61 and 90 days	-	-	-
More than 90 days	472	-	-
Total accounts receivable, net	287,639	318,306	235,387

Note 5 – Property and equipment, net

Property and equipment, net consist of the following:

	December 31, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
At cost:
Office furniture and fittings	1,800	1,800	1,331
Office equipment	30,901	33,901	25,069
Leasehold improvements	4,401	4,401	3,255
Total	37,102	40,102	29,655
Accumulated depreciation	(11,904)	(17,579)	(12,999)
Property and equipment, net	25,198	22,523	16,656

Depreciation expenses for the six months ended June 30, 2022 and 2023 amounted to S$6,110 and S$5,675 (US$4,197), respectively.

No impairment loss had been recognized for the six months ended June 30, 2022 and 2023, respectively.

Note 6 – Intangible assets, net

The following table provides additional information regarding the intangible assets:

	December 31, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
Software	401,761	466,983	345,334
Less: accumulated amortization	(77,923)	(123,264)	(91,154)
Software, net.	323,838	343,719	254,180

Acquired software	23,695	23,695	17,522
Less: accumulated amortization	(9,657)	(12,297)	(9,093)
Acquired software, net	14,038	11,398	8,429

Intangible assets, net	337,876	355,117	262,609

Weighted average remaining useful life	3	2	2

Amortization expenses for the six months ended June 30, 2022 and 2023 amounted to S$34,265 and S$47,981 (US$35,482), respectively.

F-79

Note 7 – Bank loans

Outstanding balances of bank loans consist of the following:

Bank Name	Drawn/ Maturities	Interest Rate	Collateral/Guarantee	December 31, 2022 SGD	June 30, 2023 SGD	June 30, 2023 USD
UOB Business Loan	January 2021 /January 2026	2.25%	Guaranteed by Kwan Cho Ching Joe, Ming Kok Wah, and Chong Jia Gen Kenneth, Directors of the Company	119,670	100,961	74,660
DBS Temporary Bridging Loan	August 2020/September 2023	2.50%	Guaranteed by Chong Jia Gen Kenneth, Directors of the Company	13,614	3,828	2,831
Total				133,284	104,789	77,491
Bank loans, current portion				51,525	41,953	31,024
Bank loans, non-current portion				81,759	62,836	46,467

Interest expense for the six months ended June 30, 2022, and 2023 amounted to S$2,601 and S$1,864 (US$1,378), respectively.

The maturities schedule is as follows:

Twelve months ending June 30,

	SGD	USD

2024	41,953	31,024
2025	39,211	28,997
2026	23,625	17,470
Total	104,789	77,491

Note 8 – Accrued liabilities and other payables

The components of accrued expenses and other payables are as follows:

	December 31, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD

Accrued payroll and welfare	65,759	108,717	80,396
Accrued expenses*	5,390	1,000	739
Other payables	800	800	592
Total accrued liabilities and other payables	71,949	110,517	81,727

*	Accrued expenses mainly consist of accrual of professional service fees and cost incurred yet to bill.

F-80

Note 9 – Related party balances and transactions

Nature of relationships with related parties

Related parties	Relationship
Chong Jia Gen Kenneth	Shareholder, Director, Chief Executive Officer
Sakal Real Estate Partners Pte. Ltd.	Shareholder
Narendra Patel	Shareholder
Ming Kok Wah	Director
Kwan Cho Ching Joe	Director

Related party balances

Transaction nature	Name		December 31, 2022	June 30, 2023	June 30, 2023
			SGD	SGD	USD
Short- term loan to	Chong Jia Gen Kenneth	(i)	100,967	101,967	75,405

Amount due to	Sakal Real Estate Partners Pte. Ltd.	(ii)	12,628	4,068	3,008

(i) The amount relates to a loan extended to one of Simply’s shareholders and directors, Chong Jia Gen Kenneth, on July 7, 2022, with a principal amount of S$100,000 and the interest rate of 2% per annum. The loan was approved by ordinary resolution at the Extraordinary General Meeting of Simply, and the loan has been repaid to Simply as of August 7, 2023.

(ii) The amount due to Sakal Real Estate Partners Pte. Ltd. in 2022 relates to the outstanding amount to be paid for the provision of corporate advisory and management services by Sakal Real Estate Partners Pte. Ltd. to Simply Sakal Pte. Ltd. at S$4,000 per month excluding GST.

Related party transactions

Transaction nature	Name		Six months ended June 30, 2022	Six months ended June 30, 2023	Six months ended June 30, 2023
			SGD	SGD	USD
Advisory Services provided by	Sakal Real Estate Partners Pte. Ltd.	(i)	-	8,560	6,330

(i) The amount relates to the provision of corporate advisory and management services by Sakal Real Estate Partners Pte. Ltd. to Simply Sakal Pte. Ltd. at S$4,000 per month excluding GST.

All transactions’ price through an arms’ length arrangement.

Note 10 – Income taxes

Singapore

Simply Sakal Pte. Ltd. is incorporated in Singapore and is subject to Singapore Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first S$10,000 taxable income and 50% of the next S$190,000 taxable income exempted from income tax.

Net operating loss will be carried forward indefinitely under Singapore profits tax regulation subject to tax authority’s review. In 2020, the Company underwent a substantial change in shareholding as explained in Note 1, which may not allow the Company to claim the unutilized losses for the periods in and before 2020. As of December 31, 2022 and June 30, 2023, the Company did not generate net taxable income to utilize net operating loss, which will carry forwards to offset future taxable income.

F-81

The components of loss before income taxes were comprised of the following:

	June 30, 2022	June 30, 2023	June 30, 2023
	SGD	SGD	USD
Singapore	(187,562)	(446,609)	(330,267)
Loss before income taxes provision	(187,562)	(446,609)	(330,267)

It is not probable that future taxable profit will be available to utilize the net operating loss, therefore no deferred tax assets is recognized.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2022 and June 30, 2023, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the six months period ended June 30, 2022 and 2023 and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from June 30, 2023.

Note 11 – Equity

Ordinary shares

The Company was established under the laws of Singapore, The Company only has one single class of ordinary shares that are accounted for as permanent equity. As of June 30, 2023, the Company has issued 350,140 shares.

Note 12 – Commitment and Contingencies

Lease commitments

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

The Company has two property lease agreements with lease terms ranging for two years and three years, respectively. The Company also has one lease for the rental of a motor vehicle with a lease term of two years. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the lease with a lease term of one year.

F-82

For the six months ended June 30, 2022, and 2023, there were no rent expenses for the short-term lease.

The Company’s commitment for minimum lease payments under the operating lease that is within twelve months as of June 30, 2023 as follow:

Twelve months ending June 30,	Minimum lease payment
2024	16,800
2025	2,800
2026	-
2027	-
2028 and thereafter	-
Total future lease payment	19,600
Amount representing interest	(263)
Present value of operating lease liabilities	19,337
Less: current portion	16,540
Long-term portion	2,797

The following summarizes other supplemental information about the Company’s operating lease as of June 30, 2023:

Incremental borrowing rate	2.25%
Remaining lease terms (years)	1.2 years

Note 13 – Subsequent events

The Company has assessed all events from June 30, 2023 up to December 11, 2023, unless as disclosed below, there are not any material subsequent events that require disclosure in these unaudited interim condensed financial statements.

On October 6, 2023, Ohmyhome (BVI), a wholly owned subsidiary of the Company, entered into an SPA with the Simply Sellers, pursuant to which Ohmyhome (BVI) acquired 350,140 issued and fully paid-up ordinary shares of Simply from the Simply Sellers, representing 100% of the total number of issued shares in the capital of Simply, for the Total Consideration. Simply is a tech-enabled property management company in Singapore. On October 6, 2023, the Company paid the first tranche of the Cash Consideration and issued 171,384 Ordinary Shares to the Simply Sellers, in accordance with the terms of the SPA.

With effect from November 8, 2023, the name of the Company was changed from Simply Sakal Pte. Ltd. to Ohmyhome Property Management Pte. Ltd.

F-83

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On October 6, 2023, the Company completed the acquisition of 100% of the equity interest in Simply Sakal Pte. Ltd. (“Simply”), at a total purchase price of S$4.7 million (equivalent to approximately US$3.5 million). The purchase price is structured as S$1.7 million (approximately US$1.25 million) in cash (the “Purchase Cash”), and S$3 million (approximately US$2.25 million) in the form of newly issued shares of the Company.

We refer the acquired company, Simply as “the acquired company”. And the corresponding transactions collectively as “Acquisition”.

The following unaudited pro forma combined financial information of the Company and the acquired company is presented to illustrate the estimated effects of the Acquisition described below (“Adjustments” or “Pro Forma Adjustments”).

The unaudited pro forma combined balance sheet as of December 31, 2022 combines the historical balance sheet of the Company and the balance sheet of the acquired company, after giving effect to the Acquisition as if it had occurred on December 31, 2022. The unaudited pro forma statement of operations for the year ended December 31, 2022 combines the historical statement of comprehensive loss of the Company and the statement of profit or loss and other comprehensive income or loss of the acquired company, after giving effect to the Acquisition as if it had occurred on January 1, 2022. These unaudited pro forma combined balance sheet and unaudited pro forma combined statement of operations are referred to collectively as the “pro forma financial information.”

The pro forma financial information should be read in conjunction with the accompanying notes. In addition, the pro forma financial information is derived from and should be read in conjunction with the following historical financial statements and accompanying notes of the Company and the acquired company:

(i) unaudited interim condensed financial statements as of and for the six months period ended June 30, 2023 and the related notes included in the annual report on Form 20-F for the year ended June 30, 2023 filed by the Company; and

(ii) unaudited interim condensed financial statements of Simply as of and for the six months period ended June 30, 2023 and the related notes included in this registration statement.

(iii) audited financial statements as of and for the fiscal year ended December 31, 2022 and the related notes included in the annual report on Form 20-F for the year ended December 31, 2022 filed by the Company; and

(iv) audited financial statements of Simply as of and for the year ended December 31, 2022 and the related notes included in this registration statement.

F-84

UNAUDITED PRO FORMA INTERIM COMBINED BALANCE SHEETS

	As of June 30, 2023		Pro Forma Adjustment
	Ohmyhome Historical	Simply Historical	for Acquisitions	Note	Pro Forma Combined
	SGD	SGD	SGD		SGD
ASSETS
Current assets
Cash and cash equivalents	6,348,186	264,822	-		6,613,008
Accounts receivable, net	216,324	318,306	-		534,630
Prepayments	127,969	2,839	-		130,808
Short-term loan to a director	-	101,967	-		101,967
Amount due from a third party	284,550	-	-		284,550
Other current assets, net	14,592	-	-		14,592
Total current assets	6,991,621	687,934	-		7,679,555

Property and equipment, net	17,465	22,523	-		39,988

Non-current assets
Intangible assets	-	355,117	-		355,117
Deposits	98,546	19,058	-		117,604
Deferred initial public offering (“IPO”) costs	-	-	-		-
Operating lease right-of-use assets, net	593,098	19,138	-		612,236
Goodwill	-	-	3,960,691	B	3,960,691
Total non-current assets	691,644	393,313	3,960,691		5,045,648
Total assets	7,700,730	1,103,770	3,960,691		12,765,191

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	143,651	33,926	-		177,577
Accrued liabilities and other payables	311,554	110,517	-		422,071
Bank loans, current portion	292,924	41,953	-		334,877
Contract liabilities	43,466	-	-		43,466
Amount due to a shareholder	-	4,068	-		4,068
Deferred government subsidies, current	-	8,354	-		8,354
Operating lease obligation, current	325,531	16,540	-		342,071
Short-term payable for acquisition	-	-	513,600	B	513,600
Tax payable	-	56,939	-		56,939
Total current liabilities	1,117,126	272,297	513,600	B	1,903,023

Non-current liabilities:
Bank loans, non-current portion	331,123	62,836	-		393,959
Deferred government subsidies, non-current	-	14,531	-		14,531
Operating lease obligation, non-current	280,514	2,797	-		283,311
Long-term payable for acquisition	-	-	1,198,400	B	1,198,400
Total non-current liabilities	611,637	80,164	1,198,400	B	1,890,201

Total liabilities	1,728,763	352,461	1,712,000	B	3,793,224

SHAREHOLDERS’ EQUITY
Ordinary shares	25,692	1,783,001	(1,783,001)	B	25,692
Additional paid-in capital	21,907,954	-	3,000,000	B	24,907,954
Accumulated other comprehensive income	68,561	-	-		68,561
Accumulated deficit	(15,606,369)	(1,031,692)	1,031,692	B	(15,606,369)
Total Ohmyhome Limited shareholder’s equity	6,395,838)	751,309	2,248,691		9,395,838
Non-controlling Interests	(423,871)	-	-		(423,871)
Total shareholders’ equity	5,971,967	751,309	2,248,691		8,971,967
Total liabilities and shareholders’ equity	7,700,730	1,103,770	3,960,691		12,765,191

The accompanying notes are an integral part of these financial statements

F-85

UNAUDITED PRO FORMA

COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

	As of June 30, 2023
	Ohmyhome Historical	Simply Historical	Pro Forma Adjustment for Acquisitions	Note	Pro Forma Combined
	SGD	SGD	SGD		SGD
Operating revenues	2,167,021	1,489,622	-		3,656,643
Cost of revenues	(1,363,376)	(1,087,995)	-		(2,451,371)
Gross profit	803,645	401,627			1,205,272

Operating expenses
Technology and development expenses	(1,096,651)	-	-		(1,096,651)
Selling and marketing expenses	(848,504)	-	-		(848,504)
General and administrative expenses and other staff expenses	(1,485,521)	(877,260)	(25,055)	A	(2,275,509)
Depreciation and amortization expenses	-	(25,055)	25,055	A	-

Total operating expenses	(3,430,676)	(902,315)	-		(4,220,664)

Loss from operations	(2,627,031)	(500,688)	-		(3,015,392)

Other income (expense):
Interest expense, net	(16,721)	(1,864)	-		(18,585)
Other income, net	146,866	55,943	-		202,809

Total other income, net	130,145	54,079	-		184,224

LOSS BEFORE INCOME TAXES	(2,496,886)	(446,609)	-		(2,831,168)
Income tax expense	-	-	-		-

NET LOSS	(2,496,886)	(446,609)	-		(2,831,168)

Less: Net loss attributable to non-controlling interest	(22,030)	-	-		(22,030)
Net loss attributable to OHMYHOMELTD	(2,474,856)	(446,609)	-		(2,809,138)

NET LOSS	(2,496,886)	(446,609)	-		(2,831,168)
OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	32,408	-	-		32,408
TOTAL COMPREHENSIVE LOSS	(2,464,478)	(446,609)	-		(2,798,760)
Less: Comprehensive loss attributable to non-controlling interests	(22,030)	-	-		(22,030)
COMPREHENSIVE LOSS ATTRIBUTABLE TO OHMYHOME LIMITED	(2,442,448)	(446,609)	-		(2,776,730)

Weighted average number of ordinary shares:
Basic	19,050,000	-	-		19,050,000
Diluted (assuming issuance of maximum number of shares to Simply)	19,735,536	-	-		19,735,536
LOSS PER SHARE – BASIC	(0.13)				(0.15)
LOSS PER SHARE – DILUTED	(0.13)				(0.14)

The accompanying notes are an integral part of these financial statements

F-86

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

	As of December 31, 2022		Pro Forma Adjustment
	Ohmyhome Historical	Simply Historical	for Acquisitions	Note	Pro Forma Combined
	SGD	SGD	SGD		SGD
ASSETS
Current assets
Cash and cash equivalents	301,433	744,677	-		1,046,110
Accounts receivable, net	243,716	287,639	-		531,355
Prepayments	51,774	5,265	-		57,039
Short-term loan to a director	-	100,967	-		100,967
Other current assets, net	6,613	-	-		6,613
Total current assets	603,536	1,138,548	-		1,742,084

Property and equipment, net	35,362	25,198	-		60,560

Non-current assets
Intangible assets	-	337,876	-		337,876
Deposit	98,719	18,134	-		116,853
Deferred initial public offering (“IPO”) costs	676,321	-	-		676,321
Operating lease right-of-use assets, net	754,852	35,879	-		790,731
Goodwill	-	-	3,514,082	B	3,514,082
Total non-current assets	1,529,892	391,889	3,514,082		5,435,863
Total assets	2,168,790	1,555,635	3,514,082		7,238,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank loans, current portion	305,965	51,525	-		357,490
Accounts payable	67,730	28,482	-		96,212
Accrued liabilities and other payables	229,195	71,949	-		301,144
Contract liabilities	194,300	-	-		194,300
Amount due to a shareholder	2,290,044	12,628	-		2,302,672
Deferred government subsidies, current	-	8,354	-		8,354
Operating lease obligation, current	319,255	25,050	-		344,305
Short-term payable for acquisition	-	-	513,600	B	513,600
Tax payable	25,101	48,143	-		73244
Total current liabilities	3,431,590	246,131	513,600	B	4,191,321

Non-current liabilities:
Bank loans, non-current portion	475,737	81,759	-		557,496
Deferred government subsidies, non-current	-	18,708	-		18,708
Operating lease obligation, non-current	444,571	11,119	-		455,690
Long-term payable for acquisition	-	-	1,198,400	B	1,198,400
Total non-current liabilities	920,308	111,586	1,198,400	B	2,230,294

Total liabilities	4,351,898	357,717	1,712,000	B	6,421,615

SHAREHOLDERS’ EQUITY
Ordinary shares	21,970	1,783,001	(1,783,001)	B	21,970
Additional paid-in capital	11,292,123	-	3,000,000	B	14,292,123
Accumulated other comprehensive income	36,153	-			36,153
Accumulated deficit	(13,131,513)	(585,083)	585,082	B	(13,131,513)
Total Ohmyhome Limited shareholder’s equity	(1,781,267)	1,197,918	1,802,082		1,218,733
Non-controlling Interests	(401,841)	-	-		(401,841)
Total shareholders’ equity	(2,183,108)	1,197,918	1,802,082		816,892
Total liabilities and shareholders’ equity	2,168,790	1,555,635	3,514,082		7,238,507

The accompanying notes are an integral part of these financial statements

F-87

UNAUDITED PRO FORMA

COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

	As of December 31, 2022
	Ohmyhome Historical	Simply Historical	Pro Forma Adjustment for Acquisitions	Note	Pro Forma Combined
	SGD	SGD	SGD		SGD
Operating revenues	7,025,592	2,647,140	-		9,672,732
Cost of revenues	(4,708,678)	(1,952,869)	-		(6,661,547)
Gross profit	2,316,914	694,271	-		3,011,185

Operating expenses
Technology and development expenses	(1,767,730)	-	-		(1,767,730)
Selling and marketing expenses	(1,926,003)	-	-		(1,926,003)
General and administrative expenses and other staff expenses	(1,854,521)	(1,249,730)	(60,809)	A	(3,165,060)
Depreciation and amortization expenses	-	(60,809)	60,809	A	-

Total operating expenses	(5,548,254)	(1,310,539)	-		(6,858,793)

Loss from operations	(3,231,340)	(616,268)	-		(3,847,608)

Other income (expense):
Interest expense, net	(35,167)	(3,580)	-		(38,747)
Other income, net	192,466	228,640	-		421,106

Total other income, net	157,299	225,060	-		382,359

LOSS BEFORE INCOME TAXES	(3,074,041)	(391,208)	-		(3,465,249)
Income tax expense	-	(7)	-		(7)

NET LOSS	(3,074,041)	(391,215)	-		(3,465,256)

Less: Net loss attributable to non-controlling interest	(21,041)	-	-		(21,041)
Net loss attributable to OHMYHOMELTD	(3,053,000)	(391,215)	-		(3,444,215)

NET LOSS	(3,074,041)	(391,215)	-		(3,465,256)
OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	26,156	-	-		26,156
TOTAL COMPREHENSIVE LOSS	(3,047,885)	(391,215)	-		(3,439,100)
Less: Comprehensive loss attributable to non-controlling interests	(21,041)	-	-		(21,041)
COMPREHENSIVE LOSS ATTRIBUTABLE TO OHMYHOME LIMITED	(3,026,844)	(391,215)	-		(3,418,059)

Weighted average number of ordinary shares:
Basic	16,250,000				16,250,000
Diluted (assuming issuance of maximum number of shares to Simply)	16,935,536				16,935,536
LOSS PER SHARE – BASIC	(0.19)				(0.21)
LOSS PER SHARE – DILUTED	(0.19)				(0.20)

The accompanying notes are an integral part of these financial statements

F-88

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. Basis of Presentation

The pro forma financial information was prepared in conformity with Article 11 of Regulation S-X. The pro forma financial information for acquisitions was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations” (“ASC 805”) and was derived from the audited historical financial statements of the Company and the acquired company.

The pro forma financial information has been prepared by the Company for illustrative and informational purposes only in accordance with Article 11. The pro forma financial information is not necessarily indicative of what the Company’s statement of comprehensive loss or balance sheet actually would have been had the Acquisition and other Adjustments been completed as of the dates indicated or will be for any future periods. The pro forma financial information does not purport to project the Company’s future financial position or results of operations following the completion of the Acquisition.

The Company is still in the process of performing a full review of the acquired companies’ accounting policies to determine if there are any additional material differences that require modification or reclassification of the acquired companies’ revenues, expenses, assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, the Company may identify differences between the accounting policies of the companies that, when conformed, could have a material impact on the pro forma financial information.

2. Consideration and Purchase Price

Consideration and Purchase Price of Simply

Before the Simply Sakal Acquisition, the Company previously held nil shares of Simply and the ownership of Simply was nil. On October 6, 2023, the Company, through its wholly owned subsidiary, Ohmyhome (BVI), completed the acquisition of 100% of the issued and outstanding shares of Simply, at a total consideration of S$4,712,000, consisting of S$1,712,000 in cash and S$3,000,000 in the form of consideration shares. Upon completion of the Simply Sakal Acquisition, Simply became an indirect wholly-owned subsidiary of the Company.

The following table presents the calculation of preliminary purchase consideration:

SGD
Purchase price at acquisition close on October 6, 2023	4,712,000
Fair value of non-controlling shareholders	-
Total allocated purchase price	4,712,000

The allocation of the consideration is preliminary and pending finalization of various estimates, inputs and analyses. Since this pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the Simply Sakal Acquisition, the actual amounts eventually recorded in accordance with the acquisition method of accounting, including the identifiable intangibles and goodwill, may differ materially from the information presented.

According to the SPA, the total number of Consideration Shares to be allotted and issued to the Simply Sellers shall be no less than 450,000 Ordinary Shares, and no more than 685,536 Ordinary Shares.

F-89

3. The allocation of the purchase price

The following table presents the preliminary purchase price allocation of the assets acquired and the liabilities assumed as if the Acquisition occurred on December 31, 2022.

Preliminary purchase price allocation of Simply

SGD
ASSETS
Cash and bank balances	744,677
Accounts receivable, net	287,639
Prepayments	5,265
Short-term loan to a director	100,967
Deposits	18,134
Property and equipment, net	25,198
Intangible Assets	337,876
Operating lease right-of-use assets, net	35,879
Goodwill	3,514,082
Total assets	5,069,717

LIABILITIES
Accounts payable	28,482
Accrued liabilities and other payables	71,949
Bank loans, current portion	51,525
Deferred government subsidies, current	8,354
Operating lease obligation, current	25,050
Tax payable	48,143
Bank loans, non-current portion	81,759
Operating lease obligation, non-current	11,119
Deferred government subsidies, non-current	18,708
Total liabilities	357,717

Total Allocated Purchase Price	4,712,000
Cash Consideration	1,712,000
Share Consideration	3,000,000

The business combination accounting is not yet final, and the amounts assigned to the assets acquired and the liabilities assumed are provisional. Therefore, this may result in future adjustments to the provisional amounts as new information is obtained about the facts and circumstances that existed at the acquisition date. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

4. Pro Forma Adjustments for Acquisitions

A. Reflects the adjustments to conform the accounting and presentation of assets and liabilities to the accounting and presentation of the Company.

B. Reflects the preliminary purchase price allocation recorded, and the elimination of the acquired companies’ net assets balances in accordance with the acquisition method of accounting.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and Directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Founding Transactions

Ohmyhome Limited was incorporated in the Cayman Islands on July 19, 2022, under the Companies Act as an exempted company with limited liability. Our authorized share capital is US$500,000 divided into 500,000,000 Ordinary Shares, par value US$0.001 each. We issued 9,390,406; 284,806; 58,693; 344,593; 591,395; 230,215; 1,785,941; 460,429; 118,662; 122,307; 1,227,446; 292,280; 301,120; 625,024 and 416,683 shares to Anthill, Ang Yen Ney, Anthony Craig Bolger, Ong Eng Yaw, Primefounders Pte. Ltd., Teo Khiam Chong, Vienna Management Ltd., Wang Yu Huei, K3 Ventures Pte. Ltd., Lee Kwi Thai, GEC Tech Ltd., Chew Kwee San, Fong Cheng Kee, Swettenham Blue Pte. Ltd. and Tsai Chun-Chia, respectively, as founders shares. The aggregate amount that was paid for the shares was US$8,137,879, and the average amount paid per share was US$0.50. None of the offerees is a U.S. person. The above issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Acquisition of Simply

On October 6, 2023, Ohmyhome (BVI), a wholly owned subsidiary of the Company, acquired 100% of the total number of issued shares in the capital of Simply Sakal Pte. Ltd. (“Simply”), a tech-enabled property management company in Singapore, for the Total Consideration of S$4,712,000, which shall be satisfied by way of the Cash Consideration and the allotment and issuance of the Consideration Shares in four (4) tranches in accordance with the SPA. In connection with the completion of the Simply Sakal Acquisition on October 6, 2023, the Company had, on the same date, paid the first tranche of the Cash Consideration and issued 171,384 Ordinary Shares to the Simply Sellers in the proportion set out in the SPA, in satisfaction of the Cash Consideration and the Consideration Shares payable and/or to be allotted and issued on the Completion Date, respectively. No underwriters were involved in this issuance. The above issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Item 8. Exhibits and Financial Statement Schedules

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

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(a) Exhibits. The following documents are filed as part of this registration statement:

EXHIBIT INDEX

Exhibit No.	Description of document
1.1+	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association
5.1+	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant, regarding the validity of securities being registered
10.1*	Director Offer Letter with Lee Wei Loon
10.2*	Director Offer Letter with Lim Khoon
10.3*	Director Offer Letter with Tan Wei Reng, Galven
10.4*	Chief Executive Officer Employment Agreement
10.5*	Finance Director Employment Agreement
10.6*	Chief Operating Officer Employment Agreement
10.7*	Loan Agreement between the Company and Vienna Management Ltd
10.8*	Debt Purchase Agreement, dated July 3, 2023
10.9*	Service Agreement, dated January 4, 2021
10.10*	Sale and Purchase Agreement, dated October 6, 2023
10.11*	Loan Agreement between Ohmyhome Pte. Ltd. and Ohmyhome Property Inc.
10.12*	Form of Managing Agent Contract
14.1*	Code of Business Conduct and Ethics of the Registrant
15.1+	Letter in lieu of Consent for Review Report
21.1*	List of Subsidiaries of the Registrant
23.1+	Consent of WWC, P.C.
23.2+	Consent of WWC, P.C.
23.3+	Consent of Conyers Dill & Pearman (included in Exhibits 5.1)
23.4*	Consent of Rajah & Tann Singapore LLP
23.5*	Consent of Christopher & Lee Ong
23.6+	Consent of Frost & Sullivan
107*	Calculation of Registration Fee

+	Filed herewith.
*	Previously filed.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8)	That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on January 12, 2024.

OHMYHOME LIMITED

By:	/s/ Rhonda Wong
Name:	Rhonda Wong
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	January 12, 2024
/s/ Rhonda Wong
Rhonda Wong
Chief Executive Officer and Director (Principal Executive Officer)

Date:	January 12, 2024
/s/ Race Wong
Race Wong
Chief Operating Officer and Director

Date:	January 12, 2024
/s/ Chan Sze Ying
Chan Sze Ying
Finance Director (Principal Financial Officer, Principal Accounting Officer, Controller)

Date:	January 12, 2024
/s/ Loh Kim Kang David
Loh Kim Kang David
Chairman of the board and Director
Date:	January 12, 2024
/s/ Lee Wei Loon
Lee Wei Loon
Director

Date:	January 12, 2024
/s/ Lim Khoon
Lim Khoon
Director

Date:	January 12, 2024
/s/ Tan Wei Reng, Galven
Tan Wei Reng, Galven
Director

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on January 12, 2024.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

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